     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1998



                                                      REGISTRATION NO. 333-56253

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                              ACCESS HEALTH, INC.
             (Exact name of Registrant as specified in its charter)
                           --------------------------

              DELAWARE                                8748                               68-0163589
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                            335 INTERLOCKEN PARKWAY
                              BROOMFIELD, CO 80021
                                 (303) 466-9500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                           --------------------------

                               TIMOTHY H. CONNOR
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              ACCESS HEALTH, INC.
                            335 INTERLOCKEN PARKWAY
                              BROOMFIELD, CO 80021
                                 (303) 466-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       BARRY E. TAYLOR, ESQ.                 JULIE A. BROOKS, ESQ.                EDWARD A. BENJAMIN, ESQ.
      TREVOR J. CHAPLICK, ESQ.             SENIOR VICE PRESIDENT AND               DANIEL J. BURKE, ESQ.
          STEVEN LIU, ESQ.                      GENERAL COUNSEL                   ELIZABETH J. REZA, ESQ.
  WILSON SONSINI GOODRICH & ROSATI            ACCESS HEALTH, INC.                       ROPES & GRAY
      PROFESSIONAL CORPORATION              335 INTERLOCKEN PARKWAY               ONE INTERNATIONAL PLACE
         650 PAGE MILL ROAD                   BROOMFIELD, CO 80021                    BOSTON, MA 02110
        PALO ALTO, CA 94304                      (303) 466-9500                        (617) 951-7000
           (650) 493-9300

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger (the "Merger") of Access Acquisition Corp. 98A with and into InterQual, Inc. ("InterQual"), as described in the Amended and Restated Agreement and Plan of Reorganization, dated as of June 4, 1998, attached as ANNEX A to the Proxy Statement/Prospectus and Notice and Consent Solicitation Statement forming a part of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]


                                                                   June 10, 1998


Dear Stockholder:

    A Special Meeting of Stockholders of Access Health, Inc. ("Access Health") will be held on June 30, 1998 at 9:00 a.m., local time, at Access Health's offices located at 335 Interlocken Parkway, Broomfield, CO 80021.


    At this Special Meeting, you will be asked to consider and vote upon the approval of the issuance of shares of Access Health Common Stock pursuant to the terms of an Amended and Restated Agreement and Plan of Reorganization dated as of June 4, 1998 (the "Merger Agreement"), entered into by and among Access Health, Access Acquisition Corp. 98A, a newly-formed, wholly-owned subsidiary of Access Health ("Merger Sub"), and InterQual, Inc., a Delaware corporation ("InterQual"), which provides for the merger of Merger Sub with and into InterQual, with InterQual being the surviving corporation and becoming a wholly-owned subsidiary of Access Health (the "Merger"), as described in the Notice of Special Meeting of Stockholders mailed to the stockholders of Access Health on or about June 12, 1998 and the accompanying Proxy Statement/Prospectus and Notice and Consent Solicitation Statement.


    As a result of the Merger, all outstanding shares of InterQual Class A and Class B Common Stock will be converted into shares of Access Health Common Stock. Under the terms of the Merger, 4,290,000 shares of Access Health Common Stock will be exchanged for the outstanding shares of InterQual Class A and Class B Common Stock. The number of shares exchanged (the "Merger Consideration") is subject to an increase in the event that the value of the number of shares of Access Health Common Stock to be exchanged in the Merger is less than $130 million, computed using the average price per share (the "Market Price") of Access Health Common Stock over the 20 consecutive trading days ending three days prior to the closing date of the Merger. In the event such increase is necessary, the number of shares exchanged will be increased by the number of shares equal to the lesser of (A) fifty percent (50%) of the amount obtained from: (1) the quotient of $130 million and the Market Price of Access Health Common Stock, less (2) 4,290,000, and (B) 250,000. The rules of the Nasdaq National Market require that the issuance of Access Health Common Stock pursuant to the Merger Agreement be approved by a majority of the votes cast at the Special Meeting. Consummation of the proposed Merger is conditioned upon, among other things, the receipt of all required stockholder approvals.

    ACCESS HEALTH'S BOARD OF DIRECTORS HAS UNANIMOUSLY RATIFIED AND APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF ACCESS HEALTH AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL OF THE ISSUANCE OF SHARES OF ACCESS HEALTH COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT.

    In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus and Notice and Consent Solicitation Statement relating to the actions to be taken by Access Health stockholders at the Special Meeting (as well as the actions to be taken by the InterQual stockholders by written consent) and a Proxy Card. The Proxy Statement/Prospectus and Notice and Consent Solicitation Statement more fully describes the proposed Merger and includes information about Access Health and InterQual.

    TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. You may revoke your proxy at any time before it has been voted, and if you attend the meeting you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                      Sincerely,

                                                   [SIGNATURE]

                                      Joseph P. Tallman
                                      President and Chief Executive Officer

                              ACCESS HEALTH, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 30, 1998

TO THE STOCKHOLDERS OF ACCESS HEALTH:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Access Health, Inc., a Delaware corporation ("Access Health"), will be held on June 30, 1998 at 9:00 a.m., local time, at Access Health's offices located at 335 Interlocken Parkway, Broomfield, Colorado, for the following purposes:

        1. To consider and vote upon the approval of the issuance of shares of Access Health Common Stock pursuant to the terms of an Amended and Restated Agreement and Plan of Reorganization dated as of June 4, 1998 (the "Merger Agreement"), entered into by and among Access Health, Access Acquisition Corp. 98A, a newly-formed, wholly-owned subsidiary of Access Health ("Merger Sub"), and InterQual, Inc., a Delaware corporation ("InterQual"), which provides for Merger Sub to be merged with and into InterQual, with InterQual being the surviving corporation and becoming a wholly-owned subsidiary of Access Health (the "Merger"). As a result of the Merger, all outstanding shares of InterQual Class A and Class B Common Stock will be converted into shares of Access Health Common Stock. Under the terms of the Merger, 4,290,000 shares of Access Health Common Stock will be exchanged for the outstanding shares of InterQual Class A and Class B Common Stock. The number of shares exchanged (the "Merger Consideration") is subject to an increase in the event that the value of the number of shares of Access Health Common Stock to be exchanged in the Merger is less than $130 million, computed using the average price per share (the "Market Price") of Access Health Common Stock over the 20 consecutive trading days ending three days prior to the closing date of the Merger. In the event such increase is necessary, the number of shares exchanged will be increased by the number of shares equal to the lesser of (A) fifty percent (50%) of the amount obtained from: (1) the quotient of $130 million and the Market Price of Access Health Common Stock, less (2) 4,290,000, and (B) 250,000.

        2. To transact such other business as may properly come before the Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary, or before any adjournments thereof.

    The Merger and related transactions are more fully described in the Proxy Statement/Prospectus and Notice and Consent Solicitation Statement and the annexes thereto, including the Merger Agreement, accompanying this Notice. Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified above or on any date to which the Special Meeting may properly be adjourned. Only stockholders of record at the close of business on May 15, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

                                      By Order of the Board of Directors

                                                  [SIGNATURE]

                                      Julie A. Brooks
                                      Senior Vice President and Secretary


Broomfield, Colorado
June 10, 1998

                                     [LOGO]

                                INTERQUAL, INC.
                           293 BOSTON POST ROAD WEST
                        MARLBOROUGH, MASSACHUSETTS 01752


                                                                   June 10, 1998


To the Holders of Class A and Class B Common Stock of InterQual, Inc.:

    The Board of Directors of InterQual, Inc. ("InterQual") has unanimously approved and is recommending that the holders of InterQual Class A Common Stock approve the acquisition of InterQual by Access Health, Inc. ("Access Health"). In order to act upon approval of this transaction, InterQual is soliciting the written consent of the holders of the InterQual Class A Common Stock. InterQual has set June 30, 1998 as the last date upon which your written consent may be submitted to InterQual. The written consents of the holders of InterQual Class A Common Stock should be returned by mail in the enclosed prepaid envelope to the offices of our counsel, Ropes & Gray, One International Place, Boston, Massachusetts 02110, Attention: Edward A. Benjamin, or by facsimile: (617) 951-7050.

    The holders of InterQual Class A Common Stock will be asked to consent in writing to a proposal to approve and adopt the Amended and Restated Agreement and Plan of Reorganization, dated as of June 4, 1998, among Access Health, Access Acquisition Corp. 98A ("Merger Sub") and InterQual (the "Merger Agreement"), and to approve the merger (the "Merger") of Merger Sub, a wholly-owned subsidiary of Access Health, with and into InterQual pursuant to the Merger Agreement, and to approve the transactions contemplated thereby. Upon consummation of the Merger, each share of InterQual Class A Common Stock will be converted into the right to receive the number of shares Access Health Common Stock equal to the Exchange Ratio (as defined in the Merger Agreement).

    In addition, although currently there are no outstanding shares of InterQual Class B Common Stock, pursuant to the terms of InterQual's 1994 Non-Qualified Stock Option Plan and the stock option agreements between InterQual and the holders of options to acquire InterQual Class B Common Stock, the unvested portion of such options will become fully exercisable immediately prior to the consummation of the Merger. Any optionholder who chooses to exercise such options to acquire InterQual Class B Common Stock will become a holder of InterQual Class B Common Stock immediately prior to the consummation of the Merger. Each share of InterQual Class B Common Stock will be converted into the right to receive the number of shares of Access Health Common Stock equal to the Exchange Ratio multiplied by .99 upon consummation of the Merger.

    The Merger Agreement also provides that five percent (5%) of the shares of Access Health Common Stock issued in the Merger will be placed in escrow for six months from the closing of the Merger to reimburse Access Health for any breaches of InterQual's representations and warranties and to satisfy certain other obligations in the Merger Agreement. Upon completion of the Merger, InterQual will be a wholly-owned subsidiary of Access Health.

    THE BOARD OF DIRECTORS OF INTERQUAL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE HOLDERS OF INTERQUAL CLASS A COMMON STOCK CONSENT IN WRITING TO THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    It is important that the holders of InterQual Class A Common Stock provide their consent in writing to the Merger Agreement and the Merger. Accordingly, we ask the holders of InterQual Class A Common Stock please to complete, sign and date the accompanying form of written consent. The details of the proposed Merger and the Merger Agreement appear in the accompanying Proxy Statement/Prospectus and Notice and Consent Solicitation Statement which is being furnished to the holders of the InterQual Class A and Class B Common Stock and to the holders of options to purchase InterQual Class B Common

Stock. You should consider carefully the investment considerations associated with the Merger discussed under "Risk Factors" in the accompanying Proxy Statement/Prospectus and Notice and Consent Solicitation Statement. Holders of InterQual Class A and and any holders of options to acquire Class B Common Stock who choose to exercise such options pursuant to their terms immediately prior to the consummation of the Merger are entitled to appraisal rights. See "Summary--Appraisal Rights," "Approval of the Merger and Related Transactions--Delaware Appraisal Rights" and Annex D in the accompanying Proxy Statement/Prospectus and Notice and Consent Solicitation Statement.

    The approval and adoption of the Merger Agreement will require the written consent of the holders of a majority of the outstanding shares of InterQual Class A Common Stock.

                                      Sincerely,

                                               [SIGNATURE]

                                      Charles M. Jacobs
                                      Chief Executive Officer

Marlborough, Massachusetts

                           PROXY STATEMENT/PROSPECTUS
                                       OF
                              ACCESS HEALTH, INC.

                           --------------------------

                   NOTICE AND CONSENT SOLICITATION STATEMENT
                                       OF
                                INTERQUAL, INC.

                           --------------------------

    This Proxy Statement/Prospectus of Access Health, Inc., a Delaware corporation ("Access Health") and Notice and Consent Solicitation Statement of InterQual, Inc., a Delaware corporation ("InterQual"), is being furnished to the stockholders of Access Health, in connection with the solicitation of proxies by the Access Health Board of Directors for use at the Special Meeting of Access Health Stockholders (including any and all adjournments or postponements thereof, the "Access Health Special Meeting") to be held at 9:00 a.m., local time, on June 30, 1998, at Access Health's offices located at 335 Interlocken Parkway, Broomfield, CO 80021. At the Access Health Special Meeting, holders of Access Health Common Stock, par value $0.001 per share, will be asked to consider and vote upon the approval of the issuance of shares of Access Health Common Stock pursuant to the terms of an Amended and Restated Agreement and Plan of Reorganization dated as of June 4, 1998 (the "Merger Agreement"), entered into by and among Access Health, Access Acquisition Corp. 98A, a Delaware corporation and a newly-formed, wholly-owned subsidiary of Access Health ("Merger Sub") and InterQual.

    This Proxy Statement/Prospectus of Access Health and Notice and Consent Solicitation Statement of InterQual is also being furnished to holders of shares of Class A and Class B Common Stock of InterQual, par value $1.00 per share, and the holders of options to purchase Class B Common Stock of InterQual in connection with the solicitation of written consents by the InterQual Board of Directors to consider and vote upon the approval and adoption of the Merger Agreement, pursuant to which, among other things, InterQual would be acquired by Access Health by means of the merger of Merger Sub with and into InterQual, with InterQual being the surviving corporation and becoming a wholly-owned subsidiary of Access Health (the "Merger").

    This Proxy Statement/Prospectus of Access Health and Notice and Consent Solicitation Statement of InterQual constitutes the Prospectus of Access Health with respect to up to 4,540,000 shares of Access Health Common Stock to be issued in connection with the proposed Merger. As a result of the Merger, all outstanding shares of InterQual Class A and Class B Common Stock (collectively, "InterQual Capital Stock") will be converted into shares of Access Health Common Stock. The number of shares of Access Health Common Stock to be issued for each share of InterQual Class A and Class B Common Stock exchanged in the Merger will depend upon the average closing price of a share of Access Health Common Stock over the 20 consecutive trading days ending three days prior to the closing date of the Merger (the "Market Price"). Assuming that the Market Price is at least equal to $30.3030303 (although there can be no assurance as to the foregoing), and assuming all outstanding options to purchase InterQual Capital Stock have been exercised in accordance with their terms, each share of InterQual Class A Common Stock exchanged in the Merger will be converted into the right to receive approximately 360.420 shares of Access Health Common Stock and each share of InterQual Class B Common Stock exchanged in the Merger will be converted into the right to receive approximately 356.816 shares of Access Health Common Stock. See "Approval of the Merger and Related Transactions--Manner and Basis of Converting Shares" and "--Conditions to the Merger." The number of shares exchanged (the "Merger Consideration") is subject to an increase in the event that the value of the number of shares of Access Health Common Stock to be exchanged in the Merger is less than $130 million, computed using the Market Price. In the event such increase is necessary, the number of shares will be increased by the number of shares equal to the lesser of (A) fifty percent (50%) of the amount obtained from: (1) the quotient of $130 million and the Market Price of Access Health Common Stock, less (2) 4,290,000, and (B) 250,000. In connection with the Merger, 5% of the shares of Access Health Common Stock otherwise issuable to holders of InterQual Capital Stock by virtue of the Merger (the "Escrow Shares") will be placed into escrow and held as security for losses incurred by Access Health in the event of certain breaches by InterQual of the covenants, representations or warranties and to satisfy certain other obligations contained in the Merger Agreement. See "Approval of the Merger and Related Transactions--Escrow Fund." Holders of InterQual Class A Common Stock who do not vote in favor of the Merger and holders of InterQual Class B Common Stock, if any, may, under certain circumstances and by following prescribed statutory procedures, receive cash for their shares. See "Approval of the Merger and Related Transactions--Delaware Appraisal Rights." Based upon the number of shares of Access Health Common Stock issued and outstanding as of May 15, 1998 and assuming a Market Price of at least $30.3030303, and after giving effect to the issuance of Access Health Common Stock in connection with the Merger (assuming no exercise of appraisal rights and assuming the release of all of the Escrow Shares), the former holders of InterQual capital stock would hold approximately 18.4% of Access Health's total issued and outstanding shares. See "Approval of the Merger and Related Transactions--Stock Ownership Following the Merger."


    This Proxy Statement/Prospectus and Notice and Consent Solicitation Statement and the accompanying form of proxy card and form of written consent are first being mailed to the stockholders of Access Health on or about June 12, 1998 and the stockholders of InterQual on or about June 10, 1998.

                           --------------------------

 SEE "RISK FACTORS" BEGINNING AT PAGE 21 FOR CERTAIN INFORMATION THAT SHOULD BE
  CONSIDERED BY STOCKHOLDERS OF ACCESS HEALTH AND INTERQUAL IN EVALUATING THE PROPOSALS TO BE VOTED UPON AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.
                             ---------------------
  NEITHER THIS TRANSACTION NOR THE SECURITIES OF ACCESS HEALTH OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
    OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT
        SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT IS JUNE 10, 1998.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          5

TRADEMARKS.................................................................................................          5

FORWARD-LOOKING STATEMENTS.................................................................................          6

PROSPECTUS SUMMARY.........................................................................................          7
  The Companies............................................................................................          7
  Special Meeting of Stockholders of Access Health.........................................................          8
  Notice and Consent Solicitation Statement of InterQual Stockholders......................................          8
  Recommendations of the Boards of Directors...............................................................          9
  Opinion of Access Health's Financial Advisor.............................................................          9
  Opinion of InterQual's Financial Advisor.................................................................         10
  The Merger...............................................................................................         10
  Selected Historical and Selected Pro Forma Combined Financial Data.......................................         16
  Comparative per Share Data...............................................................................         19

RISK FACTORS...............................................................................................         21
  Risks Related to the Merger..............................................................................         21
  Risks Related to Access Health Business..................................................................         23
  Risks Related to InterQual Business......................................................................         25
  Risks Common to Both Access Health and InterQual Businesses..............................................         26

INTRODUCTION...............................................................................................         30

ACCESS HEALTH SPECIAL MEETING..............................................................................         30
  Date, Time and Place of Access Health Special Meeting....................................................         30
  Purposes of Access Health Special Meeting................................................................         30
  Record Date and Outstanding Shares.......................................................................         30
  Vote Required; Quorum....................................................................................         30
  Voting of Proxies........................................................................................         31
  Solicitation of Proxies; Expenses........................................................................         31

SOLICITATION OF WRITTEN CONSENTS OF INTERQUAL STOCKHOLDERS.................................................         32
  Purpose of the InterQual Written Consent.................................................................         32
  Record Date And Outstanding Shares.......................................................................         32
  Vote Required............................................................................................         32
  Written Consent Solicitation; Expenses...................................................................         33
  Appraisal Rights.........................................................................................         33

APPROVAL OF THE MERGER AND RELATED TRANSACTIONS............................................................         33
  Access Health's Reasons for the Merger...................................................................         33
  InterQual's Reasons for the Merger.......................................................................         36
  Recommendations of the Boards of Directors...............................................................         37
  Background of the Merger.................................................................................         38
  Opinion of Access Health's Financial Advisor.............................................................         41
  Opinion of InterQual's Financial Advisor.................................................................         46
  Interests of Certain Persons in the Merger...............................................................         51
  Effective Time...........................................................................................         52
  Manner and Basis of Converting Shares....................................................................         52
  Stock Ownership Following the Merger.....................................................................         53
  Escrow Fund..............................................................................................         53
  Legal Structure of the Merger............................................................................         54

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
                                                                                                             ---------
  Conduct of InterQual's Business Prior to the Merger......................................................         54
  Conduct of Access Health's Business Prior to the Merger..................................................         57
  No Solicitation..........................................................................................         57
  Expenses; Termination Fees...............................................................................         58
  Conditions to the Merger.................................................................................         59
  Termination..............................................................................................         61
  Affiliate/Voting Agreements and Affiliate Agreements.....................................................         62
  Indemnification of InterQual Officers and Directors......................................................         62
  Consulting and Employee Agreements; Employment Matters...................................................         63
  Registration Rights Agreement............................................................................         63
  Certain Federal Income Tax Considerations................................................................         64
  Governmental and Regulatory Approvals....................................................................         67
  Accounting Treatment.....................................................................................         67
  Delaware Appraisal Rights................................................................................         67

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..........................................................         69

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS YEARS ENDED SEPTEMBER 30, 1995, 1996 AND
  1997.....................................................................................................         70

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS SIX MONTHS ENDED MARCH 31, 1997 AND 1998...         71

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET MARCH 31, 1998........................................         72

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.......................................         73

ACCESS HEALTH BUSINESS.....................................................................................         76

ACCESS HEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........         87

ACCESS HEALTH MANAGEMENT AND EXECUTIVE COMPENSATION........................................................         96

ACCESS HEALTH STOCK INFORMATION............................................................................        104

INTERQUAL BUSINESS.........................................................................................        107

INTERQUAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............        111

INTERQUAL MANAGEMENT.......................................................................................        117

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF INTERQUAL..............................        119

DESCRIPTION OF CAPITAL STOCK...............................................................................        121
  Description of Access Health Capital Stock...............................................................        121
  Description of InterQual Capital Stock...................................................................        123

COMPARISON OF RIGHTS OF HOLDERS OF ACCESS HEALTH COMMON STOCK AND HOLDERS OF INTERQUAL CAPITAL STOCK.......        123

STOCKHOLDER PROPOSALS......................................................................................        124

ADJOURNMENT OF ACCESS HEALTH SPECIAL MEETING...............................................................        124

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
                                                                                                             ---------
EXPERTS....................................................................................................        124

LEGAL MATTERS..............................................................................................        124

INDEX TO FINANCIAL STATEMENTS OF ACCESS HEALTH AND INTERQUAL...............................................        F-1

ANNEX A--Amended and Restated Agreement and Plan of Reorganization
ANNEX B--Opinion of BancAmerica Robertson Stephens
ANNEX C--Opinion of Volpe Brown Whelan & Company, LLC
ANNEX D--Section 262 of the Delaware General Corporation Law

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ACCESS HEALTH OR INTERQUAL. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROXY STATEMENT/ PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

    Access Health is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Access Health Common Stock is quoted on the Nasdaq National Market ("Nasdaq"), and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    Access Health has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus and Notice and Consent Solicitation Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the regional offices of the SEC referenced above, obtained at the SEC's web site set forth above, or obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                            ------------------------

                                   TRADEMARKS

    Access Care Management System-Registered Trademark-, Access Care Triage SystemSM, Access Health-Registered Trademark-, Access
Network-Registered Trademark-, ASK-A-NURSE-Registered Trademark-, ASK-A-DOCTOR-Registered Trademark-, AudioHealth Library-Registered Trademark-, CancerAccess-Registered Trademark-, CANCER HELPLINK-Registered Trademark-, CANCERbriefings-Registered Trademark-, Clinical Reference-Registered Trademark-, ER AccessSM, First HelpTM, First WelcomeSM, HEALTH MATCH-Registered Trademark-, LIFE MATCH-Registered Trademark-, HealthSelectTM, Personal Health Advisor-Registered Trademark-, and 9 Months & BeyondSM are U.S. trademarks of Access Health with the exception of (i) Access Health which is registered in the U.K. only, (ii) ASK-A-NURSE which is registered in both the U.S. and the U.K., and (iii) Personal Health Advisor which is registered in the U.S. and seeking registration in Canada and South Africa. AutoBook, BBP-A, COMPURL, CPM-G, CredCheck, CredFile, CredFile/DC, CREDNURSE, InterQual, IPM, IPM-A, IPS, IQ/ACS, IRM, ISD, ISD-A, ISD-AC, ISD-HC, ISD/ISP-A, ISD-LTC, ISD-RHB, ISD-SAC, ISP, ISP-A,

ISX, IWC, MTM-A, MUST, NIPM-A, QURT/CI, RAQ, RAQ Risk Administrative & Quality, SIM, SIM-A, SIM PLUS, SIMmer, and SIMSCOMP are trademarks of InterQual. All other brand names or trademarks appearing in this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement are the property of their respective holders.

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

    THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW BEGINNING ON PAGE 21 HEREOF AND IN THE ACCESS HEALTH AND INTERQUAL BUSINESS SECTIONS, ACCESS HEALTH AND INTERQUAL MANAGEMENTS' DISCUSSION AND ANALYSIS SECTIONS AND ELSEWHERE HEREIN. NEITHER ACCESS HEALTH NOR INTERQUAL MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH HEREIN OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED. PROJECTIONS OF THE COMBINED COMPANIES' FUTURE PERFORMANCE ARE NECESSARILY SUBJECT TO A HIGH DEGREE OF UNCERTAINTY AND MAY VARY MATERIALLY FROM ACTUAL RESULTS. REFERENCE IS MADE TO THE PARTICULAR DISCUSSIONS SET FORTH UNDER "ACCESS HEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "INTERQUAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    AN ASTERISK ("*") DENOTES A FORWARD-LOOKING STATEMENT REFLECTING CURRENT EXPECTATIONS. THERE CAN BE NO ASSURANCE THAT ACTUAL FUTURE PERFORMANCE WILL MEET THE CURRENT EXPECTATIONS. IN CONNECTION WITH FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE AND OTHER DISCLOSURES, STOCKHOLDERS OF ACCESS HEALTH AND INTERQUAL SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT UNDER "RISK FACTORS" BEGINNING ON PAGE 21 HEREOF.

                               PROSPECTUS SUMMARY

    The following contains a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement. This summary does not contain a complete statement of all material elements of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement and in the information and documents annexed hereto.

THE COMPANIES

    ACCESS HEALTH, INC. Access Health is a leading provider of care management products and services to the health care industry. Access Health provides its services primarily through four telephonic care centers, which are staffed by registered nurses and other health care professionals. Access Health's clients include health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), indemnity insurers, integrated delivery systems, government agencies, self-insured employers and physician groups. Access Health's objective is to measurably improve the delivery of health care through integrated programs that help individuals effectively manage their health needs. Its products and services are designed to help reform an inefficient health care system in ways that benefit health care payors, providers and individuals.

    Access Health was founded in 1987 and until 1993 primarily provided consumer health care information products and services designed to help hospitals and other health care providers market their services. Beginning in 1993, Access Health changed its focus to developing, marketing and delivering personal health management products and services to health plans and payors, which were primarily designed as a value added member benefit to help attract and retain members. At the same time, Access Health altered its business model to price its products and services predominantly on a recurring per-member per-month fee basis rather than on a non-recurring basis. Access Health enjoyed significant growth of its personal health management business through mid-1996, at which point customer demand for care management products which provided demonstrable cost savings began to intensify. At the time, health care service providers were experiencing increased price competition and rising medical costs, resulting in unprecedented high medical loss ratios and lower profitability. In November 1996, Access Health merged with Informed Access Systems, Inc. ("Informed Access"), a developer of leading-edge clinical assessment tools and care management programs. With this merger, Access Health significantly expanded its suite of care management products and substantially enhanced its ability to provide its customers a demonstrable return on investment.* Also in November 1996, Access Health acquired Clinical Reference Systems, Ltd. ("CRS"), which develops health information and patient education software programs. Access Health's care management business has grown dramatically; the number of enrolled members has increased to approximately 25 million in February 1998 from over 14 million at the end of fiscal 1996.

    Access Health was incorporated in California in October 1987 as Referral Systems Group, Inc., adopted the name Access Health Marketing, Inc. in July 1990, reincorporated in Delaware in January 1992 and changed its name to Access Health, Inc. in March 1995. Access Health maintains its principal executive offices at 335 Interlocken Drive, Broomfield, Colorado 80021, and its telephone number is (303) 466-9500.

    INTERQUAL, INC. InterQual develops and markets clinical decision support information ("Criteria") which assist health care payors and providers in making and evaluating level of care and clinical appropriateness decisions. The Criteria, which are marketed to managed care organizations ("MCOs"), indemnity insurers, hospitals, integrated delivery systems, physician groups, independent practice associations, third party administrators and utilization review organizations, are used after determining patient specific clinical facts and either signal accord with the physician's choice of a proposed health care service or indicate a more appropriate alternative. By guiding and documenting the appropriateness of resource-use decisions, the Criteria are designed to avoid excessive health care costs and protect against underutilization of needed services.

    InterQual licenses its Criteria either directly to end users or through its alliance partners program (see "InterQual--Sales and Marketing"). Licensing fees are payable annually and are based on covered lives, hospital beds or number of reviews. A substantial majority of InterQual's Criteria products are licensed in printed form. InterQual's product development efforts are currently addressing its customers' needs to have the Criteria delivered in electronic form. InterQual also provides implementation training and consulting services to its licensees.

    InterQual, which is certified by the National Committee for Quality Assurance as a Credential Verification Organization, also conducts physician and ancillary health care provider credentialing services for MCOs through its CredFile-Registered Trademark- software. In addition, InterQual is developing a Windows-based credentialing product, CredWin-TM-.

    InterQual was incorporated in Illinois in 1976 and was reincorporated in Delaware in 1979. InterQual is headquartered at 293 Boston Post Road West, Marlborough, MA 01752, telephone (508) 481-1181 and also has an office in North Hampton, New Hampshire.

    ACCESS ACQUISITION CORP. 98A. Merger Sub is a Delaware corporation recently organized for the purpose of effecting the Merger. Merger Sub has no material assets and has not engaged in any activities except in connection with the Merger.

    The principal executive offices of Merger Sub are located at 335 Interlocken Parkway, Broomfield, Colorado 80021 and its telephone number is (303) 466-9500.

SPECIAL MEETING OF STOCKHOLDERS OF ACCESS HEALTH

    TIME, DATE, PLACE AND PURPOSE. The Access Health Special Meeting will be held at the corporate offices of Access Health located at 335 Interlocken Parkway, Broomfield, Colorado 80021 on June 30, 1998, at 9 a.m., local time. At the Access Health Special Meeting, holders of Access Health Common Stock will consider and vote upon the issuance of Access Health Common Stock in connection with the Merger Agreement (the "Share Proposal"). Holders of Access Health Common Stock may also consider and vote upon such other matters as may be properly brought before the Access Health Special Meeting.

    RECORD DATE AND VOTE REQUIRED. Only Access Health stockholders of record at the close of business on May 15, 1998 (the "Access Health Record Date") are entitled to notice of and to vote at the Access Health Special Meeting. Under the rules of the Nasdaq, Delaware law and the charter documents of Access Health, as applicable, approval of the Share Proposal requires the affirmative vote of holders of a majority of the total votes cast on the proposal at the Access Health Special Meeting. All directors and certain executive officers of Access Health, who beneficially own approximately 8.2% of the shares entitled to vote at the Access Health Special Meeting, have agreed to vote all shares over which they exercise voting control FOR the approval of the Share Proposal. See "Access Health Special Meeting--Vote Required; Quorum."

    As of the Access Health Record Date, there were 689 stockholders of record of Access Health Common Stock and 18,993,742 shares of Access Health Common Stock outstanding.


    On or about June 12, 1998, a notice meeting the requirements of Delaware law was mailed to all Access Health stockholders of record as of the Access Health Record Date.


NOTICE AND CONSENT SOLICITATION STATEMENT OF INTERQUAL STOCKHOLDERS


    PURPOSE. A Notice and Consent Solicitation Statement will be mailed to holders of InterQual Class A and Class B Common Stock and the holders of options to purchase InterQual Class B Common Stock, on or about, June 10, 1998. The purpose of the Notice and Consent Solicitation Statement is to enable the holders of the InterQual Class A Common Stock to consider and vote upon a proposal to approve and adopt the Merger Agreement and to provide notice to the holders of InterQual Class B

Common Stock and holders of options to purchase InterQual Class B Common Stock. Although currently there are no outstanding shares of InterQual Class B Common Stock, pursuant to the terms of InterQual's 1994 Non-Qualified Stock Option Plan and the stock option agreements between InterQual and the holders of options to acquire InterQual Class B Common Stock, the unvested portion of such options will become fully exercisable immediately prior to the consummation of the Merger. If such options are exercised in accordance with their terms immediately prior to the consummation of the Merger, such optionholders will become holders of InterQual Class B Common Stock immediately prior to the consummation of the Merger and therefore entitled to all of the rights of stockholders under Delaware law. See "Solicitation of Written Consents of InterQual Stockholders--Appraisal Rights" and "Approval of the Merger and Related Transactions--Delaware Appraisal Rights."

    RECORD DATE AND VOTE REQUIRED. Holders of InterQual Class A and Class B Common Stock of record at the close of business on May 15, 1998 (the "InterQual Record Date") are entitled to notice of, and only holders of InterQual Class A Common Stock are entitled to vote on the matters contained in the Notice and Consent Solicitation Statement. Under Delaware law and the charter documents of InterQual, approval and adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of InterQual Class A Common Stock. See "Solicitation of Written Consents of InterQual Stockholders--Vote Required." Charles M. Jacobs, who beneficially owns approximately 50.01% of the outstanding InterQual Class A Common Stock has agreed to vote all such shares in favor of the Merger Agreement. The requisite approval of the Merger Agreement by the written consent of the holders of InterQual Class A Common Stock, therefore, is assured.

    As of the InterQual Record Date, there were 10,000 shares of InterQual Class A Common Stock outstanding, no shares of InterQual Class B Common Stock outstanding, and outstanding options to purchase 1,922 shares of InterQual Class B Common Stock, the vesting of which will be accelerated in accordance with their terms at the Effective Time (as defined below). Also, as of such record date, there were eight stockholders of record of InterQual Class A Common Stock, and no stockholders of record of InterQual Class B Common Stock.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    ACCESS HEALTH BOARD OF DIRECTORS. The Board of Directors of Access Health (the "Access Health Board") has unanimously ratified and approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Access Health and its stockholders and therefore unanimously recommends that holders of Access Health Common Stock vote FOR the approval of the issuance of Access Health Common Stock pursuant to the Merger Agreement. See "Approval of the Merger and Related Transactions--Recommendations of the Boards of Directors."

    INTERQUAL BOARD OF DIRECTORS. The Board of Directors of InterQual (the "InterQual Board") has unanimously approved the Merger Agreement and believes that the Merger is fair to, and in the best interests of, InterQual and its stockholders. The InterQual Board, therefore, unanimously recommends that holders of InterQual Class A Common Stock provide written consent for the Merger Agreement. See "Approval of the Merger and Related Transactions--Recommendations of the Boards of Directors."

OPINION OF ACCESS HEALTH'S FINANCIAL ADVISOR

    BancAmerica Robertson Stephens advised the Access Health Board that it had delivered its opinion in writing, to the effect that, as of June 1, 1998, and based upon the assumptions made, matters considered and limits of review set forth therein, the Merger Consideration was fair, from a financial point of view, to Access Health. The full text of the written opinion of BancAmerica Robertson Stephens, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Annex B and is incorporated herein by reference. HOLDERS OF ACCESS HEALTH COMMON

STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "Approval of the Merger and Related Transactions--Opinion of Access Health's Financial Advisor."

OPINION OF INTERQUAL'S FINANCIAL ADVISOR

    On June 1, 1998 Volpe Brown Whelan & Company ("Volpe Brown Whelan") rendered its opinion to the Board of Directors of InterQual to the effect that as of May 29, 1998, and based on the assumptions made, matters considered and limits of review set forth therein, the consideration to be paid in the Merger is fair, from a financial point of view, to InterQual. The full text of the written opinion of Volpe Brown Whelan, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF INTERQUAL CAPITAL STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "Approval of the Merger and Related Transactions--Opinion of InterQual's Financial Advisor."

THE MERGER

    EFFECT OF THE MERGER. At the Effective Time, Merger Sub will be merged with and into InterQual, the separate corporate existence of Merger Sub will cease and InterQual will continue as a surviving corporation and as a wholly-owned subsidiary of Access Health.

    Subject to the terms and conditions of the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, InterQual or the holder of any shares of InterQual Capital Stock, the following will occur:

    CONVERSION OF INTERQUAL CAPITAL STOCK. Under the terms of the Merger, 4,290,000 shares of Access Health Common Stock will be exchanged for the outstanding shares of InterQual Class A and Class B Common Stock. The Merger Consideration is subject to an increase in the event that the value of the number of shares of Access Health Common Stock to be exchanged in the Merger is less than $130 million, computed using the Market Price, which is defined as the average price per share of Access Health Common Stock over the 20 consecutive trading days ending three days prior to the closing date of the Merger. In the event such increase is necessary, the number of shares will be increased by the number of shares equal to the lesser of (A) fifty percent (50%) of the amount obtained from: (1) the quotient of $130 million and the Market Price of Access Health Common Stock, less (2) 4,290,000, and (B) 250,000.

    Each share of InterQual Class A Common Stock and each share of InterQual Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and who has not withdrawn or lost such rights ("Dissenting Shares")) will be canceled and extinguished and be converted automatically, in the case of the InterQual Class A Common Stock into that number of shares of Access Health Common Stock equal to the Exchange Ratio (as defined below), and in the case of Class B Common into that number of shares of Access Health Common Stock equal to the Exchange Ratio multiplied by .99. InterQual stockholders shall be asked to surrender each certificate representing InterQual Class A and Class B Common Stock in the manner provided in a letter of transmittal to be sent to each record holder of InterQual Capital Stock promptly following the Effective Time (a "Letter of Transmittal"). After the InterQual stockholders have surrendered such certificates representing shares of InterQual Class A or Class B Common Stock, as applicable, Access Health will cause to be issued to such stockholders certificates of Access Health Common Stock representing their portion of the Merger Consideration, subject to the escrow provisions of the Merger Agreement described under the section entitled "Approval of the Merger and Related Transactions--Escrow Fund" below.

    The "Exchange Ratio" will be equal to 4,290,000 (subject to adjustment as described below) divided by the sum of (i) the number of shares of InterQual Class A Common Stock and (ii) .99 multiplied by the number of shares of InterQual Class B Common Stock outstanding immediately prior to the Effective Time. If the Market Price is less than $30.3030303, the numerator in the Exchange Ratio (the "Aggregate Share Number") may be increased by the number of shares equal to the lesser of (A) fifty percent (50%) of the amount obtained from: (1) the quotient of $130 million and the Market Price of Access Health Common Stock, less (2) 4,290,000, and (B) 250,000. Thus, the Exchange Ratio may vary depending on the Market Price. Assuming that the Market Price at the Effective Time is at least $30.3030303 per share (although there can be no assurance as to the foregoing) and assuming all outstanding options to purchase InterQual Capital Stock have been exercised in accordance with their terms, the Exchange Ratio will result in each share of InterQual Class A Common Stock being exchanged for approximately 360.420 shares of Access Health Common Stock and each share of InterQual Class B Common Stock being exchanged for approximately 356.816 shares of Access Health Common Stock. For a more detailed discussion of the calculation of the Exchange Ratio, see "Approval of the Merger and Related Transactions--Manner and Basis of Converting Shares" below. The Exchange Ratio will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Access Health Common Stock or InterQual Capital Stock), reorganization, recapitalization or other like change with respect to Access Health Common Stock or InterQual Capital Stock occurring after the date of execution of the Merger Agreement and prior to the Effective Time.

    NO FRACTIONAL SHARES. No fractional shares will be issued by Access Health in the Merger. Each stockholder of InterQual otherwise entitled to a fractional share (after aggregating all fractional shares of such stockholder) will receive an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction and (ii) the closing price of a share of Access Health Common Stock on the trading day immediately prior to the closing date of the Merger, as reported on Nasdaq.

    EFFECTIVE TIME OF THE MERGER. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Time will be on or about June 30, 1998.

    ESCROW FUND. In connection with the Merger, at the Effective Time, the Escrow Shares (defined below) will be registered in the name of and deposited with The First National Bank of Chicago, as escrow agent (the "Escrow Agent"), such deposit to constitute the escrow fund (the "Escrow Fund"). The "Escrow Shares" will be the number of shares of Access Health Common Stock equal to the product of (i) 0.05 and (ii) the number of shares of Access Health Common Stock issuable in connection with the Merger. The Escrow Shares will be contributed to the Escrow Fund on behalf of each holder of InterQual Capital Stock at the Effective Time in proportion to the aggregate number of shares of Access Health Common Stock that such holder would otherwise be entitled under the Merger Agreement. The Escrow Fund will be available to compensate Access Health for any losses incurred by Access Health or for which Access Health would otherwise be liable as a result of any inaccuracy or breach of a representation or warranty of InterQual contained in the Merger Agreement or any failure by InterQual to perform or comply with any covenant contained therein relating to unresolved contingencies existing at the Effective Time. The Escrow Fund will also be used to pay any third party fees and expenses in excess of $4 million ("Excess Expenses") that have been incurred by InterQual in connection with the Merger without regard to the Escrow Threshold (defined below). Stockholders will have voting rights with respect to the Escrow Shares while in escrow, and will receive dividends, if any, attributable to the Escrow Shares currently, although in the event that Escrow Shares are to be delivered from the Escrow Fund to Access Health, any dividends received on such delivered shares shall be returned to the Escrow Fund for distribution to Access Health. Access Health may not receive any shares from the Escrow Fund for breach of a representation and warranty or covenant unless and until cumulative losses in excess of $750,000 (the "Escrow Threshold") have been suffered, in which case Access Health may recover from the Escrow Fund the entire amount of such cumulative losses. Access Health may also receive shares from the Escrow Fund to pay for Excess Expenses. For the purpose of compensating Access Health for its losses or Excess Expenses, the

Escrow Shares will be valued at the closing price of Access Health Common Stock as reported by the Nasdaq on the trading day prior to the closing date of the Merger. Subject to resolution of unsatisfied claims of Access Health, the Escrow Fund will terminate six months following the closing date of the Merger. See "Approval of the Merger and Related Transactions--Escrow Fund."

    BY APPROVING THE MERGER AGREEMENT, INTERQUAL STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF CHARLES M. JACOBS, A DIRECTOR AND STOCKHOLDER OF INTERQUAL, TO ACT AS THE SECURITYHOLDER AGENT ON BEHALF OF INTERQUAL'S STOCKHOLDERS TO DELIVER SHARES HELD IN ESCROW TO ACCESS HEALTH IN SATISFACTION OF CLAIMS BROUGHT BY ACCESS HEALTH, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF INTERQUAL'S STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. SEE ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.


    MARKET PRICE DATA. Access Health Common Stock has been traded on Nasdaq under the symbol "ACCS" since Access Health's initial public offering in February 1992. On February 13, 1998, the last trading day before the announcement by Access Health and InterQual that they had signed the Merger Agreement, the closing price of Access Health Common Stock as reported on Nasdaq was $37.00 per share. Following the Merger, Access Health Common Stock will continue to be traded on Nasdaq under the symbol "ACCS." On June 8, 1998, the closing price of Access Health Common Stock as reported on Nasdaq was $25.3125. There can be no assurance as to the actual price of Access Health Common Stock prior to, at or at any time following the Effective Time of the Merger. See "Risk Factors--Volatility of Stock Price" and "Access Health Stock Information--Access Health Stock Price and Dividend Information."


    No established trading market exists for InterQual Capital Stock.

    REASONS FOR THE MERGER. In the discussions that led to the signing of the Merger Agreement, the Access Health Board identified a number of potential benefits resulting from the Merger. Among the principal benefits identified by Access Health are the opportunities to: (1) strengthen its position as a leading care management company*, (2) expand its customer base*, (3) reduce duplicative investments while pursuing new products and services*, (4) expand management resources* and (5) realize operational synergies. An additional benefit was the possibility of achieving long-term operating results accretion.* Notwithstanding the foregoing expected benefits, the Company does not expect the Merger to be accretive in terms of earnings per share until fiscal 1999.* The InterQual Board also identified a number of potential benefits that would accrue to InterQual and its stockholders as a result of the Merger. These potential benefits include the opportunity to realize synergies related to the financial, technical, and sales and marketing resources of the two companies, the opportunity to realize operational efficiencies, the ability to leverage Access Health's existing customer base, the opportunity to combine complementary product lines to provide customers with a more complete product solution, and the enhanced value to InterQual stockholders from holding publicly traded stock.* See "Approval of the Merger and Related Transactions--Access Health's Reasons for the Merger" and "--InterQual's Reasons for the Merger."

    CONDUCT OF THE COMBINED COMPANIES FOLLOWING THE MERGER. Access Health will maintain the operations of InterQual as a separate operating division of Access Health. Access Health currently intends to maintain InterQual's operations in the Marlborough, Massachusetts area. See "Approval of the Merger and Related Transactions--Consulting and Employee Agreements; Employment Matters." Upon consummation of the Merger, Douglas L. Elden, a designee of InterQual, will become a director of Access Health. See "InterQual Management."

    EXCHANGE OF INTERQUAL STOCK CERTIFICATES. At or promptly after the Effective Time, Access Health, acting through The First Chicago Trust Company of New York as its exchange agent (the "Exchange Agent"), will deliver to each holder of record of InterQual Class A and Class B Common Stock a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the Merger, represented shares of InterQual Capital Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF INTERQUAL CAPITAL STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    CONDITIONS TO THE MERGER. Consummation of the Merger is subject to the satisfaction of various conditions, including: approval of the Merger Agreement and the Merger by the requisite vote of the stockholders of each of InterQual and Merger Sub and the requisite vote of the stockholders of Access Health to approve the issuance of shares of Access Health Common Stock pursuant to the Merger Agreement; SEC declaration of effectiveness of the Registration Statement; no temporary restraining order, preliminary or permanent injunction or other order issued preventing the consummation of the Merger being in effect; the receipt by Access Health and InterQual of substantially identical written opinions from their respective counsel to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and the shares of Access Health Common Stock issuable to stockholders of InterQual pursuant to the Merger Agreement and other shares required to be reserved for issuance in connection with the Merger having been authorized for listing on Nasdaq upon official notice of issuance.

    In addition, the obligations of InterQual to consummate the Merger are further subject to a number of conditions including: the truth and accuracy of the representations and warranties of Access Health and Merger Sub contained in the Merger Agreement; Access Health and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger; Access Health having obtained the consents, approvals and waivers contemplated by the Merger Agreement; the receipt of a legal opinion by InterQual from counsel to Access Health; the absence of any material adverse change in the business, results of operations or financial prospects of Access Health since December 31, 1997; the delivery of an executed copy of a registration rights agreement by Access Health; and continuation of the status of Joseph P. Tallman as Chief Executive Officer of Access Health at time of the closing of the Merger. See "Approval of the Merger and Related Transactions--Conditions to the Merger."

    The obligations of Access Health and Merger Sub to consummate the Merger are also subject to the further conditions including: the truth and accuracy of the representations and warranties of InterQual contained in the Merger Agreement; InterQual having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement; InterQual having obtained the consents, approvals and waivers contemplated in the Merger Agreement; the receipt of a legal opinion by Access Health from legal counsel to InterQual; the delivery of executed affiliate agreements by affiliates of InterQual to Access Health; the absence of any material adverse change in the business, results of operations or financial prospects of InterQual since December 31, 1997; the execution and delivery of the employee agreements with noncompetition clauses as contemplated in the Merger Agreement; holders of more than 5% of the outstanding shares of InterQual Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger; Access Health's receipt of a letter from Arthur Andersen LLP regarding such firm's concurrence with Access Health management's conclusions as to the appropriateness of pooling of interests accounting for the Merger; Access Health's receipt of a letter from InterQual's accountants regarding the appropriateness of pooling of interests accounting for a transaction involving InterQual; and the absence of any outstanding options, warrants or other rights to acquire InterQual Capital Stock immediately prior to the Effective Time. See "Approval of the Merger and Related Transactions--Conditions to the Merger."

    AFFILIATE/VOTING AGREEMENTS AND AFFILIATE AGREEMENTS. Charles M. Jacobs has entered into an Affiliate/ Voting Agreement with Access Health and InterQual. Under the Affiliate/Voting Agreement, Mr. Jacobs agrees (i) to restrict sales, dispositions or other transactions reducing his risk of investment in respect of the shares of InterQual Capital Stock held by him prior to the Merger and shares of Access Health Common Stock acquired by him in or after the Merger, subject to a de minimis exception, so as to comply with the requirements of applicable federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, and (ii) to vote in favor of approval of the Merger Agreement and the Merger. The vote in accordance with the Affiliate/Voting Agreement of the shares of InterQual Capital Stock subject to such Affiliate/Voting Agreement will be sufficient to approve the Merger Agreement and the Merger by InterQual stockholders. In addition, all other executive officers and directors of InterQual have executed agreements to restrict transfers of shares owned or acquired by them, subject to the same de minimis exception, so as to comply with the requirements of applicable federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

    In addition, each of Access Health's directors and certain executive officers have executed an Affiliate/Voting Agreement, pursuant to which such persons agree to (i) restrict sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Access Health Common Stock held by them prior to the Merger and shares of Access Health Common Stock acquired by them after the Merger so as to comply with the requirements of federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, and (ii) vote in favor of approval of the issuance of the Access Health Common Stock pursuant to the Merger Agreement.

    TERMINATION; TERMINATION FEES. The Merger Agreement may be terminated under certain circumstances, including, without limitation, by mutual written consent of Access Health and InterQual; by either Access Health or InterQual if the other party commits certain breaches of any representation, warranty or covenant contained in the Merger Agreement, or if the Merger is not consummated on or before July 3, 1998; or by InterQual for such time and only during such time that the average closing price of a share of Access Health Common Stock on Nasdaq over any 20 consecutive trading days is below $27.14 per share. However, InterQual's right to terminate the Merger Agreement based on such average closing price of a share of Access Health Common Stock may be suspended for a certain time upon specified conditions. See "Approval of the Merger and Related Transactions--Termination." In the event of termination, each party shall be liable to the other party under certain circumstances for the following termination fees.

    InterQual will pay Access Health a termination fee of $3.9 million in the event that the closing of the Merger does not occur, the Merger Agreement is terminated, Access Health is not in material breach of its obligations under the Merger Agreement and one of the following events: (i) InterQual has willfully breached a representation, warranty, covenant or agreement contained in the Merger Agreement giving rise to a material adverse change in the business, results of operations or financial prospects of InterQual; (ii) the Merger has been submitted to a vote of the holders of InterQual Class A Common Stock and the holders of InterQual Class A Common Stock of InterQual fail to approve the Merger by the requisite vote; or (iii) the InterQual Board fails to recommend or changes its recommendation concerning the Merger, or shall disclose, in any manner, its intention not to recommend or to change such recommendation.

    Access Health will pay InterQual a termination fee of $3.9 million in the event that the closing of the Merger does not occur, the Merger Agreement is terminated, InterQual is not in material breach of its obligations under the Merger Agreement, and one of the following events: (i) Access Health has willfully breached any representation, warranty, covenant or agreement contained in the Merger Agreement giving rise to a material adverse change in the business, results of operations or financial prospects of Access Health; (ii) the Access Health Board fails to recommend or changes its recommendation concerning the Merger, or discloses, in any manner, its intention not to recommend or to change its recommendation to stockholders concerning the Merger; or (iii) the Merger has been submitted to a vote of Access Health's stockholders and the stockholders of Access Health fail to approve the issuance of shares of Access Health Common Stock pursuant to the Merger by the requisite vote.

    A party's right to the $3.9 million termination fee stated above shall be such party's sole and exclusive remedy under any of the conditions cited in the prior two paragraphs, except that if Access Health is entitled to receive such termination fee, InterQual did not have the right to terminate the Merger Agreement based on the price of Access Health Common Stock, and InterQual enters into an agreement or other arrangement with a third party to effect a merger or similar transaction within six months of the date of termination of the Merger Agreement, then Access Health will also be entitled to seek any other rights or remedies under law or equity against InterQual.

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. If the Merger so qualifies, no gain or loss will generally be recognized by the holders of shares of InterQual Capital Stock on the exchange of their shares of InterQual Capital Stock for shares of Access Health Common Stock. Receipt of an opinion by each company from respective tax counsel that the Merger will constitute a reorganization under Section 368(a) is a condition to the Merger. HOWEVER, ALL INTERQUAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS. See "Approval of the Merger and Related Transactions--Certain Federal Income Tax Considerations."

    ACCOUNTING TREATMENT. The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt at the closing of the Merger by Access Health of letters from Arthur Andersen LLP, Access Health's independent auditors, affirming the firm's concurrence with Access Health management's conclusions as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with the Merger Agreement, and a letter from Alexander, Aronson, Finning & Co., P.C., InterQual's independent auditors, as to the appropriateness of pooling-of-interests accounting for a transaction involving InterQual. See "Approval of the Merger and Related Transactions--Accounting Treatment."

    APPRAISAL RIGHTS. Holders of InterQual Class A Common Stock who do not vote by written consent in favor of the Merger and holders of InterQual Class B Common Stock, if any, may, under certain circumstances and by following procedures prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of InterQual Capital Stock. A dissenting stockholder of InterQual must follow the appropriate procedures under Delaware law or suffer the termination or waiver of such rights. See "Approval of the Merger and Related Transactions--Delaware Appraisal Rights." Delaware law does not provide holders of Access Health Common Stock with any appraisal rights with respect to the Merger.

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. A condition to the consummation of the Merger is that certain officers and key employees of InterQual enter into consulting and employment agreements with Access Health. Furthermore, Francis Newbury, a director of InterQual, has performed certain financial advisory services relating to the Merger on behalf of InterQual and will receive a fee of 0.25% of the value of the Merger Consideration from InterQual. See "Approval of the Merger and Related Transactions-- Interests of Certain Persons in the Merger."

    REGULATORY MATTERS. Other than compliance with the federal securities laws and applicable securities laws of the various states, Access Health and InterQual are aware of no governmental or regulatory approvals required for consummation of the Merger. Access Health and InterQual have already complied with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See "Approval of the Merger and Related Transactions--Governmental and Regulatory Approvals."

       SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA

    The following selected historical financial information of Access Health and InterQual has been derived from their respective historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes thereto included or incorporated by reference herein. Access Health's and InterQual's unaudited historical financial statement data as of and for the six months ended March 31, 1997 and 1998 have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of Access Health's and InterQual's management, respectively, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations of each entity for such periods. The unaudited Selected Pro Forma Condensed Combined Financial Data are derived from the unaudited Pro Forma Condensed Combined Financial Statements, appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such pro forma statements and the notes thereto. For the unaudited selected pro forma condensed combined statement of operations data, Access Health's historical results for the years ended September 30, 1995, 1996 and 1997 and the (unaudited) six months ended March 31, 1997 and 1998 have been combined with InterQual's historical results for the years ended December 31, 1995, 1996 and 1997 and the (unaudited) six months ended March 31, 1997 and 1998, respectively, to reflect the Merger as if it had occurred at the beginning of the earliest period presented. The unaudited selected pro forma condensed combined balance sheet combines Access Health's unaudited consolidated condensed balance sheet as of March 31, 1998 with InterQual's unaudited condensed balance sheet as of March 31, 1998, giving effect to the Merger as if it had occurred on March 31, 1998.

    The pro forma information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the beginning of the earliest period presented, or at March 31, 1998, as appropriate, nor necessarily indicative of the future operating results or financial position of the combined companies. No cash dividends have ever been declared or paid on Access Health Common Stock or InterQual Class A and/or Class B Common Stock.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         AS OF OR FOR THE
                                                              AS OF OR FOR THE FISCAL                       SIX MONTHS
                                                              YEAR ENDED SEPTEMBER 30,                    ENDED MARCH 31,
                                               ------------------------------------------------------  ---------------------
ACCESS HEALTH                                    1993       1994       1995       1996        1997       1997        1998
---------------------------------------------  ---------  ---------  ---------  ---------  ----------  ---------  ----------
HISTORICAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Total revenues.............................  $  19,410  $  19,865  $  36,010  $  72,103  $  104,327  $  49,742  $   60,265
  Income (loss) from operations..............        154     (6,401)    (1,650)     5,697      10,397     (1,376)     16,365
  Net income (loss)..........................       (229)    (4,567)      (681)     1,094       4,618       (529)     11,186
  Net income (loss) per share(1):
    Basic....................................  $   (0.02) $   (0.44) $   (0.06) $    0.08  $     0.26  $   (0.03) $     0.60
    Diluted..................................  $   (0.02) $   (0.44) $   (0.06) $    0.06  $     0.24  $   (0.03) $     0.56
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
  Total assets...............................  $  25,178  $  27,980  $  37,082  $  84,292  $  102,654  $  89,455  $  123,882
  Working capital............................     11,802      9,827     13,869     39,296      60,586     37,826      77,800
  Long-term debt.............................      1,039        725        531      1,344         678      1,005         312
  Mandatorily redeemable convertible
    preferred stock..........................      1,635      3,635     10,635     10,995      --         --          --
  Total stockholders' equity.................     16,512     16,012     16,393     52,647      80,336     67,186      97,645

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           AS OF OR FOR THE
                                                                    AS OF OR FOR THE                          SIX MONTHS
                                                                 YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                  -----------------------------------------------------  --------------------
INTERQUAL                                           1993       1994       1995       1996       1997       1997       1998
------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Total revenues................................  $   3,579  $   4,280  $   6,755  $  10,733  $  16,315  $   6,627  $  10,356
  Income (loss) from operations.................       (734)      (723)      (888)       201        708        205        470
  Net income (loss).............................       (431)      (416)      (496)       102        362         89        245
  Net income (loss) per share(1):
    Basic.......................................  $  (43.10) $  (41.60) $  (49.57) $   10.17  $   36.17  $    8.90  $   24.50
    Diluted.....................................  $  (43.10) $  (41.60) $  (49.57) $    9.31  $   30.39  $    7.50  $   20.55
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
  Total assets..................................  $   1,956  $   2,111  $   4,521  $   7,853  $  12,898  $   7,760  $  14,656
  Working capital (deficit).....................       (517)      (337)      (215)    (1,457)    (1,808)    (1,471)    (1,570)
  Long-term liabilities.........................        209        196        335        358         81        413         68
  Total stockholders' equity (deficit)..........        (33)       191       (305)      (203)       158       (391)       372

------------------------

(1) All per share information has been restated, as applicable, for stock splits, as discussed in each entity's respective financial statements and notes thereto. In addition, such per share information has been restated (with regard to Access Health) or presented (with regard to InterQual) in accordance with SFAS No. 128 "Earnings per Share" for all periods presented. For further discussion of the change in accounting for earnings per share, see "Access Health's Management's Discussion and Analysis" included herein.

              SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   SIX MONTHS
                                                                YEAR ENDED SEPTEMBER 30,        ENDED MARCH 31,
                                                            --------------------------------  --------------------
                                                              1995       1996        1997       1997       1998
                                                            ---------  ---------  ----------  ---------  ---------
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
  OPERATIONS DATA(1):
  Total revenue...........................................  $  42,765  $  82,836  $  120,642  $  56,369  $  70,621
  Income (loss) from operations...........................     (2,538)     5,898      11,105     (1,171)    16,835
  Net income (loss).......................................     (1,177)     1,196       4,980       (440)    11,431
  Net income (loss) per share(2):
    Basic.................................................  $   (0.08) $    0.07  $     0.23  $   (0.02) $    0.52
    Diluted...............................................  $   (0.08) $    0.05  $     0.21  $   (0.02) $    0.47
  Shares used in per share calculation(2):
    Basic.................................................     14,604     16,488      21,458     21,323     22,160
    Diluted...............................................     14,604     22,438      23,642     21,323     24,418

                                                                                    MARCH 31,
                                                                                       1998
                                                                                    ----------
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA(1):
  Cash, cash equivalents and available-for-sale securities........................  $   77,421
  Working capital.................................................................      69,230
  Total assets....................................................................     138,539
  Long-term liabilities...........................................................         380
  Total stockholders' equity......................................................      91,017
  Book value per share:
    Basic.........................................................................  $     4.06
    Diluted.......................................................................  $     3.56

------------------------

(1) Access Health and InterQual estimate that they will incur Merger-related expenses of approximately $7 million, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants, financial printing and one-time charges related to the transaction. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations in the fiscal quarter in which the Merger is consummated. The Pro Forma Condensed Combined Balance Sheet gives effect to such expenses as if they had been incurred as of March 31, 1998, but the Pro Forma Condensed Combined Statements of Operations do not give effect to such expenses, in accordance with Regulation S-X.

(2) All share and per share information has been restated, as applicable, for stock splits, as discussed in each entity's respective financial statements and notes thereto. In addition, such share and per share information has been restated (with regard to Access Health) or presented (with regard to InterQual) in accordance with SFAS No. 128 "Earnings per Share" for all periods presented. For further discussion of the change in accounting for earnings per share, see "Access Health's Management's Discussion and Analysis," included herein.

  See Pro Forma Condensed Combined Financial Statements and the notes thereto included elsewhere herein.

                           COMPARATIVE PER SHARE DATA

    The following tables set forth certain historical per share data of Access Health and InterQual and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming the issuance of 4,290,000 shares of Access Health Common Stock for all outstanding shares of InterQual Class A and Class B Common Stock (assuming the exercise of options for InterQual Class B Common Stock in accordance with their terms). The actual number of shares of Access Health Common Stock to be exchanged for all of the outstanding InterQual Class A and Class B Common Stock will be determined at the Effective Time based on the capitalization of InterQual at the Effective Time. The following data should be read in conjunction with Selected Historical Financial Data, the Unaudited Selected Pro Forma Condensed Combined Financial Data, the Unaudited Pro Forma Condensed Combined Financial Statements and the separate historical financial statements of Access Heath and InterQual included elsewhere or incorporated by reference herein. The unaudited pro forma combined per share data are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the earliest period presented and should not be construed as representative of future operations. All per share information has been restated, as applicable, for stock splits, as discussed in each entity's respective financial statements and notes thereto. In addition, such per share information has been restated (with regard to Access Health) or presented (with regard to InterQual) in accordance with SFAS No. 128 "Earnings per Share" for all periods presented. For further discussion of the change in accounting for earnings per share, see Access Health's Management's Discussion and Analysis, included herein. No cash dividends have ever been declared or paid on Access Health Common Stock or InterQual Class A and/or Class B Common Stock.

                                                                                                          AS OF OR FOR THE
                                                                                                             SIX MONTHS
                                                                              AS OF OR FOR THE                 ENDED
                                                                          YEAR ENDED SEPTEMBER 30,           MARCH 31,
                                                                       -------------------------------  --------------------
                                                                         1995       1996       1997       1997       1998
                                                                       ---------  ---------  ---------  ---------  ---------
HISTORICAL--ACCESS HEALTH:
  Net income (loss) per share:
    Basic............................................................  $   (0.06) $    0.08  $    0.26  $   (0.03) $    0.60
    Diluted..........................................................  $   (0.06) $    0.06  $    0.24  $   (0.03) $    0.56
  Book value per share(1):
    Basic............................................................                        $    4.40             $    5.19
    Diluted..........................................................                        $    4.04             $    4.59

                                                                                                     AS OF OR FOR THE
                                                                         AS OF OR FOR THE            SIX MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                  -------------------------------  --------------------
                                                                    1995       1996       1997       1997       1998
                                                                  ---------  ---------  ---------  ---------  ---------
HISTORICAL--INTERQUAL:
  Net income (loss) per share:
    Basic.......................................................  $  (49.57) $   10.17  $   36.17  $    8.90  $   24.50
    Diluted.....................................................  $  (49.57) $    9.31  $   30.39  $    7.50  $   20.55
  Book value per share(1):
    Basic.......................................................                        $   15.80             $   37.20
    Diluted.....................................................                        $   13.25             $   31.20

                                                                                              AS OF OR FOR THE
                                                                  AS OF OR FOR THE               SIX MONTHS
                                                              YEAR ENDED SEPTEMBER 30,        ENDED MARCH 31,
                                                           -------------------------------  --------------------
                                                             1995       1996       1997       1997       1998
                                                           ---------  ---------  ---------  ---------  ---------
UNAUDITED PRO FORMA COMBINED NET INCOME (LOSS) PER SHARE
  (2)(3):
  Pro forma net income (loss) per Access Health share:

    Basic................................................  $   (0.08) $    0.07  $    0.23  $   (0.02) $    0.52
    Diluted..............................................  $   (0.08) $    0.05  $    0.21  $   (0.02) $    0.47

  Equivalent pro forma net income (loss) per InterQual share (4):

    Basic................................................  $  (29.01) $   26.11  $   83.53  $   (7.42) $  185.67
    Diluted..............................................  $  (29.01) $   19.18  $   75.80  $   (7.42) $  168.45


                                                                   AT                 AT
                                                           SEPTEMBER 30, 1997   MARCH 31, 1998
                                                           ------------------  -----------------
UNAUDITED PRO FORMA COMBINED BOOK VALUE PER SHARE
  (1)(3)(5):
  Pro forma book value per Access Health share
    Basic................................................     $       3.27        $      3.97
    Diluted..............................................     $       2.96        $      3.48
  Equivalent pro forma book value per InterQual share (4)
    Basic................................................     $   1,177.65        $  1,429.05
    Diluted..............................................     $   1,063.55        $  1,253.28


------------------------
(1) Basic historical book value per share is computed by dividing stockholders' equity for Access Health and InterQual, respectively, by the number of shares of common stock outstanding at the end of each period for Access Health and InterQual, respectively. Diluted historical book value per share is computed by adjusting basic historical book value per share for dilutive securities, determined using the treasury stock method and the fair market value as of each date presented. Basic pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period. Diluted pro forma book value per share is computed by adjusting basic pro forma book value per share for dilutive securities, determined using the treasury stock method and the fair market value as of each period presented.

(2) This table combines financial information of Access Health for the fiscal years ended September 30, 1995, 1996 and 1997 and the six months ended March 31, 1997 and 1998 with the financial information of InterQual for the years ended December 31, 1995, 1996 and 1997 and the six months ended March 31, 1997 and 1998, respectively.


(3) Access Health and InterQual have estimated that they will incur Merger-related expenses of approximately $9 million, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants and financial printing and other one-time charges related to the transaction. The pro forma combined balance sheet data gives effect to such expenses as if they had been incurred as of March 31, 1998; however in accordance with Regulation S-X, the pro forma condensed combined statements of operations do not give effect to such expenses.


(4) The unaudited equivalent InterQual pro forma per share amounts are calculated by multiplying the Access Health combined pro forma per Access Health share amounts by the weighted average Exchange Ratio of 359.839.


(5) Unaudited pro forma combined book value per share as of September 30, 1997 is based upon a September 30, 1997 Access Health consolidated balance sheet (and giving pro forma effect to estimated Merger-related expenses of $9 million as if they had been incurred as of September 30, 1997) combined with the December 31, 1997 InterQual balance sheet.

                                  RISK FACTORS

    The following factors should be considered carefully in evaluating the proposals to be voted upon by the stockholders of Access Health and consented to by the stockholders of InterQual and in evaluating an investment in the Access Health Common Stock offered hereby. For periods following the Merger, references to the products, business, results of operations or financial condition of Access Health should be considered to refer to Access Health and its subsidiaries, including InterQual, unless the context otherwise requires.

RISKS RELATED TO THE MERGER

    UNCERTAINTIES RELATING TO INTEGRATION OF OPERATIONS MAY AFFECT OPERATING RESULTS. Access Health and InterQual have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies for the combined companies. See "Approval of the Merger and Related Transactions-- Access Health's Reasons for the Merger" and "--InterQual's Reasons for the Merger." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in an efficient, cost effective and timely manner, and there can be no assurance that this will occur. The successful combination of the two companies will require, among other things, the timely integration of the companies' respective product and service offerings and the coordination of their respective sales and marketing and research and development efforts and continuation of key members of the InterQual management team. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. There can be no assurance that integration will be accomplished smoothly, on time or successfully. Integrating the operations of the two companies could have a material adverse effect on Access Health's business. For example, the process could (i) interrupt Access Health's and InterQual's business, (ii) divert management attention, (iii) place further pressure on Access Health's officers, and (iv) result in additional administrative and other expense. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on Access Health's business, results of operations and financial condition.

    POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS. The companies believe that beneficial synergies will result from the Merger*; however, there can be no assurance that the combination of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, including the results of operations which each company could have achieved independently in the same period of time. The issuance of Access Health Common Stock in connection with the Merger is expected to have the effect of initially reducing Access Health's net income per share and could reduce the market price of Access Health Common Stock. While the transaction is not expected to be accretive until fiscal 1999, the degree of such accretion, if any, will depend on revenue growth, cost savings and/or other business synergies sufficient to offset the effect of such stock issuance.* There can be no assurance that such synergies will be achieved. In addition, there can be no assurance that stockholders of InterQual would not achieve greater returns on investment if InterQual were to remain an independent company.

    POTENTIAL FLUCTUATION OF THE MERGER CONSIDERATION OR TERMINATION OF MERGER BASED ON CHANGES OF THE EXCHANGE RATIO. As a result of the Merger, each share of InterQual Class A Common Stock will represent the right to receive a number of shares of Access Health Common Stock equal to the Exchange Ratio, and each share of InterQual Class B Common Stock will represent the right to receive a number of shares of Access Health Common Stock equal to .99 multiplied by the Exchange Ratio. The Exchange Ratio is initially fixed at approximately 360.420 but is subject to adjustment in the event that the Market Price is less than $30.3030303. Assuming that the Market Price at the Effective Time is at least $30.3030303 per share (although there can be no assurance as to the foregoing) and assuming all outstanding options to purchase InterQual Capital Stock have been exercised in accordance with their terms, the Exchange Ratio will result in each share of InterQual Class A Common Stock being exchanged for approximately
360.420 shares of Access Health Common Stock and each share of InterQual Class B Common Stock being exchanged for approximately 356.816 shares of Access Health Common Stock. If the Market Price is less than $30.3030303, the numerator of the Exchange Ratio will increase by the number of shares of Access Health Common Stock equal to the lesser of (A) fifty percent (50%) of the amount obtained from (i) the quotient of $130 million and the Market Price of Access Health Common Stock, less (ii) 4,290,000, and (B) 250,000. The Exchange Ratio does not adjust further once the Market Price is less than $27.14, and accordingly, the maximum Exchange Ratio is fixed at approximately 402.427. Based on such maximum Exchange Ratio, each share of InterQual Class A Common Stock will be exchanged for approximately 402.427 shares of Access Health Common Stock and each share of InterQual Class B Common Stock will be exchanged for approximately 398.403 shares of Access Health Common Stock assuming all options to purchase InterQual Class B Common Stock are exercised in accordance with their terms. Therefore, any further decrease in the Market Price below $27.14 will not affect the Exchange Ratio but will reduce the value for each share of InterQual Class A and Class B Common Stock. The specific value of the consideration to be received by InterQual stockholders in the Merger will depend on the market value of Access Health Common Stock at the Effective Time. In the event that the market value of Access Health Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Access Health Common Stock to be received by the InterQual stockholders will be affected. While the Merger Agreement is subject to termination by InterQual in the event that the Market Price is less than $27.14, there can be no assurance that the InterQual Board will terminate the Merger or that the holders of InterQual Class A Common Stock will elect to disapprove the Merger under such circumstances. The market value of Access Health Common Stock as of a recent date is set forth herein under "Summary--Market Price Data." InterQual stockholders are advised to obtain recent market quotations for Access Health Common Stock. Access Health Common Stock historically has been subject to substantial price volatility. No assurance can be given as to the market value of Access Health Common Stock at any time before the Effective Time. See "Access Health Stock Information--Access Health Stock Price and Dividend Information."


    MATERIAL EXPENSES RESULTING FROM THE MERGER WILL IMPACT RESULTS OF OPERATIONS. The combined companies' results of operations will be adversely affected by Merger-related expenses, consisting primarily of nonrecurring transaction costs of financial advisors, attorneys, accountants, financial printing and other related charges estimated to be approximately $8 to $9 million.* These costs will be charged to operations in, and will therefore negatively impact operating results for, the fiscal quarter in which the Merger is consummated. Although the companies do not believe that the costs will exceed these estimates*, there is no assurance that these estimates are correct or that unanticipated contingencies will not occur that will substantially increase the costs of combining the operations of the two companies or will result in a material adverse effect on the results of operations and financial condition of Access Health in future periods.


    SHARES ELIGIBLE FOR FUTURE SALE MAY IMPACT MARKET PRICE. If the Merger is consummated, Access Health will issue to stockholders of InterQual an aggregate of approximately 4,290,000 shares of Access Health Common Stock (subject to an increase of up to 250,000 shares as described above). Substantial sales of such shares of Access Health Common Stock are likely to occur after the Merger. Immediately upon consummation of the Merger, approximately 787,800 of such shares will be freely tradeable. Following publication of financial results covering 30 days of post-Merger combined operations, approximately 3,502,200 additional shares issued in the Merger to persons who may be deemed affiliates of InterQual could be publicly sold pursuant to Rule 145 under the Securities Act, subject to the volume and other limitations thereof, and of these additional shares issued to affiliates, 1,000,000 shares will be subject to immediate resale under the registration statement filed in connection herewith pursuant to Rule 415 under the Securities Act. In addition, following such publication of financial results, a substantial number of the shares of Access Health Common Stock issued in the Merger to InterQual affiliates are likely to be sold pursuant to the exercise of registration rights. See "Approval of the Merger and Related Transactions--Registration Rights Agreement." Future sales of a substantial number of such shares of Access Health Common Stock could adversely affect or cause substantial fluctuations in the market price of Access Health Common Stock.

RISKS RELATED TO ACCESS HEALTH BUSINESS

    UNCERTAINTY RELATED TO OBTAINING, EXPANDING AND RETAINING CONTRACTS MAY IMPACT RESULTS OF OPERATIONS. Access Health's ability to increase revenues and profitability is largely dependent on Access Health's ability to secure additional care management contracts and to retain and expand existing contracts. Access Health could be adversely affected by the termination or non-renewal of any of Access Health's contracts, or by renegotiation of the terms of the contacts, particularly if the affected contracts cover a large number of members or represent a significant portion Access Health's care management revenue. For example, in fiscal 1997, Access Health renegotiated various older care management contacts to bring price terms based on minimum membership and utilization rates previously negotiated in line with actual membership and utilization rates. Such rationalizations resulted in a decrease of revenue by approximately $7.0 million in fiscal 1997. During the first half of fiscal 1998 contract rationalizations decreased revenue by approximately $2.7 million and for the balance of the year the Company expects contract rationalizations to reduce revenue under such contracts by approximately $3.2 million. Any factors adversely affecting the market for Access Health's care management products or licensing and support services products, including factors outside of Access Health's control, such as adverse publicity or government regulatory action, could have a material adverse effect on Access Health.

    DEPENDENCE ON PRINCIPAL CUSTOMERS. Significant portions of Access Health's revenues are generated by a limited number of customers. Access Health's care management contracts range from approximately 800 members to 3.0 million members per contract. In fiscal 1997, the five largest single care management enrollments totaled 3.0 million, 2.4 million, 1.9 million, 1.5 million and 1.5 million members. In fiscal 1997, Access Health's three largest customers accounted for approximately 8.0%, 7.8%, and 6.9% of Access Health's total revenues and Access Health's top five customers, in the aggregate, accounted for approximately 33.4% of Access Health's total revenues. After an initial term of approximately one to four years, contracts generally can be terminated upon 60 to 360 days notice to Access Health. Three of Access Health's five largest contracts are up for renewal in the second half of fiscal 1998. Access Health's contracts could be subject to early termination by its customers if Access Health were not in compliance with any applicable government regulation. The termination, non-renewal or renegotiation of any such agreements could have a material adverse effect on Access Health's operating results. See "Access Health Business--Government Regulation."

    UNCERTAINTY OF FUTURE OPERATING RESULTS. Access Health's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside Access Health's control. There can be no assurance that Access Health's revenues and profitability will increase during fiscal 1998 and beyond. Access Health's revenues may be materially adversely affected by the termination or non-renewal of Access Health's contracts or by the renegotiation of the terms of such contracts. Access Health may incur significantly increased sales, marketing, and promotional expenses during fiscal 1998, and may devote additional resources to the further development of care management, disease management or other new products. To the extent that Access Health incurs increased expenses, Access Health's operating results will be adversely affected unless revenues and operating margins increase sufficiently to offset such expenditures of which there can be no assurance. See "Access Health--Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CHANGING HEALTH CARE MARKET COULD CAUSE NEW PRODUCT DEVELOPMENT AND OTHER COSTS TO INCREASE; ABILITY TO ADAPT TO CHANGE. The health care industry has undergone significant changes in recent years, and changes are expected to continue. Containing health care costs has become a national priority. As a result, the health care industry has become increasingly dominated by managed health care plans, causing cost containment pressure to rise. To address these changes, Access Health shifted its business focus in 1993 to payors from providers and developed its personal health management services. There is no assurance that Access Health's existing products and services will achieve continued success or that its new products and services will succeed. There also can be no assurance that continued industry change will not adversely affect Access Health's ability to compete. Continued change may cause Access Health to incur significant product development and marketing expenses which could have a material effect on operations.

Access Health's future success will depend on Access Health's ability to adapt to the changing needs of the health care industry.

    DEPENDENCE ON ADEQUATE FUNCTIONING OF CARE CENTER OPERATIONS. Access Health maintains member service and data centers ("care centers") in Rancho Cordova, California; Chicago, Illinois; Broomfield, Colorado; and Phoenix, Arizona. Access Health's operations depend on the adequate functioning of the computer and telephone systems in its call centers. Although Access Health has taken precautions to provide for power, computer, and telephone systems redundancy, there can be no assurance that a fire or other disaster affecting the centers or an equipment failure would not disable Access Health's systems for a significant period of time. Any significant damage to Access Health's facilities or an equipment failure could have a material adverse effect on Access Health's results of operations.

    The successful operation of Access Health's care centers is based on a networked information system. The information system provides care center nurses and health care counselors with access to care management applications and a database of information including member information, plan rules, physician information and clinical algorithms and guidelines. Access Health is in the process of developing a new information system which combines certain aspects of the different systems developed by Access Health and Informed Access. Failure to successfully develop and implement this new information system could delay revenues or increase operating costs and could have a material adverse effect on Access Health. The ability to continue to develop, implement and support Access Health's information systems is dependent on its ability to employ and retain experienced technical personnel. If Access Health is unable to hire and retain required personnel or is required to pay compensation at significantly higher levels to attract and retain technical personnel it could have a material adverse effect on Access Health's financial results.

    ACQUISITION-RELATED RISKS MAY ADVERSELY AFFECT OPERATIONS AND FINANCIAL RESULTS. Access Health has grown in part through mergers and acquisitions. Access Health intends to evaluate acquisitions of product lines and businesses as part of its business strategy. The process of integrating an acquired company's business into Access Health's operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of Access Health's business. Moreover, there can be no assurance that the anticipated benefits of an acquisition will be realized. Future acquisitions by Access Health could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect Access Health's operating results and financial condition. In addition, acquisitions involve numerous risks, including difficulties in managing diverse geographic operations, the diversion of management's attention from other business concerns, risks of entering markets in which Access Health has no or limited direct prior experience and the potential loss of key employees of the acquired company. The inability of Access Health's management to respond to changing business conditions effectively, including the changes associated with its acquired businesses and product lines, could have a material adverse effect on Access Health's business, results of operations and financial condition.

    VOLATILITY OF STOCK PRICE. The market for Access Health's stock is highly volatile. The trading price of Access Health's Common Stock is subject to wide fluctuations in response to a variety of factors including the signing or loss of a major contract, changes in market analyst estimates and recommendations for Access Health's Common Stock, fluctuations in operating results, the failure of operating results to meet market analyst's estimates, changes in government regulation and general conditions in the health care industry and the economy, any of which could cause the price of Access Health's Common Stock to fluctuate, perhaps substantially. In addition, in recent years stock prices have experienced significant fluctuations, which have particularly affected the market price for the securities of health care companies and which often have been unrelated to the operating performance of these companies.

RISKS RELATED TO INTERQUAL BUSINESS

    EACH OF THE FOLLOWING RISKS RELATING TO INTERQUAL WILL CONTINUE TO BE RISKS FACED BY THE COMBINED INTERQUAL AND ACCESS HEALTH COMPANIES IN THE FUTURE SINCE ACCESS HEALTH INTENDS TO CONTINUE THE OPERATIONS OF INTERQUAL AS A SEPARATE OPERATING SUBSIDIARY FOLLOWING THE MERGER. SINCE INTERQUAL'S REVENUES WILL ACCOUNT FOR A MATERIAL PORTION OF ACCESS HEALTH'S TOTAL REVENUES FOLLOWING THE MERGER, IN THE EVENT THAT ANY OF THE FOLLOWING INTERQUAL RISKS MATERIALLY IMPACTS INTERQUAL'S FINANCIAL RESULTS, SUCH RISKS MAY IN TURN HAVE A MATERIAL ADVERSE EFFECT ON ACCESS HEALTH'S BUSINESS, RESULTS OF OPERATION OR FINANCIAL CONDITION.

    DEPENDENCE ON ANNUAL LICENSE RENEWALS. InterQual's Criteria are licensed on an annual and multi-year basis. While InterQual has realized high historic renewal rates in recent years, there can be no assurance that future renewal rates will be maintained at historic levels. A significant reduction in the number of customers who choose to renew their licenses with InterQual could materially adversely affect InterQual's business, results of operations and financial condition.

    ABILITY TO MEET TECHNOLOGICAL DEMANDS OF THE MARKETPLACE. The market for health care information systems for data analysis is characterized by continual change and improvement in computer hardware and software technology. Currently, however, InterQual derives a substantial majority of its revenues from license fees for its Criteria delivered in print (book) format. InterQual believes a principal challenge is providing clinical knowledge in a form that addresses its customers' needs. The delivery of Criteria and clinical knowledge in electronic form is becoming increasingly important in light of the increased automation and technological advances in the health care information systems industry. In response to such industry changes, InterQual has developed (i) a stand-alone computerized delivery vehicle for its Criteria (AutoBook-TM-) and (ii) software for interfacing AutoBook-TM- to client and to third party health information systems. In addition, InterQual is actively developing additional methods to deliver its Criteria and clinical knowledge pursuant to partnerships with third party providers of health care information systems and end-users. InterQual believes that as the market for care management systems matures, heightened competition will require InterQual to enhance its current systems, to introduce new software that keeps pace with technological developments and to develop new applications that address the needs of its clients. There can be no assurance that (i) InterQual or its health care technology partners will be successful in developing and marketing enhancements or new Criteria delivery system applications, (ii) InterQual's Criteria delivery systems will continue to address adequately the needs of the marketplace or (iii) InterQual will be able to form partnerships in the future with third parties who can provide such software applications. If InterQual's Criteria delivery systems do not perform substantially as expected or are not accepted in the marketplace, InterQual's business, results of operations and financial condition could be materially adversely affected. In addition, the Criteria delivery systems embodying new technologies or the emergence of new industry standards could render InterQual's existing Criteria delivery systems and services obsolete and unmarketable.

    SYSTEM AND DATA DEFECTS. The clinical content, print and software delivery systems and primary source verification service of InterQual and its health care technology partners are complex and sophisticated and could from time to time contain clinical errors, data errors or design defects that could be difficult to detect and correct and result in loss of or delay in market acceptance or loss of reputation. Although InterQual has not to date experienced material adverse effects resulting from any clinical or software errors or defects, there can be no assurance that, despite testing by InterQual and its customers, errors will not be found in existing or new Criteria delivery systems. Any clinical or software errors or defects in existing or new Criteria delivery systems could result in a delay in, or inability to achieve, market acceptance, and InterQual's business, results of operations and financial condition could be materially adversely affected.

    DEPENDENCE ON CONTINUED CERTIFICATION AS A CREDENTIALS VERIFICATION ORGANIZATION. The ability of InterQual to continue to compete for primary source verification ("PSV") contracts depends on its maintenance of certification as a credentials verification organization ("CVO"). Currently, InterQual is fully certified by the National Committee for Quality Assurance ("NCQA") for 10 out of 10 verification services. However, as a result of the Merger, NCQA will have the right to conduct a discretionary review of

InterQual to determine whether a change in InterQual's certification status is warranted. In addition, as of May 1998 the American Accreditation HealthCare Commission/URAC ("AAHC/URAC") has launched a program for CVO accreditation. Failure of InterQual to maintain its NCQA certification or to obtain certification from AAHC/URAC or any future accrediting organization may have a material adverse effect on InterQual's ability to compete for PSV contracts and its financial position and results of operations.

    DEPENDENCE ON DEPARTMENT OF DEFENSE MANDATE. The Department of Defense has mandated that health plans providing health care services under the CHAMPUS program use InterQual's Criteria products. In 1997, 5.2% of InterQual's total revenues were received pursuant to such mandate. Any termination or modification of the Department of Defense's mandate could have a material adverse effect on InterQual and its business, financial condition and operating results.

    DEPENDENCE ON DECEMBER QUARTER RENEWALS. Historically, InterQual has realized disproportionately higher annual customer renewals in the December quarter of each fiscal year. For example, contracts representing 47% of total renewal revenues were renewed in the December quarter of calender 1997. InterQual expects this pattern to continue due primarily to its contract renewal cycle and customer budgeting and purchasing patterns.* Any factors negatively affecting InterQual during the December quarter in any year, including the failure of customers to renew their licenses, could have a material adverse effect on InterQual's business, results of operations and financial condition.

RISKS COMMON TO BOTH ACCESS HEALTH AND INTERQUAL BUSINESSES

    ANY OF THE RISKS RELATING TO BOTH ACCESS HEALTH AND INTERQUAL IN THE FOLLOWING SECTION WILL CONTINUE TO BE RISKS FACED BY THE COMBINED INTERQUAL AND ACCESS HEALTH COMPANIES IN THE FUTURE. SINCE INTERQUAL'S REVENUES WILL ACCOUNT FOR A MATERIAL PORTION OF ACCESS HEALTH'S TOTAL REVENUES FOLLOWING THE MERGER, IN THE EVENT THAT ANY OF THE FOLLOWING RISKS COMMON TO ACCESS AND INTERQUAL MATERIALLY IMPACTS INTERQUAL'S FINANCIAL RESULTS, SUCH RISKS MAY IN TURN HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANIES' BUSINESS, RESULTS OF OPERATION OR FINANCIAL CONDITION.

    HIGHLY COMPETITIVE MARKET. The markets for the products and services of Access Health and InterQual are highly competitive. There are a number of competitors that offer products or services that compete with some or all of those offered by Access Health and by InterQual. Existing and potential clients may also evaluate Access Health's and InterQual's products or services against internally developed programs. Increased competition could result in pricing pressure and margin erosion. In their existing businesses and as Access Health and InterQual each offers new products or services, or enters new markets, they may each face increased competition from competitors, some of whom may have substantially greater financial, marketing and technical resources. In particular, several smaller competitors of Access Health have recently been acquired or are expected to be acquired by companies with substantially greater financial, marketing and technical resources than Access Health. There can be no assurance that Access Health or InterQual will continue to compete successfully.

    LIMITATIONS ON PROTECTION OF PROPRIETARY RIGHTS. Access Health and InterQual both regard their proprietary rights as essential to their respective businesses and take action to protect their intellectual property with patents, copyrights, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Proprietary items of Access Health include its software, clinical algorithms and nursing assessment tools, clinical operational expertise and marketing and program operation materials. InterQual regards its Criteria, credential protocols, software, clinical and administrative decision support operational expertise, marketing and program operational materials as proprietary. Despite precautions, it may be possible for unauthorized third parties to copy aspects of the products of Access Health or InterQual or to obtain and use information that the companies regard as proprietary.

    There can be no assurance that competitors, some of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the ability of Access Health or InterQual to market their respective products and services either in the United States or in international markets. Litigation may be necessary in the future to enforce intellectual property rights, to protect trade secrets of Access Health and/or

InterQual, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Access Health and InterQual businesses, operating results or financial conditions. Access Health has been issued patents on its clinical algorithms in the United States and has filed for patent protection in some foreign countries. InterQual has applied for a U.S. patent for its AutoBook-TM- product. There is no assurance that such patents will not be challenged or invalidated. Existing copyright laws afford only limited practical protection. In addition, the laws of some foreign countries do not protect Access Health's and InterQual's proprietary rights to the same extent as do the laws of the United States.

    DEPENDENCE ON KEY EMPLOYEES AND MANAGEMENT OF CHANGE. The success of both Access Health and InterQual depends in part on the continued contributions of certain key management employees, most of whom are subject to noncompetition restrictions. The loss of the services of one or more of these employees could have a material adverse effect on the combined companies' businesses, financial positions and results of operations. Both Access Health and InterQual believe that their continued success also will depend in large part on their ability to attract and retain highly-skilled management, technology, marketing, sales and physician and nursing personnel. Competition for such personnel is intense, and there can be no assurance of success in attracting and retaining such personnel as necessary. Furthermore, the ability to manage change and growth successfully will require continued improvement of the companies' respective management expertise as well as their financial systems and controls.

    NEED TO CONTINUE TO MANAGE GROWTH OF OPERATIONS. Both Access Health and InterQual have experienced rapid growth in recent years. Continued rapid growth may place a significant strain on management, telecommunications systems, operational infrastructure, working capital and financial and management control systems. The difficulties of managing growth may be increased by the necessity of coordinating geographically separated organizations. In order for Access Health and InterQual to manage their respective client bases successfully, management will be required to anticipate the changing demands of their growing operations and to adopt systems and procedures accordingly. Failure to effectively implement or maintain such systems and procedures could adversely affect the combined businesses, results of operation and financial conditions of Access Health and InterQual. Further, there can be no assurance that the current information systems, telecommunications systems and operational infrastructures of Access Health and InterQual will be adequate for the future needs of the combined companies, or that Access Health or InterQual will be successful in implementing new systems. Failure to upgrade the information systems, telecommunications systems and operational infrastructure or unexpected difficulties encountered with these systems during expansion could adversely affect the businesses, financial conditions and results of operations of Access Health or InterQual.

    GOVERNMENT REGULATION. The health care industry is subject to extensive and evolving government regulation at both federal and state levels relating to many aspects of Access Health's business, InterQual's business, and the use of Access Health's programs and InterQual's products and services by their respective clients, including the provision and review of health care services, teleservicing, health care referral programs and the process for selecting and retaining individual professionals on provider panels and HMOs and other similar plans.

    In the case of Access Health, the literal language of certain of these statutes and regulations governing the provision of health care services, including the practice of nursing and the practice of medicine, could be construed by regulatory authorities to apply to certain activities, including without limitation teleservicing activities which use California, Illinois, Arizona, and Colorado registered nurses to provide out-of-state care management services such as nursing assessments and information regarding appropriate sources of care and treatment time frames, or to apply to certain activities of Access Health that are provided on a per-member, per-month basis. These statutes and regulations could also apply to certain activities of Access Health's health service customers when operating Access Health's programs. Access Health understands that state regulators in some states have informed some entities that they are adopting such a construction. Access Health has taken steps to comply with such regulatory interpretations, but there can be no assurance that such steps will be sufficient to protect Access Health from the effects of such regulatory action. The literal language of the statutes and regulations, in the case of InterQual, could also be construed by regulatory authorities to apply to development and use of certain of InterQual's products, including without limitation, the use of out-of-state licensed physicians and/or registered nurses to develop medical review Criteria and information regarding appropriate sources of and types of care or to certain activities of InterQual's health service customers when using InterQual's products for preauthorization and other medical care review. InterQual has complied with all such regulatory requirements of which it is aware.

    While some states have indicated their intention to interpret their statutes to require licenses for out-of-state providers, most states have not addressed this issue by regulation or state legislation. However, if regulators seek to enforce any of the foregoing statutory and regulatory requirements, Access Health, InterQual, their employees and/or their clients could be required to obtain additional licenses or registrations, to modify or curtail the use and operation of Access Health's programs and/or InterQual's products, to modify the method of payment for Access Health's programs and/or InterQual's products, or to pay fines or incur other penalties.

    The payment of remuneration to induce the referral of health care business has been a subject of increasing governmental and regulatory focus in recent years. Section 1128B(b) of the Social Security Act (sometimes referred to as the "Federal anti-kickback statute") provides criminal penalties and civil damages for individuals or entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items or services for which payment may be made under the Medicare and Medicaid programs and certain other government-funded programs. The Social Security Act also provides authority to the Office of the Inspector General, through civil proceedings, to exclude an individual or entity from participation in the Medicare and state health programs if it is determined any such party has violated Section 1128B(b) of the Social Security Act. Regulations have been promulgated specifying certain payment practices that will not be subject to criminal prosecution, civil penalties nor exclusion. These regulations, commonly referred to as the "safe harbor" regulations, do not expand the scope of the Federal anti-kickback statute, and the fact that a business arrangement does not fit within a safe harbor does not necessarily mean the business arrangement violates the Federal anti-kickback statute.

    Access Health's programs involve payment for referral services and do not meet all of the requirements of the applicable safe harbor for referral services. In addition, a number of states in which Access Health and InterQual operate have anti-kickback statutes similar to the Federal statute, as well as statutory and regulatory requirements governing referral agencies and regulating franchising and business opportunity ventures. The Federal government and a number of states have enacted statutes which contain outright prohibitions on referrals for specified services which are made by referring providers who have an ownership interest in, or compensation arrangement with, the entity to which the referral is made. If Access Health or the use of its products and services were to be found in violation of such statutes, Access Health or its clients could be required to modify or curtail the operation of Access Health's programs, or to pay fines or incur other penalties, and Access Health's clients could be excluded from participation in federal health care programs including the Medicare and Medicaid programs and could be precluded from charging fees and obtaining reimbursement for specified services.

    InterQual believes that its products and the use of its products by its licensees do not violate the anti-kickback statutes, but believes that the use by its clients may not meet the safe harbor requirements. However, the Federal government and a number of states have enacted or are planning to enact statutes which (i) contain outright prohibitions on referrals for specified services which are made by referring providers who have an ownership interest in, or compensation arrangement with, the entity to which the referral is made, (ii) mandate that medical review decisions such as those facilitated by use of InterQual's products are subject to appeal or other grievance procedures or
(iii) impose liability on MCOs or their physician reviewers for alleged patient harm resulting from medical review decisions. If InterQual or the use of its products by customers or Access Health were to be found in violation of such statutes or to fall within the requirements of such statutes, Access Health, InterQual or their clients could be required to modify the mode of development and/or use of InterQual's products, or to pay fines or incur substantial expense or other penalties, and InterQual's clients could be excluded from participation in federal health care programs, including the Medicare and Medicaid programs and could be precluded from charging fees and obtaining reimbursement for specified services.

    There can be no assurance that Access Health, InterQual, or the use of either company's products and services will not be subject to review or challenge by government regulators under any of the foregoing statutes and regulations. Access Health has also started to offer utilization management services, which services are subject to specific state regulations and licensing requirements that may prove difficult and costly for Access Health to comply with. In addition, additional laws and regulations could be enacted in the future that would regulate Access Health, InterQual, or the use of each company's, or the combined companies', products and services. Any government investigative or enforcement actions with respect to Access Health, InterQual or the use of their respective products or services could generate adverse publicity irrespective of the final outcome, and could have a material adverse effect on Access Health, InterQual, their businesses, financial conditions and results of operations. The use or required use of Access Health or InterQual clinical criteria could be subject to opposition from organized providers or consumer groups, which could lead to adverse legislation, regulation or publicity.

    RISK MANAGEMENT. In recent years, participants in the health care industry, including physicians, nurses and other health care professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. Due to the nature of its business, Access Health could become involved in litigation regarding the telephone information given by its registered nurses or those of its licensees with the risk of adverse publicity, significant defense costs and substantial damage awards. Similarly, InterQual could become involved in litigation regarding the medical reviews conducted by its customers or the credentialing decisions made by its customers or by Access Health with the same risk of adverse publicity, significant defense costs and substantial damage awards.

    Access Health has established policies and procedures that limit the information provided by its registered nurses to that contained in its clinical algorithms and protocols and in other approved reference sources. In connection with its teleservices operations, Access Health has a quality assurance program that includes real-time audits of calls and post call reviews to monitor compliance with established policies and procedures. Generally, clients review and approve Access Health's clinical algorithms, protocols and guidelines prior to program implementation and do not modify them without medical approval. To date, Access Health has not been the subject of any claim involving either its clinical assessment systems, the operation of its teleservicing centers or the operation by hospital or other clients of on-site call centers nor has InterQual been the subject of any claim involving the use of its clinical Criteria or the data it has provided through its credentialing service. However, there can be no assurance that claims will not be brought against Access Health, InterQual, or the combined companies in connection with the medical review business. Even if such claims ultimately prove to be without merit, defending against them can be time consuming and expensive, and any adverse publicity associated with such claims could have a material adverse effect on Access Health, InterQual, their businesses, financial conditions and results of operations. Further, there can be no assurance that Access Health or InterQual has appropriate or sufficient coverage under their existing insurance plans or that they will be able to obtain appropriate or sufficient amounts of insurance in the future to address the foregoing risks on terms that are commercially reasonable.

    IMPACT OF THE YEAR 2000 ON COMPUTER SYSTEMS. The architectural design of both Access Health's and InterQual's computer systems and infrastructure have taken into account the effect of integrating existing date data with date data from the Year 2000 and beyond. As a result, each company believes it will address and resolve any possible issue associated with the integration of Year 2000 date data in a timely fashion and will not materially affect future financial results or cause reported financial information to be inaccurate.* Nevertheless, unforeseen internal problems or unanticipated events including the inability of third party vendors to integrate Year 2000 date data could occur causing a material adverse effect on the Access Health's and/or InterQual's businesses, results of operation and financial condition.

                                  INTRODUCTION

    This Proxy Statement/Prospectus and Notice and Consent Solicitation Statement is (i) furnished in connection with the solicitation of proxies by the Access Health Board to be used at the Access Health Special Meeting and (ii) furnished to holders of InterQual Class A and Class B Common Stock and holders of options to purchase InterQual Class B Common Stock in connection with the solicitation of written consents of the InterQual Class A Common Stock by the InterQual Board and to provide notice to the holders of InterQual Class B Common Stock and the holders of options to purchase InterQual Class B Common Stock. This Proxy Statement/Prospectus and Notice and Consent Solicitation Statement is also furnished by Access Health to InterQual stockholders and optionholders in connection with the issuance of shares of Access Health Common Stock in connection with the Merger described herein.

    The information set forth herein concerning Access Health has been furnished by Access Health and the information set forth herein concerning InterQual has been furnished by InterQual.

                         ACCESS HEALTH SPECIAL MEETING

DATE, TIME AND PLACE OF ACCESS HEALTH SPECIAL MEETING

    The Access Health Special Meeting will be held on Monday, June 30, 1998 at 9:00 a.m., local time, at Access Health's executive offices located at 335 Interlocken Parkway, Broomfield, Colorado 80021.

PURPOSES OF ACCESS HEALTH SPECIAL MEETING

    The purpose of the Access Health Special Meeting is to consider and vote upon the approval of the issuance of shares of Access Health Common Stock pursuant to the terms of the Merger Agreement. As a result of the Merger, all outstanding shares of InterQual Capital Stock will be converted into shares of Access Health Common Stock. See "Approval of the Merger and Related Transactions--Manner and Basis of Converting Shares."

RECORD DATE AND OUTSTANDING SHARES

    Only stockholders of record of Access Health Common Stock at the close of business on the Access Health Record Date, which is May 15, 1998, are entitled to notice of, and to vote at, the Access Health Special Meeting. As of the Access Health Record Date, there were approximately 689 stockholders of record holding an aggregate of 18,993,742 shares of Access Health Common Stock.

VOTE REQUIRED; QUORUM

    Because the number of shares of Access Health Common Stock to be issued or reserved for issuance in connection with the Merger will exceed 20% of the number of shares of Access Health Common Stock outstanding prior to the Merger, approval by a majority of the votes cast at the Access Health Special Meeting of the issuance of the Access Health Common Stock pursuant to the Merger Agreement is required under the rules of the Nasdaq. If a majority of the votes cast at the Access Health Special Meeting do not approve such issuance, the Merger will not be consummated. In such event, Access Health will be obligated to pay a termination fee of $3.9 million to InterQual. Each stockholder of record of Access Health Common Stock on the Access Health Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Access Health at the Access Health Special Meeting.

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Access Health Common Stock entitled to vote at the Access Health Special Meeting will constitute a quorum. If an executed Access Health proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Access Health Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a "broker non-vote"), such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the votes cast with respect to such matter. Abstentions and broker non-votes will have no effect on the Share Proposal.

    Certain holders of Access Health Common Stock have entered into Affiliate/Voting Agreements with Access Health, pursuant to which each such holder has agreed to vote (i) in favor of approval of the issuance of the shares of Access Health Common Stock pursuant to the Merger Agreement and (ii) against (among other things) approval of any proposal made in opposition to or competition with consummation of the issuance of shares in connection with the Merger. In addition, each such holder has granted pursuant to such holder's Affiliate/Voting Agreement, to each director on the Board of Directors of Access Health, an irrevocable proxy to vote shares as aforesaid. These shares of Access Health Common Stock subject to the Affiliate/Voting Agreement represent 8.2% of the votes entitled to be cast by holders of shares of Access Health Common Stock as of the Access Health Record Date.

VOTING OF PROXIES

    All shares of Access Health Common Stock that are entitled to vote and are represented at the Access Health Special Meeting either in person or by properly executed proxies received prior to or at the Access Health Special Meeting and not duly and timely revoked will be voted at the Access Health Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the issuance of shares of Access Health Common Stock pursuant to the Merger Agreement.

    If any other matters are properly presented for consideration at the Access Health Special Meeting including, among other things, consideration of a motion to adjourn or postpone the Access Health Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Access Health at or before the taking of the vote at the Access Health Special Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Access Health, before the taking of the vote at the Access Health Special Meeting or (iii) attending the Access Health Special Meeting and voting in person (although attendance at the Access Health Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Access Health, Inc. at 335 Interlocken Parkway, Broomfield, Colorado 80021, Attention: Secretary, or hand-delivered to the Secretary of Access Health, in each case at or before the taking of the vote at the Access Health Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

    The cost of the solicitation of proxies of Access Health stockholders will be borne by Access Health. Proxies may be solicited by certain Access Health directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Following the original mailing of the proxies and other soliciting materials, Access Health will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Access Health Common Stock and request authority for the exercise of proxies. In such cases, Access Health, upon the request of the record holders, will reimburse such record holders for their reasonable expenses. Access Health has retained Corporate

Investor Communications, Inc. to assist in the solicitation of proxies at a cost of approximately $20,000, plus customary expenses.

           SOLICITATION OF WRITTEN CONSENTS OF INTERQUAL STOCKHOLDERS

PURPOSE OF THE INTERQUAL WRITTEN CONSENT

    Holders of InterQual Class A Common Stock are being asked to consent in writing to a proposal to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, by which InterQual would become a wholly owned subsidiary of Access Health. The InterQual Board has unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby and recommends that the holders of InterQual Class A Common Stock consent in writing to the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby. In addition, this Notice and Consent Solicitation Statement is being furnished to holders of InterQual Class B Common Stock, if any, and holders of options to purchase InterQual Class B Common Stock for notice purposes. Although currently there are no outstanding shares of InterQual Class B Common Stock, pursuant to the terms of InterQual's 1994 Non-Qualified Stock Option Plan and the stock option agreements between InterQual and the holders of options to acquire InterQual Class B Common Stock, the unvested portion of such options will become fully exercisable immediately prior to the consummation of the Merger. If such options are exercised in accordance with their terms immediately prior to the consummation of the Merger, such optionholders will become holders of InterQual Class B Common Stock immediately prior to the consummation of the Merger and therefore entitled to all of the rights of stockholders under Delaware law. See "Solicitation of Written Consents of InterQual Stockholders-- Appraisal Rights" and "Approval of the Merger and Related Transactions--Delaware Appraisal Rights."

RECORD DATE AND OUTSTANDING SHARES

    Only stockholders of record of InterQual Class A Common Stock at the close of business on the InterQual Record Date, which is May 15, 1998, are entitled to notice of, and to vote by, the InterQual written consent. As of the InterQual Record Date, there were eight stockholders of record holding an aggregate of 10,000 shares of InterQual Class A Common Stock.

VOTE REQUIRED

    Approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding InterQual Class A Common Stock. Each stockholder of record of InterQual Class A Common Stock on the InterQual Record Date is entitled to one vote per share on each matter properly submitted for the vote of the stockholders of InterQual Class A Common Stock by the InterQual written consent.

    Approval of the Merger Agreement, the Merger and the transactions contemplated thereby shall constitute approval of the terms of the Escrow Agreement and the appointment of Charles M. Jacobs as the representative of the InterQual stockholders under the Escrow Agreement. See "Approval of the Merger and Related Transactions--Escrow Fund."

    Charles M. Jacobs, a holder of InterQual Class A Common Stock has entered into an Affiliate/Voting Agreement with Access Health, pursuant to which he has agreed to vote (i) in favor of approval of the Merger Agreement and (ii) against (among other things) approval of any proposal made in opposition to or in competition with consummation of the Merger. In addition, Mr. Jacobs has granted, pursuant to the Affiliate/Voting Agreement, to each director on the Access Health Board, an irrevocable proxy to vote such shares as aforesaid and to exercise other rights including the execution and delivery of written consents with respect to such shares. The shares of InterQual Class A Common Stock subject to the Affiliate/Voting Agreement represent approximately 50.01% of the votes entitled to be cast by holders of shares of InterQual Class A Common Stock. THE VOTE IN ACCORDANCE WITH THE AFFILIATE/

VOTING AGREEMENT OF THE SHARES OF INTERQUAL CLASS A COMMON STOCK SUBJECT TO THE AFFILIATE/VOTING AGREEMENT WILL BE SUFFICIENT TO APPROVE AND ADOPT THE MERGER AGREEMENT.

WRITTEN CONSENT SOLICITATION; EXPENSES

    InterQual stockholders are requested to complete, sign, date and return prior to June 30, 1998 the enclosed InterQual written consent in the postage-prepaid envelope provided for the purpose of voting "FOR" approval of the Merger Agreement. Failure to return the InterQual written consent will have the practical effect of voting against the approval of the Merger Agreement.

    The cost of the solicitation of the written consents of the InterQual Class A Common Stockholders will be borne by InterQual. Consents may be solicited by certain InterQual directors, officers and employees personally or by telephone, telecopy or other means of communication. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

APPRAISAL RIGHTS

    Holders of InterQual Class A Common Stock who do not vote by written consent in favor of the Merger and holders of InterQual Class B Common Stock may, under certain circumstances and by following procedures prescribed by Section 262 of the DGCL, exercise appraisal rights and receive cash for their shares of InterQual Capital Stock. A dissenting stockholder of InterQual must follow the appropriate procedures under Delaware law or suffer the termination or waiver of such rights. See "Approval of the Merger and Related Transactions--Delaware Appraisal Rights."

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

    THE FOLLOWING DISCUSSION SUMMARIZES THE PROPOSED MERGER AND RELATED TRANSACTIONS. THE FOLLOWING IS NOT, HOWEVER, A COMPLETE STATEMENT OF ALL PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS. DETAILED TERMS OF AND CONDITIONS TO THE MERGER AND CERTAIN RELATED TRANSACTIONS ARE CONTAINED IN THE MERGER AGREEMENT, A CONFORMED COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT AS ANNEX A. STATEMENTS MADE IN THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT WITH RESPECT TO THE TERMS OF THE MERGER AND SUCH RELATED TRANSACTIONS ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO, AND HOLDERS OF ACCESS HEALTH COMMON STOCK AND INTERQUAL CAPITAL STOCK ARE URGED TO READ, THE MORE DETAILED INFORMATION SET FORTH IN THE MERGER AGREEMENT AND THE OTHER DOCUMENTS ANNEXED HERETO.

ACCESS HEALTH'S REASONS FOR THE MERGER

    The Access Health Board has unanimously approved and ratified the Merger Agreement and the Merger, has determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Access Health and its stockholders and therefore unanimously recommends that the holders of Access Health Common Stock vote in favor of approval of the issuance of Access Health Common Stock pursuant to the Merger Agreement.

    In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Access Health Board has identified the following potential benefits* of the Merger that it believes may contribute to the success of the combined company:

    - STRENGTHEN POSITION AS A LEADING CARE MANAGEMENT COMPANY. The Merger represents a complementary combination of two leading companies in the development and delivery of care management services and clinical criteria which improve the quality and reduce the cost of health care services. Access Health is the industry leader in developing care management services that are used to guide individuals with health care conditions to the appropriate point of care and to assist them in managing chronic conditions. InterQual's products represent an industry standard to support clinical decision making by physicians. Access Health intends to integrate InterQual's Criteria into a care management service offering to support providers in making appropriate health care decisions for their patients.* Access Health believes that the new services will extend Access Health's care management capabilities beyond its patient focused triage and disease management services and will enable the Company to increase its ability to positively impact health care costs and quality.*

    - EXPANDED CUSTOMER BASE. InterQual has approximately 1,700 customers, including 500 licensed health plans and health care insurers and 1,200 hospital organizations. Access Health believes there is a significant opportunity to provide additional care management services to existing InterQual customers and to promote InterQual Criteria and services based on InterQual Criteria to existing Access Health customers.*

    - OPPORTUNITY TO REDUCE DUPLICATIVE INVESTMENTS AND PURSUE NEW PRODUCTS AND SERVICES. The combined company is expected to have a more focused and coordinated research and development program that should reduce aggregate investment requirements and provide the opportunity for the combined company to pursue new product and service opportunities.*

    - EXPAND MANAGEMENT RESOURCES. The integrated management team is expected to possess expanded expertise to manage the development of each of the combined companies' growing segments with particular emphasis on managed care, health plans, physician groups, hospital organizations, and international sectors.*

    - OPPORTUNITY TO REALIZE OPERATING SYNERGIES. Access Health and InterQual will jointly develop an integration plan that will identify potential cost savings as a result of the transaction, which savings are expected to improve operating results of the combined company over time.*

    - PROJECTED LONG-TERM OPERATING RESULTS ACCRETION. Combined company operating results are expected to become accretive but not until fiscal 1999.*

    In the course of its deliberations, the Access Health Board reviewed and considered a number of other factors relevant to the Merger. In particular, the Access Health Board considered, among other things, the following factors:

    (i) Information concerning Access Health's and InterQual's respective businesses, financial position, results of operations, product development schedules, technologies and properties;

    (ii) The reports of Access Health's management including reports relating to the extensive due diligence review which had been conducted regarding InterQual's business, operations, technology and competitive position, and possible synergistic and expansion opportunities for the two companies;

   (iii) The multiples of comparable publicly traded companies in the industry, the discounted future cash flows of InterQual based on management's projections and an analysis of the respective contributions to revenues, operating profits and net profits of the combined companies based on managements' projections;

    (iv) The oral opinion of BancAmerica Robertson Stephens dated June 1, 1998 delivered to the Access Health Board on June 2, 1998, that as of June 1, 1998, and based upon the assumptions made, matters considered and limits of review set forth therein, the Merger Consideration was fair, from a financial point of view, to Access Health;

    (v) The expectation that the Merger will qualify for pooling-of-interests treatment for financial reporting purposes and will be tax-free for federal income tax purposes to Access Health;

    (vi) A review with Access Health's legal counsel of the terms of the Merger Agreement, including the obligation of InterQual not to solicit or encourage other acquisition proposals, the breakup fee provisions, the circumstances under which either Access Health or InterQual can terminate the Merger Agreement and the closing conditions to the Merger;

   (vii) The compatibility of the corporate cultures of Access Health and InterQual which the Access Health Board believed was important for the successful integration of the companies; and

  (viii) The fact that the issuance of Access Health Common Stock pursuant to the Merger Agreement is conditioned upon approval by a majority of the votes cast at the Access Health Special Meeting and that the Merger is conditioned upon approval of the Merger Agreement by the holders of a majority of the outstanding shares of InterQual Class A Common Stock.

    The Access Health Board also considered a variety of potentially negative factors in its deliberations concerning the Merger. While the totality of all applicable risks were considered, the Access Health Board placed emphasis on certain negative factors including (i) the initial dilutive effect of the issuance of Access Health Common Stock in the Merger*, including the risk that present revenue growth rates may decline, which is discussed in more detail in "Risk Factors--Risks Related to the Merger--Potential Dilutive Effect to Stockholders"; (ii) the risk that earnings per share accretion may not materialize as quickly as anticipated, which is discussed in more detail in "Risk Factors--Risks Related to the Merger--Potential Dilutive Effect to Stockholders"; (iii) the material nature of the charges expected to be incurred, primarily in the quarter ended June 30, 1998, in connection with the Merger, including the transaction expenses arising from the Merger, which is discussed in more detail in "Risk Factors--Risks Related to the Merger--Material Expenses Resulting from the Merger Will Impact Results of Operations"; and (iv) the risk that, despite the intentions and efforts of the parties, Access Health may not be able to retain the key technical and management personnel of InterQual. In addition to the preceding risks, the Board considered all other material risks including (i) the risk that, despite the intentions and the efforts of the parties, the benefits sought to be achieved in the Merger may not be achieved;
(ii) the risk that the market price of Access Health Common Stock might be adversely affected by the public announcement of the Merger; and (iii) all other risks described above under "Risk Factors."

    The foregoing discussion of the information and factors considered by the Access Health Board is not intended to be exhaustive but is believed to include all material factors considered by the Access Health Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Access Health Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, nor in the course of its deliberations, did the Access Health Board establish a range of values for InterQual. In addition, individual members of the Access Health Board may have given different weights to different factors. While Access Health management undertook significant effort to evaluate InterQual as a potential strategic acquisition based on an analysis of the two companies' operating structures, products, marketing strategies and customers, they were not able to quantify specific benefits precisely. Access Health does, however, estimate that potential operating results may be accretive subsequent to the Merger.* Access Health believes such accretive benefits could be achieved based on the present level of earnings and revenue growth of InterQual and the combined abilities of the two companies.* Finally, while the Access Health Board did not consider any particular factors to be disproportionately significant, certain factors were given emphasis. First, Access Health believes that the combination presents the potential to broaden Access Health's capabilities to provide a full range of care management products and services and strengthen its position as a leading provider of such products and services.* Second, the potential expanded customer base of the combined companies may present a significant cross-marketing opportunity for both Access Health and InterQual.* Notwithstanding the enhanced significance of the preceding factors, the Access Health Board's ultimate determination was based on the consideration of the totality of positive factors weighed against the negative factors. The Access Health Board concluded that on balance, the positive factors outnumber and outweigh the negative factors.* In reaching such determination through the exercise of its business judgment, the Access Health Board determined that the proposed transaction will provide the greatest benefit to Access Health and its stockholders.

INTERQUAL'S REASONS FOR THE MERGER

    The InterQual Board has approved the Merger Agreement and the Merger, has determined that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, InterQual and its stockholders and therefore recommends that the holders of InterQual Class A Common Stock vote in favor of approval of the Merger Agreement.

    The InterQual Board believes the Merger will be beneficial for the following principal reasons:

    - EXPANDED RESOURCES; LEVERAGE TECHNICAL CAPABILITIES; ENHANCED COMPETITIVE POSITION. The Merger is expected to provide InterQual with greater financial, technical, sales and marketing and other operational resources to facilitate its continued rapid growth.* In addition, the combined development efforts of the companies are expected to enhance the breadth and productivity and reduce the cost of product and system development and enhance its competitive position.*

    - OPERATIONAL EFFICIENCIES. The companies should be able to reduce some duplicative overhead costs and investments and develop an integration plan that will identify potential cost savings and help the combined companies to coordinate their efforts in developing new products and services to their combined customer bases.* While InterQual is not able to quantify the potential reduction in expenses precisely, Interqual expects such savings to result from efficiencies which should allow the combined companies to compete more effectively.* These efficiencies are expected to result from the: (i) expanded technical and information systems,* (ii) increased research and development, sales, marketing and account management resources and expertise,* and (iii) greater financial capacity, of the combined companies.*

    - EXPANDED CUSTOMER BASE. The Merger is expected to enable InterQual to leverage Access Health's customer relationships in the health plan and provider markets to help the combined company achieve a leading market position in its target customer groups.*

    - COMPLEMENTARY PRODUCT LINES. The Merger is expected to bring together two complementary product lines which should allow the combined companies to address a broader market and to provide their customers with a more complete product solution.*

    - PUBLICLY TRADED STOCK. InterQual stockholders will receive Access Health Common Stock in the Merger, which is a publicly traded stock on Nasdaq, in contrast to the illiquid nature of their present holdings of InterQual stock.

    In reaching its conclusions to approve the Merger, the InterQual Board considered, among other things, the following factors:

    (i) Access Health's and InterQual's respective businesses, financial position, historical and prospective results of operations, market position, product development plans and technical capabilities;

    (ii) InterQual's other potential strategic and financial options, including acquisition and partnership proposals which had been received from other companies and the pursuit of an initial public offering as an independent company at some later date;

   (iii) Reports of InterQual's management and financial, legal and accounting advisors, including reports relating to the due diligence review which had been conducted regarding Access Health's business, operations, technology and competitive position and possible synergistic and expansion opportunities for the two companies;

    (iv) With the assistance of its financial advisors, the value of the consideration to be exchanged by Access Health for the InterQual Capital Stock relative to: (a) the respective contribution of Access Health and InterQual to the revenue, operating income and net income of the combined companies, based on consensus estimates of Access Health's future results from securities industry analysts; (b) the valuation multiples of selected comparable publicly traded companies; and (c) the implied valuation multiples in comparable merger transactions.

    (v) The oral opinion of Volpe Brown Whelan delivered on June 1, 1998 confirming its written opinion dated May 29, 1998 to the effect that as of such date, that the Exchange Ratio was fair, from a financial point of view, to InterQual;

    (vi) Information on historical price and volume trading data for Access Health's Common Stock as well as the composition of Access Health's stockholder base;

   (vii) The expectation that the Merger will qualify for pooling-of-interests treatment for financial reporting purposes and will constitute a tax-free reorganization for federal income tax purposes to InterQual's stockholders;

  (viii) A review with InterQual's legal counsel of the terms of the Merger Agreement, including the Affiliate/Voting and Affiliate Agreements, Employee Agreements, Registration Rights Agreement, the obligation of InterQual not to solicit or encourage other acquisition proposals, the representations and warranties of InterQual and Access Health, the break-up fee provisions, the share escrow and indemnification provisions, the circumstances under which either InterQual or Access Health can terminate the Merger Agreement and the closing conditions to the Merger (including stockholder approval requirements);

    (ix) The fact that a designee of InterQual would be appointed to the Access Health Board. See "InterQual--Management."

    The InterQual Board also considered a variety of potentially negative factors in its deliberations concerning the Merger, including: (i) the risk that, despite the intentions and efforts of the parties, the operational and competitive benefits sought to be achieved in the Merger will not be achieved;
(ii) the risk that the market value and liquidity of Access Health Common Stock might be adversely affected; (iii) the risk that existing or prospective customers may not respond positively to the Merger announcement; (iv) the risk that despite the intentions and efforts of the parties, the key technical and management personnel of InterQual and Access Health required to facilitate a successful integration may not remain with the combined company; (v) the risk of the loss of key Access Health customers or other negative impacts on Access Health's business; and (vi) the other risks described above under "Risk Factors." Despite these potentially negative factors and other risks described above under "Risk Factors," the InterQual Board believes that the risk of not securing the benefits which the InterQual Board believes will result from the Merger outweigh the potentially negative factors and risks related to the consummation of the Merger.*

    The foregoing discussion of the information and factors considered by the InterQual Board is not intended to be exhaustive but is believed to include all material factors considered by the InterQual Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the InterQual Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination; rather it was on the basis of the totality of the positive factors, which in the opinion of the InterQual Board outnumbered and outweighed the negative factors, upon which the InterQual Board exercising its business judgment based its decision that the contemplated transaction will provide the greatest benefits to InterQual and its stockholders. In addition, individual members of the InterQual Board may have given different weights to different factors.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    THE ACCESS HEALTH BOARD HAS UNANIMOUSLY RATIFIED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, ACCESS HEALTH AND ITS STOCKHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ACCESS HEALTH COMMON STOCK VOTE FOR THE APPROVAL OF THE ISSUANCE OF ACCESS HEALTH COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

    THE INTERQUAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, INTERQUAL AND ITS STOCKHOLDERS. THE INTERQUAL BOARD, THEREFORE,

UNANIMOUSLY RECOMMENDS THAT HOLDERS OF INTERQUAL CLASS A COMMON STOCK PROVIDE WRITTEN CONSENT FOR THE MERGER AGREEMENT.

BACKGROUND OF THE MERGER

    On a number of occasions in 1996 and early 1997, members of Access Health's clinical staff and members of InterQual's clinical staff met in the ordinary course of business and discussed ways in which Access Health and InterQual could work together.

    On February 3, 1997, the InterQual Board met at a regularly scheduled board meeting and considered the strategic options which were currently available to InterQual, including a number of informal strategic partnerships and financial restructuring opportunities and the possibility of a public offering. The InterQual Board determined to engage a financial adviser to advise it on its strategic options.

    On April 16, 1997, Joseph P. Tallman, currently the Chief Executive Officer of Access Health in his capacity as the President and Chief Operating Officer of the Company, and Timothy H. Connor, Chief Financial Officer of Access Health, met Charles M. Jacobs, Chief Executive Officer of InterQual, and Henry F. Nelson, Jr., Chief Operating Officer of InterQual, at a trade conference, and discussed a more in-depth working relationship between the two companies, including the possibility of licensing InterQual Criteria for use in a utilization management outsource service.

    On April 30, 1997, InterQual selected Volpe Brown Whelan as its financial adviser. Volpe Brown Whelan's advice in favor of a merger strategy was accepted. Thereupon, Volpe Brown Whelan prepared an information memorandum and initiated a two stage auction process commencing in August of 1997. Volpe Brown Whelan and InterQual initially evaluated an extensive list of potentially interested parties in related areas of activity and with the necessary financial capacity to undertake a possible combination transaction. Volpe Brown Whelan then contacted on a confidential basis and sent information memoranda to 17 potentially interested parties to solicit their interest in a combination transaction with InterQual.

    On August 27, 1997, Messrs. Tallman and Connor of Access Health and Messrs. Jacobs and Nelson of InterQual met to further discuss the licensing arrangements and to discuss potential, synergistic relationships.

    On September 23, 1997, Volpe Brown Whelan contacted Access Health and inquired of its interest in pursuing a combination transaction with InterQual. Volpe Brown Whelan and Access Health negotiated and prepared a confidentiality agreement which was executed on October 1, 1997. On October 1, 1997 Volpe Brown Whelan sent letters to the 17 parties including Access Health who had been contacted in relation to a combination transaction with InterQual. The letter requested the 17 parties to provide proposed terms of a combination transaction to be submitted no later than October 21, 1997.

    On October 21, 1997 Volpe Brown Whelan received five proposals for a combination transaction with InterQual. These replies included a letter from Mr. Tallman of Access Health, who expressed Access Health's interest in pursuing a combination transaction with InterQual and proposed a stock-for-stock merger to be accounted for as a pooling of interests. The letter was subject to a number of contingencies including a due diligence review of InterQual, Access Health Board and stockholder approval and the agreement of certain key members of InterQual's management team to enter into employment agreements and/or non-competition agreements.

    On October 24, 1997, Volpe Brown Whelan met with the InterQual Board in a telephonic meeting and presented a review of the five proposals which had been received from interested parties. The InterQual Board reviewed each of the proposals on the basis of the value of consideration proposed, the form of consideration, the proposed terms of the transaction, the expected time frame to completion and any contingent liabilities which would reside with InterQual shareholders. On the basis of this review, the InterQual Board determined to invite four interested parties to meet certain management of InterQual and perform due diligence.

    On November 11 and 12, 1997, representatives of Access Health, including Mr. Tallman, Mr. Connor, Michael Myers, Senior Vice President of Marketing and Technology, and Julie A. Brooks, Senior Vice President and General Counsel, met with members of InterQual's management team, including Mr. Jacobs, Josephine A. Lamprey, President, Susan Weagly Jacobs, Senior Vice President, Mr. Nelson, and other InterQual officers, and with representatives of Volpe Brown Whelan to discuss InterQual's business, operations, products and financial prospects. In addition, the potential structure and the potential benefits of a combination of InterQual with Access Health were discussed. Also on November 12, 1997, Access Health concluded a license on behalf of one of its health plan customers with InterQual for use of InterQual's Criteria products in certain utilization management initiatives for such customer.

    On December 4, 1997, Volpe Brown Whelan wrote letters to the four interested parties, including Access Health, inviting the submission of a final proposal for the acquisition of InterQual. The letters indicated that, based on such final proposals, InterQual intended to select a single party with whom to offer the opportunity to conduct exclusive negotiations. The letter further requested that all final proposals be submitted to Volpe Brown Whelan on or before December 15, 1997.

    On December 10, 1997, Mr. Jacobs, Ms. Lamprey, Ms. Jacobs and Mr. Nelson, with representatives of Volpe Brown Whelan, met Mr. Tallman, Mr. Connor and Patrick Benner, Access Health's Director of Corporate Development, at Access Health's corporate head office in Broomfield, Colorado to discuss Access Health's business, operations, products and financial prospects. Mr. Tallman described the potential benefits of a merger and the role InterQual would play in the combined entity.

    On December 12, 1997, the Access Health Board, met and discussed the potential merger of InterQual with Access Health. The Access Health Board authorized management to pursue the possibility of a merger with InterQual.

    On December 15, 1997, Volpe Brown Whelan received final proposals from the four interested parties including a letter from Mr. Tallman of Access Health who proposed detailed terms for a merger of InterQual with Access Health. Mr. Tallman proposed that Access Health would issue 4,250,000 registered shares of common stock and options to purchase common stock for all of the outstanding shares and options of InterQual. The proposal was subject to certain conditions, including the execution of a definitive agreement, completion of a due diligence review, receipt of an opinion from Access Health's accountants that the merger would be treated as a pooling of interests, receipt of an opinion from Access Health's legal advisers that the merger would be treated as a reorganization within the meaning of Section 368(a) of the Code and receipt of an opinion from Access Health's financial advisers that the Merger Consideration was fair from a financial point of view to Access Health.

    On December 21 and 22, 1997, Volpe Brown Whelan met with the InterQual Board and presented a review of the final proposals which had been received from the four interested parties. The InterQual Board reviewed each of the final proposals on the basis of value of the consideration proposed, the form of the consideration, the proposed terms of the combination transaction and any contingent liabilities which would reside with InterQual shareholders. The InterQual Board then authorized Volpe Brown Whelan to return to certain parties that had submitted final proposals to discuss their willingness to modify the terms of their bid. Between December 23 and December 26, Volpe Brown Whelan had several discussions with Access Health and other interested parties. On the basis of such discussions the Access Health proposal was determined to be the most attractive and on January 7, 1997, Access Health and InterQual executed an exclusivity agreement to negotiate a definitive agreement for the merger of InterQual with Access Health.

    On January 14 and 15, 1998, representatives of Access Health, its legal adviser, Wilson Sonsini Goodrich & Rosati, its independent public accountants, Arthur Andersen LLP, and its financial adviser, BancAmerica Robertson Stephens, met with representatives of InterQual and Volpe Brown Whelan in Marlborough, Massachusetts to conduct financial and legal due diligence regarding InterQual.

    On January 16, 1998, representatives of Ropes & Gray, InterQual's legal adviser in connection with the proposed Access Health transaction, and a representative of Volpe Brown Whelan met with representatives of Access Health in Broomfield, Colorado to conduct financial and legal due diligence regarding Access Health.

    On January 26, 1998, Mr. Jacobs and Douglas L. Elden of The Elden Law Firm, InterQual's corporate counsel, met with Mr. Tallman and Kinney L. Johnson, a member of the Access Health board, in Broomfield, Colorado, and on January 27, 1998 met with Richard C. Miller and Frank G. Washington, a member and Chairman of Access Health's board, respectively, in Sacramento, California to discuss the role InterQual would have in the combined entity and InterQual's representation on the Access Health Board.

    From January 14, 1998 to February 13, 1998, legal counsel for Access Health and InterQual negotiated the terms of and prepared the definitive merger agreement and related agreements and documents. Representatives of Access Health and InterQual and their respective financial advisers participated in these negotiations by telephone and in person on occasion during this period.

    From January 19 through January 21, 1998, Price Waterhouse, InterQual's accounting consultants conducted accounting due diligence regarding Access Health at the Sacramento, California offices of Ernst & Young, Access Health's former independent public accountants, and at Access Health's offices in Broomfield, Colorado.

    On January 20, 1998, the Access Health Board held a special telephonic meeting during which management and legal counsel reviewed the results of their due diligence of InterQual, management reviewed the possible benefits and risks relating to the proposed merger, the directors reviewed with management and legal counsel the specific terms of the proposed merger agreement and BancAmerica Robertson Stephens discussed certain of its preliminary analyses with the Access Health Board.

    On February 9, 1998, InterQual's directors, by unanimous consent, approved the Merger Agreement. By this consent, the directors also authorized Mr. Jacobs, InterQual's Chief Executive Officer to execute and deliver the Merger Agreement substantially in the same form and content furnished to them with such modifications as approved by him in his sole discretion, and declared that such execution and delivery was to be conclusive evidence that the Merger Agreement was authorized by the directors of InterQual.

    On February 10, 1998, the Access Health Board held a special telephonic meeting, reviewed the proposed final Merger Agreement and related documents and discussed preliminary valuation results with BancAmerica Robertson Stephens. The Access Health Board authorized the Access Health management to complete negotiation of the Merger Agreement subject to final approval of the Access Health Board.

    On February 13, 1998 the Access Health Board held a special telephonic meeting during which it reviewed the final terms of the Merger Agreement and related documents and reviewed the oral opinion of BancAmerica Robertson Stephens, subsequently confirmed in writing as of such date, that, as of February 13, 1998, and based upon the assumptions made, matters considered and limits of review set forth therein, the Merger Consideration was fair, from a financial point of view, to Access Health. After deliberations, a majority of the Access Health Board approved the Merger and the Merger Agreement. Access Health and InterQual then executed the Merger Agreement that day, and at 7:00 a.m. EST on February 17, 1998 Access Health announced that it had executed the Merger Agreement.

    On March 4, 1998, the Access Health Board held a special telephone meeting during which it unanimously ratified the Merger and the Merger Agreement.

    On May 19, 1998 Messrs. Tallman and Connor of Access Health called Mr. Jacobs and a representative of Volpe Brown Whelan and proposed revising the terms of the Merger Agreement. Over the following week, Mr. Tallman and Mr. Jacobs had discussions about revising the terms of the Merger Agreement. On May 29, 1998 Messrs. Tallman and Connor called Mr. Jacobs and the parties agreed to amend the Merger Agreement to limit the maximum number of Access Health shares to be issued to 4,540,000 for all of the outstanding shares and options of InterQual.

    On June 1, 1998, the InterQual Board held a special meeting during which it reviewed the terms of the amendments to be entered into to the Merger Agreement and reviewed the opinion of Volpe Brown Whelan dated as of May 29, 1998 confirming that as of such date the Exchange Ratio was fair from a financial point of view to InterQual.

    On June 2, 1998 the Access Health Board held a special telephonic meeting during which it reviewed the terms of the amendments to be entered into to the Merger Agreement and reviewed the opinion of BancAmerica Robertson Stephens dated as of June 1, 1998 confirming that as of such date, based upon the assumptions made, matters considered and limits of review set forth therein, the Merger Consideration as reviewed was fair, from a financial point of view, to Access Health.

OPINION OF ACCESS HEALTH'S FINANCIAL ADVISOR

    On December 29, 1997, Access Health and BancAmerica Robertson Stephens executed an engagement letter (the "Engagement Letter") pursuant to which BancAmerica Robertson Stephens was engaged to render an opinion as to the fairness of the Merger Consideration, from a financial point of view, to Access Health. See "Approval of the Merger and Related Transactions--Background of the Merger."


    On February 13, 1998, at a meeting of the Access Health Board held to evaluate the proposed Merger, BancAmerica Robertson Stephens delivered to the Access Health Board its oral opinion, subsequently confirmed in writing as of such date, that as of February 13, 1998, and based on the assumptions made, matters considered and limits of review set forth therein, the Merger Consideration was fair, from a financial point of view, to Access Health. On June 2, 1998, BancAmerica Robertson Stephens delivered to the Access Health Board its written opinion dated June 1, 1998 (the "BancAmerica Robertson Stephens Opinion") that, based on the assumptions made, matters considered and limits of review set forth therein, the Merger Consideration was fair, from a financial point of view, to Access Health. The BancAmerica Robertson Stephens Opinion dated as of June 1, 1998, is substantially similar to the opinion dated February 13, 1998. No limitations were imposed by the Access Health Board on BancAmerica Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The Merger Consideration was determined through negotiations between the managements of Access Health and InterQual. BancAmerica Robertson Stephens did not recommend to the Access Health Board that any specific exchange ratio should constitute the Merger Consideration. In furnishing its opinion, BancAmerica Robertson Stephens was not engaged as an agent or fiduciary of Access Health's stockholders or any other person. BancAmerica Robertson Stephens has consented to the inclusion and use of its opinion in this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement, and the discussion herein regarding such opinion is acceptable to BancAmerica Robertson Stephens.


    THE FULL TEXT OF THE BANCAMERICA ROBERTSON STEPHENS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF ACCESS HEALTH ARE URGED TO READ THE BANCAMERICA ROBERTSON STEPHENS OPINION IN ITS ENTIRETY. THE BANCAMERICA ROBERTSON STEPHENS OPINION WAS PROVIDED AT THE REQUEST, AND FOR THE USE, OF THE ACCESS HEALTH BOARD, WAS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO ACCESS HEALTH IN THE MERGER AND WAS NOT INTENDED TO BE, AND DOES NOT CONSTITUTE, A RECOMMENDATION TO STOCKHOLDERS OF ACCESS HEALTH AS TO HOW THEY SHOULD VOTE AT THE ACCESS HEALTH SPECIAL MEETING IN CONNECTION WITH THE MERGER. BANCAMERICA ROBERTSON STEPHENS DOES NOT EXPRESS ANY OPINION REGARDING THE FUTURE VALUE OF THE ACCESS HEALTH COMMON STOCK, NOR DOES IT EXPRESS ANY OPINION REGARDING THE FAIRNESS OF THE MERGER CONSIDERATION TO INTERQUAL OR ITS STOCKHOLDERS. THE BANCAMERICA ROBERTSON STEPHENS OPINION DOES NOT ADDRESS THE RELATIVE MERITS

OF THE MERGER AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE ACCESS HEALTH BOARD AS ALTERNATIVES TO THE MERGER AGREEMENT OR THE UNDERLYING BUSINESS DECISION OF THE ACCESS HEALTH BOARD TO PROCEED WITH OR EFFECT THE MERGER. THE SUMMARY OF THE BANCAMERICA ROBERTSON STEPHENS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BANCAMERICA ROBERTSON STEPHENS OPINION.

    In connection with the preparation of the BancAmerica Robertson Stephens Opinion, BancAmerica Robertson Stephens, among other things, (i) reviewed certain financial information furnished to it by Access Health, including certain internal financial analyses and forecasts by the management of InterQual; (ii) reviewed publicly available information concerning Access Health; (iii) held discussions with the managements of each of Access Health and InterQual concerning the businesses, past and current business operations, financial condition, results of operations and future prospects of each company, independently and combined; (iv) reviewed the terms of a draft of the Merger Agreement; (v) reviewed the stock price and trading history of Access Health Common Stock; (vi) reviewed the contribution by each company to pro forma combined revenue, operating income and net income of the proposed combined company; (vii) reviewed the valuations of publicly traded companies which were deemed comparable to InterQual; (viii) compared the financial terms of the Merger set forth in the Merger Agreement with other transactions which BancAmerica Robertson Stephens deemed relevant; (ix) analyzed the pro forma earnings per share of the combined company; and (x) made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

    In connection with arriving at its opinion, BancAmerica Robertson Stephens assumed and relied upon, without independent verification, the accuracy and completeness of all information reviewed by it in connection with its engagement by Access Health with respect to the Merger and has relied upon the assurances of management of each of Access Health and InterQual that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, BancAmerica Robertson Stephens did not obtain any independent evaluation or appraisal of any of the properties, assets or liabilities (contingent or otherwise) of Access Health or InterQual, nor was BancAmerica Robertson Stephens furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) of each of Access Health and InterQual which BancAmerica Robertson Stephens has reviewed, BancAmerica Robertson Stephens has assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best available estimates and judgments, as of June 1, 1998, of the managements of Access Health and InterQual, respectively, as to the future financial performance of each of Access Health and InterQual, respectively, and BancAmerica Robertson Stephens has further assumed that such forecasts and projections will be realized in the amounts and in the time periods estimated by the respective managements of each of Access Health and InterQual. Further, BancAmerica Robertson Stephens has assumed that the historical financial statements of each of Access Health and InterQual reviewed by BancAmerica Robertson Stephens have been prepared and fairly presented in accordance with U.S. GAAP. BancAmerica Robertson Stephens has assumed that the Merger will be consummated upon the terms set forth in a draft of the Merger Agreement without material alteration thereof and that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and be accounted for as a pooling of interests in accordance with U.S. GAAP. BancAmerica Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

    The BancAmerica Robertson Stephens Opinion was necessarily based on market, economic and other conditions as in effect on, and information made available to BancAmerica Robertson Stephens as of, June 1, 1998. It should be understood that subsequent developments may affect the conclusion expressed in the BancAmerica Robertson Stephens Opinion and that BancAmerica Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after the date of the BancAmerica Robertson Stephens Opinion.

    SUMMARY OF ANALYSES. The following is a summary of the material financial analyses performed by BancAmerica Robertson Stephens in connection with rendering the BancAmerica Robertson Stephens Opinion:

    COMPARABLE COMPANY ANALYSIS. Using publicly available information, BancAmerica Robertson Stephens analyzed, among other things, the market values plus net debt (the "Total Capitalization") and trading multiples of selected publicly traded companies in the data analysis/decision support and clinical/ financial applications industry, including: HCIA, Health Risk Management, Medirisk, Summit Medical Systems and Transitions Systems (the "Data Analysis/Decision Support Companies"); IDX Systems Corporation and Medical Manager Corporation (the "Physician Focused Clinical/Financial Application Companies"); and Cerner Corporation, HBO & Company, Oacis Healthcare, Shared Medical Systems, and Sunquest Information Systems (the "Hospital Focused Clinical/Financial Application Companies" and, together with the Data Analysis/Decision Support Companies and the Physician Focused Clinical/ Financial Application Companies, the "Comparable Companies"). BancAmerica Robertson Stephens compared the market values of such Comparable Companies as multiples of, among other things, estimated calendar 1998 and 1999 net income. The aggregate market values of the Data Analysis/Decision Support Companies ranged from 15.0x to 30.0x 1998 net income estimates and 15.0x to 21.1x 1999 net income estimates, with an average aggregate market value of 23.9x 1998 net income estimates and 18.9x 1999 net income estimates. The aggregate market values of the Physician Focused Clinical/Financial Application Companies ranged from 33.9x to 34.8x 1998 net income estimates and 25.2x to 27.9x 1999 net income estimates, with an average aggregate market value of 34.3x 1998 net income estimates and 26.5x 1999 net income estimates. The aggregate market values of the Hospital Focused Clinical/Financial Application Companies ranged from 18.0x to 43.1x 1998 net income estimates and 14.4x to 33.4x 1999 net income estimates, with an average aggregate market value of 31.1x 1998 net income estimates and 22.8x 1999 net income estimates. All multiples were based on closing stock prices as of May 29, 1998. Based on this information and other publicly available information, BancAmerica Robertson Stephens applied a range of multiples of 25x to 30x and 18x to 23x, respectively, to InterQual's estimated 1998 and 1999 net income resulting in an equity reference range for InterQual of approximately $96 to $208 million without giving effect to a control premium and approximately $120 to $291 after giving effect to a 25-40% control premium, as compared to the equity value implied by the Merger Consideration of approximately $110 million based on the closing price of Access Health Common Stock on May 29, 1998 and the average closing price of Access Health Common Stock over the 20 consecutive trading days ending May 29, 1998.

    PRECEDENT TRANSACTION ANALYSIS. Using publicly available information, BancAmerica Robertson Stephens analyzed the consideration offered plus net debt assumed (the "Total Consideration") and implied transaction value multiples paid or proposed to be paid in selected transactions in the health care systems and services industry, including: United HealthCare/MediCode (December 7, 1997), QuadraMed Corporation/Medicus Systems Corporation (November 11, 1997), HBO & Company/National Health Enhancements Systems (October 3, 1997), HBO & Company/HPR, Inc. (September 29, 1997), IDX Systems/ Phamis, Inc. (March 25,
1997), HBO & Company/Enterprise Systems (March 14, 1997), HBO & Company/ AMISYS Managed Care (February 11, 1997), and HBO & Company/GMIS (September 24, 1996) (collectively, the "Precedent Transactions"). BancAmerica Robertson Stephens compared, among other things, the total consideration in such transaction as a multiple of forecasted revenues for the twelve month period subsequent ("NTM") to the announcement of the respective acquisitions and also compared the equity consideration in such transactions as a multiple of the preceding twelve months ("LTM") and NTM net income. The Precedent Transactions illustrated a range of Total Consideration equal to 1.5x to 6.3x NTM revenues, with an average multiple of 3.4x and a range of equity consideration equal to 25.5x to 34.5x NTM net income, with an average of 30.4x NTM net income. Based on this information and other publicly available information, BancAmerica Robertson Stephens applied a range of multiples for the Precedent Transactions of forecasted 1998 revenues of 3.0x to 5.0x and 1998 net income of 27x to 33x, respectively to corresponding financial data for InterQual, indicating implied acquisition valuations for InterQual from approximately $86-$188 million, as compared to the equity value implied by the Merger Consideration of approximately $110 million based on the closing price of Access Health Common Stock on May 29, 1998 and the average closing price of Access Health Common Stock over the 20 consecutive trading days ending May 29, 1998. All multiples for the Precedent Transactions were based on public information available at the time of the announcement.

    No company, business or transaction compared in the Comparable Company Analysis or Precedent Transaction Analysis is identical to Access Health, InterQual or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Companies, Precedent Transactions or the business segment, company or transactions to which they are being compared.

    CONTRIBUTION ANALYSIS. BancAmerica Robertson Stephens analyzed the respective contributions of Access Health and InterQual to the estimated revenues, earnings before interest and taxes ("EBIT") and net income for the years ended September 30, 1998 and 1999 of the combined company. This analysis indicated that (i) in 1998, Access Health would contribute approximately 85% of revenue, approximately 90% of EBIT and approximately 91% of net income and InterQual would have contributed approximately 15% of revenue, approximately 10% of EBIT and approximately 9% of net income of the combined company, and (ii) in 1999, Access Health would contribute approximately 83% of revenue, approximately 79% of EBIT and approximately 80% of net income and InterQual would contribute approximately 17% of revenue, approximately 21% of EBIT and approximately 20% of net income of the combined company. Based on the market value of Access Health as of May 29, 1998, these percentages indicated implied equity valuations from approximately $50 to $130 million for InterQual, as compared to the equity value implied by the Merger Consideration of approximately $110 million based on the closing price of Access Health Common Stock on May 29, 1998 and the average closing price of Access Health Common Stock over the 20 consecutive trading days ending May 29, 1998.

    DISCOUNTED CASH FLOW ANALYSIS. BancAmerica Robertson Stephens performed a discounted cash flow analysis of the after-tax cash flows of InterQual using estimates from Access Health for the fiscal years 1998 through 2003. BancAmerica Robertson Stephens first discounted the projected, after-tax cash flows through December 31, 2007 using a range of discount rates from 15% to 17%. InterQual after-tax cash-flows were calculated as the after-tax operating earnings of InterQual adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. BancAmerica Robertson Stephens then added to the present value of the cash flows the terminal value of InterQual in the fiscal year ending December 31, 2007, discounted back at the same discount rate. The terminal value was computed by multiplying InterQual's projected earnings before interest, taxes, depreciation and amortization in fiscal 2007 by terminal multiples ranging from 7x to 8x. The range of terminal multiples selected reflect BancAmerica Robertson Stephens's judgment as to an appropriate range of multiples at the end of the referenced period. The discounted cash flow valuation indicated implied equity valuations from approximately $120 to $147 million, as compared to the equity value implied by the Merger Consideration of approximately $110 million based on the closing price of Access Health Common Stock on May 29, 1998 and the average closing price of Access Health Common Stock over the 20 consecutive trading days ending May 29, 1998.

    PRO FORMA EARNINGS ANALYSIS. BancAmerica Robertson Stephens analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of the combined company for the years ending September 30, 1998 and 1999. The results of the pro forma earnings analysis suggested that the Merger would not be expected to be accretive to the combined company's EPS until the first quarter of fiscal 1999 and would likely be accretive to the combined company's EPS in fiscal 1999.* The actual results achieved by the combined company may vary from projected results and the variations may be material.

    OTHER FACTORS. In rendering its opinion, BancAmerica Robertson Stephens considered certain other factors and conducted certain other analyses, including, among other things, a review of (i) the history of trading prices and volume for Access Health Common Stock for the period May 29, 1997 to May 29, 1998; (ii) selected published analysts' reports on Access Health, including analysts' estimates as to the earnings growth potential of Access Health; and
(iii) a cost of capital analysis for InterQual.

    While the foregoing summary describes certain analyses and factors that BancAmerica Robertson Stephens deemed material in rendering the BancAmerica Robertson Stephens Opinion, it is not a comprehensive description of all analyses and factors considered by BancAmerica Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis summary description. BancAmerica Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete and misleading view of the evaluation process underlying the BancAmerica Robertson Stephens Opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancAmerica Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancAmerica Robertson Stephens are based on all analyses and factors taken as a whole and also on BancAmerica Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancAmerica Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancAmerica Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of Access Health and InterQual. Each of the analyses conducted by BancAmerica Robertson Stephens was so conducted to arrive at a determination as to whether the Merger Consideration was fair to Access Health from a financial point of view. In order to make such a determination, BancAmerica Robertson Stephens selected and conducted those analyses which it believes would provide indications of market value and relative contribution. Each of the analyses conducted by BancAmerica Robertson Stephens is customarily utilized by investment banks and financial advisors in a determination of fairness. Based on its experience as a financial advisor and investment bank, BancAmerica Robertson Stephens determined that each of the Comparable Company, the Precedent Transaction Analysis, the Contribution Analysis and the Discounted Cash Flow Analysis serves to indicate whether the Merger Consideration is fair to Access Health from a financial point of view. The analyses performed by BancAmerica Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased, and such estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of Access Health Common Stock may trade at any future time.

    Access Health engaged BancAmerica Robertson Stephens pursuant to the Engagement Letter on December 29, 1997. The Engagement Letter provides that, for its services, BancAmerica Robertson Stephens is entitled to receive an initial fee of $162,500, due and payable to BancAmerica Robertson Stephens upon execution of the Engagement Letter and a payment of $162,500 due and payable to BancAmerica Robertson Stephens upon delivery of its fairness opinion to the Access Health Board. If an updated opinion ("Updated Opinion") is requested at a future date, Access Health agreed to pay BancAmerica Robertson Stephens an additional fee of $75,000 for such Updated Opinion. Access Health has also agreed to reimburse BancAmerica Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless BancAmerica Robertson Stephens and its affiliates and any person, director, employee or agent of BancAmerica Robertson Stephens or any of its affiliates, or any person controlling BancAmerica Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancAmerica Robertson Stephens as financial advisor to Access Health. The terms of the fee arrangement with BancAmerica Robertson Stephens, which Access Health and BancAmerica Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Access Health and BancAmerica Robertson Stephens, and the Access Health Board was aware of such fee arrangements.

    BancAmerica Robertson Stephens was retained based on BancAmerica Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancAmerica Robertson Stephens investment banking relationship and familiarity with Access Health. In addition to acting as financial advisor to Access Health in connection with the Merger, BancAmerica Robertson Stephens (formerly, "Robertson Stephens & Company") acted as financial advisor to Informed Access Systems, Inc. ("Informed Access") in connection with the merger of Informed Access and Access Health completed in November 1996. Pursuant to an engagement letter between Robertson Stephens & Company and Informed Access, Robertson Stephens & Company was compensated for its services rendered in connection with such transaction with its usual and customary fee.

    In the ordinary course of business BancAmerica Robertson Stephens may actively trade the equity securities of Access Health for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Further, BancAmerica Robertson Stephens maintains a market in the Access Health Common Stock and regularly publishes research reports regarding the health care information services industry and the business and securities of Access Health and other publicly traded companies in the health care information services industry.

    BancAmerica Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, BancAmerica Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

OPINION OF INTERQUAL'S FINANCIAL ADVISOR


    InterQual retained Volpe Brown Whelan to act as its financial advisor with respect to the Merger. On June 1, 1998 Volpe Brown Whelan rendered its opinion to the Board of Directors of InterQual to the effect that, as of May 29, 1998 and based on and subject to the matters stated in the opinion, the Merger Consideration to be paid by Access Health to InterQual stockholders in the Merger is fair from a financial point of view to InterQual. Volpe Brown Whelan has consented to the inclusion and use of its opinion in this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement.


    THE FULL TEXT OF VOLPE BROWN WHELAN'S WRITTEN OPINION DATED MAY 29, 1998 WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF INTERQUAL CAPITAL STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE ENGAGEMENT OF VOLPE BROWN WHELAN AND ITS OPINION ARE FOR THE BENEFIT OF THE INTERQUAL BOARD AND ITS OPINION WAS DELIVERED TO THE INTERQUAL BOARD IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. VOLPE BROWN WHELAN'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO INTERQUAL, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF INTERQUAL CAPITAL STOCK AS TO HOW TO VOTE WITH RESPECT TO THE MERGER.

    In arriving at its opinion, Volpe Brown Whelan:

 (i) reviewed the Amended and Restated Agreement and Plan of Reorganization dated as of June 4, 1998 by and among Access Health, Access Acquisition Corp. 98A and InterQual;

 (ii) reviewed the Affiliate/Voting Agreement dated February 13, 1998 by and among Access Health, InterQual and a stockholder of InterQual who may be determined to be an affiliate;

 (iii) reviewed the form of registration rights agreement to be completed at closing between Access Health and the stockholders of InterQual;

 (iv) reviewed the form of employment agreements between Access Health and certain InterQual employees;

 (v) reviewed the form of separation and consulting agreements between Access Health and Charles M. Jacobs and Access Health and Randolph W. Seed, M.D.;

 (vi) interviewed management of InterQual and Access Health concerning the business prospects, financial outlook and operating plans of each company individually and combined;

 (vii) reviewed certain historical and projected InterQual and Access Health financial statements and other relevant financial and operating data of InterQual and Access Health prepared by the respective management teams;

(viii) considered the potential valuation which public market investors might accord InterQual in the context of an initial public offering of its securities;

 (ix) reviewed the valuation of selected publicly-traded companies deemed comparable and relevant to InterQual;

 (x) reviewed, to the extent publicly-available, the financial terms of selected merger and acquisition transactions deemed comparable and relevant to the Merger;

 (xi) reviewed the relevant contribution each of InterQual and Access Health is making to the combined company in terms of financial results and compared the results of this analysis with the pro forma ownership of the combined company;

 (xii) performed a discounted cash flow analysis of InterQual as a stand-alone entity based upon the financial projections of InterQual management;

(xiii) performed a pro forma financial impact analysis of the combined entity, based upon financial projections provided by InterQual and financial projections provided by Access Health and reviewed by InterQual; and

 (xiv) performed other such studies, analyses and inquiries and considered other such information as it deemed relevant.

    No limitations were imposed by the InterQual Board on Volpe Brown Whelan with respect to the investigations made or procedures followed by it in furnishing its opinion. The Merger Consideration was determined through negotiations between the managements of Access Health and InterQual. Volpe Brown Whelan did not recommend to the InterQual Board that a specific exchange ratio should constitute the Merger Consideration.

    In rendering its opinion, Volpe Brown Whelan relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to Volpe Brown Whelan by InterQual and Access Health and relied upon the assurances of InterQual and Access Health that all such information provided by them, respectively, was complete and accurate in all material respects and that there was no additional material information known to any of them that would make any of the information made available to Volpe Brown Whelan either incomplete or misleading. InterQual also retained outside legal, accounting and tax advisors to advise on matters relating to the Merger. Accordingly, Volpe Brown Whelan relied on their advice and expresses no opinion on such matters. With respect to the projected financial data of InterQual and Access Health, all of which was provided by the management of InterQual or Access Health, as well as the combined business plan

(including cost savings projected to result from the Merger), Volpe Brown Whelan has relied upon assurances of each company that such data was prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of InterQual and Access Health managements as to the future financial performance of each company separately and as a combined company. Volpe Brown Whelan has not made any independent appraisals or valuations of any assets of InterQual or Access Health, nor has Volpe Brown Whelan been furnished with any such appraisals or valuations. In addition, Volpe Brown Whelan assumed that the Merger would be accounted for as a pooling of interests business combination for financial reporting purposes and as a tax-free reorganization within the meaning of Section 368(a) of the Code. Volpe Brown Whelan's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Volpe Brown Whelan as of, the date it rendered its opinion.

    The following is a brief summary of the material analyses performed by Volpe Brown Whelan in connection with Volpe Brown Whelan's presentation and opinion to the InterQual Board.

    REVIEW OF COMPETING PROPOSALS. Volpe Brown Whelan analyzed the five initial indications of interest and the subsequent four final proposals received by InterQual from interested parties in the process of the competitive auction. Volpe Brown Whelan evaluated the proposals on the basis of the value of the consideration proposed, the form of the consideration, the proposed terms of the combination transaction and any contingent liabilities which would reside with InterQual stockholders. Volpe Brown Whelan concluded in that analysis that the terms of the merger proposed by Access Health and which were ultimately agreed in the Merger were the most attractive from a financial point of view to InterQual.

    COMPARABLE PUBLICLY-TRADED COMPANY ANALYSIS. Volpe Brown Whelan compared certain financial information of InterQual with that of a group of publicly-traded companies selected by Volpe Brown Whelan based on similarity of business lines, relative operating size and profitability and market capitalization. The comparable publicly-traded companies included HCIA, Inc., MECON, Inc., Medirisk, Inc., QuadraMed Corp., Summit Medical Systems, Inc., Transition Systems, Inc., Access Health, Inc. and Health Systems Design Corp. (collectively, the "Public Comparables"). The financial information reviewed included stock price in relation to (i) earnings per share ("EPS") for the latest twelve month period ("L12M"), (ii) forecasted 1998 EPS and (iii) forecasted 1999 EPS and (iv) book value of shareholders' equity as well as enterprise value (defined as market capitalization plus funded debt less cash) in relation to L12M revenue, L12M earnings before depreciation, amortization, interest and taxes ("EBITDA") and L12M earnings before interest and taxes ("EBIT") (collectively, the "Reviewed Information"). Forecasted 1998 and 1999 EPS for the Public Comparables were based on published estimates by research organizations, including those of Volpe Brown Whelan. Volpe Brown Whelan noted that, based on closing stock prices and earnings estimates as of May 28, 1998, the Public Comparables traded in a range of 26.3 to 61.9 times L12M earnings (with a median of 34.1 times), 21.5 to 32.1 times 1998 forecast earnings (with a median of 28.7 times) and 14.9 to 25.7 times 1999 forecast earnings (with a median of 19.5 times) and 0.8 to 14.2 times book value (with a median of 4.0 times). The enterprise value of the Public Comparables implied from the stock prices provided a range of 1.2 to 7.4 times L12M revenues (with a median of 3.8 times) and 4.2 to 19.5 times L12M EBITDA (with a median of 13.2 times) and 4.6 to 26.6 times L12M EBIT (with a median of 16.4 times). The analysis of Public sComparables yields a median of low values for InterQual of $11.7 million and a median of high values of $27.5 million with a median value of $15.4 million and a mean value of $63.4 million (without giving effect to a change of control premium), as compared to the enterprise value implied by the Merger Consideration of approximately $113.6 million based on the closing price of Access Health Common Stock on May 28, 1998. Because of the inherent differences between the business, operations and prospects of InterQual and the businesses, operations and prospects of the Public Comparables, Volpe Brown Whelan believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between InterQual and the Public Comparables that would affect the valuation.

    IPO ANALYSIS: Volpe Brown Whelan considered the potential valuation which public market investors might accord InterQual in the context of a public offering. The analysis makes certain pro-forma adjustments to InterQual's prospective financial performance to reflect its operations and cost structure as a publicly traded and independent entity. Such financial information was compared to the Reviewed Information of the Public Comparables. Volpe Brown Whelan made an adjustment to reflect the likely discount at which public market investors would subscribe new equity in an IPO. The IPO analysis indicated a pre-money mean of low values for InterQual of $2.9 million and a mean of high values of $109.1 million, with a mean of $38.3 million. In Volpe Brown Whelan's view the most appropriate valuation metric was the mean of the valuations implied by multiples of 1998 and 1999 net income which indicated a mean value of $84.4 million as compared to the enterprise value implied by the Merger Consideration of approximately $113.6 million based on the closing price of Access Health Common Stock on May 28, 1998.

    COMPARABLE MERGER AND ACQUISITION TRANSACTIONS. Volpe Brown Whelan reviewed the financial terms, to the extent publicly available, of 30 selected merger and acquisition transactions that Volpe Brown Whelan deemed comparable and relevant to the Merger. The transaction value of these transactions ranged from 12.6 to
73.7 times trailing net income (with a median of 39.4). The enterprise value of these transactions ranged from 0.5 to 11.8 times trailing revenue (with a median of 3.5) and 8.2 to 69.6 times trailing EBIT (with a median of 31.0). The analysis of selected merger and acquisition transactions yields a median of low values for InterQual of $5.8 million and a median of high values of $49.3 million with a median value of $21.9 million and a mean value of $33.9 million, as compared to the enterprise value implied by the Merger Consideration of approximately $113.6 million based on the closing price of Access Health Common Stock on May 28, 1998. The reasons for and circumstances surrounding each of the selected transactions were specific to that transaction and as a result the range of values yielded by this analysis was wide. No transaction or business compared in the selected comparable merger and acquisition transactions is identical to InterQual, Access Health or the Merger. Accordingly, Volpe Brown Whelan did not rely solely on the quantitative results of this analysis and also made qualitative judgments concerning differences between the selected transactions and the Merger that would affect the valuation.

    CONTRIBUTION ANALYSIS. Volpe Brown Whelan reviewed certain historical and forecasted financial information (including revenue, gross profit, EBITDA, EBIT, net income and book value) for InterQual and Access Health and the pro forma combined entity resulting from the Merger. Volpe Brown Whelan adjusted the relative contributions of revenue, gross profit, EBITDA and EBIT to reflect the differences in capital structures of the two companies. Volpe Brown Whelan analyzed the relative contributions of InterQual and Access Health based on historical financial performance for the fiscal year ended September 30, 1997, L12M to March 31, 1998 and forecasted financial performance for fiscal years ended September 30, 1998 and 1999. Based on the foregoing analysis, Volpe Brown Whelan concluded that InterQual would be contributing 11.1% of revenue in fiscal year 1997, 12.1% in L12M, 13.1% in forecast fiscal year 1998 and 14.6% in forecast fiscal year 1999; 15.1% of gross profit in fiscal year 1997, 17.1% in L12M, 19.7% in forecast fiscal year 1998 and 22.0% in forecast fiscal year 1999; 2.7% of EBITDA in fiscal year 1997, 3.1% in L12M, 7.7% in forecast fiscal year 1998 and 17.8% in forecast fiscal year 1999; 2.1% of EBIT in fiscal year 1997, 2.5% in L12M, 8.1% in forecast fiscal year 1998 and 19.8% in forecast fiscal year 1999; 1.7% of net income in fiscal year 1997, 2.1% in L12M, 7.8% in forecast fiscal year 1998 and 20.0% in forecast fiscal year 1999; and 0.5% of book value in fiscal year 1997, 0.8% in L12M, 2.3% in forecast fiscal year 1998 and 6.6% in forecast fiscal year 1999 in comparison to the 17.9% of the outstanding common equity of the combined entity that the InterQual stockholders would receive in the Merger. Volpe Brown Whelan determined that such ratios implied a value range for InterQual from $3.9 million to $144.9 million with a median of $45.6 million and a mean of $59.2 million. In Volpe Brown Whelan's view the most appropriate valuation metric was the mean of the valuations implied by the contribution to 1998 and 1999 EBIT and net income, which indicated a mean value of $86.8 million, as compared to the enterprise value implied by the Merger Consideration of approximately $113.6 million based on the closing price of Access Health Common Stock on May 28, 1998.

    DISCOUNTED CASH FLOW ANALYSIS. Volpe Brown Whelan performed a discounted cash flow analysis of InterQual based on certain financial projections provided by InterQual for the periods 1998 through 2002. Unlevered free cash flows were calculated as net income available to common stockholders plus the sum of depreciation, amortization and other non-cash charges minus capital expenditures and plus or minus changes in working capital and minus tax adjusted interest expense. Volpe Brown Whelan calculated terminal values by applying an exit multiple on 2002 net income and the cash flow streams and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the weighted average cost of capital for InterQual. Based on this analysis, Volpe Brown Whelan calculated values of InterQual ranging from $130.6 million to $294.3 million as compared to the enterprise value implied by the Merger Consideration of approximately $113.6 million based on the closing price of Access Health Common Stock on May 28, 1998. Because the discounted cash flow analysis is based on projections over an extended period of time, which are inherently subject to uncertainty and factors beyond the control of InterQual, Volpe Brown Whelan ascribed only limited weight to the results of this analysis in its overall evaluation of the fairness of the consideration.

    PRO FORMA FINANCIAL IMPACT ANALYSIS. Volpe Brown Whelan analyzed the pro forma impact of the Merger on Access Health's earnings per share for the fiscal years ended September 30, 1998 and 1999. The analysis was performed utilizing stand-alone operating estimates provided by the management teams of InterQual and Access Health. The operating estimates included stand-alone estimates for InterQual and Access Health as well as transaction-related costs and projected cost savings resulting from the Merger. Volpe Brown Whelan noted that based on such projections, the Merger would be not be expected to be accretive to Access Health's earnings per share in the fiscal year 1998 and would be accretive to Access Health's earnings per share in fiscal year 1999. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Volpe Brown Whelan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of the analysis, without considering all of the analyses, would create an incomplete view of the process underlying its opinion. In addition, Volpe Brown Whelan may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Volpe Brown Whelan's view of the actual value of InterQual.

    The analyses performed by Volpe Brown Whelan are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Volpe Brown Whelan's analysis of the fairness of the consideration from a financial point of view to InterQual. The analyses do not purport to be appraisals or to reflect the prices at which InterQual might actually be sold. In addition, as described above, Volpe Brown Whelan's opinion and presentation to the InterQual Board was one of many factors taken into consideration by the InterQual Board in making its determination to approve the Merger. Consequently, the Volpe Brown Whelan analyses described herein should not be viewed as determinative of the opinion of the InterQual Board with respect to the value of InterQual or of whether the InterQual Board or the Access Health Board would have been willing to agree to a different level of consideration.

    Volpe Brown Whelan is a nationally recognized investment banking firm and was selected by InterQual based on Volpe Brown Whelan's experience and expertise as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. Volpe Brown Whelan, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Volpe Brown Whelan and its affiliates may actively trade the equity securities of Access Health for its and their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Volpe Brown Whelan will receive a fee of $325,000 for rendering its opinion, no portion of which is conditioned upon the opinion being favorable. $250,000 of that fee will be credited against an additional fee to be paid to Volpe Brown Whelan upon the closing of the Merger. Such additional fee is based on the aggregate value of the consideration received by InterQual stockholders at the date of closing of the Merger. Based on the Access Health stock price as of May 28, 1998 and the Merger Consideration, Volpe Brown Whelan's additional fee would be $2.2 million. Terms of the fee arrangement with Volpe Brown Whelan which InterQual and Volpe Brown Whelan believe are customary in transactions of this nature, were negotiated at arm's length between InterQual and Volpe Brown Whelan, and the InterQual Board was aware of such fee arrangements. In addition, InterQual has agreed to reimburse Volpe Brown Whelan for its out-of-pocket costs and expenses and to indemnify Volpe Brown Whelan and its affiliates against certain liabilities and expenses.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the InterQual Board with respect to the Merger, InterQual stockholders should be aware that certain members of the InterQual Board and management have certain interests in the Merger that are in addition to the interests of InterQual stockholders generally. The InterQual Board was aware of these interests and considered them, among other factors, in approving the Merger Agreement. These interests are as follows:

    Francis Newbury, a director of InterQual, has performed certain financial advisory services relating to the Merger on behalf of InterQual and will receive a fee of 0.25% of the value of the Merger Consideration from InterQual. Assuming that the market value of Access Health Common Stock at the Effective Time is equal to the market value as of the close of business on February 13, 1998 (although there can be no assurance of such an assumption; the actual market value of Access Health Common Stock, and Mr. Newbury's fee, may vary materially), Mr. Newbury will receive $396,825.

    In connection with the Merger Agreement, Charles M. Jacobs, InterQual's Chief Executive Officer, and Randolph W. Seed, M.D., both of whom are members of the InterQual Board will enter into separation and consulting agreements with Access Health. The separation and consulting agreements generally provide for separation consideration for termination of the individuals' employment with InterQual, an initial term for consulting services, a fixed consulting fee and a noncompetition clause which restricts such consultant from engaging in activities that compete with the businesses of Access Health and InterQual during a period beginning with the effective date of the separation and consulting agreement and ending two years after the termination of the agreement. In addition, under the separation and consulting agreement Access Health will also provide COBRA benefits to Charles M. Jacobs for the shorter of two years or until he finds employment providing him with health benefits and certain business and travel allowances. The following table summarizes the basic terms of the separation and consulting agreements:

                                                    SEPARATION      INITIAL        ANNUAL
NAME                                               CONSIDERATION     TERM      CONSULTING FEE
-------------------------------------------------  -------------  -----------  --------------
Charles M. Jacobs................................   $ 1,000,000     2 years      $  150,000
Randolph W. Seed, M.D............................   $   100,000    3 months      $  100,000

    Three executive officers of InterQual will, and five additional InterQual officers are expected to, enter into employment agreements with Access Health in connection with the Merger Agreement.* The employment agreements generally provide for: a fixed term of employment; an initial base compensation subject to annual review for increases; eligibility for an incentive bonus of up to a specified percentage of base compensation; the grant of incentive stock options under the Access Health Stock Option Plan; and a noncompetition clause which restricts such employee from engaging in activities that compete with the businesses of Access Health and InterQual during a period beginning with the effective date of the employment agreement and ending two years after the termination of the agreement. In the event that the five additional InterQual officers do not enter into employment agreements, InterQual is required to have such officers execute noncompetition agreements containing similar noncompete provisions as the employment agreements. The following table summarizes the basic terms of the employment agreements to be entered into by each person who has served as an executive officer of InterQual during 1997:

                                  INITIAL    INITIAL BASE    BONUS ELIGIBILITY     NO. OF STOCK
NAME                               TERM      COMPENSATION       (% OF BASE)       OPTIONS GRANTED
------------------------------  -----------  -------------  --------------------  ---------------
Josephine A. Lamprey..........     3 years    $   150,000             30%(1)            25,000
Susan Weagly Jacobs...........     3 years        135,000             30(2)             25,000
Henry F. Nelson...............     2 years        150,000             30                25,000

------------------------

(1) Ms. Lamprey's bonus eligibility will not go into effect until commencement of a renewal term upon completion of the initial term. For the initial term, Ms. Lamprey is guaranteed an annual bonus of $250,000. Ms. Lamprey will also be granted certain business and travel allowances. In addition, Access Health will pay Ms. Lamprey a one-time signing bonus of $100,000.

(2) Ms. Jacobs' bonus eligibility will not go into effect until commencement of a renewal term upon completion of the initial term. For the initial term, Ms. Jacobs is guaranteed an annual bonus of $165,000. Ms. Jacobs will also be granted certain business and travel allowances. In addition, Access Health will pay Ms. Jacobs a one-time signing bonus of $100,000.

EFFECTIVE TIME

    The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL. It is anticipated that if all conditions of the Merger have been fulfilled or waived, the Effective Time will occur on or about June 30, 1998, or on a date as soon as practicable thereafter.

MANNER AND BASIS OF CONVERTING SHARES

    Subject to the terms and conditions of the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, InterQual or the holder of any shares of InterQual Capital Stock, the following will occur:

    CONVERSION OF INTERQUAL CAPITAL STOCK. Under the terms of the Merger, 4,290,000 shares of Access Health Common Stock will be exchanged for the outstanding shares of InterQual Capital Stock. The Merger Consideration is subject to an increase in the event that the value of the number of shares of Access Health Common Stock to be exchanged in the Merger is less than $130 million, computed using the Market Price. In the event such increase is necessary, the number of shares will be increased by the number of shares equal to the lesser of (A) fifty percent (50%) of the amount obtained from: (1) the quotient of $130 million and the Market Price of Access Health Common stock, less (2) 4,290,000, and (B) 250,000.

    Each share of InterQual Class A Common Stock and each share of InterQual Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the applicable provisions of the DGCL and who has not withdrawn or lost such rights) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Access Health Common Stock equal to: (1) in the case of InterQual Class A Common Stock, the Exchange Ratio or (2) in the case of InterQual Class B Common Stock, the product of .99 and the Exchange Ratio. InterQual stockholders shall be asked to surrender each certificate representing InterQual Class A and Class B Common Stock in the manner provided in a Letter of Transmittal to be sent to each record holder of InterQual Capital Stock promptly following the Effective Time. After the InterQual stockholders have surrendered such certificates representing InterQual Class A or Class B Common Stock, Access Health will cause to be issued to such stockholders certificates of Access Health Common Stock representing their portion of the Merger Consideration, subject to the escrow provisions of the Merger Agreement described under the section entitled "Approval of the Merger and Related Transactions--Escrow Fund" below.

    The Exchange Ratio will be equal to the quotient obtained by dividing (x) 4,290,000 (subject to adjustment as described below) by (y) the sum of the aggregate number of shares of InterQual Class A Common Stock and the aggregate number of shares of InterQual Class B Common Stock multiplied by 0.99 outstanding immediately prior to the Effective Time. If the Market Price is less than $30.3030303, the 4,290,000 numerator in the Exchange Ratio may be increased by the number of shares equal to the lesser of (A) fifty percent (50%) of the amount obtained from: (1) the quotient of $130 million and the Market Price of Access Health Common Stock, less (2) 4,290,000, and (B) 250,000. Thus, the Exchange Ratio may vary depending on the Market Price. The Exchange Ratio will be appropriately adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization or the like with respect to the Access Health Common Stock occurring after February 13, 1998 and prior to the Effective Time.

    The number of shares of Access Health to be exchanged for each share of InterQual Class A and Class B Common Stock will depend on the Market Price. Assuming that the Market Price at the Effective Time is at least $30.3030303 per share (although there can be no assurance as to the foregoing) and assuming all outstanding options to purchase InterQual Capital Stock have been exercised in accordance with their terms, each share of InterQual Class A Common Stock exchanged in the Merger will be converted into the right to receive approximately 360.420 shares of Access Health Common Stock and each share of InterQual Class B Common Stock exchanged in the Merger will be converted into the right to receive approximately 356.816 shares of Access Health Common Stock.

    FRACTIONAL SHARES. No fraction of a share of Access Health Common Stock will be issued, but in lieu thereof, each holder of shares of InterQual Capital Stock who would otherwise be entitled to a fraction of a share of Access Health Common Stock (after aggregating all fractional shares of Access Health Common Stock to be received by such holder) shall be entitled to receive from Access Health an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the closing price of a share of Access Health Common Stock on the trading day immediately prior to the closing date, as reported on Nasdaq.

STOCK OWNERSHIP FOLLOWING THE MERGER

    An aggregate of approximately 4,290,000 shares of Access Health Common Stock will be issued to InterQual stockholders in the Merger. The number of shares exchanged is subject to an increase in the event that the value of the number of shares of Access Health Common Stock to be exchanged in the Merger is less than $130 million, computed using the Market Price of Access Health Common Stock. In the event such increase is necessary, the number of shares will be increased by the number of shares equal to the lesser of (A) fifty percent (50%) of the amount obtained from: (1) the quotient of $130 million and the Market Price of Access Health Common Stock, less (2) 4,290,000, and (B) 250,000. Based upon the number of shares of Access Health Common Stock issued and outstanding as of May 15, 1998, a Market Price of at least $30.3030303, and after giving effect to the issuance of Access Health Common Stock in connection with the Merger (assuming no exercise of appraisal rights and assuming all shares will be released from the Escrow Fund), the former holders of InterQual Capital Stock would hold approximately 18.4% and Charles M. Jacobs, an affiliate of InterQual, would become the beneficial owner of approximately 8.7% of Access Health's total issued and outstanding shares, respectively. The foregoing numbers of shares and percentages are subject to change in the event that the Merger Consideration is less than $130 million, computed using the Market Price. There can be no assurance as to the Market Price of the Access Health Common Stock to be used in calculating the Merger Consideration.

ESCROW FUND

    In connection with the Merger, at the Effective Time, the Escrow Shares will be registered in the name of and deposited with The First National Bank of Chicago, as Escrow Agent, such deposit to constitute the Escrow Fund. The Escrow Shares will be the number of shares of Access Health Common Stock equal to the product of (i) 0.05 and (ii) the number of shares of Access Health Common Stock issuable in connection with the Merger. The Escrow Shares will be contributed to the Escrow Fund on behalf of each holder of InterQual Capital Stock at the Effective Time in proportion to the aggregate number of shares of Access Health Common Stock that such holder would otherwise be entitled under the Merger Agreement. The Escrow Fund will be available to compensate Access Health for any losses incurred by Access Health or for which Access Health would otherwise be liable as a result of any inaccuracy or breach of a representation or warranty of InterQual contained in the Merger Agreement or any failure by InterQual to perform or comply with any covenant contained therein relating to unresolved contingencies existing at the Effective Time. The Escrow Fund will also be used to pay Excess Expenses, which are any third party fees and expenses in excess of $4 million that have been incurred by InterQual in connection with the Merger without regard to the Escrow Threshold. Stockholders will have voting rights with respect to the Escrow Shares while in escrow, and will receive dividends, if any, attributable to the Escrow Shares currently, although in the event that Escrow Shares are to be delivered from the Escrow Fund to Access Health, any dividends received on such delivered shares shall be returned to the Escrow Fund for distribution to Access Health. Access Health may not receive any shares from the Escrow Fund for breach of a representation and warranty or covenant unless and until cumulative losses in excess of the Escrow Threshold have been suffered, in which case Access Health may recover from the Escrow Fund the entire amount of such cumulative losses. Access Health may also receive shares from the Escrow Fund to pay for Excess Expenses. For the purpose of compensating Access Health for its losses or Excess Expenses, the Escrow Shares will be valued at the closing price of Access Health Common Stock as reported by the Nasdaq on the trading day prior to the closing date of the Merger. Subject to resolution of unsatisfied claims of Access Health, the Escrow Fund will terminate six months following the closing date of the Merger.

    BY APPROVING THE MERGER AGREEMENT, INTERQUAL STOCKHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF CHARLES M. JACOBS, A DIRECTOR AND STOCKHOLDER OF INTERQUAL, TO ACT AS THE SECURITYHOLDER AGENT ON BEHALF OF INTERQUAL'S STOCKHOLDERS TO DELIVER SHARES HELD IN ESCROW TO ACCESS HEALTH IN SATISFACTION OF CLAIMS BROUGHT BY ACCESS HEALTH, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND TO ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTION ON BEHALF OF INTERQUAL'S STOCKHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE VII OF THE MERGER AGREEMENT. SEE ARTICLE VII OF THE MERGER AGREEMENT FOR A MORE DETAILED EXPLANATION OF THE ESCROW FUND AND RIGHTS WITH RESPECT THERETO.

LEGAL STRUCTURE OF THE MERGER

    Under the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Access Health formed for this purpose, will merge with and into InterQual with InterQual being the surviving corporation of the Merger (the "Surviving Corporation"). The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation, the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation and the Board of Directors of Merger Sub will become the initial Board of Directors of the Surviving Corporation. Access Health and InterQual shall each use its reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

CONDUCT OF INTERQUAL'S BUSINESS PRIOR TO THE MERGER

    Under the Merger Agreement, InterQual has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, except as contemplated by the Merger Agreement or to the extent that Access Health shall otherwise consent in writing, which consent shall not be unreasonably withheld, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing business at the Effective Time. Following the date of the Merger Agreement, InterQual shall promptly notify Access Health of any material event or occurrence or emergency not in the ordinary course of its business, and any event involving or adversely affecting InterQual or its business. Except as expressly contemplated by the Merger Agreement, InterQual shall not, without the prior written consent of Access Health, which consent shall not be unreasonably withheld:

        (a) enter into any material commitment or transaction not in the ordinary course of business;

        (b) transfer to any person or entity any material rights to InterQual intellectual property rights (other than pursuant to end-user licenses in the ordinary course of business);

        (c) enter into any material agreements (or material amendments thereto) pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of InterQual other than in the ordinary course of business consistent with past practices;

        (d) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or knowingly violate any terms, which would be reasonably likely to create a material liability, in any of the agreements set forth or described in InterQual's disclosure schedule to the Merger Agreement;

        (e) commence any litigation;

        (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of InterQual, or repurchase except for repurchase of InterQual Capital Stock in the ordinary course of business under the terms of InterQual's Stock Option Plan where the aggregate amount of such repurchases do not exceed $50,000, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

        (g) except as disclosed to Access Health and except for the issuance of shares of InterQual Capital Stock upon exercise or conversion of presently outstanding InterQual options or warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

        (h) cause or permit any amendments to its Certificate of Incorporation or Bylaws;

        (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $25,000 in the case of a single transaction or in excess of $50,000 in the aggregate for any 30 day period.

        (j) sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

        (k) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of InterQual or guarantee any debt securities of others;

        (l) grant any severance or termination pay to any director, officer, employee or consultant, except payments made in accordance with the ad hoc severance practice of InterQual or pursuant to standard written agreements outstanding on the date of the Merger Agreement. Notwithstanding the foregoing, no severance or termination payments made by InterQual shall exceed $50,000 in the case of an individual and $100,000 in the aggregate;

        (m) adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer to any person whose aggregate annual base salary would exceed $100,000, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant other than in connection with normal annual bonus and salary adjustments for all non-officers and directors upon consultation with Access Health, or increase the salaries or wage rates of its employees, except as consistent with the ordinary course of InterQual consistent with past practice (provided that the price per share of any equity participation in InterQual shall be agreed in advance by Access Health) or consistent with the projected financial summary for the period ending December 31, 1998 dated as of January 14, 1998.

        (n) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

        (o) take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of InterQual which would be reasonably likely to interfere with Access Health's ability to account for the merger as a pooling of interests or any other action that could jeopardize the tax-free reorganization hereunder;

        (p) pay, discharge or satisfy, in an amount in excess of $25,000, in any one case, or $50,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the unaudited InterQual financials or that arose in the ordinary course of business subsequent to December 31, 1997 or unless payment of such claim, liability or obligation is due in accordance with its terms or expenses consistent with the provisions of the Merger Agreement incurred in connection with the transactions contemplated hereby not in excess of $50,000;

        (q) make or change any material election with respect to taxes, materially change any accounting method with respect to taxes, enter into any closing agreement, settle any claim or assessment with respect to taxes, except in the ordinary course of business consistent with past practice; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to taxes at a time later than the Effective Time;

        (r) enter into any strategic alliance, joint development or joint marketing arrangement or agreement except in the ordinary course of business;

        (s) fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

        (t) waive or commit to waive any rights with a value in excess of $25,000, in any one case, or $100,000, in the aggregate;

        (u) cancel or materially amend any insurance policy other than in the ordinary course of business;

        (v) materially alter, or enter into any commitment to materially alter, its ownership interest in any corporation, association, joint venture, partnership or business entity in which InterQual directly or indirectly holds any ownership interest on the date of the Merger Agreement;

        (w) accelerate the vesting schedule of any of the outstanding InterQual options or InterQual Capital Stock except as provided for in existing agreements which have not been amended or modified in anticipation of the transactions contemplated by the Merger Agreement;

        (x) hire or terminate employees or encourage employees to resign except in the ordinary course of business;

        (y) take any actions which would be reasonably likely to lead to destruction of, damage to or loss of any material assets, business or customer of InterQual (whether or not covered by insurance);

        (z) take any actions inconsistent with the human resource and personnel policies of InterQual or Access Health that would be reasonably likely to violate any labor laws or regulations;

        (aa) change InterQual's accounting methods or practices (including any change in depreciation or amortization policies or rates) except for any changes disclosed to Access Health;

        (bb) make a material change in the policies regarding pricing or royalties set or charged by InterQual to its customers or licensees or agree to a material change in pricing or royalties set or charged by persons who have licensed intellectual property to InterQual; or

        (cc) take, or agree in writing or otherwise to take, or have any of InterQual's directors, executive officers or employees take, or agree in writing or otherwise to take, any of the actions described in (a) through
    (bb) above, or any other action that would prevent InterQual from performing or cause InterQual not to perform its covenants hereunder.

CONDUCT OF ACCESS HEALTH'S BUSINESS PRIOR TO THE MERGER

    Under the Merger Agreement, Access Health has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, except as contemplated by the Merger Agreement or to the extent that InterQual shall otherwise consent in writing, which consent shall not be unreasonably withheld, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted to pay its debts and taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Following the date of the Merger Agreement, Access Health shall promptly notify InterQual of any materially negative event related to Access Health or its business.

NO SOLICITATION

    The Merger Agreement provides that InterQual may not, nor permit any of its officers, directors, agents, representatives, or affiliates to, directly or indirectly, take any of the following actions with any party other than Access Health and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person, relating to any possible acquisition of InterQual or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (excluding equity-based compensation for employees and prospective employees (collectively, "Equity Compensation")), (b) provide information with respect to InterQual to any person, other than Access Health, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to any possible acquisition of InterQual or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock, assets or any equity interest (excluding Equity Compensation), (c) enter into an agreement with any person, other than Access Health, providing for the acquisition of InterQual (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or its subsidiaries capital stock or assets or any equity interest (excluding Equity Compensation), or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of InterQual or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets or any equity interest in InterQual or any of its subsidiaries (excluding Equity Compensation) by any person, other than by Access Health.

InterQual will also have ceased and caused to be terminated any such contracts or negotiations with third parties relating to any such transaction or proposed transaction.

    In addition to the foregoing, InterQual has agreed that if it receives prior to the Effective Time or the termination of the Merger Agreement any offer or other proposal, as applicable, relating to any of the above, it shall promptly notify Access Health thereof, and will provide information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Access Health may reasonably request.

EXPENSES; TERMINATION FEES

    In the event the Merger is not consummated, all fees and expenses incurred by a party in connection with the Merger shall be the obligation of the party incurring such fees and expenses. In the event the Merger is consummated, all reasonable fees and expenses incurred by the InterQual in connection with the Merger shall be assumed by and paid for the Access Health upon the Effective Time; provided, however, that any legal, accounting, financial advisory, consulting and all other fees and expenses of third parties in excess of $4,000,000 shall be deducted from the Escrow Fund without regard to the $750,000 Escrow Threshold specified in the Merger Agreement. See "Approval of the Merger and Related Transactions-- Escrow Fund."

    The Merger Agreement provides that InterQual will pay Access Health a termination fee of $3.9 million in the event that the closing of the Merger does not occur, the Merger Agreement is terminated, Access Health is not in material breach of its obligations under the Merger Agreement and one of the following events: (i) InterQual has willfully breached a representation, warranty, covenant or agreement contained in the Merger Agreement giving rise to a material adverse change in the business, results of operations or financial prospects of InterQual; (ii) the Merger has been submitted to a vote of InterQual's stockholders and the stockholders of InterQual fail to approve the Merger by the requisite vote; or (iii) the InterQual Board fails to recommend or changes its recommendation concerning the Merger, or shall disclose, in any manner, its intention not to recommend or to change such recommendation.

    The Merger Agreement provides that Access Health will pay InterQual a termination fee of $3.9 million in the event that the closing of the Merger does not occur, the Merger Agreement is terminated, InterQual is not in material breach of its obligations under the Merger Agreement, and one of the following events: (i) Access Health has willfully breached any representation, warranty, covenant or agreement contained in the Merger Agreement giving rise to a material adverse change in the business, results of operations or financial prospects of Access Health; (ii) the Access Health Board fails to recommend or changes its recommendation concerning the Merger, or discloses, in any manner, its intention not to recommend or to change its recommendation to stockholders concerning the Merger; or (iii) the Merger has been submitted to a vote of Access Health's stockholders and the stockholders of Access Health fail to approve the issuance of shares of Access Health Common Stock pursuant to the Merger by the requisite vote.

    A party's right to the $3.9 million termination fee stated above shall be such party's sole and exclusive remedy under any of the conditions cited in the prior two paragraphs, except that if Access Health is entitled to receive such termination fee, InterQual did not have the right to terminate the Merger Agreement based on the price of Access Health Common Stock, and InterQual enters into an agreement or other arrangement with a third party to effect a merger or similar transaction within six months of the date of termination of the Merger Agreement, then Access Health will also be entitled to seek any other rights or remedies under law or equity against InterQual.

CONDITIONS TO THE MERGER

    The respective obligations of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction at or prior to the closing of the Merger of the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of InterQual and of Merger Sub, and the Share Proposal shall have been approved and adopted by the requisite vote of the stockholders of Access Health, (b) the SEC shall have declared the Registration Statement effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus and Notice and Consent Solicitation Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto, (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, (d) Access Health and InterQual shall each have received substantially identical written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Ropes & Gray, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (e) the shares of Access Health Common Stock issuable to stockholders of InterQual pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

    In addition, the obligations of InterQual to consummate the Merger are further subject to the satisfaction of a number of conditions, unless waived by InterQual, including: (a) the truth and accuracy of the representations and warranties of Access Health and Merger Sub contained in the Merger Agreement on and as of February 13, 1998 and as of the Closing Date, as though made on and as of the Closing Date, except for changes contemplated by the Merger Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse change in the business, results of operations or financial prospects of Access Health; and InterQual shall have received a certificate to such effect signed on behalf of Access Health by a duly authorized officer of Access Health; (b) Access Health and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time, and InterQual shall have received a certificate to such effect signed by a duly authorized officer of Access Health;
(c) InterQual shall have been furnished with evidence satisfactory to it that Access Health has obtained the consents, approvals and waivers contemplated by the Merger Agreement; (d) InterQual shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Access Health; (e) there shall not have occurred any material adverse change in the business, results of operations or financial prospects of Access Health since December 31, 1997 (for purposes of this condition, a decline in the trading price of Access Health's Common Stock, whether occurring at any time or from time to time, as reported by Nasdaq or any other automated quotation system or exchange shall not, in and of itself, constitute a material adverse change); (f) Access Health shall have delivered an executed copy of the registration rights agreement summarized herein and (g) Joseph P. Tallman shall be CEO of Access Health at the time of the closing of the Merger and shall not have tendered his resignation or announced his intent to resign, nor shall he be disabled (as such term is defined in his employment agreement).

    The obligations of Access Health and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement shall further be subject to the satisfaction at or prior to the closing of each of the following conditions, any of which may be waived, in writing, exclusively by Access
Health: (a) the representations and warranties of InterQual contained in the Merger Agreement shall be true and correct in all material respects on and as of February 13, 1998 and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by the Merger Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse change on the business, results of operations or financial prospects of InterQual; and Access Health and Merger Sub shall have received a certificate to such effect signed on behalf of InterQual by the chief executive officer and chief financial officer of InterQual; (b) InterQual shall have performed or complied (which performance or compliance shall be subject to InterQual's ability to cure as provided in the Merger Agreement) in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and Access Health and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of InterQual; (c) Access Health shall have been furnished with evidence satisfactory to it that InterQual has obtained the consents, approvals and waivers contemplated in the Merger Agreement; (d) Access Health shall have received a legal opinion from Ropes & Gray, legal counsel to InterQual; (e) each of the parties identified by InterQual as being an affiliate of InterQual in the Merger Agreement shall have delivered to Access Health an executed affiliate agreement which shall be in full force and effect; (f) there shall not have occurred any material adverse change in the business, results of operations or financial prospects of InterQual since December 31, 1997; (g) employees specified in the Merger Agreement shall have executed and delivered to Access Health employee and consulting agreements as contemplated in the Merger Agreement and all of such employee and consulting agreements shall be in full force and effect; in addition, certain additional employees contemplated by the Merger Agreement shall either have entered into an employee agreement or have entered into a noncompetition agreement containing substantially the same provisions as the noncompetition covenants contained in the employee agreements, and such agreement shall be in full force and effect; (h) holders of more than 5% of the outstanding shares of InterQual Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger; (i) Access Health shall have received a letter from Arthur Andersen LLP regarding such firm's concurrence with Access Health management's conclusions as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with the Merger Agreement; in addition, InterQual's accountants shall have provided a letter, satisfactory in form and substance to Access Health, regarding the appropriateness of pooling-of-interests accounting for a transaction involving InterQual; (j) in contemplation that all outstanding options to purchase InterQual Class B Common Stock will vest and become exercisable immediately prior to the Effective Time, it is a condition to closing that there shall be no outstanding options, warrants or other rights to acquire InterQual Capital Stock, including but not limited to options to purchase InterQual Class B Common Stock.

    The respective parties do not expect to waive any material conditions to the Merger, but would address any such need for waiver if the circumstance subsequently arose. The parties would revise this Proxy Statement/Prospectus and Notice and Consent Solicitation and effect a resolicitation only to the extent such waiver represented a substantial alteration in the transaction that would have a material effect on a stockholder's voting and investment decision.

TERMINATION

    The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time: (a) by mutual consent of Access Health and InterQual; (b) by Access Health or InterQual if: (i) the Effective Time has not occurred by July 3, 1998 (provided that the right to terminate the Merger Agreement under this clause (b) (i) shall not be available to any party whose willful failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or
(iv) the approval of the Merger by InterQual's stockholders or the approval of the Share Proposal by Access Health's stockholders shall not have been obtained at a meeting duly convened therefor or any adjournment thereof or by written consent, as the case may be; (c) by Access Health or InterQual if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any governmental entity, which would: (i) prohibit Access Health's or InterQual's ownership or operation of any portion of the business of InterQual or (ii) compel Access Health or InterQual to dispose of or hold separately, as a result of the Merger, any portion of the business or assets of InterQual or Access Health; in either case, the unavailability of which assets or business would have a material adverse effect on Access Health or would reasonably be expected to have a material adverse effect on Access Health's ability to realize the benefits expected from the Merger; (d) by Access Health if it is not in material breach of its obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of InterQual and as a result of such breach certain conditions to the Merger set forth above would not then be satisfied; provided, however, that if such breach is curable by InterQual within thirty days through the exercise of its reasonable best efforts, then for so long as InterQual continues to exercise such reasonable best efforts Access Health may not terminate the Merger Agreement under this clause (d) unless such breach is not cured within thirty days (but no cure period shall be required for a breach which by its nature cannot be cured); (e) by InterQual if it is not in material breach of its obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Access Health or Merger Sub and as a result of such breach certain conditions to the Merger set forth above would not then be satisfied; provided, however, that if such breach is curable by Access Health or Merger Sub within thirty days through the exercise of its reasonable best efforts, then for so long as Access Health or Merger Sub continues to exercise such reasonable best efforts InterQual may not terminate the Merger Agreement under this condition unless such breach is not cured within thirty days (but no cure period shall be required for a breach which by its nature cannot be cured);
(f) by Access Health if an event having a material adverse effect on InterQual shall have occurred after the date of the Merger Agreement; (g) by InterQual if an event having a material adverse effect on Access Health shall have occurred after the date of the Merger Agreement; (h) by Access Health if the InterQual Board shall have failed to recommend or change its recommendation concerning the Merger or shall have disclosed in any manner its intention to change such recommendation; (i) by InterQual if the Access Health Board shall have failed to recommend or change its recommendation concerning the Merger or shall have disclosed in any manner its intention to change such recommendation; and (j) by InterQual for such time but only during such time that the average closing price of a share of Access Health Common Stock over any 20 consecutive trading days as reported on Nasdaq is less than $27.14 per share (as appropriately adjusted for any stock splits, consolidations, stock dividends, reorganization, recapitalization or other like changes).

    At any time when InterQual is eligible to exercise its termination right pursuant to condition (j) above, Access Health may provide InterQual with a written request (the "Termination Inquiry") inquiring as to InterQual's intention to terminate the Merger. Upon receipt of such request, InterQual shall have three business days to provide Access Health with notice regarding its intention to exercise its termination rights pursuant to condition (j) above. If InterQual declines by written notice to terminate the Merger, or if InterQual fails to respond in writing to the Termination Inquiry within three business days after receipt of the Termination Inquiry, InterQual subsequently may exercise its termination right under condition (j) above if and only if the conditions of condition (j) occur during any 20 consecutive trading days after the date (the "Response Date") which is the earlier of the date InterQual has responded in writing to the Termination Inquiry or three days after the date of the Termination Inquiry. However, if the closing date of the Merger will occur less than 20 consecutive trading days after the Response Date, InterQual may exercise its termination right under condition (j) above beginning on the day prior to the closing date of the Merger (the "Pre-Closing Date") if the conditions of condition (j) have been met during the 20 consecutive trading days immediately prior to Pre-Closing Date.

AFFILIATE/VOTING AGREEMENTS AND AFFILIATE AGREEMENTS

    Charles M. Jacobs has entered into an Affiliate/Voting Agreement with Access Health and InterQual. Under the Affiliate/Voting Agreement, Mr. Jacobs agrees to
(i) restrict sales, dispositions or other transactions reducing his risk of investment in respect of the shares of InterQual Capital Stock held by him prior to the Merger and shares of Access Health Common Stock acquired by him in or after the Merger, subject to a de minimis exception, so as to comply with the requirements of applicable federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes, and (ii) vote in favor of approval of the Merger Agreement and the Merger. The vote in accordance with the Affiliate/Voting Agreement of the shares of InterQual Capital Stock subject to such Affiliate/Voting Agreement will be sufficient to approve the Merger Agreement and the Merger by InterQual stockholders. In addition, all other executive officers and directors of InterQual have executed agreements to restrict transfers of shares owned or acquired by them, subject to the same de minimis exception, so as to comply with the requirements of applicable federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

    In addition, Access Health's directors and certain officers have executed Affiliate/Voting Agreements, pursuant to which such persons agree to: (i) restrict sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Access Health Common Stock held by them prior to the Merger and shares of Access Health Common Stock acquired by them after the Merger, so as to comply with the requirements of federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes and (ii) vote in favor of the issuance of the Access Health Common Stock pursuant to the Merger Agreement.

INDEMNIFICATION OF INTERQUAL OFFICERS AND DIRECTORS

    The Merger Agreement provides that commencing with the effectiveness of the Merger, Access Health shall or shall cause InterQual to provide indemnification, to the same extent and under similar conditions and procedures as offered to officers and director of Access Health, to each current officer or director of InterQual (or any person who shall become an officer or director between the date of the Merger Agreement and prior to the Effective Time) and each person who served at the request of InterQual as an officer or director of another entity. The indemnity obligations of Access Health will survive the consummation of the Merger for a period of six years and any additional time period beyond six years as necessary to resolve a claim for indemnification made during the initial six year period. In the event Access Health merges with another entity or transfers all or a substantial portion of its properties or assets to any other person or entity, such successor or assignee must assume such indemnification obligations of Access Health.

CONSULTING AND EMPLOYEE AGREEMENTS; EMPLOYMENT MATTERS

    In connection with the Merger Agreement, an officer and a member of the InterQual management team will enter into separation and consulting agreements with Access Health. The separation and consulting agreements generally provide for separation consideration for termination of the individual's employment with InterQual, an initial term for consulting services, a fixed consulting fee and a noncompetition clause which restricts such consultant from engaging in activities that compete with the businesses of Access Health and InterQual during a period beginning with the effective date of the separation and consulting agreement and ending two years after the termination of the agreement. Three executive officers of InterQual will, and five additional InterQual officers are expected to enter, into employment agreements with Access Health in connection with the Merger Agreement.* The employment agreements generally provide for: a fixed term of employment; an initial base compensation subject to annual review for increases; eligibility for an incentive bonus of up to a specified percentage of base compensation; the grant of incentive stock options under the Access Health Stock Option Plan; and a noncompetition clause which restricts such employee from engaging in activities that compete with the businesses of Access Health and InterQual during a period beginning with the effective date of the employment agreement and ending two years after the termination of the agreement. In the event that the five additional InterQual officers do not enter into employment agreements, InterQual is required to have such officers execute noncompetition agreements containing similar noncompete provisions as the employment agreements. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."

    Access Health has also agreed pursuant to the terms of the Merger Agreement that for a period of not less than one year following the Effective Time, Access Health shall maintain InterQual's Marlborough, Massachusetts operations in Marlborough, Massachusetts and shall not make relocation from the Marlborough, Massachusetts area a condition of employment for any persons employed by InterQual.

REGISTRATION RIGHTS AGREEMENT

    Upon the Effective Time of the Merger, Access Health has agreed to enter into a Registration Rights Agreement (the "Registration Rights Agreement") which will provide certain rights with respect to the registration of the shares of Access Health Common Stock received by Charles M. Jacobs, The Charles M. Jacobs 1998 Family Trust, Susan Weagly Jacobs, The Susan Weagly Jacobs 1998 Family Trust, Josephine Lamprey, The Josephine Lamprey 1998 Educational Trust, Randolph
W. Seed, and The Randolph W. Seed M.D. 1998 Family Trust (collectively, the "InterQual Holders") in the Merger. Assuming that the Market Price is at least equal to $30.3030303 (although there can be no assurance as to the foregoing) and assuming all outstanding options to purchase InterQual Capital Stock have been exercised according to their terms, the InterQual Holders will hold approximately 3,604,200 shares of Access Health Common Stock following the Merger, and all such shares would be subject to the Registration Rights Agreement and the shelf registration provisions described below.

    Under the Registration Rights Agreement, the InterQual Holders may demand that Access Health file up to two registration statements under the Securities Act with respect to the underwritten public offerings of their shares at any time beginning after the date Access Health has published the combined financial results of Access Health and InterQual for a period of at least 30 days of combined operations. Such demand registrations must be for an offering of shares of Access Health Common Stock having an aggregate value of at least $25 million, net of underwriting discounts and commissions. This demand registration right is subject to certain exceptions and limitations including Access Health's right to delay an offering under certain conditions and the right of the underwriters of an offering to limit the number of shares included in a registration to up to 50% of the total number of shares to be registered; provided that after the InterQual Holders have sold an aggregate of two million shares of Access Health Common Stock pursuant to the Registration Rights Agreement, the underwriters may limit the number of shares to be registered without regard to a fixed threshold (the "Underwriters' Cutback"). In addition, if Access Health proposes to register any of its securities under the Securities Act for its own account or the account of any of its stockholders, the InterQual holders are entitled to notice of such proposed registration and the opportunity to include their shares therein (the "Piggyback Registration Rights"), subject to certain conditions and limitations including the Underwriters' Cutback.

    The registration rights described above (i) will terminate as to any holder at such time as such holder may sell all his or her shares using the 1% volume limitation pursuant to Rule 144 under the Securities Act and (ii) may not be exercisable by a holder at such time as a holder could sell all his or her shares in a three month period using the average weekly trading volume limitation pursuant to Rule 144 under the Securities Act, provided that each holder's Piggyback Registration Rights shall not be suspended until such holder is able to sell all of his or her shares in a three month period in compliance with Rule 144 but using 50% of the Rule 144 average weekly trading volume limitation.

    In addition, pursuant to the Merger Agreement, the InterQual Holders will be granted shelf registration rights permitting the resale pursuant to Rule 415 of the Securities Act under this proxy and registration statement of up to one million shares of the Access Health Common Stock held by them, in the open market at any time beginning as early as the date that combined financial results for 30 days have been released by Access Health and InterQual, with such sale to take place through no more than two transactions of at least 250,000 shares per transaction. In connection with the closing of the Merger, the Company intends to file a registration statement on Form S-3 to register for resale pursuant to Rule 415 of the Securities Act all such shares that are not resold under this proxy and registration statement pursuant to the Holders' shelf registration rights. Under the Registration Rights Agreement, the shelf registration rights may be suspended under certain conditions upon the request of Access Health or the managing underwriters of a public offering of Access Health's Common Stock. Such conditions include (i) the Company engaging in a business activity or negotiation which is not disclosed in the shelf registration statement (or the prospectus included therein) which the Company reasonably believes must be disclosed therein under applicable law and which the Company desires to keep confidential for business purposes, (ii) the Company determining that a particular disclosure so determined to be required to be disclosed therein would be premature or would adversely affect the Company or its business or prospects, or (iii) that the shelf registration statement can no longer be used under the existing rules and regulations promulgated under the Securities Act. The shelf registration rights expire one year after the Closing Date, or earlier in the event the InterQual Holders holding such rights have sold in the aggregate at least one million shares of Access Health Common Stock pursuant to the shelf registration statement, or have sold in the aggregate, under the Registration Rights Agreement and under any other sale permitted by the Securities Act, the lesser of two million shares of Access Health Common Stock or that number of shares of Access Health Common Stock which has resulted in the InterQual Holders receiving in the aggregate (before deduction of commissions and other selling expenses) at least $60 million of consideration. Access Health will pay all registration expenses for any registration pursuant to the Registration Rights Agreement, but the InterQual Holders included in such registrations must bear their proportionate share of all selling expenses.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



    In the opinion of Ropes & Gray and Wilson Sonsini Goodrich & Rosati, Professional Corporation (collectively "Counsel") the following discussion sets forth the material federal income tax consequences of the exchange of shares of InterQual Capital Stock for Access Health Common Stock pursuant to the Merger.


    InterQual stockholders should be aware that this discussion does not address all federal income tax considerations that may be relevant to particular stockholders of InterQual in light of their particular circumstances, such as stockholders who are banks, insurance companies, tax-exempt organizations, dealers in securities, or foreign persons, stockholders who do not hold their InterQual Capital Stock as capital assets, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which InterQual Capital Stock is acquired or Access Health Common Stock (including the Escrow Shares) is disposed of. ACCORDINGLY, INTERQUAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.


    Subject to the limitations, qualifications and assumptions referred to herein, Counsel is of the opinion that the Merger will qualify as a "reorganization" within the meaning of Section 368 of the Code (a
"Reorganization") which will result in the following federal income tax consequences:


        (a) No gain or loss will be recognized by holders of InterQual Capital Stock upon their receipt of Access Health Common Stock solely in exchange for InterQual Capital Stock in the Merger.

        (b) The aggregate tax basis of the Access Health Common Stock (including the Escrow Shares) received by InterQual stockholders in the Merger will be the same as the aggregate tax basis of InterQual Capital Stock surrendered in exchange therefor less the tax basis, if any, allocated to fractional share interests.

        (c) The holding period of the Access Health Common Stock (including the Escrow Shares) received in the Merger will include the period for which the InterQual Capital Stock surrendered in exchange therefor was held.

        (d) Cash payments received by holders of InterQual Capital Stock in lieu of a fractional share will be treated as if a fractional share of Access Health Common Stock had been issued in the Merger and then redeemed by Access Health. A stockholder of InterQual receiving such cash will generally recognize capital gain or loss upon such payment, equal to the difference (if any) between such stockholder's tax basis in the fractional share and the amount of cash received.

        (e) A stockholder who exercises dissenters' rights with respect to a share of InterQual Capital Stock and who receives payment for such stock in cash will generally recognize capital gain or loss measured by the difference between the stockholder's tax basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend (a "Dividend Equivalent Transaction"). A sale of InterQual Capital Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising dissenters' rights and all parties related to such stockholder own no shares of Access Health Stock (either actually or constructively, within the meaning of Section 318 of the Code) after the Merger. If, however, a stockholder's sale for cash of InterQual Capital Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such stockholder will generally recognize ordinary income for federal income tax purposes in an amount up to the entire amount of cash so received.


        (f) Neither Access Health, Merger Sub nor InterQual will recognize material amounts of gain solely as a result of the Merger.



    In connection with this opinion, Counsel has examined the Merger Agreement, the Registration Statement, and such other documents, records and instruments as Counsel has deemed necessary or appropriate for purposes of this opinion.



    No opinion is expressed as to any transaction other than as set forth herein, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof). To the extent that any of the representations, warranties, statements and assumptions material to this opinion and upon which Counsel has relied are not accurate and complete in all material respects at all relevant times, this opinion would be adversely affected and should not be relied upon.



    This opinion is based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Counsel undertakes no responsibility to provide advice regarding any new developments in the application or interpretation of the federal income tax laws.



    In connection with this opinion Counsel has assumed (without any independent investigation or review thereof) that:



        a. Original documents related to the Merger (including signatures thereto) are authentic, documents submitted to Tax Counsel as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;



        b. All representations, warranties and statements made or agreed to by Access Health, Merger Sub and InterQual, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the tax representation letters delivered to Counsel by the management of Access Health, Merger Sub and InterQual (the "Tax Representation Letters") are and will be true and accurate at all relevant times;



        c. All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are or will be performed without waiver or breach of any material provision thereof;



        d. Each of Access Health, InterQual and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury regulations promulgated thereunder and will treat the Merger as a Reorganization;



        e. Any representation or statement made "to the best of knowledge" or similarly qualified is and will continue to be correct without such qualification; and



        f. The Merger will be effective as a merger under the applicable laws of Delaware.



    Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the federal income tax consequences of the Reorganization.



    No ruling has been or will be obtained from the Internal Revenue Service (the "IRS") in connection with the Merger. InterQual stockholders should be aware that this opinion only represents Counsel's best judgment as to the federal income tax consequences of the Merger and does not bind the IRS or any court of law, tribunal, administrative agency or other governmental body and that the IRS is not precluded from successfully asserting a contrary opinion.


    A successful IRS challenge to the Reorganization status of the Merger would result in InterQual stockholders recognizing taxable capital gain or loss with respect to each share of InterQual Capital Stock surrendered equal to the difference between the stockholder's tax basis in such share and the fair market value, as of the Effective Time, of the Access Health Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Access Health Common Stock so received would equal its fair market value as of the Effective Time and the holding period for such stock would begin the day after the Effective Time.

GOVERNMENTAL AND REGULATORY APPROVALS

    Other than compliance with the federal securities laws and applicable securities laws of the various states, Access Health and InterQual are aware of no governmental or regulatory approvals required for consummation of the Merger. Access Health and InterQual have already complied with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon (i) Access Health receiving a letter from Arthur Andersen LLP, Access Health's independent auditors, regarding such firm's concurrence with Access Health management's conclusions as to the appropriateness of pooling-of-interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with the Merger Agreement and (ii) Alexander, Aronson, Finning & Co., P.C. providing a letter, satisfactory in form and substance to Access Health, regarding the appropriateness of pooling-of-interests accounting for a transaction involving InterQual.

DELAWARE APPRAISAL RIGHTS

    Holders of InterQual Class A Common Stock who do not vote by written consent in favor of the Merger and holders of InterQual Class B Common Stock may, under certain circumstances and by following the procedure prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of InterQual Capital Stock. The stockholders exercising appraisal rights under the DGCL must follow the appropriate procedures under the DGCL or suffer the termination or waiver of such rights.

    If a holder of InterQual Capital Stock exercises appraisal rights in connection with the Merger under Section 262 of the DGCL ("Section 262"), any shares of InterQual Capital Stock in respect of which such rights have been exercised and perfected will not be converted into Access Health Common Stock but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such shares pursuant to the laws of the State of Delaware.

    The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement as Annex D and incorporated herein by reference.

    Holders of shares of InterQual Capital Stock who object to the Merger and who follow the procedures in Section 262 will be entitled to have their shares of InterQual Capital Stock appraised by the Court and to receive payment of the "fair value" of such shares as of the Effective Time of the Merger.

    In the event that the holders of the InterQual Class A Common Stock approve the Merger Agreement by written consent in accordance with the DGCL, either before the Effective Time or within ten days thereafter, Access Health and InterQual must each notify each holder of InterQual Class A Common Stock who did not so consent in writing and each holder of InterQual Class B Common Stock who elects such appraisal rights at such Effective Time and that appraisal rights are available for any or all of the shares of InterQual Capital Stock held by such stockholder. A stockholder of InterQual electing to exercise appraisal rights must, within 20 days of the date of mailing of such notice, perfect his, her or its appraisal rights by demanding in writing from InterQual the appraisal of his, her or its shares of InterQual Capital Stock, as provided in Section
262. A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to InterQual at 293 Boston Post Road West, Suite 180, Marlborough, Massachusetts 01752. The demand should specify the holder's name and mailing address, the number of shares of InterQual Capital Stock owned and that such holder is demanding appraisal of his, her or its shares. Only a holder of record of shares of InterQual Capital Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.

    Within 120 days after the Effective Time of the Merger, any holder of InterQual Class A Common Stock who has made a valid written demand and who has not voted in favor of approval and adoption of the Merger Agreement or any holder of InterQual Class B Common Stock who has made a valid written demand and who has not exchanged his shares may (i) file a petition in the Court demanding a determination of the value of shares of InterQual Capital Stock, and (ii) upon written request, receive from InterQual a statement setting forth the aggregate number of shares of InterQual Capital Stock not voted in favor of approval and adoption of the Merger Agreement and approval of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by InterQual.

    If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value", the Court is required to take into account all relevant factors, and in determining the fair value of interest, the Court may consider the rate of interest which InterQual would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of InterQual Capital Stock entitled to appraisal.

    Any holder of Dissenting Shares who has duly demanded an appraisal under
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time of the Merger).

    If any holder of shares of InterQual Capital Stock who demands appraisal under Section 262 effectively withdraws or loses, his, her or its right to appraisal, the shares of such holder will be converted into a right to receive that number of shares of Access Health Common Stock as is determined in accordance with the Merger Agreement. A holder will effectively lose his right to appraisal if he, she or it votes in favor of approval and adoption of the Merger Agreement, or if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the holder delivers to InterQual a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of InterQual. A holder of stock represented by certificates may also lose his, her or its right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with, the historical consolidated financial statements of Access Health and InterQual, including the notes thereto, included or incorporated by reference herein.

    The unaudited pro forma condensed financial statements assume a business combination between Access Health and InterQual accounted for on a pooling-of-interests basis and are based on each company's respective historical consolidated financial statements and notes thereto, which are included or incorporated by reference herein. The unaudited pro forma condensed combined balance sheet combines Access Health's unaudited consolidated condensed balance sheet as of March 31, 1998 with InterQual's unaudited condensed balance sheet as of March 31, 1998, giving effect to the Merger as if it had occurred on March 31, 1998. The unaudited pro forma combined condensed statements of operations combine Access Health's historical results for the years ended September 30, 1995, 1996 and 1997 and the six months ended March 31, 1997 and 1998 with InterQual's historical results for the years ended December 31, 1995, 1996 and 1997 and the six months ended March 31, 1997 and 1998, respectively, giving effect to the Merger as if it had occurred at the beginning of the earliest period presented.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, or at March 31, 1998, as appropriate, nor is it necessarily indicative of future operating results or financial position.

                    ACCESS HEALTH, INC. AND INTERQUAL, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    ACCESS HEALTH, INC.                INTERQUAL, INC.                PRO FORMA COMBINED
                              -------------------------------  -------------------------------  -------------------------------
                                1995       1996       1997       1995       1996       1997       1995       1996       1997
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Revenues:
  Care management services..  $  26,484  $  61,178  $  93,729  $  --      $  --      $  --      $  26,484  $  61,178  $  93,729
  Licensing and support
    services................      9,526     10,925     10,598      6,755     10,733     16,315     16,281     21,658     26,913
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total.................     36,010     72,103    104,327      6,755     10,733     16,315     42,765     82,836    120,642
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of revenues:
    Care management
      services..............     19,374     34,653     49,237     --         --         --         19,374     34,653     49,237
    Licensing and support
      services..............      4,961      5,349      3,244      3,595      3,281      4,635      8,556      8,630      7,879
    Product and other
      development...........      3,298      6,545      7,922        674      1,805      3,310      3,972      8,350     11,232
    Sales and marketing.....      5,487      9,468      8,907        947      1,940      2,777      6,434     11,408     11,684
    General and
      administrative........      4,540     10,391      8,614      2,427      3,506      4,885      6,967     13,897     13,499
    Transaction costs.......     --         --          6,345     --         --         --         --         --          6,345
    Integration and
      restructuring.........     --         --          9,661     --         --         --         --         --          9,661
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total costs and
        expense.............     37,660     66,406     93,930      7,643     10,532     15,607     45,303     76,938    109,537
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from
  operations................     (1,650)     5,697     10,397       (888)       201        708     (2,538)     5,898     11,105
Non-operating income
  (expenses):
  Impairment loss on
    interest in AHN.........     --         --        (10,000)    --         --         --         --         --        (10,000)
  Interest and other
    income..................        877      1,633      2,182         34     --         --            911      1,633      2,182
  Interest expense..........       (150)      (186)      (324)       (38)       (39)       (33)      (188)      (225)      (357)
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income
  taxes.....................       (923)     7,144      2,255       (892)       162        675     (1,815)     7,306      2,930
Provision (credit) for
  income taxes..............       (242)     6,050     (2,363)      (396)        60        313       (638)     6,110     (2,050)
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...........  $    (681) $   1,094  $   4,618  $    (496) $     102  $     362  $  (1,177) $   1,196  $   4,980
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net income (loss)
  per share:
  Basic.....................  $   (0.06) $    0.08  $    0.26  $  (49.57) $   10.17  $   36.17  $   (0.08) $    0.07  $    0.23
  Diluted...................  $   (0.06) $    0.06  $    0.24  $  (49.57) $    9.31  $   30.39  $   (0.08) $    0.05  $    0.21
Shares used in per share
  calculation:
  Basic.....................  11,000,000 12,884,000 17,854,000    10,000     10,000     10,000  14,604,000 16,488,000 21,458,000
  Diluted...................  11,000,000 18,502,000 19,360,000    10,000     10,930     11,902  14,604,000 22,438,000 23,642,000

                 See accompanying notes to unaudited pro forma
                    condensed combined financial statements.

                    ACCESS HEALTH, INC. AND INTERQUAL, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                    SIX MONTHS ENDED MARCH 31, 1997 AND 1998

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  ACCESS HEALTH, INC.        INTERQUAL, INC.         PRO FORMA COMBINED
                                               --------------------------  --------------------  --------------------------
                                                   1997          1998        1997       1998         1997          1998
                                               ------------  ------------  ---------  ---------  ------------  ------------
Revenues:
  Care management services...................  $     44,417  $     54,432  $  --      $  --      $     44,417  $     54,432
  Licensing and support services.............         5,325         5,833      6,627     10,356        11,952        16,189
                                               ------------  ------------  ---------  ---------  ------------  ------------
      Total revenues.........................        49,742        60,265      6,627     10,356        56,369        70,621
Costs and expenses:
  Costs of revenues:
    Care management services.................        22,582        29,886     --         --            22,582        29,886
    Licensing and support services...........         2,029         1,359      1,997      2,667         4,026         4,026
  Product and other development..............         4,397         3,173      1,247      2,256         5,644         5,429
  Sales and marketing........................         4,246         4,659      1,113      1,758         5,359         6,417
  General and administrative.................         4,558         4,823      2,065      3,205         6,623         8,028
  Transaction costs..........................         6,345       --          --         --             6,345       --
  Integration and restructuring costs........         6,961       --          --         --             6,961       --
                                               ------------  ------------  ---------  ---------  ------------  ------------
      Total costs and expenses...............        51,118        43,900      6,422      9,886        57,540        53,786
                                               ------------  ------------  ---------  ---------  ------------  ------------
Income (loss) from operations................        (1,376)       16,365        205        470        (1,171)       16,835
Other income (expense).......................           715         1,677        (24)       (17)          691         1,660
                                               ------------  ------------  ---------  ---------  ------------  ------------
Income (loss) before income taxes............          (661)       18,042        181        453          (480)       18,495
Provision (credit) for income taxes..........          (132)        6,856         92        208           (40)        7,064
                                               ------------  ------------  ---------  ---------  ------------  ------------
Net income (loss)............................  $       (529) $     11,186  $      89  $     245  $       (440) $     11,431
                                               ------------  ------------  ---------  ---------  ------------  ------------
                                               ------------  ------------  ---------  ---------  ------------  ------------
Pro forma net income (loss) per share:
  Basic......................................  $      (0.03) $       0.60  $    8.90  $   24.50  $      (0.02) $       0.52
                                               ------------  ------------  ---------  ---------  ------------  ------------
                                               ------------  ------------  ---------  ---------  ------------  ------------
  Diluted....................................  $      (0.03) $       0.56  $    7.50  $   20.55  $      (0.02) $       0.47
                                               ------------  ------------  ---------  ---------  ------------  ------------
                                               ------------  ------------  ---------  ---------  ------------  ------------
Shares used in per share calculation:
  Basic......................................    17,719,000    18,556,000     10,000     10,000    21,323,000    22,160,000
  Diluted....................................    17,719,000    20,128,000     11,860     11,922    21,323,000    24,418,000

                 See accompanying notes to unaudited pro forma
                    condensed combined financial statements.

                    ACCESS HEALTH, INC. AND INTERQUAL, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 MARCH 31, 1998

                                 (IN THOUSANDS)


                                                                    ACCESS
                                                                   HEALTH,    INTERQUAL,    PRO FORMA    PRO FORMA
                                                                     INC.         INC      ADJUSTMENT    COMBINED
                                                                  ----------  -----------  -----------  -----------

                                                ASSETS
Current Assets:
  Cash equivalents..............................................  $   43,820   $   1,665       --        $  45,485
  Available-for-sale securities.................................      31,936      --           --           31,936
  Accounts and license fees receivable..........................      14,289       5,314       --           19,603
  Deferred income taxes.........................................       5,012       4,544       --            9,556
  Prepaid expenses, income taxes receivable and other current
    assets......................................................       8,668       1,124       --            9,792
                                                                  ----------  -----------  -----------  -----------
      Total current assets......................................     103,725      12,647       --          116,372
Property and equipment, net.....................................      16,046       1,806       --           17,852
Purchased intangibles...........................................       2,642      --           --            2,642
Deferred income taxes...........................................       1,042      --           --            1,042
Other assets....................................................         427         204       --              631
                                                                  ----------  -----------  -----------  -----------
      Total assets..............................................  $  123,882   $  14,657       --        $ 138,539
                                                                  ----------  -----------  -----------  -----------
                                                                  ----------  -----------  -----------  -----------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................       2,979       1,086       --            4,065
  Accrued payroll and related expenses..........................       4,716       1,446       --            6,162
  Accrued integration and restructuring costs...................       1,912      --           --            1,912
  Taxes and other accrued expenses..............................       9,877          11       --            9,888
  Accrued merger related expenses...............................      --          --            9,000        9,000
  Other current liabilities.....................................         693          28       --              721
  Deferred revenue..............................................       5,748      11,646       --           17,394
                                                                  ----------  -----------  -----------  -----------
      Total current liabilities.................................      25,925      14,217        9,000       49,142
Capital lease obligations and other long-term debt..............         312          68       --              380
Stockholders' equity (deficit):
  Common stock..................................................      86,947         133       --           87,080
  Retained earnings.............................................      10,698         239       (9,000)       1,937
                                                                  ----------  -----------  -----------  -----------
      Total stockholders' equity................................      97,645         372       (9,000)      89,017
                                                                  ----------  -----------  -----------  -----------
      Total liabilities and stockholders equity.................  $  123,882   $  14,657       --        $ 138,539
                                                                  ----------  -----------  -----------  -----------
                                                                  ----------  -----------  -----------  -----------


                 See accompanying notes to unaudited pro forma
                    condensed combined financial statements.

                    ACCESS HEALTH, INC. AND INTERQUAL, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                              FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

    The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Access Health for the years ended September 30, 1995, 1996 and 1997 and the six months ended March 31, 1997 and 1998, with the historical statements of operations of InterQual for the years ended December 31, 1995, 1996 and 1997, and the six months ended March 31, 1997 and 1998.

    No adjustments have been made in these pro forma financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

NOTE 2. PRO FORMA NET INCOME (LOSS) PER SHARE

    The number of shares of Access Health Common Stock which will be issued in exchange for the outstanding shares of InterQual Capital Stock is based on the exchange ratio. The exchange ratio will depend upon the capitalization of InterQual at the Effective Time of the Merger. An assumed exchange ratio of
360.42 and 356.81 for the InterQual Class A Common Stock and for the InterQual Class B Common Stock (assuming all outstanding options for InterQual Class B Common Stock are exercised according to their terms), respectively, was used in preparing the pro forma combined financial data. The following table provides the pro forma number of shares to be issued in connection with the Merger:

InterQual Class A Common Stock outstanding as of March 31, 1998.................     10,000
    Related exchange ratio......................................................     360.42
                                                                                  ---------
Number of Access Health Common Stock exchanged for InterQual Class A Common
 Stock..........................................................................  3,604,200
                                                                                  ---------
InterQual Class B Common Stock outstanding as of March 31, 1998 (assuming all outstanding options for InterQual Class B Common Stock are exercised in
 accordance with their terms)...................................................      1,922
    Related exchange ratio......................................................     356.81
                                                                                  ---------
Number of Access Health Common Stock exchanged for InterQual Class B Common
 Stock..........................................................................    685,800
                                                                                  ---------
      Total Access Health Common Stock to be exchanged..........................  4,290,000
Total number of Access Health common shares outstanding as of March 31, 1998....  18,815,879
                                                                                  ---------
Number of Access Health common shares outstanding after completion of the
 Merger.........................................................................  23,105,879
                                                                                  ---------
                                                                                  ---------

    Access Health and InterQual each adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("SFAS 128"), which was required to be adopted on December 15, 1997. This statement establishes standards for computing and presenting basic and diluted earnings per share. Under this statement, basic earnings or loss per share is computed by dividing the net earnings or loss by the weighted average number of shares of common stock outstanding. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of common shares outstanding, (2) if not anti-dilutive, the number of shares of convertible preferred stock as if converted upon issuance, and (3) if not anti-dilutive, the effect of outstanding stock options determined utilizing the treasury stock method.

                    ACCESS HEALTH, INC. AND INTERQUAL, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                        FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. PRO FORMA NET INCOME (LOSS) PER SHARE (CONTINUED)
    A reconciliation of the numerators and the denominators of the basic and diluted per share computations for income for the years ended September 30, 1995, 1996 and 1997 and the six months ended March 31, 1997 and 1998 are as follows:

                                                                 FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                                                 -------------------------------------
                                                                                             PER SHARE
                                                                 INCOME (LOSS)     SHARES     AMOUNT
                                                                 -------------   ----------  ---------
Net income (loss)..............................................   (1,177,000)
Basic Earnings per Share
  Income available to common stockholders......................   (1,177,000)    14,604,000   $(0.08)
                                                                                             ---------
                                                                                             ---------
  Options issued to directors and employees....................                      --
  Convertible preferred stock..................................                      --
                                                                                 ----------
Diluted Earnings per Share
  Income available to common stockholders......................   (1,177,000)    14,604,000   $(0.08)
                                                                                             ---------
                                                                                             ---------

    Options to purchase approximately 1.9 million shares of Access Health's common stock, and convertible preferred stock that were convertible into approximately 3.7 million shares of Access Health's common stock were outstanding as of September 30, 1995 but were not included in the computation of diluted earnings per share because they were anti-dilutive.

                                                                 FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                                                 -------------------------------------
                                                                                             PER SHARE
                                                                    INCOME         SHARES     AMOUNT
                                                                 -------------   ----------  ---------
Net income.....................................................    1,196,000
Basic Earnings per Share
  Income available to common stockholders......................    1,196,000     16,488,000   $ 0.07
                                                                                             ---------
                                                                                             ---------
  Options issued to directors and employees....................                   2,257,000
  Convertible preferred stock..................................                   3,693,000
                                                                                 ----------
Diluted Earnings per Share
  Income available to common stockholders......................    1,196,000     22,438,000   $ 0.05
                                                                                             ---------
                                                                                             ---------

                                                                 FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                                                 -------------------------------------
                                                                                             PER SHARE
                                                                    INCOME         SHARES     AMOUNT
                                                                 -------------   ----------  ---------
Net income.....................................................    4,980,000
Basic Earnings per Share
  Income available to common stockholders......................    4,980,000     21,458,000   $ 0.23
                                                                                             ---------
                                                                                             ---------
  Options issued to directors and employees....................                   2,184,000
                                                                                 ----------
Diluted Earnings per Share
  Income available to common stockholders......................    4,980,000     23,642,000   $ 0.21
                                                                                             ---------
                                                                                             ---------

                    ACCESS HEALTH, INC. AND INTERQUAL, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                        FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. PRO FORMA NET INCOME (LOSS) PER SHARE (CONTINUED)

                                                                       FOR THE SIX MONTHS ENDED
                                                                            MARCH 31, 1997
                                                                 -------------------------------------
                                                                                             PER SHARE
                                                                 INCOME (LOSS)     SHARES     AMOUNT
                                                                 -------------   ----------  ---------
Net income (loss)..............................................     (440,000)
Basic Earnings per Share
  Income available to common stockholders......................     (440,000)    21,323,000   $(0.02)
                                                                                             ---------
                                                                                             ---------
  Options issued to directors and employees....................                      --
                                                                                 ----------
Diluted Earnings per Share
  Income available to common stockholders......................     (440,000)    21,323,000   $(0.02)
                                                                                             ---------
                                                                                             ---------

    Options to purchase approximately 3.9 million shares of Access Health's common stock were outstanding as of December 31, 1996 but were not included in the computation of diluted earnings per share because they were anti-dilutive.

                                                                       FOR THE SIX MONTHS ENDED
                                                                            MARCH 31, 1998
                                                                 -------------------------------------
                                                                                             PER SHARE
                                                                    INCOME         SHARES     AMOUNT
                                                                 -------------   ----------  ---------
Net income.....................................................   11,431,000
Basic Earnings per Share
  Income available to common stockholders......................   11,431,000     22,160,000   $ 0.52
                                                                                             ---------
                                                                                             ---------
  Options issued to directors and employees....................                   2,258,000
                                                                                 ----------
Diluted Earnings per Share
  Income available to common stockholders......................   11,431,000     24,418,000   $ 0.47
                                                                                             ---------
                                                                                             ---------

    The pro forma combined net income (loss) per share is based on the combined weighted average number of common (basic) and dilutive common equivalent shares (diluted) of Access Health and InterQual and assumes a common stock exchange ratio as of March 31, 1998 which results in the issuance of 4,290,000 shares of Access Health Common Stock for all of the outstanding shares of InterQual Capital Stock. The actual number of shares of Access Health Common Stock to be exchanged for all of the outstanding InterQual Capital Stock will be determined at the Effective Time.

    Share and per share information applicable to prior periods for Access Health and InterQual have been restated to reflect stock splits as discussed in each entity's respective financial statements and notes thereto.

NOTE 3. PRO FORMA ADJUSTMENTS


    Access Health and InterQual have estimated that they will incur merger-related expenses of approximately $9 million, consisting primarily of transaction costs for financial advisory fees, attorneys, accountants and financial printing and other one-time charges related to the transaction. This estimate is preliminary and is therefore subject to change. These nonrecurring expenses will be charged to operations as incurred.


    The pro forma condensed combined balance sheet gives effect to such expenses as if they had been incurred as of March 31, 1998; however, in accordance with Regulation S-X the pro forma condensed combined statements of operations do not give effect to such expenses.

                             ACCESS HEALTH BUSINESS

    THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. ACCESS HEALTH'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION, THOSE DISCUSSED IN THIS SECTION AND THE SECTIONS ENTITLED "RISK FACTORS," "ACCESS HEALTH'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT.

OVERVIEW

    Access Health is a leading provider of care management products and services to the health care industry. Access Health provides its services primarily through four telephonic care centers, which are staffed by registered nurses and other health care professionals. Access Health's primary clients include HMOs, PPOs, indemnity insurers, integrated delivery systems, government agencies, self-insured employers and physician groups. Access Health's objective is to measurably improve the delivery of health care through dynamically integrated programs that help individuals effectively manage their health needs. Its products and services are designed to help reform an inefficient health care system in ways that benefit health care payors, providers and individuals.

CORPORATE HISTORY

    Access Health was founded in 1987 and until 1993 primarily provided consumer health care information products and services designed to help hospitals and other health care providers market their services. Beginning in 1993, Access Health changed its focus to developing, marketing and delivering personal health management products and services to health plans and payors, which were primarily designed as a value added member benefit to help attract and retain members. At the same time, Access Health altered its business model to price its products and services predominantly on a recurring per-member per-month fee basis rather than on a non-recurring basis. Access Health enjoyed significant growth of its personal health management business through mid-1996, at which point customer demand for care management products, which provided demonstrable cost savings, began to intensify. At the time, health care service providers were experiencing increased price competition and rising medical costs, resulting in unprecedented high medical loss ratios and lower profitability. In November 1996, Access Health merged with Informed Access, a developer of leading-edge clinical assessment tools and care management programs. With this merger, Access Health significantly expanded its suite of care management products and substantially enhanced its ability to provide its customers a demonstrable return on investment. Also in November 1996, Access Health acquired CRS, which develops health information and patient education software programs. Access Health's care management business has grown dramatically; the number of enrolled members has increased to approximately 25 million in February 1998 from over 14 million at the end of fiscal 1996.

INDUSTRY BACKGROUND

    The rate of health care spending increases in the United States continues to exceed gross domestic product ("GDP") growth. The Congressional Budget Office expects national health expenditures to reach 13.7% of GDP or slightly more than $1.1 trillion in 1997. Containment of health care costs has become a national priority. As a result, cost-conscious managed health care programs have increasingly influenced the health care system. These managed care programs have traditionally reduced the cost of health care by restricting access to care (through financial management techniques such as pre-authorization, pre-

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certification, and concurrent and retrospective review programs to manage members' use), pushing cost risk down to providers and reducing administrative expenses. While these techniques have been moderately successful in controlling costs, there is increasing evidence that their returns are diminishing. Because the approach to managing care has largely been to restrict supply, a number of inefficiencies continue to persist, which have contributed to escalating health care costs. These include:

    - LACK OF ACCESS AND INAPPROPRIATE USE OF HEALTH CARE RESOURCES. Individuals who lack timely access to health care and to reliable health care information may delay needed treatment, self-treat inappropriately or seek unnecessary care, all of which can lead to poor health outcomes and higher costs. For example, studies indicate that up to 55% of all emergency room visits may be inappropriate.

    - LACK OF PREVENTIVE CARE AND EARLY INTERVENTION. Appropriate preventive care and early intervention can dramatically influence health and well being and is cost-effective. Preventive care and timely intervention both depend on an individual's access to information.

    - INSUFFICIENT CHRONIC CONDITION MANAGEMENT. In managing chronic conditions today, there exists a significant gap between nationally accepted disease management guidelines and the actual day-to-day patient practices. This gap results in less than optimal patient care and unnecessary medical costs and other related costs, including missed work days. Approximately 70% of overall health care costs incurred today are chronic-condition related.

    Care management programs have been developed in response to these problems. These programs generally include telephone-based health counseling services to help individuals optimize their use of the health care system. These services increase members' involvement in managing their own health and empower them to make better-informed decisions. The information they receive provides member the opportunity to obtain proper care and to avoid unnecessary care, reduce health care costs, improve health outcomes and increase satisfaction with their health care plans.

STRATEGY

    Access Health seeks to measurably improve the quality and costs of care people receive by becoming an integral part of health care delivery. Access Health's goal is to further integrate its services with its customers' delivery of care, resulting in increased utilization of Access Health's products and services across an increasing number of members. It seeks to accomplish these goals through the following business strategies:

    - BUILD ENROLLMENT THROUGH DEMONSTRATED RESULTS. Access Health seeks to continue building market share through rapid enrollment growth. Access Health is focused on building enrollment through increased member penetration within existing accounts and contracting with new client sponsors. Access Health believes that its sales and marketing strategy (see "Sales, Marketing and Support") coupled with its ability to provide a compelling return on investment for customers in the form of reduced health care costs, increased member satisfaction and improved quality of care will be the primary drivers for continued rapid enrollment growth.*

    - INCREASE REVENUE PER MEMBER THROUGH NEW PRODUCTS AND SERVICES. Access Health's average revenue per member derived from its care management products today is a small fraction of the national averages spent per-member per-month for health care services. Because Access Health's care management products are utilization-based, Access Health seeks to significantly expand the average revenue per member by increasing adoption of its higher utilization, advanced care management and condition management products.

    - EXTEND CAPABILITIES THROUGH STRATEGIC PARTNERSHIPS. In addition to Access Health's internal product development and process improvement efforts, Access Health continues to actively evaluate

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      possible new business models and strategic relationships and acquisitions to further expand its product capabilities and membership base.

PRODUCTS AND SERVICES

    The Personal Health Advisor-Registered Trademark- ("PHA") product line features a core set of care management products and services that provide members with consistent clinical assessment and guidance about the use of health care services for both acute and chronic conditions and to help guide these individuals to the most appropriate point of care within a managed care network. Managed care providers and insurers use PHA to facilitate easier access to the plan network by members, reduce operating costs by reducing inefficient use of network resources and improve the quality of care for plan members. PHA products are used by MCOs in a variety of applications including use as the primary "gateway" to a plan network, as an emergency room pre-certification tool, a health care management tool for individuals with chronic conditions, or solely as a health care information service for plan members. PHA also provides extensive reporting, which enables managed care organizations to more efficiently configure their service delivery network.

    The foundation of the PHA product line is Access Health's proprietary Clinical Decision Architecture ("CDA"). The CDA provides the structure surrounding Access Health's patented process for the consistent assessment of a patient's condition, the arrival at an appropriate care recommendation, and the linking of a patient with a provider who has the requisite clinical expertise to care for the condition or symptom set identified. CDA primarily utilizes four information databases, including a database of over 550 proprietary risk-sorting clinical algorithms, a detailed provider information database, a health care information database that includes extensive self-care instructions and a database of health plan members and rules pertinent to the plan structure.

    The PHA care management programs are designed to address the needs for both acute and chronic care management. The PHA programs offer customers a flexible solution, allowing virtually any combination of product components to meet a customer's unique needs. Each of the products can also be offered in a stand-alone environment. Most importantly, when a sponsor chooses multiple products to offer its members, the components are integrated seamlessly using the CDA's common delivery platform and information warehouse. In doing so, a person-based, custom care management program is created for each member that is delivered through a single point of access.

ACUTE CARE MANAGEMENT PROGRAMS

    FIRSTHELP-TM-. The FirstHelp-TM- patient assessment system is the acute care cornerstone for all of the PHA services. The FirstHelp-TM- patient assessment system is a clinically advanced, proprietary process for assessing a caller's symptoms, integrating a provider's recommendations and providing consistent care recommendations. The FirstHelp-TM- system provides the basis for Access Health's 24-hour-a-day telephone triage services provided for health plan members, and assists health plans and providers in reducing emergency room and physician office visits for conditions which can safely be treated in less intensive settings. A key component of Access Health's CDA, the FirstHelp-TM-system consists of over 550 risk-sorting clinical algorithms, including modules for pediatrics, adults, women, seniors, and mental health. The algorithms employ a series of predetermined questions in a set order--a proprietary technique designed to mimic physician assessment. With this system, nurses can effectively guide callers to the most appropriate level of care. High physician concordance (more than 93%) with FirstHelp-TM- assessment recommendations means that advice given in an acute episode will likely mirror that of the patient's own physician. When a condition will not benefit from a provider visit, callers are given self-care instructions and are offered a follow-up call to check progress. Physicians benefit by receiving fewer after-hours calls and handling more appropriate office visits.

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    ER ACCESS-SM-.  The ER Access-SM- program is designed to measurably reduce unnecessary ER utilization and associated costs while concurrently educating members and improving member satisfaction. The program utilizes the FirstHelp-TM- patient assessment algorithms, which allow Access Health's care center nurses to assess the urgency of a patient's need for medical care and the level and timing of the intervention needed. Care center nurses are able to perform symptomatic assessments on members who were planning to go to the ER, and in many cases will recommend a lower and less costly level of care. ER Access-SM- offers the added benefit of relieving the primary care physician from direct involvement in approving or denying emergency care.

    OPEN ACCESS. For health plans looking to offer alternatives to the primary care "gatekeeper" referral process, Access Health has developed an "intelligent gateway" to care. With its Open Access program in place and available to members 24 hours a day, 7 days a week, Access Health's nurses can assess patient needs and match patients with appropriate providers based on health plan rules. Through the FirstHelp-TM- patient assessment algorithms and the capabilities of the CDA, members are guided to providers who have indicated a specific focus on the clinical conditions identified. Open Access provides an effective means of matching patient needs with an appropriate provider when a specialty referral can be predicted.

    PROVIDER PROFILER-SM-. Provider Profiler-SM- is a PC-based software tool designed to collect extensive, important information about a provider's background and current practice for use in patient-provider matching. Once it is determined that a caller's symptoms require a provider evaluation, this information is designed to be linked to a provider who can appropriately manage the symptom set, who is located in the caller's area, and whose office hours accommodate the urgency of the evaluation. The system is also designed to support provider credentialing activities in accordance with NCQA standards, and can function as an electronic provider directory to help members identify and select a physician quickly.

DISEASE AND CONDITION MANAGEMENT PROGRAMS

    ASTHMA CARE MANAGEMENT AND DIABETES CARE MANAGEMENT PROGRAMS. Access Health has developed disease management programs designed to proactively assist patients with the longitudinal management of chronic conditions in accordance with physician prescribed regimens. The goals of the programs are to improve the quality of life for patients with chronic conditions by reducing the risk of complications and to help contain health care costs by reducing the need for extensive use of health care services. Patients enrolled in the disease management program receive regular calls from specialized Access Health nurses who monitor the patient's condition and the patient's compliance with a treatment regimen. The enrolled patients also receive information to educate them on how to effectively manage their chronic condition.

    9 MONTHS & BEYOND-SM- MATERNITY MANAGEMENT PROGRAM. 9 Months & Beyond-SM-is the PHA program for expectant mothers designed to support physician and health plan goals using comprehensive telephone-based maternal education, monitoring and counseling throughout pregnancy and after delivery. The program regularly monitors each member's level of risk for experiencing preterm labor, delivering a low birth weight baby, and/or delivering via cesarean section. This information drives an intervention program that includes both general education and personalized counseling aimed at reducing the member's risk for any of these outcomes as well as the costs usually associated with these outcomes.

    FIRST WARNING. First Warning is a case management alert system designed to alert a health plan's internal case management function whenever a caller is identified as having a certain high risk or potentially high-cost condition. Examples include the presence or diagnosis of a chronic condition such as arthritis, diabetes, or low back pain or the presence of symptoms of early labor. The First Warning system is designed as an adjunct to other PHA components; however, it also serves as a mechanism for enrolling eligible patients in one or more of the PHA disease/condition management programs.

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ADDITIONAL PRODUCTS AND SERVICES

    FIRST WELCOME-SM-. Access Health is introducing a new member contact program, called First Welcome-SM-, to assist managed care organizations in introducing new members to a health plan, selecting primary care providers for them, and conducting a preliminary evaluation of these members' medical conditions and potential health care needs. The program is designed to identify and initiate appropriate interventions within the structure of the plan, including the ability to enroll members in Access Health's disease/condition management programs.

    RIGHT CALL MEMBER COMMUNICATIONS SERVICES. Right Call member communication services are tailored to meet specific sponsor needs. These services consist of the development, execution and fulfillment of membership enrollment materials, such as membership kits, newsletters and other mailings, on-going communication programs designed to facilitate appropriate use of PHA programs, and fulfillment of member requests for literature for specific health care topics.

    AUDIOHEALTH LIBRARY-REGISTERED TRADEMARK-. Customers have access via touch-tone or rotary telephone to the PHA audiotext self-care library. The AudioHealth Library-Registered Trademark- is a sophisticated database of pre-recorded information on over 500 health topics, including information on specific conditions and self-care and prevention information. After reviewing information in the AudioHealth Library-Registered Trademark-, the customer can elect to speak directly with an Access Health nurse.

    PREVENTIVE CARE REMINDER SYSTEM. Access Health developed the Preventive Care Reminder System in response to the growing needs of its clients to meet NCQA preventive care standards, to ensure favorable performance in satisfying Health Plan Employer Data and Information Set measures of quality, and to improve compliance with basic preventive care recommendations of national organizations including the U.S. Preventive Services Task Force and the American Academy of Pediatrics. The service is provided as an adjunct to other PHA services as a delivery system for personalized reminders to members about recommended preventive measures, such as mammograms and pap smears. The Preventive Care Reminder System improves health care by boosting compliance with preventive care standards.

    PHA ONLINE. PHA Online is an interactive and proactive service that offers PHA members highly personalized health information and online activities based on their needs and interests. It can be easily configured to work in conjunction with a health plan's objectives--including member recruitment, development and services, and open enrollment campaigns. The PHA Online service is anchored by an Internet website that encourages members to continually interact with the service.

LICENSING AND SUPPORT SERVICES

    Access Health also licenses PHA acute care products to customers who offer the services through their own care centers. These products are licensed with a recurring license revenue stream tied to utilization and/or the size of the population served. Access Health also offers other products under a variety of licensing formulas. These other products are listed below.

    ACCESS CARE MANAGEMENT SYSTEM-SM-. The Access Care Management System-SM- ("ACMS"), introduced in 1994, is utilized by those organizations seeking to provide in-house care management services. ACMS is an integrated package of software, clinical guidelines and care management functions that enables hospitals, physician groups, integrated health care delivery systems and health plans to offer care management services directly to patients and member groups through the sponsoring organization's own telephone call center. ACMS customers pay Access Health on a per-member per-month basis and in return receive technical support and software and clinical database upgrades.

    ASK-A-NURSE-REGISTERED TRADEMARK-. The ASK-A-NURSE-Registered Trademark-family of products is licensed to hospitals and other health care systems, enabling them to provide health care information and referral services. The

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ASK-A-NURSE-Registered Trademark- product family was introduced in 1987 and is currently licensed to more than 50 clients representing over 130 participating hospitals in the United States.

    CANCER HELPLINK-REGISTERED TRADEMARK- SYSTEM. The Cancer HELPLINK-Registered Trademark- product is a specialized information and referral system staffed by Access Health nurses experienced in cancer care and trained in the extensive information needs of cancer patients, their families and others concerned about cancer. The Cancer HELPLINK-Registered Trademark- system, introduced in 1989, provides needed information to patients diagnosed with cancer and refers callers who have cancer symptoms to appropriate physicians and diagnostic and treatment services. Access Health's cancer products are currently licensed to more than 17 clients representing over 20 hospitals.

    HEALTHSELECT. Access Health sells and supports the HealthSelect software products, which are designed to support health care information and referral programs. These products enable participating hospitals to match individuals' health care needs with physicians and hospital services and to manage referral, medical information and reporting functions. In addition, these software products allow hospitals to manage membership programs, scripted outbound call programs and other database management activities. More than 120 hospitals have licensed HealthSelect software.

PRODUCT DEVELOPMENT

    Access Health's growth and future success largely depend upon its ability to develop new products for the health care industry and to continue to enhance its existing care management products. Additional care management applications that are in various stages of development and planned for general release in 1998 include disease management programs for cardiac conditions, pulmonary conditions in addition to asthma, hypertension, and depression. Also in the design and development phase are programs to assist health plan customers in utilization review and utilization management, as well as a program to assist customers in identifying workers' compensation episodes. General and ongoing development initiatives include:

    - ALGORITHMS. Access Health regularly evaluates and enhances its FirstHelp-TM- clinical algorithms based upon advances in medicine and upon its own internal continuous quality improvement initiatives.

    - TECHNOLOGY INFRASTRUCTURE. Access Health continues to enhance its infrastructure by installing new hardware and software systems to improve capability, ease of use and scalability. Access Health is in the process of completing a common technology platform whereby all care centers will use a common hardware, software and voice technology platform. This integrated platform is scheduled to be rolled out to its existing customers during calendar 1998.

    - CUSTOMIZED PRODUCTS. Access Health customizes products for specific market segments such as those with special literacy or foreign language needs.

    - ELECTRONIC DELIVERY SYSTEMS. Access Health has developed and continues to expand its capabilities to use on-line communications and other electronic media to deliver Access Health's products and services.

PRINCIPAL CUSTOMERS

    Access Health markets its products and services to MCOs, government agencies, self-insured employers, hospitals, integrated hospital organizations, physician groups, and independent physician associations.

    Enrolled members of Access Health are those for whom Access Health receives revenues. As of February 1998, Access Health had contracts with customers representing approximately 25 million members enrolled in PHA. Also as of this date, Access Health had commitments for approximately 3 million new members to be enrolled in its care management programs in future quarters. Some of the

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commitments included in this backlog figure are subject to final contract execution. Certain of Access Health's contracts specify a guaranteed enrollment rate for members and Access Health receives revenues for such amounts even if the customer has not yet identified all the particular members. After initial terms of approximately one to four years, contracts generally can be terminated upon 60 to 360 days notice. No single client accounted for more than 10% of Access Health's annual revenues in fiscal 1997.

    Access Health's ACMS, ASK-A-NURSE-Registered Trademark- and Cancer HELPLINK-Registered Trademark- products are currently licensed to more than 80 clients. Examples of Access Health's principal customers for these product lines include Florida Hospital in Orlando, Riverside Health Systems and Emory University Systems of Health Care in Atlanta.

SALES, MARKETING AND SUPPORT

    Access Health sells its products and services exclusively through its direct sales and account management force. Access Health employs a combined sales and account team strategy, dedicating two high level sales representatives with two-to-three account managers to each of six distinct national geographic regions. These teams are incented to add new clients and grow new business with existing accounts through the addition of new members, higher utilization of existing products and adoption of new products. Access Health is primarily focused on selling Access Health's products and services to MCOs, self-insured employers, commercial insurers, government entities, and hospitals and health care systems.

    Access Health also employs a client services department to assist in its on-going relationships with clients through the use of client service teams that include implementation, clinical and technical support representatives. These teams work closely with new and existing clients to implement custom tailored programs, coordinate member communication programs, ensure client satisfaction, and evaluate program effectiveness.

    Access Health's marketing strategy also includes building brand awareness and brand identity for its Personal Health Advisor, ASK-A-NURSE-Registered Trademark- and Cancer HELPLINK-Registered Trademark-products.

COMPETITION

    The market for Access Health's products and services is highly competitive. Access Health's competition includes independent companies as well as divisions of large MCOs. Access Health also faces competition from potential customers who may elect to develop their own personal care management solutions, and Access Health expects to face competition from new entrants to the market. Access Health believes that it competes favorably on the basis of price and value, operational capabilities, clinical content of its proprietary clinical algorithms, ability to rapidly enroll new members and performance with respect to cost savings, superior outcomes and member satisfaction. To the extent Access Health offers new products or services or offers its existing products and services in new markets, it expects to face increased competition from competitors which may have substantially greater financial, marketing or technical resources than Access Health, as well as from industry consolidations that create larger competitors offering new products and services.

GOVERNMENT REGULATION

    The health care industry is subject to extensive and evolving government regulation at both the Federal and state levels relating to many aspects of Access Health's and its clients' businesses, including the provision of health care services, teleservicing, health care referral programs, health maintenance organizations and other similar plans. These statutes and regulations in many cases predate the development of telephone-based health care information and other interstate transmission and communication of medical information and services. The language of certain of these statutes and regulations governing the provision of health care services, including, without limitation, the practice of nursing and the practice of medicine, could be construed by regulatory authorities to apply to certain of Access Health's teleservicing

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activities, which use California, Illinois, Arizona and Colorado registered nurses to provide care management services such as nursing assessments and information regarding appropriate sources of care and treatment time frames. These statutes and regulations could also apply to certain activities of Access Health's health service customers when operating Access Health's programs. In addition, the language of the statutes and regulations governing health maintenance organizations and other plans that provide or arrange for the provision of health care services for a prepaid or periodic charge could be construed by regulatory authorities to apply to certain activities of Access Health that are provided on a per-member per-month basis. While some states have indicated their intention to interpret their statutes to require licensure for out-of-state providers, most states have not addressed this issue by regulation or state legislation. However, if regulators seek to apply any of the foregoing statutory and regulatory requirements to Access Health or to others operating in a manner substantially similar to Access Health, then Access Health, its employees and/or its clients could be required to obtain additional licenses or registrations, to modify or curtail the operation of Access Health's programs, to modify the method of payment for Access Health's programs, or to pay fines or incur other penalties.

    The payment of remuneration to induce the referral of health care business was the subject of increasing governmental and regulatory focus in recent past years. Section 1128B(b) of the Social Security Act (sometimes referred to as the "Federal anti-kickback statute") provides criminal and civil money penalties for individuals or entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items or services for which payment may be made under the Medicare and Medicaid programs and certain other government-funded programs. The Social Security Act also provides authority to the Office of the Inspector General, through civil proceedings, to impose penalties and to exclude an individual or entity from participation in the Medicare and state health programs if it is determined any such party has violated Section 1128B(b) of the Social Security Act. Regulations have been promulgated specifying certain payment practices, which will not be subject to criminal prosecution, civil penalties nor exclusions. These regulations, commonly referred to as the "safe harbor" regulations, do not expand the scope of the Federal anti-kickback statute, and the fact that a business arrangement does not fit within a safe harbor does not necessarily mean the business arrangement violates the Federal anti-kickback statute. Some of Access Health's programs involve payment for referral services and meet most, but not all, of the requirements of the safe harbor for referral services. In addition, a number of states in which Access Health operates have anti-kickback statutes similar to the Federal statute, as well as statutory and regulatory requirements governing referral agencies and regulating franchising and business opportunity ventures. The Federal government and a number of states also have enacted statutes which contain outright prohibitions on referrals for specified services which are made by referring providers who have an ownership interest in, or compensation arrangement with, the entity to which the referral is made. If Access Health or the use of its products and services were to be found in violation of such statutes, Access Health or its clients could be required to modify or curtail the operation of Access Health's programs, or to pay fines or incur other penalties, and Access Health's clients could be excluded from participation in federal health care programs, including Medicare and Medicaid programs, and could be precluded from charging fees and obtaining reimbursement for specified services.

    There can be no assurance that Access Health or the use of its products and services will not be subject to review or challenge by government regulators under any of the foregoing statutes and regulations that apply to health care services and products. In addition, additional laws and regulations could be enacted in the future that would regulate Access Health or the use of its products and services. Any government investigative or enforcement actions with respect to Access Health or the use of its products or services could generate adverse publicity irrespective of the final outcome, and could have a material adverse effect on Access Health.

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RISK MANAGEMENT

    In recent years, participants in the health care industry, including physicians, nurses and other health care professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. Due to the nature of its business, Access Health could become involved in litigation regarding the telephone information given by its registered nurses or those of its licensees with the risk of adverse publicity, significant defense costs and substantial damage awards. Access Health has established policies and procedures that limit the information provided by its registered nurses to that contained in its algorithms and protocols and in other approved reference sources. In connection with its teleservices operations, Access Health has a quality assurance program that includes real-time audits of calls and post call reviews to monitor compliance with established policies and procedures. Generally, clients review and approve Access Health's algorithms, protocols and guidelines prior to program implementation and do not modify them without medical approval. To date, Access Health has not been the subject of any claim involving either its clinical assessment systems, the operation of its teleservicing centers or the operation by hospital clients of on-site care centers. However, there can be no assurance that claims will not be brought against Access Health. Even if such claims ultimately prove to be without merit, defending against them can be time consuming and expensive, and any adverse publicity associated with such claims could have a material adverse effect on Access Health.

    While Access Health maintains professional liability insurance, there can be no assurance that claims in excess of Access Health's insurance coverage will not arise or that all claims would be covered by such insurance. In addition, although Access Health has not experienced difficulty in obtaining insurance coverage in the past, Access Health may seek increased insurance coverage as its business grows. There can be no assurance that Access Health has appropriate or sufficient coverage under its existing insurance plans or that Access Health will be able to obtain appropriate or sufficient amounts of insurance in the future to address the foregoing risks on terms that are commercially reasonable.

INTELLECTUAL PROPERTY

    Access Health regards its software, CDA, algorithms, clinical nursing assessment protocols and marketing and program operation materials as proprietary and takes action to protect its intellectual property with patents, copyrights, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Access Health has been issued patents in the United States that cover a number of inventions, including the structure, use and process of its CDA and clinical database and certain capabilities of the provider profiler product. There can be no assurance that competitors, some of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with Access Health's ability to make, use or sell its products either in the United States or in international markets. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to Access Health may also be necessary to enforce Access Health's intellectual property rights, including patents, or to determine the scope and validity of other parties' proprietary rights. It is also possible that Access Health may need to acquire licenses to, or contest the validity of, issued or pending patents of third parties relating to Access Health's technology. There can be no assurance that any of such licenses would be made available to Access Health on acceptable terms, if at all, or that Access Health, if it were to contest the validity of any issued or pending patents, would prevail. In addition, Access Health could incur substantial costs in defending itself in suits brought against Access Health on its patents or in bringing suits against third parties to enforce Access Health's proprietary rights including patents. Access Health also relies on copyright, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Despite Access Health's precautions, it may be possible for unauthorized third parties to copy aspects of Access Health's products or to obtain and use information that Access Health regards as proprietary. Existing copyright laws afford only limited practical protection. In addition, the laws of some foreign countries do not protect Access

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Health's proprietary rights to the same extent as do the laws of the United
States, which could be a factor if Access Health expands into markets outside the United States.

EMPLOYEES

    As of February 28, 1998, Access Health had 727 full-time and 176 part-time employees, including 498 registered nurses. None of Access Health's employees is covered by a collective bargaining agreement, and Access Health believes that its relations with its employees are good.

PHYSICIAN ADVISORS

    Access Health's medical affairs are directed by Barry W. Wolcott, M.D., Senior Vice President and Chief Medical Officer, who is board certified in internal medicine. He is supported by Jeremy J. Nobel, M.D., Senior Vice President for Medical Affairs, board certified in internal medicine, Marcella L. Thiel, M.D., Vice President and Medical Director, board certified in family practice, Steve Silverstein, M.D., Vice President of Algorithm Development, board certified in internal medicine and emergency medicine, David Suttle, M.D., Medical Director of Care Center Operations, board certified in pediatrics with a specialty in adolescent medicine, Maury Gloster, M.D., board certified in internal medicine and endocrinology, and Rufus S. Howe, R.N., M.N., F.N.P., Vice President, Disease Management. In addition, Access Health has entered into consulting arrangements with other physicians who are recognized clinical experts. These physician consultants assist Access Health with setting direction and strategy for clinical activities, developing and assuring the quality of Access Health algorithms and clinical nursing assessment protocols, responding to new and emerging medical information, developing new clinical applications, and providing consulting services to client medical directors. Access Health's medical advisors are as follows:

    Charles A. Coltman, Jr., M.D., Member of the Cancer
HELPLINK-Registered Trademark- Physician Advisory Council. Dr. Coltman is Professor of Medicine at the University of Texas Health Science Center and the Director of the San Antonio Cancer Institute. He is President and CEO of the Cancer and Research Center, Chairman of the Southwest Oncology Group, the largest cancer clinical trials group in the U.S., and has received numerous citations for his research in cancer control and the treatment of leukemias, lymphomas, and Hodgkin's Disease.

    W. David Dawdy, M.D., serves as a pediatric consultant for Access Health and is a practicing pediatrician. In addition, he is a Clinical Assistant Professor of Pediatrics of Ohio State University and serves as the Pediatric Director of the University ASK-A-NURSE-Registered Trademark- program. He is active in numerous local and state organizations and committees involved with education for medical residents.

    Robert W. Derlet, M.D., Medical Advisor for the Clinical Assessment Systems and Clinical Outcomes for ASK-A-NURSE-Registered Trademark- and Personal Health Advisor. Dr. Derlet is an Associate Clinical Professor and Chief of Emergency Medicine at the University of California at Davis Medical Center. He is board-certified in emergency medicine and internal medicine. Dr. Derlet has conducted research and authored several publications dealing with re-directing emergency department patients to more appropriate levels of care within the health care delivery system.

    G. Denman Hammond, M.D., Cancer HELPLINK-Registered Trademark- National Medical Director and Chairman of the Cancer HELPLINK-Registered Trademark-Physician Advisory Council. Dr. Hammond is Associate Vice President for Health Affairs and Professor of Pediatrics at the University of Southern California. He is Chairman of the National Cancer Institute-sponsored Children's Cancer Study Group and a leading authority on the blood disorders and cancers of infants and children. Dr. Hammond has authored or co-authored over 200 scientific manuscripts, books and book chapters.

    Calvin J. Hobel, M.D., member of the 9 Months and Beyond Physician's Advisory Panel. Dr. Hobel is Professor of Obstetrics, Gynecology and Pediatrics at the UCLA School of Medicine and is also co-director of NIH Perinatal Training Program at the Harbor-UCLA School of Medical Center. Dr. Hobel is board certified in obstetrics and gynecology with a specialty in maternal-fetal medicine.

    Access Health's medical advisors receive an annual retainer and consult with Access Health on a periodic basis. Dr. Dawdy and Dr. Derlet typically devote approximately one to four days per month to Access Health matters, and the other medical advisors typically devote approximately one day per quarter to Access Health's matters. Dr. Gloster receives an hourly consulting fee as opposed to an annual retainer.

PROPERTIES

    Access Health's corporate offices are located in Broomfield, Colorado in a 70,000 square foot facility pursuant to a lease which expires in March 2013. Access Health's largest call center facility is located in Rancho Cordova, California, and comprises 53,892 square feet subject to a lease that expires in November 2001, and 17,441 square feet subject to a lease that expires in March 1999. In addition, Access Health has lease agreements for operational facilities in three other cities: a 21,500 square foot call center facility (with an option to lease an additional 20,000 square feet) in Broomfield, Colorado which expires in January 2013; an 8,374 square foot call center facility in Arlington Heights, Illinois which expires in September 1998; and a 14,671 square foot call center facility in Phoenix, Arizona which expires in September 2001. Access Health believes that its facilities are adequate for its business as presently operated. Access Health also leases a 20,825 square foot facility in Boulder, Colorado pursuant to a lease which expires in December 1999. Access Health has subleased this facility to a third party.

LEGAL PROCEEDINGS

    Not Applicable.

               ACCESS HEALTH MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACCESS HEALTH SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED HEREIN. THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACCESS HEALTH'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION, THOSE DISCUSSED IN THIS SECTION AND THE SECTIONS ENTITLED "RISK FACTORS," AND "ACCESS HEALTH BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND NOTICE AND CONSENT SOLICITATION STATEMENT.

GENERAL

    Access Health is a leading provider of personal health management products and services to the health care industry. Access Health was founded in 1987 and until 1993 primarily provided consumer health care information products and services designed to help hospitals and other health care providers market their services. Beginning in 1993, Access Health changed its focus to developing and marketing personal health management products and services to health plans and payors. In connection with the transition, Access Health incurred significant development expenses for its PHA product, including expenses for the hiring and training of personnel, capacity expansion and sales and marketing programs. Because revenues from personal health management services were not sufficient to cover start-up expenses, Access Health's gross margins decreased and operating losses were sustained in the third and fourth quarters of fiscal 1994 and the first quarter of fiscal 1995. Access Health returned to profitability in the second quarter of fiscal 1995 and has achieved increased profitability each quarter as additional members have been enrolled in PHA and gross margins improved.

    PERSONAL HEALTH MANAGEMENT SERVICES. Access Health's primary personal health management product, PHA, is designed to generate recurring revenues through a fee structure that is based on per-member per-month fees. Revenues are generated principally from Access Health's PHA contracts. MCOs, care organizations, health plans and large self-insured employers purchase PHA for use by their members or employees in order to reduce unnecessary health care utilization, improve member satisfaction and lower health care costs. Access Health also earns fees for providing member communications services to its customers.

    HEALTH SYSTEMS SERVICES. Access Health also markets a line of personal health management products and services to hospitals and other health care providers. Those products include the ASK-A-NURSE-Registered Trademark- family of products, Cancer HELPLINK-TM-, ACMS and the LIFE MATCH-Registered Trademark-family of products. Access Health's revenues from these products include license implementation fees as well as on-going fees for program support, teleservices, and direct marketing activities.

RESULTS OF OPERATIONS--SIX MONTH PERIOD COMPARISON

    REVENUES. Revenues consist of revenues from care management services and licensing and support services. Revenues increased from $25.1 million during the three months ended March 31, 1997 to $31.2 million during the three months ended March 31, 1998, or 24%, and increased from $49.7 million for the six months ended March 31, 1997 to $60.3 million, or 21% for the six months ended March 31, 1998.

    Revenues from care management services increased from $22.5 million during the second quarter of fiscal 1997 to $28.1 million during the second quarter of fiscal 1998, or 25%, and increased from

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
$44.4 million during the first six months of fiscal 1997 to $54.4 million, or 23% during the first six months of fiscal 1998, due to increases in membership levels related to Access Health's contracts during these periods. As of March 31, 1998, approximately 26.1 million members were enrolled compared to approximately 17.9 million members enrolled as of March 31, 1997. Average revenue per-member per-month was $0.37 for the second quarter of fiscal 1998 compared to $0.43 for the second quarter of fiscal 1997. Average revenue per-member per-month was $0.38 for the first six months of fiscal 1998 compared to $0.45 for the first six months of fiscal 1997. The decrease in average revenue per-member was primarily due to contract rationalizations where actual utilization was meaningfully below the contract minimum. Access Health believes that the decline in average revenue per-member has ended and average revenue per-member will stabilize during the remainder of fiscal 1998.* Revenue from Access Health's contracts is recognized ratably in accordance with contract terms on the basis of per-member fees.

    Revenues from licensing and support services increased from $2.6 million during the second quarter of fiscal 1997 to $3.1 million, or 19%, during the second quarter of fiscal 1998, and from $5.3 million during the first six months of fiscal 1997 to $5.8 million, or 9%, for the first six months of fiscal 1998. Licensing and support services revenues include licensing implementations and program support activities for FirstHelp-TM-, the ASK-A-NURSE-Registered Trademark- family of products, CANCER
HelpLink-Registered Trademark-, Access Care Management
System-Registered Trademark- ("ACMS") and the LIFE MATCH-Registered Trademark-family of products.

    COST OF REVENUES. The cost of care management services revenues includes the costs of operating Access Health's services centers, on-going client consultation and charges for providing care management member communications services. The gross margins for care management services were 48.8% during the second quarter of fiscal 1997 and 44.9% during the second quarter of fiscal 1998, and 49.2% during the first six months of fiscal 1997 compared to 45.1% for the first six months of fiscal 1998. The decrease in gross margin during the second quarter of fiscal 1998 and for the six months ended March 31, 1998 compared to the same periods in fiscal 1997, is primarily due to adjusting pricing terms on older contracts typically effective upon renewal dates during fiscal 1997. Access Health does not anticipate that downward price adjustments to contracts during the remainder of fiscal 1998 will have a material effect on operating results.* Additional factors contributing to the decrease in gross margin were operational inefficiencies experienced as a result of implementing a common service platform in all care centers and absorbing the costs associated with new product beta sites. Access Health expects that gross margins for care management services will be lower during the second half of the fiscal year than in the first half due primarily to a continuation of operating inefficiencies related to the implementation of the common system platform.

    The cost of licensing and support services revenues includes the costs of license implementations, on-going client consultation, annual users' conferences, advertising materials, and other support services for FirstHelp-TM-, ASK-A-NURSE-Registered Trademark-, CANCER
HelpLink-Registered Trademark-, Access Care Management
System-Registered Trademark- and LIFE MATCH-Registered Trademark- licensees. The gross margin percentages for licensing and support services increased from 64.7% during the second quarter of fiscal 1997 to 78.0% during the second quarter of fiscal 1998, and from 61.9% during the first six months of fiscal 1997 to 76.7% for the first six months of fiscal 1998 due to changes in product licensing mix and increased efficiency resulting from organizational adjustments. While gross margins for licensing and support can fluctuate, Access Health believes it is currently operating near targeted gross margin levels for licensing and support services.

    PRODUCT AND OTHER DEVELOPMENT EXPENSES. Product and other development expenses were $2.0 million, or 8.1% of revenues, during the second quarter of fiscal 1997 and $1.7 million, or 5.4% of revenues, during the second quarter of fiscal 1998. For the first six months of fiscal 1997, product and other development expenses totaled $4.4 million, or 8.8% of revenues compared to $3.2 million, or 5.3% of revenues during the first six months of fiscal 1998.

    The decrease of 15.0% from the second quarter of fiscal 1997 to the second quarter of fiscal 1998, and the decrease of 27.3% for the first six months of fiscal 1997 to the first six months of fiscal 1998 is due to realizing cost savings from the integration of the development teams of Access Health and Informed

Access. Access Health expects product and other development expenses to increase in coming quarters, but generally consistent with the current percentage of revenues.*

    SALES AND MARKETING EXPENSES. Sales and marketing expenses were $1.9 million, or 7.6% of revenues, during the second quarter of fiscal 1997 and $2.5 million, or 7.9% of revenues, during the second quarter of fiscal 1998. For the first six months of fiscal 1997, sales and marketing expenses totaled $4.2 million, or 8.5% of revenues, compared to $4.7 million, or 7.7% of revenues for the first six months of fiscal 1998. For the quarter, as a percentage of revenue, sales and marketing expenses increased slightly by 3% over the second quarter of fiscal 1997. As a percentage of revenue, sales and marketing expenses declined for the six months ended March 31, 1998 due to realizing cost savings from the integration of the sales teams of Access Health and Informed Access. Access Health expects sales and marketing expenses to increase in coming quarters, but generally consistent with the current percentage of revenues.*

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $2.2 million, or 8.7% of revenues, during the second quarter of fiscal 1997 and $2.5 million, or 8.1% of revenues, during the second quarter of fiscal 1998. For the first six months of fiscal 1997, general and administrative expenses totaled $4.6 million, or 9.2% of revenues, compared to $4.8 million, or 8.0% of revenues for the first six months of fiscal 1998. As a percent of revenue, general and administrative expenses decreased during the second quarter of fiscal 1998 and the first six months of fiscal 1998 when compared to the prior fiscal year due to realizing cost savings from the integration of Access Health and Informed Access' management teams. Access Health expects general and administrative expenses to increase in coming quarters, but generally consistent with the current percentage of revenues.*

    TRANSACTION COSTS. Transaction costs of $6.3 million were one-time charges recorded in the first quarter of fiscal 1997 associated directly with the merger of Access Health with Informed Access and CRS and consists primarily of professional fees and services of approximately $5.2 million.

    INTEGRATION AND RESTRUCTURING COSTS. Integration and restructuring costs related to the mergers of Informed Access and CRS were recorded in the amounts of $7.0 million and $2.7 million during the first and fourth quarters of fiscal 1997, respectively. Integration and restructuring costs include: $7.1 million for severance, outplacement and relocation costs specifically related to the merger; $1.2 million related to the closure and elimination of duplicate leased facilities, primarily corporate headquarters, a sales office and a call center; and $1.3 million related to the write-off of computer hardware and other assets which were made obsolete as a result of the merger and duplicate information systems. The remaining merger-related accrual at March 31, 1998 was approximately $1.9 million and includes: $1.1 million for severance, outplacement and relocation costs; $0.5 million related to the closure and elimination of duplicate leased facilities; and $0.3 million related to the write-off of computer hardware and other assets. Total expected cash expenditures relating to the merger charge are estimated to be approximately $6.7 million of which approximately $4.8 million was disbursed prior to March 31, 1998. Termination benefits received by employees terminated through September 30, 1997 were approximately $5.6 million. The remaining severance and outplacement amounts are expected to be paid during the current fiscal year.

    INCOME FROM OPERATIONS. Operating income increased from $6.5 million during the second quarter of fiscal 1997 to $8.4 million during the second quarter of fiscal 1998, and increased from a loss of $1.4 million for the first six months of fiscal 1997 to a profit of $16.4 million during the same period in fiscal 1998. As indicated above, the changes are attributable to increasing revenues and decreased ongoing operating expenses, and to the transaction, integration and restructuring expenses recorded during the first six months of fiscal 1997, but absent from the results for the first six months of fiscal 1998.

    INCOME TAXES Access Health recorded an income tax provision of approximately $1.4 million and $3.5 million for the three months ended March 31, 1997 and 1998, respectively, an income tax benefit of approximately $132,000 for the six months ended March 31, 1997 and an income tax provision of approximately $6.9 million for the six months ended March 31, 1998, respectively. During fiscal 1997,

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
Access Health, for tax purposes, liquidated one of its subsidiaries, allowing it to utilize the net operating loss of the subsidiary and reduce the valuation allowance by $3,368,000. Additionally, during fiscal 1997, Access Health recorded a deferred tax asset of approximately $6.0 million resulting from temporary differences in the recognition of certain expenses for book and tax purposes.

    Realization of Access Health's net deferred tax asset is dependent upon Access Health generating sufficient United States federal taxable income (approximately $17.0 million) in future years to obtain benefit from the reversal of net deductible temporary differences and from tax credit carryforwards. Access Health's management believes that, on a more likely than not basis, Access Health's recorded net deferred tax asset is realizable. The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future United States federal taxable income are reduced.

    OTHER INCOME. Access Health generates interest and other income from cash balances and available-for-sale securities. Interest and other income increased from $336,000 to $919,000, or 173.5% in the second quarter of fiscal 1997 and 1998, respectively, and from $715,000 to $1,677,000, or 134.6% for the first six months of fiscal 1997 and 1998, respectively due to the increase in cash and equivalents and available-for-sale securities from $44.0 million at March 31, 1997 to $75.8 million at March 31, 1998.

    EFFECTS OF INFLATION AND CHANGING PRICES. Inflation and changing prices have not had a material effect on Access Health's operations and, at current levels, are not expected to in future years.*

RESULTS OF OPERATIONS--FISCAL YEAR COMPARISON

    The following shows the components of Access Health's consolidated statements of operations as a percentage of total revenues:

                                                                                       YEAR ENDED SEPTEMBER 30,
                                                                                    -------------------------------
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
Revenues:
  Care management services........................................................       73.5%      84.8%      89.8%
  Licensing and support services..................................................       26.5       15.2       10.2
                                                                                    ---------  ---------  ---------
    Total revenues................................................................      100.0%     100.0%     100.0%

Costs and expenses:
  Cost of revenues:
    Care management services......................................................       53.8       48.1       47.2
    Licensing and support services................................................       13.8        7.4        3.1
  Product and other development...................................................        9.2        9.1        7.6
  Sales and marketing.............................................................       15.2       13.1        8.5
  General and administrative......................................................       12.6       14.4        8.3
  Transaction costs...............................................................     --         --            6.1
  Integration and restructuring...................................................     --         --            9.3
                                                                                    ---------  ---------  ---------
    Total costs and expenses......................................................      104.6%      92.1%      90.0%
                                                                                    ---------  ---------  ---------
Income (loss) from operations.....................................................       (4.6)       7.9       10.0
Impairment loss on interests in AHN...............................................     --         --           (9.6)
Interest and other income, net....................................................        2.0        2.0        1.8
                                                                                    ---------  ---------  ---------
Income (loss) before income taxes.................................................       (2.6)       9.9        2.2
Provision (credit) for income taxes...............................................       (0.7)       8.4       (2.2)
                                                                                    ---------  ---------  ---------
Net income (loss).................................................................       (1.9)%       1.5%       4.4%
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Gross margins by product line:
  Care management services........................................................       26.8%      43.4%      47.5%
  Licensing and support services..................................................       47.9%      51.0%      69.4%

    REVENUES. Revenues are comprised of revenues from care management services and revenues from licensing and support services. Revenues increased 100.0% from $36.0 million in fiscal 1995 to $72.1 million in fiscal 1996 and 44.7% to $104.3 million in fiscal 1997.

    Revenues from care management services increased 131.0% from $26.5 million in fiscal 1995 to $61.2 million in fiscal 1996 and 53.2% to $93.7 million in fiscal 1997 because of an increase in members enrolled under Access Health's care management contracts. As of September 30, 1997, approximately 22.3 million members were enrolled, an increase of 54.9% compared to approximately 14.4 million enrolled as of September 30, 1996. 4.3 million were enrolled as of September 30, 1995. Average care management revenue per-member per-month decreased from $0.86 in fiscal 1995 to $0.52 in fiscal 1996 and $0.42 in fiscal 1997. Average revenue per-member per-month is a function of both membership size and monthly call experience ("utilization"). Many of the older contracts contained price terms providing for minimum membership commitments and a utilization floor, which occasionally resulted in clients paying for members not yet enrolled or utilization rates in excess of actual experience. The decrease in average revenue per-member from 1995 to 1996 was primarily due to increases in the average number of members per customer. The decrease in average revenue per-member from 1996 to 1997 was primarily due to contract renewals and renegotiations where actual utilization was meaningfully below the contract minimum. Access Health believes that average per-member fees will decline slightly in the first half of fiscal 1998 and will then stabilize during the second half of fiscal 1998.* Revenue from care management contracts are recognized ratably on a per-member per-month basis commencing upon the enrollment of members.

    Revenues from licensing and support services increased 14.7% from $9.5 million in fiscal 1995 to $10.9 million in fiscal 1996 and decreased 3.0% to $10.6 million in fiscal 1997. Licensing and support services revenues include licensing, implementation, program support and teleservicing fees associated with Access Health's FirstHelp-TM-, ASK-A-NURSE-Registered Trademark-, Cancer HELPLINK-Registered Trademark-, ACMS and HealthSelect-TM- licensed products. Revenues from patient education software sales are also included. Access Health expects that licensing and software support revenues will remain constant or increase moderately in terms of absolute dollars while at the same time decline as a percentage of total revenues due to revenue growth from other products and services.*

    COST OF REVENUES. The cost of care management services revenues includes the costs of operating Access Health's care centers, on-going client consultation and charges for providing care management member communications services. The gross margin percentages for care management services were 26.8%, 43.3% and 47.5% for fiscal 1995, 1996 and 1997, respectively. Gross margins for care management services improved from 1995 to 1996 and 1996 to 1997 because economies of scale and operating efficiencies were achieved by virtue of the growth in care management enrollments, as previously discussed.

    The cost of licensing and support services revenues includes the costs of licensing implementations, call processing, on-going client consultation, annual users' conferences, advertising materials, and other support services for FirstHelp-TM-, ASK-A-NURSE-Registered Trademark-, Cancer
HELPLINK-Registered Trademark-, ACMS and HealthSelect-TM- licensees. It also includes costs associated with publishing and distributing patient education software to health care providers. The gross margin percentages for licensing and support services were 47.9%, 51.0% and 69.4% for fiscal 1995, 1996 and 1997, respectively. Year to year fluctuations in gross margins are the result of changes in the mix of product and services sales with varying margins. The increase from fiscal 1996 to fiscal 1997 is due to the replacement of lower margin ASK-A-NURSE-Registered Trademark- business with higher margin FirstHelp-TM- licensing and patient education software sales.

    PRODUCT AND OTHER DEVELOPMENT EXPENSES. Product and other development expenses increased 98.5% from $3.3 million in 1995 to $6.5 million in 1996 and 21.0% to $7.9 million in fiscal 1997. These costs relate to enhancements of Access Health's care center systems and clinical applications, and the development of other products and services intended to serve selected markets. Beginning in fiscal 1996, product development also included costs associated with the development of new disease management products and PHA OnLine. Access Health expects product and other development expenses to remain relatively constant in fiscal 1998 as it continues to make investments in care management and disease management products and services.*

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist of expenses related to both the care management and license and support services products. These expenses increased 72.6% from $5.5 million in 1995 to $9.5 million in 1996 and decreased 5.9% to $8.9 million in 1997. Sales and marketing expenses as a percentage of revenues were 15.2%, 13.1% and 8.5% in fiscal 1995, 1996 and 1997, respectively. Increased sales and marketing expenses from fiscal 1995 to fiscal 1996 reflected higher levels of lead generation activity, expansion of the sales team and increased sales commissions related to the increase in revenues. The decrease in sales and marketing expenses from fiscal 1996 to fiscal 1997 was the result of synergies achieved by the post-merger consolidation of sales and marketing activities. Sales and marketing expenses declined as a percentage of revenues from fiscal 1995 to fiscal 1996 and fiscal 1997 due to the growth in care management services revenues previously discussed.

    Sales and marketing expenses will likely increase in fiscal 1998 in terms of absolute dollars as Access Health pursues its strategy of selling and servicing an expanding suite of care management and disease management products and may increase as a percentage of revenues.*

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 128.9% from $4.5 million in 1995 to $10.4 million in 1996 and decreased 17.1% to $8.6 million in 1997. As a percentage of revenue, general and administrative expenses were 12.6%, 14.4% and 8.3% in 1995, 1996 and 1997, respectively. The expense increase from 1995 to 1996 reflects increased expenses for management information systems and additional finance, human resources and executive level personnel. The decline from fiscal 1996 to fiscal 1997 was the result of synergies achieved by the post-merger consolidation of redundant general and administrative activities.

    TRANSACTION COSTS AND INTEGRATION AND RESTRUCTURING COSTS. Transaction costs of $6.3 million reflect charges associated directly with the merger of Access Health with Informed Access and CRS and included professional fees of approximately $5.2 million. Integration and restructuring costs related to the mergers were recorded in the amounts of approximately $7.0 million and $2.7 million during the first and fourth quarters of fiscal 1997, respectively. Integration and restructuring costs include: approximately $7.1 million for severance, outplacement and relocation costs specifically related to the merger; approximately $1.2 million related to the closure and elimination of duplicate leased facilities, primarily corporate headquarters, a sales office and a call center; and approximately $1.3 million related to the write-off of computer hardware and other assets which were made obsolete as a result of the merger and duplicate information systems.

    The remaining merger-related accrual at September 30, 1997 was approximately $3.1 million. Total expected cash expenditures relating to the merger charge are estimated to be approximately $7.1 million, of which approximately $4.1 million was disbursed prior to September 30, 1997. Termination benefits received by employees terminated through September 30, 1997 were approximately $4.5 million. The remaining severance and outplacement amounts are expected to be paid within the next twelve months.

    INCOME (LOSS) FROM OPERATIONS. Operating income (loss) increased from a loss of $1.7 million in fiscal 1995 to income of $5.7 million in fiscal 1996 and $10.4 million in fiscal 1997. Excluding one time non-recurring transactions, integration and restructuring costs, operating income was $26.4 million in fiscal 1997. The loss from operations in fiscal 1995 can be attributed to losses incurred by Informed Access prior to the merger, which, while still in its formative stage, made significant investments in developing a sophisticated clinical approach to providing care management services. The change to profitability in fiscal 1996 and further increases in profitability in fiscal 1997 are due to economies of scale associated with increased enrollments and revenues combined with synergies achieved by combining operating companies.

    NON-OPERATING INCOME (EXPENSE). Access Health generates net interest income primarily from cash balances and investments. Interest and other income increased from $877,000 in fiscal 1995 to $1.6 million in fiscal 1996 and to $2.2 million in fiscal 1997. The increases are primarily due to increasing cash and short-term investment balances resulting from positive cash flow from operations. The increase in fiscal 1996 was due to additional capital raised in December 1995 by Access Health's secondary public offering of its common stock. Interest expense of $150,000, $186,000, and $324,000 in fiscal 1995, 1996, and 1997, respectively, is associated with long-term leases for office equipment and certain other short term indebtedness including notes payable to related parties.

    During fiscal 1997, American Health Network's ("AHN") majority owner and principal financial sponsor, The Providence Journal Company ("PJC") was acquired by AH Belo Corp ("Belo"). Subsequent to Belo's acquisition of PJC in February 1997, Belo indicated that it did not intend to provide additional financing to AHN and pursued alternate financing and operating strategies for AHN. On July 31, 1997, Belo terminated its 65 percent ownership interest in AHN when a previously announced agreement to sell its interest in AHN to Columbia/HCA Healthcare Corp. was terminated in late July when Columbia failed to close on the transaction. As a result of losing its principal financial sponsor and not being able to obtain additional financing, AHN suspended daily operations and furloughed the majority of its employees. Accordingly, Access Health determined the equity investment and the subordinated debenture were not recoverable and they were written off in the fourth quarter of fiscal 1997.

    INCOME TAXES. Access Health recorded an income tax benefit of $242,000 in 1995, an income tax provision of $6.1 million in fiscal 1996, and an income tax benefit of $2.4 million in fiscal 1997, respectively. During 1997, Access Health, for tax purposes, liquidated one of its subsidiaries, allowing it to utilize the net operating loss of the subsidiary and reduce the valuation allowance by $3,368,000. Additionally, during 1997, Access Health recorded a deferred tax asset of approximately $6.0 million resulting from temporary differences in the recognition of certain expenses for book and tax purposes.

    Realization of Access Health's net deferred tax asset is dependent upon Access Health generating sufficient United States federal taxable income (approximately $17.0 million) in future years to obtain benefit from the reversal of net deductible temporary differences and from tax credit carryforwards. Access Health's management believes that, on a more likely than not basis, Access Health's recorded net deferred tax asset is realizable.* The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future United States federal taxable income are reduced.

    EFFECTS OF INFLATION AND CHANGING PRICES. Inflation and changing prices have not had a material effect on Access Health's operations and, at current levels, are not expected to in future years.*

LIQUIDITY AND CAPITAL RESOURCES

    Access Health has funded its operations through the sale of equity securities, cash flow from operations and incurrence of debt. Cash provided by operations increased 102.2% from $4.6 million for fiscal 1995 to $9.1 million for fiscal 1996 and 130.8% to $21.0 million for fiscal 1997. Cash provided by operations during the first six months of fiscal 1998 was $15.3 million compared with $10.0 million for the first six months of fiscal 1997. Access Health raised net proceeds of $29.5 million from a public offering of its Common Stock in the first quarter of fiscal 1996. As of March 31, 1998 Access Health held cash and equivalents and available-for-sale securities totaling $75.8 million.

    Accounts and licenses receivable increased 89.7% from $6.8 million in fiscal 1995 to $12.9 million in fiscal 1996 primarily as a result of increased revenue from PHA contracts. Accounts and licenses receivable decreased 3.1% to $12.5 million in fiscal 1997 due to a reduction in payment cycle.

    In fiscal 1995, 1996 and 1997 Access Health used cash and equivalents to invest in short-term investments. In fiscal 1995 and 1996 Access Health made significant additions to property and equipment to expand its call center operations. During April 1996, Access Health invested $5.0 million in AHN. In exchange, Access Health received a limited partnership interest in AHN. In January 1997, Access Health elected to invest an additional $5 million in AHN in the form of a convertible debenture. As discussed above, Access Health recorded a $10.0 million charge to operations relating to AHN in the fourth quarter of fiscal 1997.

    Access Health's long-term debt and capital lease obligations together have been reduced to a total of $312,000 as of March 31, 1998.

    During the first six months of fiscal 1998, the Company purchased approximately $3.2 million of property and equipment. The Company expects to purchase additional capital equipment during the balance of fiscal 1998 to further integrate and expand call centers and system capacity, and to expand the Company's corporate infrastructure.*

    Access Health believes its current capital resources are adequate to fund cash needs for anticipated operating levels for at least the next twelve months.* Access Health also may use capital resources in connection with business expansion that may include the acquisition of complementary product lines or businesses during fiscal 1998 or beyond.*

    In 1997, Access Health adopted SFAS 128, which was required to be adopted on December 15, 1997. This statement establishes standards for computing and presenting basic and diluted earnings per share. Under this statement, basic earnings or loss per share is computed by dividing the net earnings or loss by the weighted average number of shares of common stock outstanding. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of common shares outstanding, (2) if not anti-dilutive, the number of shares of convertible preferred stock as if converted upon issuance, and (3) if not anti-dilutive, the effect of outstanding stock options determined utilizing the treasury stock method. As a result of adopting SFAS 128, reported (loss) earnings per share for the years ended September 30, 1995, 1996 and 1997 were restated. The effect of this accounting change on previously reported (loss) earnings per share was as follows:

                                                                                       SEPTEMBER 30,
                                                                              -------------------------------
                                                                                1995       1996       1997
                                                                              ---------  ---------  ---------
Primary (loss) earnings per share under previous reporting requirements.....  $   (0.06) $    0.06  $    0.24
Effect of SFAS 128..........................................................         --       0.02       0.02
                                                                              ---------  ---------  ---------
Basic (loss) earnings per share as restated.................................      (0.06)      0.08       0.26
Effect of SFAS 128..........................................................         --      (0.02)     (0.02)
                                                                              ---------  ---------  ---------
Diluted (loss) earnings per share...........................................  $   (0.06) $    0.06  $    0.24
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

    A reconciliation of the numerators and the denominators of the basic and diluted per share computations for income for the years ended September 30, 1995, 1996 and 1997 are as follows:

                                                                 FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                                                 -------------------------------------
                                                                                             PER SHARE
                                                                 INCOME (LOSS)     SHARES     AMOUNT
                                                                 -------------   ----------  ---------
Net income (loss)..............................................   $ (681,000)

Basic Earnings per Share
  Income available to common stockholders......................   $ (681,000)    11,000,000   $(0.06)
                                                                                             ---------
                                                                                             ---------
  Options issued to directors and employees....................
  Convertible preferred stock..................................
Diluted Earnings per Share
  Income available to common stockholders......................   $ (681,000)    11,000,000   $(0.06)
                                                                                             ---------
                                                                                             ---------

    Options to purchase approximately 1.6 million shares of Access Health's common stock and convertible preferred stock that were convertible into approximately 3.7 million shares Access Health's common stock were outstanding as of September 30, 1995 but were not included in the computation of diluted earnings per share because they were anti-dilutive.

                                                                 FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                                                 -------------------------------------
                                                                                             PER SHARE
                                                                    INCOME         SHARES     AMOUNT
                                                                 -------------   ----------  ---------
Net income.....................................................   $1,094,000

Basic Earnings per Share
  Income available to common stockholders......................   $1,094,000     12,884,000   $ 0.08
                                                                                             ---------
                                                                                             ---------
  Options issued to directors and employees....................                   1,925,000
  Convertible preferred stock..................................                   3,693,000
                                                                                 ----------
Diluted Earnings per Share
  Income available to common stockholders......................   $1,094,000     18,502,000   $ 0.06
                                                                                             ---------
                                                                                             ---------

                                                                 FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                                                 -------------------------------------
                                                                                             PER SHARE
                                                                    INCOME         SHARES     AMOUNT
                                                                 -------------   ----------  ---------
Net income.....................................................   $4,618,000

Basic Earnings per Share
  Income available to common stockholders......................   $4,618,000     17,854,000   $ 0.26
                                                                                             ---------
                                                                                             ---------
  Options issued to directors and employees....................                   1,506,000
                                                                                 ----------
Diluted Earnings per Share
  Income available to common stockholders......................   $4,618,000     19,360,000   $ 0.24
                                                                                             ---------
                                                                                             ---------

              ACCESS HEALTH MANAGEMENT AND EXECUTIVE COMPENSATION

DIRECTORS

    The names of the directors (including one InterQual designee to the Access Health Board) of Access Health and certain information about them are as follows:

                                                                                                                DIRECTOR
NAME OF NOMINEE                                      AGE                   PRINCIPAL OCCUPATION                   SINCE
------------------------------------------------     ---     ------------------------------------------------  -----------
Frank G. Washington.............................         49  President and Chief Executive Officer of System         1996
                                                               Integrators, Inc.

Joseph P. Tallman...............................         46  President and Chief Executive Officer of the            1996
                                                               Company

Richard C. Miller...............................         49  Executive Vice President of the Company                 1988

John R. Durant, M.D. ...........................         67  Executive Vice President, American Society of           1995
                                                               Clinical Oncology

Kinney L. Johnson...............................         54  General Partner, Sequel Venture Partners                1996

Douglas L. Elden................................         51  Member, The Elden Law Firm                             *

    FRANK G. WASHINGTON became a director of the Company in 1996. Since July 1996, Mr. Washington has been President and Chief Executive Officer of System Integrators, Inc., a provider of publishing solutions. In addition, Mr. Washington has been a director and President of World Television of Washington LLC, a television broadcasting concern, since May 1995. Between June 1988 and April 1995, Mr. Washington served as general partner of Robin Intermedia Cable Systems Partners, a cable television systems operator.

    Mr. Tallman's background information appears under the "--Management" section below.

    Mr. Miller's background information appears under the "--Management" section below.

    JOHN R. DURANT, M.D. became a director of the Company in 1995. Since April 1995, Dr. Durant has been Executive Vice President of the American Society of Clinical Oncology. Prior to that, he was Vice President for Health Affairs, Director of the Medical Center and Professor of Medicine at the University of Alabama, Birmingham.

    KINNEY L. JOHNSON became a director in November 1996 in connection with the Company's merger with Informed Access Systems, Inc. ("Informed Access"). Between 1992 and November 1996, Mr. Johnson served as a director of Informed Access. In addition, Mr. Johnson has been a general partner of Capital Health Venture Partners, a private venture capital firm, since June 1986. Mr. Johnson also has been a general partner of Sequel Venture Partners since 1996. Mr. Johnson also serves on the Board of Directors of The Spectranetics Corporation and Fischer Imaging Corporation.

    DOUGLAS L. ELDEN is a lawyer specializing in health care matters and for the last five years has been a member of The Elden Law Firm. He is currently the Chairman of the Board of the Association of Managed Healthcare Organizations ("AMHO"), having served as a board member since 1985. Since 1990, he has been the Editor-in-Chief of Health Care Innovations, the AMHO Journal. As of the Effective Time, Mr. Elden will be a member of the Access Health Board as InterQual's designee.

MANAGEMENT

    The executive officers and other significant officers of Access Health and their ages as of May 31, 1998 are as follows:

NAME                                       AGE                         POSITION
-------------------------------------  -----------  ----------------------------------------------
Joseph P. Tallman....................          46   President, Chief Executive Officer and
                                                    Director
Richard C. Miller....................          49   Executive Vice President and Director
Julie A. Brooks......................          52   Senior Vice President, General Counsel and
                                                    Secretary
Timothy H. Connor....................          39   Senior Vice President and Chief Financial
                                                    Officer
Jeremy J. Nobel, M.D.................          44   Senior Vice President, Medical Affairs
Elizabeth M. Snowden.................          40   Senior Vice President, Sales and Marketing
Barry W. Wolcott, M.D................          53   Senior Vice President and Chief Medical
                                                    Officer
Jeremy K. Miller.....................          46   Vice President, Sales

    JOSEPH P. TALLMAN joined Access Health in November 1996 and served as Executive Vice President until April 1997 at which time he assumed the title of President and Chief Operating Officer. Mr. Tallman became the Chief Executive Officer of Access Health in July 1997. He has been a director of Access Health since November 1996. Before joining Access Health in November 1996, Mr. Tallman was a founder of Informed Access and served as a director, President and Chief Executive Officer of Informed Access since its incorporation in 1992. Prior to founding Informed Access, Mr. Tallman was a founder, Chairman, President and Chief Executive Officer of Consumer Health Services, Inc., a consumer health services company, from 1982 until 1989. Mr. Tallman is married to Ms. Snowden.

    RICHARD C. MILLER is a founder of Access Health and has served as Vice President of Business Development and Secretary and a director of Access Health since the management-led buyout of Referral Systems Group in 1988. In 1991 he became Executive Vice President of Access Health.

    JULIE A. BROOKS joined Access Health on September 30, 1996. Prior to joining Access Health, Ms. Brooks served as the principal executive officer of The General Counsel, Inc., a legal services company that Ms. Brooks founded in 1992. From 1986 until 1992, Ms. Brooks served as the Vice President, General Counsel and Corporate Secretary for Westmark International, Inc., an international manufacturer of diagnostic ultrasound systems, patient monitoring systems, and clinical information systems. From 1981 to 1986, Ms. Brooks was Vice President Corporate and Legal Affairs, General Counsel and Secretary of Thousand Trails, Inc., a resort development and management company.

    TIMOTHY H. CONNOR has served as Senior Vice President and Chief Financial Officer since July 1997. From November 1996 until July 1997, he served as Senior Vice President, Corporate Development. From May 1996 until November 1996, Mr. Connor was Chief Financial Officer and Vice President, Finance and Administration of Informed Access. From 1985 until joining Informed Access, Mr. Connor was with Lehman Brothers Inc., an investment banking company, most recently as a Managing Director in the Investment Banking Group.

    JEREMY J. NOBEL, M.D. joined Access Health in October 1995 as Senior Vice President for Medical Affairs and previously served as an advisor to Access Health on clinical matters related to outcome and measurement systems and clinical system strategies. Dr. Nobel is board certified in internal medicine and has received a master's degree in both Epidemiology and Health Policy. Prior to joining Access Health, Dr. Nobel was a consultant to a number of companies and an adjunct faculty member at the Harvard School of Public Health, where he retains an appointment.

    ELIZABETH M. SNOWDEN has served as Senior Vice President, Sales & Marketing since November 1996. From 1992 until November 1996, Ms. Snowden served as Vice President, Sales & Marketing of Informed Access, which she helped found. From 1990 to 1992, Ms. Snowden was an independent consultant. From 1987 until 1990, she served as Vice President, Western Region of Consumer Health Services, Inc., a consumer health services company. Ms. Snowden is married to Mr. Tallman.

    BARRY W. WOLCOTT, M.D. has served as Senior Vice President and Chief Medical Officer since joining Access Health in November 1996. Dr. Wolcott, a founder of Informed Access, served as Vice President, Medical Affairs from Informed Access' incorporation in 1992 until November 1996. Previously, Dr. Wolcott held various positions with the United States Army, most recently as Commandant of the Uniformed Services University of Texas Health Sciences Center Medical School, Bethesda, Maryland from 1990 until 1993. Dr. Wolcott has also served as Associate Professor of Operational and Emergency Medicine at the Uniformed Services University since 1979. Dr. Wolcott is board certified in internal medicine.

    JEREMY K. MILLER has served as Vice President, Sales since November 1996. From August 1996 until November 1996, Mr. Miller was Vice President, Sales of Informed Access. From December 1989 to August 1996, Mr. Miller held a variety of management positions with Perot Systems Corporation and its European subsidiary, Perot Systems Europe, an information technology outsourcing company. Mr. Miller served as Vice President, Sales and Account Management of Consumer Health Services, Inc. from 1984 until December 1989.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid by Access Health during each of the three fiscal years ended September 30, 1997, to (i) the Chief Executive Officer of Access Health, (ii) each individual who served as Chief Executive Officer of Access Health during fiscal 1997, and (iii) the four other most highly compensated executive officers of Access Health during fiscal 1997 (the "Named Executive Officers"):

                                                                                       LONG TERM COMPENSATION
                                                                                   ------------------------------
                                           ANNUAL COMPENSATION                      RESTRICTED      SECURITIES
NAME AND PRINCIPAL         ---------------------------------------------------        STOCK         UNDERLYING         ALL OTHER
POSITION                   YEAR      SALARY         BONUS            OTHER          AWARDS($)       OPTIONS(#)      COMPENSATION(10)
-------------------------  -----   ----------   -------------     ------------     ------------   ---------------   ---------------
Joseph P. Tallman........   1997   $  100,048   $     485,000(1)  $        708(3)  $  --           210,000               $948
  President and Chief       1996      100,000         450,000(2)       --             --            33,887             --
  Executive Officer         1995      100,000        --                --             --             --                --

Thomas E. Gardner........   1997      105,190         105,000          753,026(4)     --           250,000                240
  Former President and      1996       94,959          57,684          --            101,250(5)    230,000                170
  Chief Executive Officer   1995       --            --                --             --             --                --

Richard C. Miller........   1997      213,204        --                  9,600(6)     --           135,000(11)            143
  Executive Vice            1996      207,534         104,805          --             --            75,000                245
  President and Secretary   1995      177,283          90,958          --             --            45,000                245

Barry W. Wolcott.........   1997      150,000          37,500          --             --            95,000             --
  Senior Vice President,    1996      150,000         400,000          --             --            60,513             --
  Chief Medical Officer     1995      150,000        --                --             --             --                --

Elizabeth Snowden........   1997      100,300         152,500(7)           510(3)     --           120,000                212
  Senior Vice President,    1996      100,000         450,000(2)       --             --            60,513             --
  Sales and Marketing       1995      100,000        --                --             --             --                --

John V. Crisan...........   1997      154,445          10,000           31,073(8)     --            65,000                184
  Senior Vice President,
  Chief Accounting          1996      152,453          61,591           34,796(8)     --            45,000                286
  Officer and Treasurer     1995      145,224          57,033           44,812(9)     --             9,750                286

------------------------------

 (1) Includes $100,000 awarded to Mr. Tallman to remain with the Company for a defined period of time and $300,000 awarded to him for initiating and negotiating the merger of Informed Access Systems with the Company. See "Certain Relationships and Related Transactions."

 (2) Represents a performance bonus granted by the Board of Directors of Informed Access Systems prior to its merger with the Company.

 (3) Represents health club dues paid by Company for benefit of employees.

 (4) Includes $600,000 severance package, $120,095 moving expenses, $26,654 accrued vacation and sick leave payout, and $6,277 auto allowance.

 (5) Mr. Gardner received 2,000 restricted shares of Access Health Common Stock on May 8, 1996 which, based on the closing price of Access Health Common Stock of $50.625 on such date, had a value as of such date of $101,250. The shares became fully vested as of April 30, 1997 upon Mr. Gardner's separation from the Company.

 (6) Represents amounts paid for an auto allowance.

 (7) Includes $100,000 awarded to Ms. Snowden to remain with the Company for a defined period of time.

 (8) Represents amounts paid for reimbursement of taxes in connection with prior relocation expense reimbursements.

 (9) Represents amounts paid for relocation expenses.

(10) The dollar amount in this column represents premium payments made by the Company with respect to insurance policies for the lives of the named Officers for which the Company is not a beneficiary.

(11) Includes 75,000 shares repriced from grants made in fiscal year 1996.

                          OPTION GRANTS IN FISCAL 1997

    The following table sets forth each grant of stock options during the fiscal year ended September 30, 1997 to the Named Executive Officers:

                                                                                      POTENTIAL REALIZABLE VALUE
                                  NUMBER OF     PERCENT OF                            AT ASSUMED ANNUAL RATES OF
                                 SECURITIES   TOTAL OPTIONS     INDIVIDUAL GRANTS      STOCK PRICE APPRECIATION
                                 UNDERLYING     GRANTED TO    ----------------------      FOR OPTION TERM(2)
                                   OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ---------------------------
NAME                             GRANTED(1)    FISCAL YEAR      PRICE       DATE           5%            10%
-------------------------------  -----------  --------------  ---------  -----------  ------------  -------------
Joseph P. Tallman..............     110,000          4.65%    $  14.375     5/01/07   $    994,440  $   2,520,105
                                    100,000          4.22%       30.000     9/18/07      1,886,684      4,781,227

Thomas E. Gardner..............     250,000         10.56%       34.625    11/18/06      5,443,869     13,795,833

Richard C. Miller (3)..........     135,000           5.7%       14.375     5/01/07      1,220,449      3,092,856

Barry W. Wolcott...............      70,000          2.96%       14.375     5/01/07        632,825      1,603,703
                                     25,000          1.06%       30.000     9/18/07        471,671      1,195,307

Elizabeth Snowden..............      70,000          2.96%       14.375     5/01/07        632,825      1,603,703
                                     50,000          2.11%       30.000     9/18/07        943,342      2,390,614

John V. Crisan.................      50,000          2.11%       14.375     5/01/07        452,018      1,145,502
                                     15,000          0.63%       30.000     9/18/07        283,003        717,184

------------------------

(1) Options granted under Access Health's 1989 Plan and under its Supplemental Stock Plan. The option exercise price of all incentive stock options granted under the 1989 Plan is generally equal to the fair market value of the shares of Common Stock on the date of grant; the options have terms of seven to ten years and generally vest at the rate of 20% of the shares subject to the option for each year that the optionee remains in continuous status as an employee or consultant.

(2) Potential realizable value is based on the assumption that the Common Stock of Access Health appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect Access Health's estimate of future stock price growth.

(3) Includes 75,000 shares subject to option which were repriced from the original exercise price pursuant to grant in fiscal year 1996.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                       AND FISCAL YEAR-END OPTION VALUES

    The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and the value of such officers' unexercised options at September 30, 1997.

                                                                      NUMBER OF SECURITIES       VALUE(2) OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                          SHARES                   OPTIONS AT SEPT. 30, 1997         SEPT. 30, 1997
                                        ACQUIRED ON    VALUE(1)    --------------------------  ---------------------------
NAME                                     EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------------  -----------  ------------  -----------  -------------  ------------  -------------
Joseph P. Tallman.....................      33,887   $    374,282           0        210,000   $          0   $ 2,663,750
Thomas E. Gardner.....................           0              0      96,000         96,000              0             0
Richard C. Miller.....................           0              0      75,099        166,968      2,043,795     3,494,556
Barry W. Wolcott......................      60,513      2,203,883           0         95,000              0     1,521,250
Elizabeth Snowden.....................      60,513        668,366           0        120,000              0     1,633,750
John V. Crisan........................           0              0      39,900        109,400        811,818     2,077,813

------------------------

(1) Market value of underlying securities at exercise minus the exercise price.

(2) Market value of underlying securities at fiscal year end of $34.50, minus the exercise price.

COMPENSATION OF DIRECTORS

    Outside directors were paid $2,500 quarterly and reimbursed for certain expenses incurred in connection with attendance at board and committee meetings during fiscal 1997. The Company paid $50,000 to Brent Rider, who resigned as a director in November 1997, as a reward for his service in initiating the merger of Informed Access with Access Health. Outside directors are granted nonstatutory stock options under the 1995 Director Option Plan. As of fiscal year end 1997, there were four outside directors. Please see "Employee Benefit Plans--1995 Director Option Plan" for information with respect to the 1995 Director Option Plan.

EMPLOYMENT CONTRACTS, TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

    The 1995 Director Option Plan provides that upon a change in control of Access Health, the unvested portion of all options held by Outside Directors shall become immediately exercisable. The 1989 Plan provides that in the event of a change in control of Access Health, outstanding stock options and stock purchase rights shall be assumed or equivalent options or rights shall be substituted by the successor entity. Unless such successor corporation agrees to such assumption or substitution, Access Health's Board of Directors must provide for the options or rights to become immediately exercisable in full. In addition, option agreements and stock purchase agreements for executive officers at the Vice President level and above provide that options under such agreements become immediately exercisable in full in the event of a change in control of Access Health. Additionally, grants made to all employees in 1997 contained provisions for such immediate exercise upon a change of control.

    The Company entered into a three year employment agreement with Joseph Tallman in November 1996. The agreement provides Mr. Tallman with a base salary of $100,000 which increases to $180,000 on the first anniversary of the agreement or once the Company attains certain earnings targets. The Company's Board of Directors and Mr. Tallman later agreed that his base salary would not be increased until the beginning of calendar year 1998. Mr. Tallman is also eligible to participate in the Company's bonus plan. Moreover, the agreement provides Mr. Tallman with an option to purchase 60,000 shares of Common Stock of the Company, which vests over five years. Such option becomes immediately exercisable upon a merger or sale of the Company. In addition, if Mr. Tallman is terminated without cause or constructively terminated, all stock options he holds become immediately exercisable and he is entitled to a severance payment equal to his base compensation for the remainder of the term of the agreement, or twenty-four months in the event of a constructive termination due to a change of control.

    The Company entered into an employment agreement with Kenneth Plumlee, former Chief Executive Officer and director, in December 1996 that was amended in April 1997. The agreement, as amended, provides Mr. Plumlee with a base salary of $150,000, a deferred compensation benefit of $680,000 payable in January 1997, and an additional severance benefit of $227,865. Pursuant to the agreement, Mr. Plumlee also received immediate vesting of 36,000 shares of the Company's Common Stock subject to a stock option he holds. In addition, under the terms of the agreement, Mr. Plumlee is entitled to immediate vesting of all of his Access Health stock options and a severance payment equal to the payment of his base salary until September 30, 1998, upon the following conditions: (i) if he is terminated without cause; (ii) if he is not re-elected as a director of the Company by the stockholders of the Company; (iii) in the event of a change in control of the Company; (iv) in the event of his death or disability or (v) if he and the Chief Executive Officer of the Company mutually agree to terminate Mr. Plumlee's services under this agreement or as a member of the Board of Directors prior to September 30, 1998. In connection with this agreement, Mr. Plumlee also agreed to noncompete and nonsolicitation restrictions that will remain in effect until September 30, 1998.

    The Company entered into a separation agreement and mutual release with Thomas Gardner in April 1997. The agreement provided Mr. Gardner with a prorated bonus for fiscal year 1997 of $105,000, a severance payment of $600,000, and a payment for accrued vacation equal to $23,170. Under the agreement, 2,000 shares of the Company's restricted stock held by Mr. Gardner became fully vested and stock options in the amount of 250,000 shares and 200,000 shares of the Company's stock held by Mr. Gardner became exercisable, subject to vesting, for up to 100,000 shares and 92,000 shares, respectively, until the termination of such options on April 30, 1999. In connection with this agreement, Mr. Gardner also agreed to noncompete and nonsolicitation restrictions for a period of one year.

    The Company entered into a two year employment/consulting agreement with John Crisan in July 1997. The agreement provides Mr. Crisan with a base salary of $152,250 and eligibility for limited participation in the Company's management incentive plan. If Mr. Crisan is terminated without cause, he is entitled to a severance payment equal to his base compensation for the remainder of the term of the agreement. If he is constructively terminated due to a change in control prior to May 1, 1998, he is entitled to a severance payment equal to twenty-four months of his base compensation. Mr. Crisan left the Company in May 1998.

    In addition to the above agreements, the Named Executive Officers of the Company (excluding Kenneth Plumlee, Richard Miller, and Thomas Gardner) entered into standardized severance agreements with the Company which expire in November 1998. These agreements all provide for accelerated vesting of options held by such officers in the event of a merger or sale of the Company. In addition, under the form agreement, if an officer is terminated without cause or constructively terminated, all stock options he holds become immediately exercisable and he is entitled to a severance payment equal to his base compensation for the remainder of the term of the agreement or one year (whichever is longer), or twenty-four months in the event of a constructive termination due to a change in control.

    There are no other employment contracts between Access Health and any of the Named Executive Officers, and there are no other compensatory plans or arrangements with respect to a Named Executive Officer which will result in payments upon resignation, retirement, or any other termination of such executive officer's employment or from a change of control of Access Health.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee, during the 1997 fiscal year, consisted of Frank
G. Washington and Alice H. Lusk. Kinney L. Johnson has since replaced Ms. Lusk on the Compensation Committee for fiscal 1998. No member of either committee is or has been an officer or employee of Access Health. No interlocking relationship exists between Access Health's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On March 30, 1998, Access Health made a bridge loan to Julie A. Brooks in the amount of $165,000. The loan is evidenced by a one-year promissory note bearing interest at the market rate.

    In connection with the merger of Informed Access on November 18, 1996 with Access Health, Joseph P. Tallman received a bonus of $300,000 as a reward for his service in initiating and negotiating such merger. See the Summary Compensation Table under "Access Health Management and Executive Compensation."

                        ACCESS HEALTH STOCK INFORMATION

ACCESS HEALTH PRINCIPAL STOCKHOLDERS

    The following table sets forth the beneficial ownership of Access Health's Common Stock as of February 28, 1998, as to (i) each person who is known by Access Health to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and executive officer of Access Health and
(iii) all directors and executive officers as a group.

                                                                                           SHARES        APPROXIMATE
                                                                                        BENEFICIALLY       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                                       OWNED          OWNED(1)
--------------------------------------------------------------------------------------  ------------  -----------------
The Kaufmann Fund, Inc................................................................     1,466,000            7.8%
  140 E. 45th St. 43rd Floor
    New York, NY 10017

Denver Investment Advisors LLC........................................................     1,376,690            7.3
  1225 17th Street 26th Floor
    Denver, CO 80202-5526

Pilgrim Baxter & Associates Ltd.......................................................     1,372,800            7.3
  1255 Drummers Lane-300
    Wayne, PA 19087-1501

Provident Investment Counsel..........................................................       906,662            4.8
  300 North Lake Avenue, Suite 1001
    Pasadena, CA 91101

Joseph P. Tallman (2).................................................................       673,213            3.6

Richard C. Miller (3).................................................................       214,347            1.1

Julie A. Brooks.......................................................................           336          *

Timothy H. Connor (4).................................................................        56,722          *

Michael E. Myers (5)..................................................................        28,239          *

Jeremy J. Nobel (6)...................................................................        97,152          *

Elizabeth Snowden (7).................................................................       673,213            3.6

Barry W. Wolcott......................................................................        77,307          *

John R. Durant, M.D. (8)..............................................................        11,687          *

Kinney L. Johnson (9).................................................................       719,315            3.8

Frank G. Washington (10)..............................................................         5,125          *

All directors and executive officers as a group (11 persons)(11)......................     1,883,443            9.9%

------------------------

  * Less than one percent

 (1) Applicable percentage of ownership is based on 18,744,441 shares of Common Stock outstanding as of February 28, 1998, together with applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options and warrants currently exercisable within 60 days after February 28, 1998, are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.

 (2) Includes 206,066 shares held by Mr. Tallman's spouse Elizabeth Snowden.

 (3) Includes 9,850 shares held by Mr. Miller as custodian for his son and daughter and 132,684 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after February 28, 1998.

 (4) Includes 40,342 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after February 28, 1998.

 (5) Includes 12,102 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after February 28, 1998.

 (6) Includes 72,500 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after February 28, 1998.

 (7) Includes 467,147 shares held by Ms. Snowden's husband Joseph P. Tallman.

 (8) Includes 10,937 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after February 28, 1998.

 (9) Includes 714,690 shares held by American Healthcare Fund II, L.P. and 3,125 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after February 28, 1998.

 (10) Includes 3,125 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after February 28, 1998.

 (11) Includes 274,815 shares issuable upon exercise of options to purchase shares of Common Stock which are exercisable within 60 days after February 28, 1998.

ACCESS HEALTH STOCK PRICE AND DIVIDEND INFORMATION

    Access Health's Common Stock is traded on Nasdaq under the symbol "ACCS". The following table sets forth, for the periods indicated, the range of the low and high sales prices for Access Health's Common Stock as reported on Nasdaq beginning in fiscal year 1996.

                                                                                HIGH          LOW
                                                                            ------------  ------------
Fiscal 1996+:
  First Quarter...........................................................  $      3021/64 $      1353/64
  Second Quarter..........................................................         44            271/2
  Third Quarter...........................................................         651/2         383/4
  Fourth Quarter..........................................................         591/4         38

Fiscal 1997:
  First Quarter...........................................................         561/4         301/2
  Second Quarter..........................................................         451/4         131/2
  Third Quarter...........................................................         255/8         111/2
  Fourth Quarter..........................................................         351/8         23

Fiscal 1998:
  First Quarter...........................................................         403/4         291/2
  Second Quarter..........................................................         3915/16        221/8
  Third Quarter (through June 5, 1998)....................................         3913/16        217/8

------------------------

+ The prices shown prior to February 29, 1996 have been adjusted to reflect a three-for-two stock split effected in the form of a stock dividend as of that date.

    Access Health has not declared or paid any cash dividends on its Common Stock. Access Health presently intends to retain earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future.

                               INTERQUAL BUSINESS

BUSINESS

THE COMPANY

    InterQual develops and markets criteria which assist health care payors and providers in making and evaluating level of care and clinical appropriateness decisions. The Criteria, which are marketed to MCOs, indemnity insurers, hospitals, integrated delivery systems, physician groups, independent practice associations, third party administrators and utilization review organizations, are used after determining patient specific clinical facts and either signal accord with the physician's choice of a proposed health care service or indicate a more appropriate alternative. By guiding and documenting the appropriateness of resource-use decisions, the Criteria are designed to avoid excessive health care costs and protect against underutilization of needed services.

    InterQual licenses its Criteria either directly to end users or through its alliance partners program (see "InterQual Business--Sales and Marketing"). Licensing fees are payable annually and are based on covered lives, hospital beds or number of reviews. A substantial majority of InterQual's Criteria products are licensed in printed form. InterQual's product development efforts are currently addressing its customers' needs to have the Criteria delivered in electronic form. InterQual also provides implementation training and consulting services to its licensees.

    InterQual, which is certified by the National Committee for Quality Assurance as a Credential Verification Organization, also conducts physician and ancillary health care provider credentialing services for MCOs through its CredFile-Registered Trademark- software. In addition, InterQual is developing a Windows-based credentialing product, CredWin-TM-.

    InterQual was incorporated in Illinois in 1976 and was reincorporated in Delaware in 1979. InterQual is headquartered at 293 Boston Post Road West, Marlborough, MA 01752, telephone (508) 481-1181 and also has an office in North Hampton, New Hampshire.

THE MARKET

    The rate of health care spending increases in the United States continues to exceed GDP growth. The Congressional Budget Office expects national health expenditures to reach 13.7% of GDP or slightly more than $1.1 trillion in 1997. Containment of health care costs has become a national priority. As a result, cost-conscious managed health care programs have increasingly influenced the health care system. These managed care programs have traditionally reduced the cost of health care by restricting access to care through administrative techniques such as pre-authorization, pre-certification, and concurrent and retrospective review programs to manage members' use, through financial management techniques such as transferring cost risk to providers and by negotiating to reduce payments for hospital and physician services, drugs and ancillary health care services. InterQual believes that while these techniques have been moderately successful in controlling costs, there is increasing evidence that their use has had an impact on the quality of health care and given rise to the following issues:

    A CONSUMER BACKLASH AGAINST THE QUALITY OF MANAGED CARE. Consumer concern about overt financial incentives and arbitrary restrictions on utilization employed to suppress health care delivery costs has enhanced demand for products which provide objective guidelines for appropriate care and protect against underutilization.

    RISK OF LITIGATION. MCOs' exposure to the risk of litigation for patient harm attributable to the delay or withholding of service occasioned by cost containment programs has served to heighten demand for objective clinical decision support guidelines to assure that the appropriate care is provided and to demonstrate and document medically appropriate health care decisions.

    PROVIDER FINANCIAL RISK. Payors are responding to escalating costs by shifting some portion of the financial risk associated with the delivery of health care to providers, by capitated payment arrangements. As providers assume more risk under capitation arrangements, they too seek an objective standard of appropriate medical care that is comprehensive, patient-specific, clinically defensible and acceptable to consumers.

    InterQual believes clinical decision support systems play a significant role in improving the quality as well as reducing the cost of health care delivery. Such tools provide balance to managed care's cost control strategies by promoting and documenting clinical appropriateness.

    The market for InterQual's Criteria products is driven by the combination of a cost conscious managed care environment, high health care costs and inadequacies in the clinical decision making process. Clinical decision support systems, such as the Criteria, are used to assess the effectiveness, economics and quality of health care decisions and to assist providers with real time decision support at the point of care. The Criteria assist MCOs by (i) channeling demand to more cost effective services thereby reducing the need for premium increases; (ii) fostering consumer trust by using clinically relevant, objective standards; and (iii) justifying the quality of care through quantifiable clinical reporting. In addition, the Criteria assist providers in managing the financial risk which is being shifted to them by insurers under capitation and instituting demand and resource use control measures while demonstrating and documenting appropriate clinical care.

INTERQUAL CRITERIA PRODUCTS

    The Criteria, which are developed in an iterative process using information from a literature review and input from InterQual's clinical development staff and a panel of physicians in both academia and private practice, provide an explicit clinical rationale for care decisions. The Criteria are annotated with explanatory notes and supported by references to the current medical literature.

    InterQual is constantly developing new products and enhancing existing proprietary intellectual property. InterQual relies on a combination of copyright, trade secrets, confidentiality procedures and contractual provisions to protect its intellectual property. InterQual has developed an automated software product, AutoBook2 for Windows-TM-, for the delivery of the Criteria and an automated Criteria Development System ("CDS") for the in-house development of its Criteria. InterQual has filed a patent application to protect its AutoBook2 for Windows-TM- and intends to file patent applications to protect its CDS system.

    InterQual's main Criteria products are:

    ISD-REGISTERED TRADEMARK- (INTENSITY/SEVERITY/DISCHARGE) CRITERIA FOR ACUTE, SUBACUTE, REHABILITATION AND HOME CARE. ISD-Registered Trademark-Criteria provide decision support for admission to, stay in and discharge from the appropriate level of care setting. ISD-Registered Trademark- correlates patient-specific clinical findings with the care setting and is thereby intended to help manage the selection of site and the length and level of care.

    ISP-TM- (INDICATIONS FOR SURGERY AND PROCEDURES). ISP-TM- defines patient specific clinical thresholds for performing most surgical and other invasive procedures. ISP-TM- is designed to serve as a tool in promoting necessary surgery and preventing costly and inappropriate surgery and the patient risk inherent therein.

    ISX-TM- (INDICATIONS FOR IMAGING STUDIES AND X-RAYS). ISX-TM- provides decision support for imaging studies. This Criteria product covers 83 studies including MRI, CT and ultrasound. ISX-TM- is designed to prevent unnecessary testing, manage provider and patient demand, enable rapid, consistent and reliable review and promote appropriate sequencing of imaging studies.

    IWC-TM- (INDICATIONS FOR WORKERS' COMPENSATION CLINICAL MANAGEMENT). The IWC-TM- Criteria product contains certain specific components of the ISD-Registered Trademark-, ISX-TM- and ISP-TM- Criteria products. It provides patient-specific, clinical thresholds for workers' compensation related surgeries, imaging studies and hospital care. It is designed to reduce medical costs related to workplace injuries.

    IPS-TM- (INDICATIONS FOR PRIMARY AND SPECIALTY CARE MANAGEMENT). IPS-TM- is used to define the scope of primary care management and the patient specific thresholds for specialist care for almost all frequently seen presentations and diagnoses. This Criteria product is designed to be applicable to all primary and specialist care settings. It contains best practice therapeutic and diagnostic strategies to be undertaken prior to specialist involvement, directs the care to the most appropriate specialist and specifies the scope of specialist care needed. It currently covers cardiology, gastroenterology, endocrinology and pulmonology. Criteria for other clinical areas are under development.

    SIMPLUS-TM-. SIMPlus-TM- combines two existing InterQual products: SIM-TM- (Surgical Indications Monitoring) and IPM-Registered Trademark- (Invasive Procedures Monitoring). It is designed for retrospective monitoring of the appropriateness of surgical and non-surgical invasive procedures.

    InterQual's Criteria are provided both in book form and in a Windows-based software product called AutoBook2 for Windows-TM-. AutoBook2 for Windows-TM- can operate either in a stand alone or in a networked client/server environment. InterQual has developed interfaces which support information interchange with a variety of third party applications. Such systems automate the process of clinical and demographic data capture, aggregation, analysis and reporting, and the integration of Criteria-based decision support with enterprise-wide financial and other business data.

SALES AND MARKETING

    InterQual employs eight regional licensing managers, four of whom have responsibility for clients with more than 50,000 covered lives within defined geographic regions and four of whom have responsibility for clients with less than 50,000 covered lives within defined geographic regions.

    InterQual also distributes its Criteria through a recently established alliance partners ("AP") program. InterQual's APs are third-party vendors of special applications and enterprise wide health care information systems. Each AP provides end users the ability to access InterQual's Criteria from such end user's AP software.

    InterQual promotes its Criteria through distribution of marketing materials, hosting Criteria conferences and participation in trade shows. In addition, InterQual provides product demonstrations and industry presentations and its senior management are regular contributors to various relevant industry journals and magazines. InterQual also promotes products through its web site.

CUSTOMERS, SERVICE AND SUPPORT

    InterQual's Criteria are used by almost every type of organization within the spectrum of health care delivery, including MCOs, indemnity insurers, hospitals, integrated delivery systems, physician groups, independent practice associations, third party administrators, utilization review organizations and public programs. Today, InterQual's customers include over 500 licensed health plans (including 10 of the largest 12 HMOs), major indemnity insurers and over 1,200 hospitals.

    InterQual supports new licensees and its existing customer base through its professional services department, providing on-site and off-site Criteria implementation and training. In addition, InterQual's customer services group provides first line customer assistance through a toll free service. The customer services group works in concert with the professional services, Criteria and technical development and sales departments for the resolution of customer inquires. Additional education and training programs are held regularly and additional fee based consulting services are available.

    InterQual also offers an education and certification program leading to designation as a Certified Professional in Utilization Review under which InterQual certifies health care professionals.

PRODUCT DEVELOPMENT

    The integrity of the Criteria product is based on InterQual's comprehensive clinical development process and its annual Criteria enhancement program. New Criteria development involves a process of identifying a market need for objective, clinically-based Criteria, researching and documenting the relevant medical literature and an extended iterative development process in which extensive feedback is sought from a national consulting network of academic and practicing physicians. The result is the development of a product which incorporates an up-to-date consensus of medical practice guidelines.

    InterQual also continually evaluates developments in information technology for their potential application to improving the utility and value of its products for its clients. InterQual directs its development efforts towards technologies intended to have application in current products and which will also become core technologies for future products.

COMPETITION

    The market for decision support systems is highly competitive, with many companies offering administrative and financial decision support systems with varying capabilities for clinical data acquisition and analysis, and others targeted at providing real-time clinical decision support for physicians. Some of these companies are larger and have greater resources than InterQual and offer a broader range of products than does InterQual. As a result, such competitors may appear more attractive to customers as a single source for broader product offerings.

    InterQual believes its principal competitors to be Health Risk Management, Milliman & Robertson, Optimed Medical Systems, Value Health Sciences and The Oak Group. Except for The Oak Group, these companies' clinical decision support products are a small component of a much broader product offering. In addition, InterQual faces competition from some health care organizations which have developed guidelines in-house.

EMPLOYEES

    As of May 1, 1998, InterQual had 130 employees, 86 of whom are based out of the Marlborough, Massachusetts office and the remainder of whom work out of the North Hampton, New Hampshire office. None of InterQual's employees is represented by a labor union. InterQual has not experienced any work stoppages to date and believes its relationship with its employees is good.

FACILITIES

    InterQual leases a 19,252 square foot facility in Marlborough, Massachusetts, which houses corporate functions, sales and marketing, product development, including clinical services and software development and technical services and credentialing. InterQual also leases 10,898 square feet of office space in North Hampton, New Hampshire, which houses professional services and distribution.

LEGAL PROCEEDINGS

    InterQual is not currently party to any material litigation.

                 INTERQUAL MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of InterQual should be read in conjunction with the financial statements and the related notes thereto included herein. The discussion in this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement contains forward-looking statements that involve risks and uncertainties. InterQual's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed in this section and the sections entitled "Risk Factors," and "InterQual Business," as well as those discussed elsewhere in this Proxy Statement/ Prospectus and Notice and Consent Solicitation Statement.

GENERAL

    InterQual derives revenues from licensing its criteria, providing professional services which comprise implementation and education, conducting credentialing services for managed care organizations and providing training and consulting services to health care organizations. Training and consulting services have been substantially decreasing as a percentage of revenues since 1995. InterQual licenses its criteria directly to end users and through a business partners program. Licensees include managed care organizations, hospitals, integrated delivery systems, physician groups, independent practice associations, third party administrators, utilization review organizations and public programs located throughout the U.S. and internationally.

    Revenues from the licensing of its criteria are received and deferred upon the signing of a license agreement or order form containing material license terms and the shipment of the media in which the criteria are embedded and recognized ratably over the initial term of the license, typically one year. Revenues from license renewals are received and deferred on the anniversary date as provided in the agreement, unless prior notice of cancellation is received, and are recognized ratably over the term of the renewal, typically one year. Revenues from professional services, including installation, consulting and training services, are recognized when the services are performed. Billings made in advance of a service are deferred until the service is performed. Revenues from credentialing services are recognized as such services are performed.

    The following shows the components of InterQual's statements of operations as a percentage of total revenues:

                                                                                      THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,           MARCH 31,
                                                    -------------------------------  --------------------
                                                      1995       1996       1997       1997       1998
                                                    ---------  ---------  ---------  ---------  ---------
Revenues:
  Licenses........................................       64.2%      85.4%      88.4%      88.4%      95.0%
  Services........................................       35.8%      14.6%      11.6%      11.6%       5.0%
                                                    ---------  ---------  ---------  ---------  ---------
    Total revenues................................      100.0%     100.0%     100.0%     100.0%     100.0%

Costs and expenses:
  Direct costs of revenues........................       53.2%      30.6%      28.4%      27.3%      23.6%
  Sales and marketing expenses....................       14.0%      18.1%      17.0%      15.4%      16.7%
  General and administrative expenses.............       35.9%      32.6%      30.0%      30.0%      28.9%
  Research and development expenses...............       10.0%      16.8%      20.3%      19.1%      23.3%
                                                    ---------  ---------  ---------  ---------  ---------
    Total costs and expenses......................      113.1%      98.1%      95.7%      91.8%      92.5%

Income (loss) from operations.....................      (13.1)%       1.9%       4.3%       8.2%       7.5%

Other income (expense):
  Interest expense................................       (0.6)%      (0.4)%      (0.2)%      (0.3)%      (0.1)%
  Gain on sale of investment......................        0.5%       0.0%       0.0%       0.0%       0.0%
                                                    ---------  ---------  ---------  ---------  ---------

Income (loss) before income taxes.................      (13.2)%       1.5%       4.1%       7.9%       7.4%
Provision for income taxes........................       (5.9)%       0.6%       1.9%       3.7%       3.4%
                                                    ---------  ---------  ---------  ---------  ---------
Net income........................................       (7.3)%       0.9%       2.2%       4.2%       4.0%
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

RESULTS OF OPERATIONS--THREE MONTH PERIOD COMPARISON

    REVENUES. Revenues consist of revenues from the licensing of Criteria and professional services. Revenues increased from $3.5 million during the three months ended March 31, 1997 to $5.3 million, or 51.4%, during the three months ending March 31, 1998.

    Revenues from licensing of Criteria increased from $3.1 million during the first quarter of fiscal 1997 to $5.1 million, or 64.5%, during the first quarter of 1998, as the Company experienced continued demand for its products.

    Revenues from professional services were $264,000 in the first quarter of 1998, a decrease of $136,000 from revenues of $400,000 in the first quarter of 1997. The reduction is a result of decreased credentialing revenues of $82,000, and reduced consulting services and professional services.

    COST OF SALES. Cost of sales increased from $946,000 in the first quarter of 1997 to $1,259,000 in the first quarter of 1998, an increase of $313,000. The increase was a result of higher Criteria production costs of $107,000, a result of the increase in licensed criteria products and increased payroll expense. Cost of sales as a percentage of revenues decreased from 27.3% in the first quarter of 1997 to 23.6% in the first quarter of 1998. The decrease is a result of the expansion of Criteria licenses, which require a lower cost basis than professional services.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses were $531,000, or 15.4% of revenues and $889,000, or 16.7% of revenues during the first quarter of 1997 and 1998, respectively. The increase in expenses is a result of higher commissions and increased headcount of eleven employees.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses were $662,000, or 19.1% of revenues and $1,244,000, or 23.3% of revenues during the first quarter of 1997 and 1998, respectively. The increase was due to fifteen headcount additions and outside service expenses in both clinical development and technical development.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $1,039,000 and $1,540,000, or 30.0% and 28.9% of revenues during 1997 and
1998, respectively. The increase was a result of increased depreciation, occupancy cost, and payroll expense.

RESULTS OF OPERATIONS--FISCAL YEAR COMPARISON

    REVENUES. Total revenues increased from $10.7 million in 1996 to $16.3 million in 1997 representing an increase of $5.6 million, or 52.3%. Revenues from licenses increased 57.3% and revenues from services increased 21.0%. Revenues derived from new Criteria licenses increased as a result of refocusing InterQual's sales and marketing efforts toward new client attainment. Revenues from support services increased due to higher credentialing revenue. Total revenues increased from $6.8 million in 1995 to $10.7 million in 1996, an increase of $3.9 million or 57.4%. Revenues from licenses increased 111.5% while revenue from services decreased 35.4%. The decrease in services revenue was a consequence of a continuing evolution of InterQual away from consulting towards its Criteria licensing model.

    COST OF SALES. Cost of sales increased from $3.3 million in 1996 to $4.6 million in 1997, an increase of $1.3 million. Cost of sales for InterQual comprise all expenses associated with customer support, client services and credentialing. These include all salaries, commissions and benefits, personnel and office costs, expenses associated with producing and dispatching criteria sets and an allocated facility expense. The increase was a result of increased payroll and increased Criteria production materials as a result of the increased number of new and renewal licenses over the prior period. Cost of sales decreased from $3.6 million in 1995 to $3.3 million in 1996, a decrease of 8.7%. The reduction was a function of the lower revenues being generated from consulting and therefore a decrease in the costs being incurred by professional services and a decrease in employee count in the professional services group by three.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $1.9 million in 1996 to $2.8 million in 1997, an increase of 43.2%. InterQual primarily markets and sells Criteria licenses through a direct sales group. Sales and marketing expenses include the salaries, commissions and benefits paid to the regional license managers (RLMs), salaries and benefits of other sales and marketing staff and related marketing and promotional activities. RLMs receive commissions for sales to new customers and for selling additional licenses to existing customers. Payroll and commission expense increased due to higher revenues and an increase in employees. InterQual expanded marketing efforts with additional promotional materials and criteria conferences, and established an Alliance Partner Program. Sales and marketing expenses increased from $947,000 in 1995 to $1.9 million in 1996, an increase of 104.9%. The primary reason for this increase was the addition of ten sales and marketing staff members in 1996.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development costs increased from $1.8 million in 1996 to $3.3 million in 1997, an increase of $1.5 million. Product development expenses comprise the costs associated with technical development and clinical development. Technical development costs increased as InterQual continued to develop automated delivery systems for its clinical content. Clinical development costs increased as InterQual accelerated development of its IWC (Indications for Workers' Compensation Clinical Management) and IPS (Indications for Primary and Specialty Care Management) criteria products. Product development costs increased from $674,000 in 1995 to $1.8 million in 1996, an increase of 167.7%. Product development expenses comprise the costs associated with technical development and criteria development. The increase was a function of the development of AutoBook2 which was released in November 1996 and two new criteria products. The IWC (Indications for Workers' Compensation Clinical Management) criteria product was developed throughout the first two quarters of 1996 and was released in July 1996. The IPS (Indications for Primary and Specialty Care Management) criteria product was developed in the later part of 1996 and was released in April 1997. Six new employees were added to the product development department during 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $3.5 million in 1996 to $4.9 million in 1997. The increase in expenses was the result of additional bonus amounts, depreciation, legal costs and the expansion of infrastructure overhead. General and administration expenses increased from $2.4 million in 1995 to $3.5 million in 1996, an increase of 44.5%. The increase is a function of the addition of new employees which resulted in increased payroll and expenses associated with office supplies, computer equipment and other facilities' expenses.

    INTEREST INCOME/EXPENSE. Interest expense in 1995, 1996 and 1997 was incurred on amounts due on a commercial loan and two auto loans.

LIQUIDITY AND CAPITAL RESOURCES

    InterQual has financed its operations and capital requirements primarily from revenue from operations, debt and capital leases.

    Cash and cash equivalents increased from $1.5 million at December 31, 1997 to $1.7 million at March 31, 1998, an increase of $200,000.

    On December 11, 1997 InterQual completed an amendment to a credit agreement which increased the credit facility limit to $2 million, subject to certain covenants. Interest is due and payable monthly at the lender's prime rate of interest. Currently there are no draw-downs against such facility.

    Accounts receivable increased from $4.5 million at December 31, 1997 to $5.3 million at March 31, 1998 due to increased revenue and decreased cash collections.

    In 1997 InterQual retired all outstanding amounts due on a line of credit of $200,000, retired a note payable instrument of $102,000 and retired loans to officers in the amount of $196,000. InterQual has long-term debt with outstanding balances of $68,000 at March 31, 1998. InterQual has purchased approximately $293,000 of property and equipment, $127,000 of which was expended for the establishment of a training facility.

    InterQual believes its sources of liquidity and capital resources will be sufficient to fund operating, investing and financing activities during 1998.*

    InterQual adopted SFAS 128, which was required to be adopted on December 15, 1997. This statement establishes standards for computing and presenting basic and diluted earnings per share. Under this statement, basic earnings or loss per share is computed by dividing the net earnings or loss by the weighted average number of shares of common stock outstanding. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of common shares outstanding, (2) if not anti-dilutive, the effect of outstanding stock options determined utilizing the treasury stock method.

    A reconciliation of the numerators and the denominators of the basic and diluted per share computations for income for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998 (unaudited) are as follows:

                                                                                FOR THE YEAR ENDED
                                                                                 DECEMBER 31, 1995
                                                                       -------------------------------------
                                                                                                   PER SHARE
                                                                       INCOME (LOSS)     SHARES     AMOUNT
                                                                       -------------   ----------  ---------
Net loss.............................................................   $   (496,000)

Basic and Diluted Earnings (Loss) per Share
  Income (loss) available to common stockholders.....................       (496,000)      10,000   $(49.57)
                                                                                                   ---------
                                                                                                   ---------

                                                                                FOR THE YEAR ENDED
                                                                                 DECEMBER 31, 1996
                                                                       -------------------------------------
                                                                                                   PER SHARE
                                                                          INCOME         SHARES     AMOUNT
                                                                       -------------   ----------  ---------
Net income...........................................................   $    102,000

Basic Earnings per Share
  Income available to common stockholders............................        102,000       10,000   $10.17
                                                                                                   ---------
                                                                                                   ---------
  Options issued to directors and employees..........................                         930
                                                                                       ----------
Diluted Earnings per Share
  Income available to common stockholders............................        102,000       10,930   $ 9.31
                                                                                                   ---------
                                                                                                   ---------

                                                                                FOR THE YEAR ENDED
                                                                                 DECEMBER 31, 1997
                                                                       -------------------------------------
                                                                                                   PER SHARE
                                                                          INCOME         SHARES     AMOUNT
                                                                       -------------   ----------  ---------
Net income...........................................................   $    362,000

Basic Earnings per Share
  Income available to common stockholders............................        362,000       10,000   $36.17
                                                                                                   ---------
                                                                                                   ---------
  Options issued to directors and employees..........................                       1,902
                                                                                       ----------
Diluted Earnings per Share
  Income available to common stockholders............................        362,000       11,902   $30.39
                                                                                                   ---------
                                                                                                   ---------

                                                                            FOR THE THREE MONTHS ENDED
                                                                            MARCH 31, 1997 (UNAUDITED)
                                                                       -------------------------------------
                                                                                                   PER SHARE
                                                                          INCOME         SHARES     AMOUNT
                                                                       -------------   ----------  ---------
Net income...........................................................   $    147,000

Basic Earnings per Share
  Income available to common stockholders............................        147,000       10,000   $14.72
                                                                                                   ---------
                                                                                                   ---------
  Options issued to directors and employees..........................                       1,850
                                                                                       ----------
Diluted Earnings per Share
  Income available to common stockholders............................        147,000       11,850   $12.42
                                                                                                   ---------
                                                                                                   ---------

                                                                            FOR THE THREE MONTHS ENDED
                                                                            MARCH 31, 1998 (UNAUDITED)
                                                                       -------------------------------------
                                                                                                   PER SHARE
                                                                          INCOME         SHARES     AMOUNT
                                                                       -------------   ----------  ---------
Net income...........................................................   $    213,000

Basic Earnings per Share
  Income available to common stockholders............................        213,000       10,000   $21.34
                                                                                                   ---------
                                                                                                   ---------
  Options issued to directors and employees..........................                       1,922
                                                                                       ----------
Diluted Earnings per Share
  Income available to common stockholders............................        213,000       11,922   $17.90
                                                                                                   ---------
                                                                                                   ---------

                              INTERQUAL MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth information as of May 1, 1998 regarding the current directors, executive officers and key employees of InterQual. As described under "Approval of the Merger and Related Transactions--Consulting and Employee Agreements; Employment Matters," each of the current officers of InterQual will be an employee of or a consultant to the InterQual division of Access Health following the Merger.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Charles M. Jacobs....................................          64   Chief Executive Officer and Director
Josephine A. Lamprey.................................          57   President and Director
Susan Weagly Jacobs..................................          49   Senior Vice President and Director
Henry F. Nelson, Jr..................................          39   Chief Operating Officer and Chief Financial Officer
Christopher Bishop...................................          40   Vice President, Business Development
Diane Hamlen.........................................          45   Vice President, Client Services
Alec Karys...........................................          53   Vice President, Software Development and Technical
                                                                      Services
Alan Mello...........................................          47   Vice President, Marketing and Sales
Anna Jacqueline Mitus................................          38   Vice President, Clinical Services
Francis W. Newbury...................................          60   Director
Randolph W. Seed.....................................          65   Director

    CHARLES M. JACOBS, a founder and director of InterQual, has been InterQual's Chief Executive Officer since its inception in 1976. In 1984, he also founded MediQual Systems, Inc., to develop and market a medical outcomes measurement software product and related information services. He served as MediQual's Chief Executive Officer until 1987, as its Chairman until 1991, and remained a director until its acquisition by Cardinal Health, Inc. in February 1998. He also served as the first Director of the Quality Review Center of the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO").

    JOSEPHINE A. LAMPREY is the President of InterQual. She directs InterQual's corporate affairs, encompassing marketing and sales, criteria and appropriateness guidelines development, managed care initiatives and education. Ms. Lamprey co-developed the InterQual ISD review system. In 1993, she developed the nation's only professional utilization certification program, which has certified over 4,000 health care professionals. Previously Ms. Lamprey served as faculty for JCAHO; assumed responsibility for interdepartmental process initiatives as director of nursing at New England Baptist Hospital; and has managed and executed over 400 consulting projects.

    SUSAN WEAGLY JACOBS is the Senior Vice President and a founder of InterQual. She directs InterQual's provider credentialing and privileging activities. Ms. Jacobs frequently serves as a consultant to hospitals, medical organizations and health plans. She was also instrumental in developing the JCAHO and InterQual standards for medical staff and corporate bylaws for hospitals.

    HENRY F. NELSON is InterQual's Chief Operating Officer and Chief Financial Officer. He joined the Company in 1996 from Sextant Corporation, where he was Principal, Director and Chief Financial Officer of this manufacturing applications software company. Prior to Sextant, Mr. Nelson was Chief Financial Officer of Versyss, Incorporated, a medical software and services organization, where he participated in the leveraged buyout and restructuring of the company. Mr. Nelson has also held various positions at General Mills and Allied Signal.

    CHRISTOPHER BISHOP, InterQual's Vice President, Business Development, joined the Company in March of 1997. He previously worked at Bottom Line Technologies, a software company. Mr. Bishop is responsible for the business partners program, establishes policies and procedures and identifies new business opportunities both nationally and internationally. He was previously at Softdesk, Inc. and Versyss, Incorporated.

    DIANE HAMLEN serves as InterQual's Vice President, Client Services. She joined the Company in January 1998 from Healthsource Massachusetts, Inc., where she was the Vice President, Operations and her division responsibilities included health services, claims, member services, enrollment, and information management. Prior to Healthsource, Ms. Hamlen worked at AtlantiCare Medical Center where she held positions ranging from Nurse Manager to Executive Director, Medical Group Practices.

    ALEC KARYS is InterQual's Vice President, Software Development and Technical Services. He previously served as Vice President of Business Development at the Institute for Advanced Professional Studies, a software technology training and consulting company, and has provided consultation services to major firms including IBM, Xerox and Hewlett-Packard. Mr. Karys previously held the senior technical management position at Data General and has been with InterQual since 1995.

    ALAN MELLO serves as InterQual's Vice President, Marketing and Sales. Mr. Mello's 20 years' experience in the field of sales and marketing include positions with Folioizer, Merck and Bayer where he was Market Manager, Managed Care Markets.

    ANNA JACQUELINE MITUS is InterQual's Vice President, Clinical Services. She is a board certified internal medicine specialist with sub-specialty certifications in both hematology and medical oncology. She is a part-time faculty member of Harvard Medical School and was Medical Director of the Chemotherapy Infusion Unit and coordinator of the fellowship program, Hematology-Oncology Division, at the Brigham & Women's Hospital. She was also co-director of the Hematology-Pulmonary-Cardiology course at Harvard Medical School and the author of numerous medical articles.

    FRANCIS NEWBURY is a member of the InterQual Board. Mr. Newbury is a founder of Newbury, Piret & Company Inc., a regional investment banking firm specializing in raising capital for privately owned companies. He is also Chief Executive Officer and Chairman of SV Acquisition Corp., a manufacturer of windows, and Distek, Inc., a manufacturer of industrial water treatment equipment.

    RANDOLPH SEED is a member of the InterQual Board and serves as Executive Medical Advisor to InterQual. He is currently an Assistant Professor of Surgery at Rush University Medical School.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF INTERQUAL

    The following table sets forth certain information with respect to the beneficial ownership of InterQual Class A and Class B Common Stock(1) as of February 28, 1998 by (i) each person known by InterQual to beneficially own more than 5% of the outstanding shares of InterQual Class A or Class B Common Stock,
(ii) each director of InterQual, (iii) all executive officers of InterQual, and
(iv) all directors and executive officers of InterQual as a group. Unless otherwise indicated, the address of the stockholder is c/o InterQual, Inc., 293 Boston Post Road West, Marlborough, Massachusetts 01752.

                                                       AMOUNT AND         AMOUNT AND       PERCENTAGE OF     PERCENTAGE OF
                                                        NATURE OF          NATURE OF          CLASS A         CLASS A AND
                                                      OWNERSHIP OF       OWNERSHIP OF         COMMON            CLASS B
                                                         CLASS A            CLASS B            STOCK         COMMON STOCK
NAME OF BENEFICIAL OWNER                             COMMON STOCK(2)     COMMON STOCK       OUTSTANDING     OUTSTANDING(3)
--------------------------------------------------  -----------------  -----------------  ---------------  -----------------
Charles M. Jacobs++(4)............................          5,592             --                  55.9%             46.9%
Susan Weagly Jacobs++(5)..........................          2,180             --                  21.8%             18.3%
Josephine A. Lamprey++(6).........................          2,180                220              21.8%             20.1%
Randolph W. Seed+(7)..............................            600             --                   6.0%              5.0%
Henry F. Nelson, Jr.+(8)..........................         --                    360            --                   3.0%
Francis Newbury+..................................         --                 --                --                --
Directors and Executive Officers as a Group (6
  persons)........................................         10,000                580             100.0%             88.7%

------------------------

+   Director

+  Executive Officer

(1) InterQual Class A and Class B Common Stock are equal in all respects except that InterQual Class B Common Stock is non-voting.

(2) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(3) Includes 1,922 shares of InterQual Class B Common Stock subject to stock options that will vest and be exercisable immediately prior to the consummation of the Merger.

(4) Includes (i) 552 shares of InterQual Class A Common Stock owned by Randolph
    W. Seed which, pursuant to a Pledge Agreement, effective on January 1, 1997, between Randolph Seed, M.D. and Charles M. Jacobs (the "Pledge Agreement"), and the amendment thereto, was pledged to Mr. Jacobs, together with the stock's voting and other rights, until such time as Mr. Jacobs' loan to Dr. Seed is repaid in full and (ii) 39 shares owned by a trust as to which Mr. Jacobs shares voting power.

(5) Includes 76 shares owned by a trust as to which Ms. Jacobs shares voting power.

(6) Includes 220 shares of InterQual Class B Common Stock subject to stock options that will vest and be exercisable immediately prior to the consummation of the Merger and 48 shares owned by a trust as to which Ms. Lamprey shares voting power.

(7) Represents shares pledged pursuant to the Pledge Agreement and 48 shares owned by a trust as to which Mr. Seed shares voting power.

(8) Includes 360 shares of InterQual Class B Common Stock subject to stock options that will vest and be exercisable immediately prior to the consummation of the Merger.

    The following table reflects all holders of options to purchase greater than 60 shares of InterQual Class B Stock, each of whom was an officer or employee of InterQual at the time of the grant:

                                                              SHARES OF CLASS B
                                                                COMMON STOCK        OPTION EXERCISE
                      OPTION HOLDERS                         SUBJECT TO OPTIONS          PRICE         DATE OF GRANT
-----------------------------------------------------------  -------------------  -------------------  -------------
Christopher J. Bishop......................................             120            $   94.80          4/14/97
Eric K. Kapust.............................................             120            $   31.40          3/15/94
Alec P. Karys..............................................             180            $   94.80          10/4/96
Josephine A. Lamprey.......................................             220            $   94.80          10/4/96
Alan D. Mello..............................................             420            $   40.00          5/5/95
Anna Jacqueline Mitus......................................             180            $   94.80          10/4/96
Henry F. Nelson, Jr........................................             360            $   94.80          11/1/96
All other holders of Class B shares subject to options.....             322               --                --
    Total number of Class B shares subject to options......           1,922

                          DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF ACCESS HEALTH CAPITAL STOCK

    As of May 15, 1998, the authorized capital stock of Access Health consisted of 75,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

    ACCESS HEALTH COMMON STOCK. As of May 15, 1998, there were approximately 18,993,742 shares of Access Health Common Stock outstanding held of record by approximately 689 stockholders. Access Health Common Stock is listed on Nasdaq under the symbol "ACCS." Holders of Access Health Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except that holders of Access Health Common Stock may cumulate votes in the election of directors, so long as the names of the director or directors for whom such holder intends to cumulate votes has been placed in nomination prior to the voting and the stockholder, or any other holder of Access Health Common Stock, has given notice at the meeting prior to the voting of the intention to cumulate votes. The holders of Access Health Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Access Health Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Access Health, the holders of Access Health Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Access Health Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Access Health Common Stock. All outstanding shares of Access Health Common Stock are fully paid and non-assessable, and the shares of Access Health Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

    PREFERRED STOCK. The Board of Directors of Access Health has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Access Health Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Access Health Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Access Health. Access Health has no present plans to issue Preferred Stock.

    Of the 5,000,000 shares of undesignated Preferred Stock of Access Health, 100,000 shares have been designated as Series A Participating Preferred Stock (the "Series A Preferred Stock"), none of which is issued and outstanding. The Series A Preferred Stock was designated in connection with the adoption of a preferred shares rights agreement dated March 12, 1997 and is described in Access Health's Registration Statement on Form 8-A dated March 13, 1997 pursuant to which such preferred shares rights agreement is filed as an exhibit thereto.

    REGISTRATION RIGHTS. Upon the Effective Time of the Merger, Access Health has agreed to enter into the Registration Rights Agreement which will provide certain rights with respect to the registration of the shares of Access Health Common Stock received by InterQual Holders in the Merger. Under the Registration Rights Agreement, the InterQual Holders may demand that Access Health file up to two registration statements under the Securities Act with respect to the underwritten public offerings of their shares at any time beginning after the date Access Health has published the combined financial results of Access Health and InterQual for a period of at least 30 days of combined operations. Such demand registrations must be for an offering of shares of Access Health Common Stock having an aggregate value of at least $25 million, net of underwriting discounts and commissions. This demand registration right is subject to certain exceptions and limitations including Access Health's right to delay an offering under certain conditions and the right of the underwriters of an offering to limit the number of shares included in a registration to up to 50% of the total number of shares to be registered; provided that after the InterQual Holders have sold an aggregate of two million shares of Access Health Common Stock pursuant to the Registration Rights Agreement, the underwriters may limit the number of shares to be registered without regard to the Underwriters' Cutback. In addition, if Access Health proposes to register any of its securities under the Securities Act for its own account or the account of any of its stockholders, the InterQual holders are entitled to notice of such proposed registration and to Piggyback Registration Rights, subject to certain conditions and limitations including the Underwriters' Cutback.

    The registration rights described above (i) will terminate as to any holder at such time as such holder may sell all his or her shares using the 1% volume limitation pursuant to Rule 144 under the Securities Act and (ii) may not be exercisable by a holder at such time as a holder could sell all his or her shares in a three month period using the average weekly trading volume limitation pursuant to Rule 144 under the Securities Act, provided that each holder's Piggyback Registration Rights shall not be suspended until such holder is able to sell all of his or her shares in a three month period in compliance with Rule 144 but using 50% of the Rule 144 average weekly trading volume limitation.

    In addition, pursuant to the Merger Agreement, certain InterQual Holders will be granted shelf registration rights permitting the resale pursuant to Rule 415 under the Securities Act under this proxy and registration statement of up to one million shares of Access Health Common Stock in the open market at any time beginning as early as the date that combined financial results for 30 days have been released by Access Health and InterQual, with such sale to take place through no more than two transactions of at least 250,000 shares per transaction. In connection with the closing of the Merger, the Company intends to file a registration statement on Form S-3 to register for resale pursuant to Rule 415 under the Securities Act all such shares that are not resold under this proxy and registration statement pursuant to the Holders' shelf registration rights. Under the Registration Rights Agreement, the shelf registration rights may be suspended under certain conditions upon the request of Access Health or the managing underwriters of a public offering of Access Health's Common Stock. The shelf registration rights expire one year after the Closing Date, or earlier in the event the InterQual Holders holding such rights achieve certain liquidity thresholds. Access Health will pay all registration expenses for any registration pursuant to the Registration Rights Agreement, but the InterQual Holders included in such registrations must bear their proportionate share of all selling expenses.

    In addition, on November 18, 1996, Access Health entered into another registration rights agreement with certain stockholders (the "1996 Registration Rights Agreement"). Under the 1996 Registration Rights Agreement, if Access Health proposes to register any of its securities under the Securities Act, the holders are entitled to notice of such proposed registration and the opportunity to include their shares therein, subject to certain conditions and limitations including the right of the underwriters of an offering to limit the number of shares included in such registration to 35% of the total number of shares to be registered in certain circumstances. Access Health will pay all registration expenses for such registration, but the holders included in such registration must bear their proportionate share of all selling expenses. The holders may also require that Access Health file up to three registration statements under the Securities Act with respect to underwritten public offerings of their shares at any time. The holders must bear all registration and selling expenses incurred in connection with such registration. The registration rights under the 1996 Registration Rights Agreement (i) will terminate as to any holder at such time as such holder may sell all his or her shares using the 1% volume limitation pursuant to Rule 144 under the Securities Act and (ii) may not be exercisable by a holder at such time as a holder could sell all his or her shares in a three month period using the average weekly trading volume limitation pursuant to Rule 144 under the Securities Act. The 1996 Registration Rights Agreement is still effective, but currently the ability of the holders to exercise their rights under such agreement has been suspended pursuant to the terms of the agreement. Under certain circumstances, the holders' rights under the 1996 Registration Rights Agreement may be revised.

    DELAWARE GENERAL CORPORATION LAW SECTION 203. As a corporation organized under the laws of the State of Delaware, Access Health is subject to Section 203 of the DGCL which restricts certain business combinations between Access Health and an "interested stockholder" (in general, a stockholder owning 15% or more of Access Health's outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the Access Health Board approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of the voting stock of Access Health outstanding at the time the transaction commences (excluding shares owned by persons who are both directors and officers of Access Health) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the Access Health Board and authorized at an annual or special meeting of Access Health's stockholders, not by written consent, but by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Access Health Common Stock is The First Chicago Trust Company of New York.

DESCRIPTION OF INTERQUAL CAPITAL STOCK

    As of February 28, 1998, the authorized capital stock of InterQual consisted of 200,000 shares of authorized Common Stock, $1.00 par value, of which 100,000 shares are designated InterQual Class A Common Stock and 100,000 shares are designated InterQual Class B Common Stock.

    As of February 28, 1998, there were 10,000 shares of InterQual Class A Common Stock issued and outstanding and no shares of InterQual Class B Common Stock outstanding. There are 1,922 shares of InterQual Class B Common Stock subject to options that will vest and become exercisable in accordance with their terms immediately prior to the Effective Time. Holders of InterQual Class A Common Stock and holders of InterQual Class B Common Stock are equal in all respects, except that holders of InterQual Class A Common Stock are entitled to one vote per share on all matters to be voted upon and holders of InterQual Class B Common Stock are not entitled to vote on any matter. The vote of the stockholders on all matters is determined by the vote of a majority of all of the issued and outstanding shares of InterQual Class A Common Stock represented at a meeting of stockholders. All outstanding shares of InterQual Capital Stock are fully paid and non-assessable.

                COMPARISON OF RIGHTS OF HOLDERS OF ACCESS HEALTH
              COMMON STOCK AND HOLDERS OF INTERQUAL CAPITAL STOCK

    The rights of Access Health stockholders are governed by the Access Health Certificate of Incorporation, the Access Health Bylaws and the laws of the State of Delaware. The rights of InterQual's stockholders are governed by the InterQual Certificate of Incorporation, the InterQual Bylaws and the laws of the State of Delaware. After the effective time of the Merger, the rights of InterQual stockholders who become Access Health stockholders will be governed by the Access Health Certificate of Incorporation, Access Health Bylaws and the laws of the State of Delaware. In most respects, the rights of Access Health stockholders and InterQual stockholders are similar. The following discussion of certain similarities and material differences between the rights of Access Health stockholders and the rights of InterQual stockholders under their respective Certificates of Incorporation and Bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences. The following discussion is qualified in its entirety by reference to the laws of the State of Delaware and the full texts of the respective Certificates of Incorporation and Bylaws of Access Health and InterQual. Copies of such documents may be obtained from Access Health and InterQual, as the case may be, and such documents of Access Health are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement is a part.

    Upon consummation of the Merger, the holders of InterQual Capital Stock will become holders of Access Health Common Stock. Appraisal rights are available to stockholders of InterQual with respect to the Merger. See "Approval of the Merger and Related Transactions--Delaware Appraisal Rights."

    In addition, certain other rights and privileges of InterQual stockholders will change as a result of the Merger. Upon completion of the Merger, the percentage ownership of Access Health by each former

InterQual stockholder will be substantially less than his, her or its current percentage ownership of InterQual. Accordingly, former InterQual stockholders will have a significantly smaller voting influence over the affairs of Access Health than they currently enjoy over the affairs of InterQual. Moreover, certain contractual rights presently possessed by holders of InterQual Capital Stock will cease to exist after the Merger. Specifically, the obligation to offer any shares to be transferred in any manner to the other stockholders, the associated right of first refusal on such offered shares to transferred by the other stockholders, and other rights unique to the organization and financing of InterQual will terminate at the Effective Time.

                             STOCKHOLDER PROPOSALS

    Access Health Stockholders who wish to submit proposals for presentation to Access Health's 1999 Annual Meeting of Stockholders must have submitted the proposal to Access Health, Inc., 310 Interlocken Parkway, Suite A, Broomfield, CO 80021, Attention: Secretary, in advance of October 23, 1998 for inclusion, if appropriate, in Access Health's proxy statement and form of proxy relating to its 1999 Annual Meeting.

                  ADJOURNMENT OF ACCESS HEALTH SPECIAL MEETING

    In the event that there are not sufficient votes to approve the issuance of shares of Access Health Common Stock pursuant to the Merger Agreements at the time of the Access Health Special Meeting, such proposal could not be approved unless the Access Health Special Meeting were adjourned in order to permit further solicitation of proxies from holders of Access Health Common Stock. Proxies that are being solicited by the Access Health Board grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the Access Health Special Meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Access Health Special Meeting. A majority of the shares represented and voting at the Access Health Special Meeting is required to approve any such adjournment, provided that a quorum is present. If a quorum is not present, then either the chairman of the meeting or the stockholders entitled to vote at the meeting may adjourn the meeting.

                                    EXPERTS

    The consolidated financial statements of Access Health for the year ended September 30, 1997, included in this Proxy Statement/Prospectus of Access Health and Notice and Consent Solicitation Statement of InterQual, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Informed Access Systems, Inc. as of December 31, 1995 and for the year then ended have been audited by Arthur Andersen LLP, independent public accountants.

    The consolidated financial statements of InterQual as of December 31, 1996 and 1997, and for each of the three years ended December 31, 1995, 1996 and 1997 included in this Proxy Statement/Prospectus and Notice and Consent Solicitation Statement have been so included in reliance on the report of Alexander, Aronson, Finning & Co., P.C., independent auditors, given on the authority of such firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the Access Health Common Stock issuable pursuant to the Merger will be passed on by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Ropes & Gray, Boston, Massachusetts, is acting as counsel for InterQual in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                         INDEX TO FINANCIAL STATEMENTS
                               ACCESS HEALTH, INC

                                                                                                              PAGES
                                                                                                           -----------
Report of Ernst & Young LLP, Independent Auditors........................................................         F-2

Report of Arthur Andersen LLP, Independent Public Accountants............................................         F-3

Consolidated Balance Sheets at September 30, 1996 and 1997...............................................         F-4

Consolidated Statements of Operations for the years ended September 30, 1995, 1996 and 1997..............         F-5

Consolidated Statements of Mandatorily Redeemable Convertible Preferred Stock and Stockholders' Equity
  for the years ended September 30, 1995, 1996 and 1997..................................................         F-6

Consolidated Statements of Cash Flows for the years ended September 30, 1995, 1996 and 1997..............         F-7

Notes to Consolidated Financial Statements...............................................................         F-8

Condensed Consolidated Balance Sheets at September 30, 1997 and March 31, 1998...........................        F-22

Condensed Consolidated Statements of Income for the three months ended March 31, 1997 and 1998 and for
  the six months ended March 31, 1997 and 1998...........................................................        F-23

Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 1997 and 1998.........        F-24

Notes to Condensed Consolidated Financial Statements.....................................................        F-25

                                                   INTERQUAL, INC.

INDEPENDENT AUDITOR'S REPORT.............................................................................        F-29

FINANCIAL STATEMENTS:

  Balance Sheets at December 31, 1996 and 1997 and March 31, 1998........................................        F-30

  Statements of Operations for the years ended December 31, 1995, 1996 and 1997 and three months ended
    March 31, 1997 and 1998..............................................................................        F-31

  Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997 and
    three months ended March 31, 1997 and 1998...........................................................        F-32

  Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and three months ended
    March 31, 1997 and 1998..............................................................................        F-33

  Notes to Financial Statements..........................................................................        F-34

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Access Health, Inc.

    We have audited the accompanying consolidated balance sheets of Access Health, Inc. as of September 30, 1996 and 1997, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' equity, and cash flows for the three years in the period ended September 30, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a)2. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. In November 1996, the Company completed a merger with Informed Access Systems, Inc. ("Informed Access") in a transaction that was accounted for as a pooling-of-interests. We did not audit the 1995 financial statements of Informed Access, a wholly-owned subsidiary, which statements reflect aggregate revenues constituting approximately 8% of the related consolidated financial statements total for 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Informed Access is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Access Health, Inc. at September 30, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Sacramento, California
October 27, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Informed Access Systems, Inc.

    We have audited the accompanying consolidated balance sheet of INFORMED ACCESS SYSTEMS, INC. (a Delaware corporation) and subsidiary as of December 31, 1995, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' deficit and cash flows for the year then ended, not presented separately herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financials statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, not presented separately herein, present fairly, in all material aspects, the financial position of Informed Access Systems, Inc. and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
March 12, 1996

                              ACCESS HEALTH, INC.

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                                                  SEPTEMBER 30,
                                                                                               --------------------
                                                                                                 1996       1997
                                                                                               ---------  ---------
Current assets:
  Cash and equivalents.......................................................................  $  26,533  $  15,991
  Available-for-sale securities..............................................................     14,126     41,969
  Accounts and licenses receivable, net of allowance for doubtful accounts of $768
    ($750 at September 30, 1996).............................................................     12,944     12,453
  Deferred income taxes......................................................................         --      5,012
  Income taxes receivable....................................................................      1,917      3,231
  Prepaid expenses...........................................................................      2,009      2,122
  Other current assets.......................................................................      1,073      1,448
                                                                                               ---------  ---------
    Total current assets.....................................................................     58,602     82,226
Property and equipment, net..................................................................     16,512     16,150
Purchased intangible assets, net of accumulated amortization of $4,911
  ($4,327 at September 30, 1996).............................................................      3,478      2,894
Investment in AHN............................................................................      5,000         --
Deferred income taxes........................................................................         --      1,042
Other assets.................................................................................        700        342
                                                                                               ---------  ---------
                                                                                               $  84,292  $ 102,654
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................................................  $   4,314  $   3,634
  Accrued payroll and related expenses.......................................................      3,413      3,664
  Accrued integration and restructuring costs................................................         --      3,109
  Other accrued expenses.....................................................................      4,980      4,360
  Notes payable to related parties...........................................................      1,500      1,264
  Current portion of long-term debt..........................................................        180        198
  Current portion of capital lease obligations...............................................        419        457
  Deferred revenue...........................................................................      4,500      4,954
                                                                                               ---------  ---------
    Total current liabilities................................................................     19,306     21,640
Capital lease obligations....................................................................        933        481
Long-term debt...............................................................................        411        197
Commitments and contingencies
Mandatorily redeemable convertible preferred stock, $.001 par value, aggregate liquidation and redemption preference of $10,995 at September 30, 1996; 3,859,196 shares authorized,
  3,734,151 shares issued and outstanding as of September 30, 1996 (none at September 30,
  1997)......................................................................................     10,995         --
Stockholders' equity:
  Preferred stock, $.001 par value--5,000,000 shares authorized, no shares issued and
    outstanding..............................................................................         --         --
  Common stock, $.001 par value--75,000,000 shares authorized, 18,246,159 shares issued and
    outstanding (13,684,927 at September 30, 1996)...........................................         14         18
  Additional paid-in capital.................................................................     58,182     80,806
  Deferred stock compensation................................................................       (443)        --
  Accumulated deficit........................................................................     (5,106)      (488)
                                                                                               ---------  ---------
    Total stockholders' equity...............................................................     52,647     80,336
                                                                                               ---------  ---------
                                                                                               $  84,292  $ 102,654
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                            See accompanying notes.

                              ACCESS HEALTH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      YEARS ENDED SEPTEMBER 30,
                                                                                   -------------------------------
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Revenues:
  Care management services.......................................................  $  26,484  $  61,178  $  93,729
  Licensing and support services.................................................      9,526     10,925     10,598
                                                                                   ---------  ---------  ---------
    Total revenues...............................................................     36,010     72,103    104,327

Costs and expenses:
  Cost of revenues:
    Care management services.....................................................     19,374     34,653     49,237
    Licensing and support services...............................................      4,961      5,349      3,244
  Product and other development..................................................      3,298      6,545      7,922
  Sales and marketing............................................................      5,487      9,468      8,907
  General and administrative.....................................................      4,540     10,391      8,614
  Transaction costs..............................................................         --         --      6,345
  Integration and restructuring..................................................         --         --      9,661
                                                                                   ---------  ---------  ---------
    Total costs and expenses.....................................................     37,660     66,406     93,930
                                                                                   ---------  ---------  ---------
Income (loss) from operations....................................................     (1,650)     5,697     10,397

Non-operating income (expenses):
  Impairment loss on interests in AHN............................................         --         --    (10,000)
  Interest and other income......................................................        877      1,633      2,182
  Interest expense...............................................................       (150)      (186)      (324)
                                                                                   ---------  ---------  ---------
Income (loss) before income taxes................................................       (923)     7,144      2,255
Provision (credit) for income taxes..............................................       (242)     6,050     (2,363)
                                                                                   ---------  ---------  ---------
Net income (loss)................................................................  $    (681) $   1,094  $   4,618
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Net income (loss) per share......................................................  $   (0.06) $    0.06  $    0.24
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Shares used in per share calculations............................................     11,000     18,502     19,360
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                            See accompanying notes.

                              ACCESS HEALTH, INC.

         CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE
                    PREFERRED STOCK AND STOCKHOLDERS' EQUITY

                 YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                       MANDATORILY REDEEMABLE                         STOCKHOLDERS' EQUITY
                                                               -------------------------------------------------------------------
                                       CONVERTIBLE PREFERRED
                                               STOCK                COMMON STOCK       ADDITIONAL
                                       ----------------------  ----------------------    PAID-IN    DEFERRED STOCK    ACCUMULATED
                                         SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL     COMPENSATION       DEFICIT
                                       -----------  ---------  -----------  ---------  -----------  ---------------  -------------
BALANCE, SEPTEMBER 30, 1994..........    2,459,834  $   3,635   10,901,554  $      11   $  22,327      $      --       $  (6,317)
  Sale of common stock...............           --         --      263,813         --         671             --              --
  Repayment of stockholder note
    receivable.......................                      --           --         --          --             --              --
  Income tax benefit from exercise of
    stock options....................                      --           --         --         350             --              --
  Sale of mandatorily redeemable
    convertible preferred stock and
    related issuance costs...........    1,047,394      5,980           --         --          --             --             (41)
  Issuance of mandatorily redeemable
    convertible preferred stock for
    conversion of notes payable and
    accrued interest.................      178,512      1,020           --         --          --             --              --
  Issuance of common stock...........           --         --      127,483         --          73             --              --
  Net loss...........................           --         --           --         --          --             --            (681)
                                       -----------  ---------  -----------  ---------  -----------         -----     -------------
BALANCE, SEPTEMBER 30, 1995..........    3,685,740     10,635   11,292,850         11      23,421             --          (7,039)
  Sale of common stock in secondary
    public offering..................           --         --    1,500,000          2      29,503             --              --
  Sale of common stock upon exercise
    of warrants and options..........           --         --    1,049,413          1       2,291             --              --
  Income tax benefit from exercise of
    stock options....................           --         --           --         --       2,491             --              --
  Sale of mandatorily redeemable
    convertible preferred stock......       48,411        360           --         --          --             --              --
  Deferred stock compensation........           --         --           --         --         476           (476)             --
  Amortization of deferred stock
    compensation.....................           --         --           --         --          --             33              --
  Elimination of IAS and CRS net
    activity for the three months
    ended December 31, 1995..........           --         --     (157,336)        --          --             --             839
  Net income.........................           --         --           --         --          --             --           1,094
                                       -----------  ---------  -----------  ---------  -----------         -----     -------------
BALANCE, SEPTEMBER 30, 1996..........    3,734,151     10,995   13,684,927         14      58,182           (443)         (5,106)
  Conversion of mandatorily
    redeemable convertible preferred
    stock into common stock..........   (3,734,151)   (10,995)   3,734,151          3      10,992             --              --
  Stock compensation costs related to
    accelerated vesting of stock
    options..........................           --         --           --         --       1,886             --              --
  Amortization of deferred stock
    compensation.....................           --         --           --         --          --            443              --
  Sale of common stock upon exercise
    of warrants and options..........           --         --      762,581          1       3,803             --              --
  Shares issued for services in
    connection with acquisition......           --         --       64,500         --       2,233             --              --
  Income tax benefit from exercise of
    stock options....................           --         --           --         --       3,710             --              --
  Net income.........................           --         --           --         --          --             --           4,618
                                       -----------  ---------  -----------  ---------  -----------         -----     -------------
BALANCE, SEPTEMBER 30, 1997..........           --  $      --   18,246,159  $      18   $  80,806      $      --       $    (488)
                                       -----------  ---------  -----------  ---------  -----------         -----     -------------
                                       -----------  ---------  -----------  ---------  -----------         -----     -------------


                                         STOCKHOLDER
                                            NOTES
                                         RECEIVABLE       TOTAL
                                       ---------------  ---------
BALANCE, SEPTEMBER 30, 1994..........     $      (9)    $  16,012
  Sale of common stock...............            --           671
  Repayment of stockholder note
    receivable.......................             9             9
  Income tax benefit from exercise of
    stock options....................            --           350
  Sale of mandatorily redeemable
    convertible preferred stock and
    related issuance costs...........            --           (41)
  Issuance of mandatorily redeemable
    convertible preferred stock for
    conversion of notes payable and
    accrued interest.................            --            --
  Issuance of common stock...........            --            73
  Net loss...........................            --          (681)
                                                ---     ---------
BALANCE, SEPTEMBER 30, 1995..........            --        16,393
  Sale of common stock in secondary
    public offering..................            --        29,505
  Sale of common stock upon exercise
    of warrants and options..........            --         2,292
  Income tax benefit from exercise of
    stock options....................            --         2,491
  Sale of mandatorily redeemable
    convertible preferred stock......            --            --
  Deferred stock compensation........            --            --
  Amortization of deferred stock
    compensation.....................            --            33
  Elimination of IAS and CRS net
    activity for the three months
    ended December 31, 1995..........            --           839
  Net income.........................            --         1,094
                                                ---     ---------
BALANCE, SEPTEMBER 30, 1996..........            --        52,647
  Conversion of mandatorily
    redeemable convertible preferred
    stock into common stock..........            --        10,995
  Stock compensation costs related to
    accelerated vesting of stock
    options..........................            --         1,886
  Amortization of deferred stock
    compensation.....................            --           443
  Sale of common stock upon exercise
    of warrants and options..........            --         3,804
  Shares issued for services in
    connection with acquisition......            --         2,233
  Income tax benefit from exercise of
    stock options....................            --         3,710
  Net income.........................            --         4,618
                                                ---     ---------
BALANCE, SEPTEMBER 30, 1997..........     $      --     $  80,336
                                                ---     ---------
                                                ---     ---------

                            See accompanying notes.

                              ACCESS HEALTH, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                  INCREASE (DECREASE) IN CASH AND EQUIVALENTS
                                 (IN THOUSANDS)

                                                                                      YEARS ENDED SEPTEMBER 30,
                                                                                  ---------------------------------
                                                                                    1995        1996        1997
                                                                                  ---------  ----------  ----------
Cash flows from operating activities:
  Net income (loss).............................................................  $    (681) $    1,094  $    4,618
  Adjustments to reconcile net income (loss) to net cash provided by operations:
    Provision for doubtful accounts.............................................        285         210          18
    Depreciation and amortization...............................................      2,181       4,228       6,310
    Impairment loss on interests in AHN.........................................         --          --      10,000
    Deferred stock compensation.................................................         --          33         443
    Accelerated vesting of stock options........................................         --          --       1,886
    Common stock issued for services............................................         --          --       2,233
    Notes payable to related parties............................................         --       1,500          --
    Deferred income taxes.......................................................       (183)        348      (6,054)
    Changes in:
      Accounts and licenses receivable..........................................     (1,532)     (6,002)        473
      Income taxes receivable...................................................      1,530         658      (1,314)
      Prepaid expenses and other current assets.................................       (140)     (1,699)       (488)
      Accounts payable..........................................................      1,115       1,844        (680)
      Accrued payroll and related expenses......................................      1,395       1,517         251
      Accrued integration and restucturing costs................................         --          --       3,109
      Other accrued expenses....................................................        369       3,717         620
      Deferred revenue..........................................................        237       1,660        (454)
                                                                                  ---------  ----------  ----------
        Net cash provided by operating activities...............................      4,576       9,108      20,971
                                                                                  ---------  ----------  ----------
Cash flows from investing activities:
  Purchases of available-for-sale securities....................................     (6,919)    (33,259)    (73,206)
  Maturities of available-for-sale securities...................................      4,256      24,305      45,363
  Purchase of property and equipment............................................     (5,163)    (11,063)     (5,696)
  Investments in and notes receivable from AHN..................................         --      (5,000)     (5,000)
  (Increase) decrease in other assets...........................................        (76)        387         358
                                                                                  ---------  ----------  ----------
        Net cash used by investing activities...................................     (7,902)    (24,630)    (38,181)
                                                                                  ---------  ----------  ----------
Cash flows from financing activities:
  Payment oflong-term debt and capital leases...................................       (441)     (1,043)       (610)
  Payment of stockholder note receivable........................................          9          --          --
  Notes payable to related parties..............................................         --          --        (236)
  Sale of mandatorily redeemable convertible preferred stock....................      5,980         360          --
  Proceeds from note payable....................................................         --         680          --
  Sale of common stock..........................................................        671      31,797       3,804
  Income tax benefit from exercise of common stock..............................         --          --       3,710
                                                                                  ---------  ----------  ----------
        Net cash provided by financing activities...............................      6,219      31,794       6,668
                                                                                  ---------  ----------  ----------
Net increase (decrease) in cash and equivalents.................................      2,893      16,272     (10,542)
Elimination of Informed Access and CRS net cash activity for the three months
  ended December 31, 1995.......................................................         --         446          --
Cash and equivalents at beginning of year.......................................      6,922       9,815      26,533
                                                                                  ---------  ----------  ----------
Cash and equivalents at end of year.............................................  $   9,815  $   26,533  $   15,991
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------

                            See accompanying notes.

                              ACCESS HEALTH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS AND PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Access Health, Inc. and its wholly-owned subsidiaries. The consolidated entity is referred to herein as the Company. All intercompany accounts and transactions have been eliminated in consolidation. As more fully described in Note 2, during November 1996, the Company entered into business combinations within Informed Access Systems, Inc., ("Informed Access") and Clinical Reference Systems, Ltd., ("CRS"). The business combinations have been accounted for as poolings-of-interests and the historical consolidated financial statements of the Company for all dates and periods prior to the business combinations have been restated to include the financial positions, results of operations and cash flows of Informed Access and CRS.

    The Company develops, markets and supports care management programs which help managed care organizations, self-insured employers and hospitals manage consumer demand for health care services.

REVENUE RECOGNITION

    Revenues include care management services, which consist of program membership, member communications and teleservicing fees from the Company's Personal Health Advisor-Registered Trademark-, FirstHelp-TM- and ASK-A-NURSE-Registered Trademark- contracts with managed care organizations, self-insured employers and hospitals. Revenues also include licensing and support services related to the Company's ASK-A-NURSE-Registered Trademark-, Cancer HELPLINK-Registered Trademark-, FirstHelp-TM-, Access Care Management System-SM-, and HealthSelect and patient education software products.

    Program membership fees from Personal Health Advisor-Registered Trademark- and FirstHelp-TM- contracts are recognized ratably in accordance with contract terms on the basis of per-member fees. Member communications fees are recognized upon the delivery of services. Teleservicing fees are recognized in accordance with contract terms on the basis of per-call fees or fees based on phone counselor staffing.


    License revenues from ASK-A-NURSE-Registered Trademark-, Cancer HELPLINK-Registered Trademark-, FirstHelp-TM- and ACMS-SM- are recognized ratably over the term of the contract. During fiscal 1995, revenues from ASK-A-NURSE-Registered Trademark- and Cancer HELPLINK-Registered Trademark- were recognized when implementation services were substantially complete, no significant continuing obligations remained and collection was probable. Fees billable more than one year after the license grant date are discounted at the prime rate (which ranged from 6% to 9% for the periods presented), plus 3%. HealthSelect and patient education software revenue is recognized upon delivery of the software.


    Support revenues are comprised of software support revenue and direct marketing fees. Revenue from support contracts and software maintenance contracts is deferred when billed and recognized ratably over the contract term. Direct marketing fees are recognized upon the delivery of services.

PRODUCT AND OTHER DEVELOPMENT COSTS

    Product and other development costs are expensed as incurred and consist primarily of salaries, supplies and contract services related to the development of the Company's products and services.

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH EQUIVALENTS AND AVAILABLE-FOR-SALE SECURITIES

    The Company invests its excess cash in high quality money market instruments and certain other investments. The Company considers highly liquid investments with maturities of three months or less to be cash equivalents.
Available-for-sale securities are recorded at amounts which approximated fair value as of September 30, 1996 and 1997 and are available to fund current operations.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and consist of office furniture and equipment, computer equipment, leasehold improvements and computer software for internal use. Depreciation and amortization of furniture and equipment, computer equipment and leasehold improvements are provided on the straight line basis over the useful lives of the respective assets or the lease term if shorter, which range from two to ten years. Computer software consists of the direct cost of internally-developed software and purchased software and is being amortized on the straight-line basis over an estimated useful life of four years.

PURCHASED INTANGIBLE ASSETS

    Purchased intangible assets consist primarily of product rights and are being amortized on the straight-line basis over three to ten years.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and fair value of the long-lived asset.

INTERESTS IN AHN

    In April 1996, the Company invested $5.0 million in America's Health Network, L.P. ("AHN"), a new 24-hour 7 days a week cable television channel devoted to consumer health care information. The Company is a limited partner in AHN. In 1996 the investment in AHN was accounted for using the cost method. During January 1997 the Company purchased an 8% Convertible Subordinated Debenture from AHN in the face amount of $5.0 million. The debenture, which matures on December 31, 2001, is unsecured an subordinated to all other debt owed by AHN. Interest accrues at 8% annually and is only payable under certain conditions as described in the agreement. The debenture is convertible into partnership interests at the option of the holder.

    During fiscal 1997, AHN's majority owner and principal financial sponsor, The Providence Journal Company ("PJC") was acquired by AH Belo Corp ("Belo"). Subsequent to Belo's acquisition of PJC in February 1997, Belo indicated that it did not intend to provide additional financing to AHN and pursued alternate financing and operating strategies for AHN. On July 31, 1997, Belo terminated its 65 percent ownership interest in AHN when a previously announced agreement to sell its interest in AHN to Columbia/HCA Healthcare Corp. ("Columbia") was terminated in late July when Columbia failed to close on the transaction. As a result of losing its principal financial sponsor and not being able to obtain

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) additional financing, AHN suspended daily operations and furloughed the majority of its employees. Accordingly, the Company determined the equity investment and the subordinated debenture were not recoverable and they were written off in the fourth quarter of fiscal 1997.

CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

    During fiscal 1997, sales to each of the Company's three largest customers were $8,348,000, $8,180,000 and $7,157,000, respectively. During fiscal 1996, sales to each of the Company's three largest customers were $10,446,000, $7,472,000 and $7,184,000, respectively.

    The Company's accounts and licenses receivable are primarily with companies in the health care and insurance industries. The Company provides for uncollectible accounts and licenses receivable and such amounts have been recorded in accordance with the Company's estimates.

STOCK SPLIT

    On February 15, 1996, the Company effected a three-for-two common stock split. All references in the accompanying financial statements to the number of common shares and per-share amounts have been retroactively restated to reflect the stock split.

NET INCOME (LOSS) PER SHARE

    The Company's net income (loss) per share is based upon the weighted average number of shares of common stock outstanding. Common stock issuable upon the exercise of stock options and stock warrants has been included in the computation, to the extent dilutive, using the treasury stock method.

INCOME TAXES

    Deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws that are scheduled to be in effect when the differences are expected to reverse.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash and equivalents, available-for-sale securities, and long-term debt. The carrying values of cash and equivalents and available-for-sale securities approximate fair value. The fair value of long-term debt is estimated based on current rates available for similar debt with similar maturities and securities, and at September 30, 1996 and 1997, approximates the carrying value.

STOCK ISSUED TO EMPLOYEES

    As permitted under the provisions of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board's Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value method, compensation cost is the

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain reclassifications have been made to amounts reported as of and for the years ended September 30, 1995 and 1996 to conform with the September 30, 1997 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128

    In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute net income (loss) per share and to restate all prior periods. Under the new requirements for calculating primary net income (loss) per share, the dilutive effect of stock options will be excluded. The impact of adopting the new pronouncement is expected to result in an increase in basic net income (loss) per share for the years ended September 30, 1996 and 1997 of $.007 and $.022 per share, respectively.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 130

    In June 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which is required to be adopted for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management has determined this change will not significantly affect its financial reporting. The Company expects to adopt Statement No. 130 in the first quarter of fiscal 1999.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 131

    In June 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. The statement requires that a public company report financial and descriptive information about its reportable operating segments using the management

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) approach. Management has determined this change will not significantly affect its financial reporting. The Company expects to adopt Statement No. 131 in the first quarter of fiscal 1999.

NOTE 2: BUSINESS COMBINATIONS

    During November 1996, the Company completed mergers with Informed Access in exchange for 5,375,000 shares of Access Health Common Stock (including 4,778,317 shares issued to Informed Access shareholders and 596,683 shares reserved for future grant to Informed Access option holders) and CRS, in exchange for 170,000 issued shares of Access Health common stock. These business combinations were accounted for as pooling-of-interests and, accordingly, the historical financial statements of the Company have been restated to include the consolidated financial statements of Access Health, Informed Access and CRS for all dates and periods presented.

    The consolidated statements of operations and accompanying notes of the Company for the fiscal year ended September 30, 1995 include the operations of Informed Access and CRS for the calendar year ended December 31, 1995. The consolidated statement of operations and accompanying notes of the Company for the fiscal year ended September 30, 1996 include the operations of Informed Access and CRS for the twelve months ended September 30, 1996. Accordingly, the Company's accumulated deficit has been adjusted for the effect of utilizing differing fiscal year ends for these periods. The combined revenues and net income (loss) of Informed Access and CRS for the three months ended December 31, 1995 were $1,800,000 and $(128,000), respectively. Subsequent to the business combinations, the fiscal year-ends of Informed Access and CRS have been changed from December 31 to September 30 to conform to the fiscal year end of Access Health.

    The table below sets for the combined revenues and net income (loss) for the years ended September 30, 1995 and 1996 (in thousands):

                                          ACCESS HEALTH  INFORMED ACCESS     CRS     ADJUSTMENT    COMBINED
                                          -------------  ---------------  ---------  -----------  -----------
1995
  Revenues..............................    $  31,553       $   2,957     $   1,500          --    $  36,010
  Net income (loss).....................        1,540          (3,745)          226   $   1,298         (681)

1996
  Revenues..............................    $  62,073       $   8,668     $   1,362          --    $  72,103
  Net income (loss).....................        8,125          (6,007)         (391)  $    (633)       1,094

    The adjustments to the combined results of operations included in the table above reflect the realization of the Informed Access net operating loss carryover to the extent of Access Health deferred income tax liabilities, which will reverse in periods subsequent to the merger.

    Integration and restructuring costs related to the mergers of Informed Access and CRS were recorded in the amounts of $7.0 million and $2.7 million during the first and fourth quarters of fiscal 1997, respectively. Integration and restructuring costs include: $7.1 million for severance, outplacement and relocation costs specifically related to the merger; $1.2 million related to the closure and elimination of duplicate leased facilities, primarily corporate headquarters, a sales office and a call center; and $1.3 million related to the write-off of computer hardware and other assets which were made obsolete as a result of

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 2: BUSINESS COMBINATIONS (CONTINUED) the merger and duplicate information systems. The remaining merger-related accrual at September 30, 1997 was approximately $3.1 million. Total expected cash expenditures relating to the merger charge are estimated to be approximately $6.7 million, of which approximately $3.6 million was disbursed prior to September 30, 1997. Termination benefits received by employees terminated through September 30, 1997 were approximately $4.5 million. The remaining severance and outplacement amounts are expected to be paid within the next twelve months.

NOTE 3: AVAILABLE-FOR-SALE SECURITIES

    The following is a summary of available-for-sale securities as of September 30, 1996 and 1997 (in thousands):

                                                                                      1996       1997
                                                                                   ----------  ---------
U.S. government and municipal debt securities....................................  $   23,789  $   8,237
Corporate debt securities........................................................       6,451      7,968
Corporate and municipal bond funds...............................................       9,526     28,131
                                                                                   ----------  ---------
Total available-for-sale securities..............................................      39,766     44,336
Less: amounts included in cash and equivalents...................................     (25,640)    (2,367)
                                                                                   ----------  ---------
                                                                                   $   14,126  $  41,969
                                                                                   ----------  ---------
                                                                                   ----------  ---------

    Realized and unrealized gains and losses on available-for-sale securities were immaterial as of and for the years ended September 30, 1996 and 1997.

    The carrying value of available-for-sale securities at September 30, 1997, by contractual maturity, are shown below (in thousands).

Less than 1 year...........................................................  $  20,764
1 to 5 years...............................................................      5,116
5 to 10 years..............................................................          0
After 10 years.............................................................     18,456
                                                                             ---------
Total available-for-sale securities........................................  $  44,336
                                                                             ---------
                                                                             ---------

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 4: PROPERTY AND EQUIPMENT

    As of September 30, 1996 and 1997, property and equipment consisted of the following (in thousands):

                                                                                     1996        1997
                                                                                   ---------  ----------
Computer equipment...............................................................  $  16,349  $   19,961
Office furniture and equipment...................................................      3,804       4,577
Computer software................................................................      2,295       2,970
Leasehold improvements...........................................................      1,384       1,450
                                                                                   ---------  ----------
                                                                                      23,832      28,958
Less: accumulated depreciation...................................................     (7,320)    (12,808)
                                                                                   ---------  ----------
                                                                                   $  16,512  $   16,150
                                                                                   ---------  ----------
                                                                                   ---------  ----------

NOTE 5: NOTES PAYABLE TO RELATED PARTIES

    Notes payable to related parties are comprised of notes payable arising from bonuses to members of management who are also stockholders of the Company, and are due January 1998.

NOTE 6: LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    The Company has a term facility agreement (the "Term Agreement") whereby through December 1996 the Company could borrow, in one or more borrowings, an amount not to exceed $2.0 million in the aggregate, subject to certain conditions set forth in the Term Agreement. This commitment is in the form of a $680,000 note payable facility and a $1,320,000 capital lease facility. At September 30, 1997, cumulative borrowings under the note payable facility and capital lease facility aggregated $395,000 and $676,000, respectively (at September 30, 1996, borrowings under the note payable facility and capital lease facility were $591,000 and $953,000, respectively). Borrowings under the Term Agreement are secured by certain of the Company's equipment with a net book value of approximately $1,200,000 at September 30, 1997.

    Amounts payable under the Term Agreement bear interest at 14.48%, are due at varying dates through September 1999, and require monthly payments of principal and interest totaling approximately $52,000. Amounts due under the note payable facility of the Term Agreement are $198,000 and $197,000 in fiscal 1998 and 1999, respectively.

    In connection with the Term Agreement, the Company issued warrants to the lender in October 1995 and May 1996. The warrants were converted into warrants to purchase common stock as a result of the merger (Note 2). The warrants were converted into 8,638 shares of common stock in 1997.

    The Company has other capital leases outstanding aggregating $262,000 at September 30, 1997 ($399,000 at September 30, 1996).

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 6: LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)
    The following is a schedule of future minimum lease payments under all capital leases, together with the present value of net minimum lease payments, as of September 30, 1997 (in thousands):

FISCAL YEAR
-----------------------------------------------------------------------------------------------
1998...........................................................................................  $     556
1999...........................................................................................        474
2000...........................................................................................         36
                                                                                                 ---------
                                                                                                     1,066
Less: amount representing interest and taxes...................................................       (128)
                                                                                                 ---------
     Present value of future minimum lease payments............................................        938
Less: current portion..........................................................................       (457)
                                                                                                 ---------
     Capital lease obligations, long-term......................................................  $     481
                                                                                                 ---------
                                                                                                 ---------

    Interest paid during the years ended September 30, 1995, 1996 and 1997 was $120,000, $170,000 and $295,000, respectively.

NOTE 7: INCOME TAXES

    The provision (credit) for income taxes consists of the following (in thousands):

                                                                                YEAR ENDED SEPTEMBER 30,
                                                                             -------------------------------
                                                                               1995       1996       1997
                                                                             ---------  ---------  ---------
Federal:
  Current..................................................................  $      40  $   4,459  $   2,523
  Deferred (prepaid).......................................................       (259)        --     (4,878)
                                                                             ---------  ---------  ---------
    Total federal..........................................................       (219)     4,459     (2,355)
State:
  Current..................................................................          6      1,591      1,168
  Deferred (prepaid).......................................................        (29)        --     (1,176)
                                                                             ---------  ---------  ---------
    Total state............................................................        (23)     1,591         (8)
                                                                             ---------  ---------  ---------
Provision (credit) for income taxes........................................  $    (242) $   6,050  $  (2,363)
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 7: INCOME TAXES (CONTINUED)
    The income tax provisions differ from the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes. A reconciliation to the statutory federal income tax rate is as follows:

                                                                           YEAR ENDED SEPTEMBER
                                                                                   30,
                                                                           --------------------
                                                                           1995   1996    1997
                                                                           ----   ----   ------
Statutory federal income tax rate........................................  (34%)   35%     35%
State income taxes, net of federal benefit...............................   (2)    15      (1)
Tax exempt interest income...............................................   --     (2)     (5)
Transaction costs........................................................   --     --      51
Amortization.............................................................   --     --      (8)
Utilization of net operating loss........................................   --     --    (177)
Unconsolidated operating loss with no current benefit....................    9     37      --
Other....................................................................    1     --      --
                                                                           ----   ----   ------
Effective income tax rate................................................  (26%)   85%   (105)%
                                                                           ----   ----   ------
                                                                           ----   ----   ------

    Significant components of the Company's deferred income tax assets and liabilities at September 30, 1996 and 1997 are as follows (in thousands):

                                                                                       1996       1997
                                                                                     ---------  ---------
Deferred income tax liabilities:
  Depreciation and amortization....................................................  $   1,080  $     964
  Prepaid expenses.................................................................      2,354      2,933
                                                                                     ---------  ---------
Total deferred income tax liabilities..............................................      3,434      3,897

Deferred income tax assets:
  Research and development credit..................................................        161        161
  Amortization.....................................................................        954      1,016
  Vacation accrual.................................................................        297        430
  Accrued expenses.................................................................        784      1,548
  State income taxes...............................................................        386        243
  Receivable allowances and reserves...............................................        288      3,353
  Investment loss..................................................................         --      3,183
  Net operating loss...............................................................      4,243        371
  Other............................................................................         60         17
                                                                                     ---------  ---------
Total deferred income tax assets...................................................      7,173     10,322
Less: valuation allowance..........................................................     (3,739)      (371)
                                                                                     ---------  ---------
Net deferred income tax asset......................................................  $      --  $   6,054
                                                                                     ---------
                                                                                     ---------
Current portion....................................................................                 5,012
Long term portion..................................................................                 1,042
                                                                                                ---------
                                                                                                $   6,054
                                                                                                ---------
                                                                                                ---------

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 7: INCOME TAXES (CONTINUED)
    Income tax payments were $50,000, $4,908,900 and $1,199,000 for the years ended September 30, 1995, 1996 and 1997, respectively. The Company received income tax refunds totaling $1,629,658 during the year ended September 30, 1995.

    During 1997, the Company liquidated one of its subsidiaries, resulting in the ability to utilize the net operating loss and reduce the valuation allowance by $3,368,000. The Company has a state net operating loss carry forward of approximately $6,700,000 which expires between 2007 and 2011. The Company also has approximately $161,000 of federal research and development credits which expire between 2007 and 2011.

    Realization of the Company's net deferred tax assets is dependent upon the Company generating sufficient taxable income in future years in appropriate tax jurisdiction to obtain benefit from the reversal of temporary differences and from tax credit carryforwards. The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income are reduced.

NOTE 8: COMMITMENTS

OPERATING LEASES

    The Company leases its offices under the terms of operating leases that expire between September 1998 and December 2012. Annual minimum rental payments for fiscal 1998, 1999, 2000, 2001, 2002 and thereafter are $3,032,000,
$2,920,000 $2,695,000, $2,641,000, $1,597,000 and $17,381,000, respectively.
Rental expenses are recorded on a straight-line basis over the respective lease terms and were $1,549,000, $1,883,000 and $2,521,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

NOTE 9: STOCKHOLDERS' EQUITY

COMMON STOCK

    In December 1995, the Company completed a secondary public offering of its common stock. A total of approximately 4.8 million shares were sold at $21.33 per share of which 1.5 million shares were sold by the Company and approximately
3.3 million shares were sold by certain of the Company's original Access Health, Inc. venture capital stockholders. Net proceeds to the Company from the offering were approximately $29.5 million.

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Informed Access was authorized to issue shares of mandatorily redeemable preferred stock from time to time in one or more series of designations, rights, preferences and limitations established by its board of directors. As of September 30, 1996, 3,734,151 aggregate shares of Series A, B, and C mandatorily redeemable preferred stock were issued and outstanding. Each share of mandatorily redeemable preferred stock was converted into one share of common stock upon completion of the merger (Note 2).

STOCK OPTIONS

    At September 30, 1997, the Company has four stock-based compensation plans, which are described below. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employee" (APB
25) and related Interpretations in accounting for its employee stock

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 9: STOCKHOLDERS' EQUITY (CONTINUED) options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options.

    EMPLOYEE OPTIONS

    The Company established an employee common stock option plan in 1989 (the "1989 Plan") under which incentive stock options, nonqualified stock options, and restricted common stock may be issued or sold to employees and consultants. As of September 30, 1997 a total of 3,550,000 shares of common stock have been reserved for issuance under these plans, of which 127,647 shares remained available for the granting of options at September 30, 1997.

    Incentive stock options generally become exercisable at the rate of twenty percent per year commencing on the first anniversary of the date of grant. As of September 30, 1996 and 1997, options to purchase 330,221 shares at exercise prices ranging from $0.167 to $12.42 per share and 677,129 shares at exercise prices ranging from $0.333 to $39.00 per share, respectively, were exercisable.

    During May and July 1996, certain options were granted with exercise prices below the applicable fair market value (as determined by an independent appraisal) on the date of grant, resulting in deferred stock compensation of approximately $476,000. The deferred stock compensation was to be amortized into expense ratably over the four year vesting term of the related options; however, because such options became 100% vested as a result of the merger with Informed Access in November 1996, the unamortized balance of deferred stock compensation was recorded as an expense in the quarter ended December 31, 1996.

    On November 18, 1996, 739,500 options under the Informed Access employee stock option plan converted to 596,593 Access Health Options. As of September 30, 1997, 297,055 shares were outstanding and 291,693 were exercisable at prices ranging from $0.18 to $14.375 per share.

    DIRECTOR OPTIONS

    The Company established a director common stock participation plan in 1995 (the "1995 Director Stock Option Plan") under which nonqualified stock options may be granted to directors. As of September 30, 1997, a total of 150,000 shares of common stock have been reserved for issuance under this plan, of which 93,750 shares remained available for the granting of options at September 30, 1997. As of September 30, 1997, options to purchase 56,250 shares were granted and 32,812 shares were exercisable at prices ranging from $10.25 to $54.25 per share.

    SUPPLEMENTAL PLAN

    The Company established a Supplemental Plan in fiscal 1997 (the "Supplemental Plan") under which nonqualified stock options may be granted to employees and consultants. As of September 30, 1997, a total of 1,000,000 shares of common stock have been reserved for issuance under this Plan, of which 706,058 had been granted, 153,154 were cancelled and 447,096 were available for grant. As of September 30, 1997, 5,000 were exercisable at prices ranging from $14.375 to $33.125 per share.

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 9: STOCKHOLDERS' EQUITY (CONTINUED)
    STOCK PURCHASE PLAN

    The Company established a stock purchase plan in 1991 (the "1991 Plan") under which most employees of the Company may participate. A total of 825,000 shares of the Company's common stock have been reserved for issuance under the 1991 Plan. The 1991 Plan is administered by a committee appointed by the Board of Directors. Employees can elect to have from 1% to 10% of their monthly gross salary deducted during each offering period and applied to the purchase of stock. The purchase price is an amount equal to 85% of the lower fair market values of a share of common stock of the Company as of the beginning or end of each six-month offering period. During the years ended September 30, 1995, 1996 and 1997, the Company sold 48,548 shares of common stock for $468,710, 41,659 shares of common stock for $753,146 and 42,272 shares of common stock for $990,239, respectively. For purposes of calculating the pro forma disclosures required by SAFS 123, the fair value of the employee's purchase rights was estimated using the Black-Scholes option pricing model with the following assumptions for the years ended September 30, 1996 and 1997: dividend yield of 0; expected life of 6 months; expected volatility of .722; and risk-free interest rate of 5.70% for both periods. The weighted-average fair value of those purchase rights granted during the years ended September 30, 1996 and 1997, was $7.61 and $12.33, respectively.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 PRO FORMA DISCLOSURES

    Pro forma information regarding net income (loss) and net income (loss) per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to October 1, 1995 under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for fiscal 1996 and 1997: risk-free interest rate range of 5.70% to 6.05%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .722; and an average expected life of the option of 3.3 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma information, which includes the stock option plans and the employee stock purchase plan follows (in thousands except for per share information):

                                                                                    YEARS ENDED SEPTEMBER
                                                                                             30,
                                                                                    ---------------------
                                                                                       1996       1997
                                                                                    ----------  ---------
Net income as reported............................................................  $    1,094  $   4,618
Net loss pro forma................................................................     (18,346)    (4,150)
Net income per share as reported..................................................        0.06       0.24
Net loss per share pro forma......................................................       (1.10)     (0.23)

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 9: STOCKHOLDERS' EQUITY (CONTINUED)
    Because SFAS 123 is applicable only to options granted subsequent to October 1, 1995, its pro forma effect will not be fully reflected until 2000.

    A summary of the Company's stock option activity, and related information for the years ended September 30, 1995, 1996 and 1997 follows:

                                                                                       WEIGHTED-AVERAGE
                                                                            OPTIONS     EXERCISE PRICE
                                                                          -----------  -----------------
Balance, September 30, 1994.............................................    1,331,596
  Options granted.......................................................      523,929
  Options exercised.....................................................     (192,632)
  Options cancelled.....................................................     (102,195)
                                                                          -----------
Balance, September 30, 1995.............................................    1,560,698
  Options granted.......................................................    1,823,699      $   22.19
  Options exercised.....................................................     (510,869)          2.53
  Options cancelled.....................................................     (290,884)         21.41
                                                                          -----------
Balance, September 30, 1996.............................................    2,582,644
  Options granted.......................................................    2,995,314          22.60
  Options exercised.....................................................     (659,731)          4.06
  Options cancelled.....................................................   (1,488,070)         30.96
                                                                          -----------
Balance, September 30, 1997.............................................    3,430,157
                                                                          -----------
                                                                          -----------

    The weighted-average exercise price of options granted in 1996 and 1997 with option prices equal to the fair market value of the Company's stock on the grant date was $22.19 and $22.61 respectively, and the weighted average grant date fair value of these options was $32.30 and $22.61 respectively.

    The following summarized information related to options outstanding and options exercisable at September 30, 1997:

                                                                         WEIGHTED AVERAGE
                       RANGE OF                           OPTIONS      REMAINING CONTRACTUAL     OPTIONS
                   EXERCISE PRICES                      OUTSTANDING       LIFE (IN YEARS)       EXERCISABLE
------------------------------------------------------  -----------  -------------------------  ----------
$ 0.18 - $ 4.16.......................................     405,992                6.98             380,176
$ 4.33 - $14.12.......................................     345,556                4.73             204,989
$14.37 - $14.37.......................................   1,509,487                9.45              59,135
$15.33 - $17.83.......................................     435,260                8.04             279,060
$18.66 - $29.45.......................................      61,362                9.02              15,674
$30.00 - $30.00.......................................     450,000                9.53               5,000
$33.12 - $34.62.......................................     115,000                9.13              53,750
$39.00 - $39.00.......................................         500                8.72                 100
$50.62 - $50.62.......................................      92,000                3.60              46,000
$54.25 - $54.25.......................................      15,000                8.83               8,750
                                                        -----------                             ----------
                                                         3,430,157                               1,052,634
                                                        -----------                             ----------
                                                        -----------                             ----------

                              ACCESS HEALTH, INC.

                               SEPTEMBER 30, 1997

NOTE 9: STOCKHOLDERS' EQUITY (CONTINUED)
COMMON STOCK WARRANTS AND OPTIONS

    In October 1988, nonqualified stock options to purchase 98,974 shares of Series A Preferred Stock at $0.46 per share, which converted to common stock options on February 28, 1992, were granted to a former director. As of September 30, 1997, 96,617 shares of common stock have been issued pursuant to this option.

    Nonqualified stock options to purchase 22,500 shares of common stock at prices ranging from $4.167 to $6.667 per share were granted in fiscal 1993 to certain consultants of the Company. The options become exercisable in equal installments over a five-year period commencing on the first anniversary of the date of grant; as of September 30, 1997, 15,000 shares of common stock have been purchased pursuant to these options and 3,000 of the remaining 7,500 shares are exercisable.

    In May 1996, the Company granted 2,000 shares of restricted stock to an officer. The Company retained the right to repurchase, at the market price on the date of grant ($50.625 per share), all of the shares if the officer left the Company during the first year after the grant date and half of the shares if the officer left the Company during the second year after the grant date. That officer left the Company April 1, 1997, and all shares were vested pursuant to agreement with such officer. The value of the shares, at the market price on the date of grant ($50.625 per share), was charged to operations at that time.

    During 1996, the Company granted nonqualified stock options to purchase 230,000 shares of common stock at $50.625 per share to an officer. That officer left the Company April 1, 1997. Pursuant to the separation agreement and consistent with the option agreement, options for 92,000 shares become exercisable in equal installments over a two-year period commencing on the first anniversary of the date of grant. As of September 30, 1997, 46,000 shares are exercisable through April, 1999. The remainder have been canceled.

    During 1997, the Company granted nonqualified stock options to purchase 33,000 shares of common stock at $14.375 per share to an officer. The options will become exercisable in equal installments over a five-year period commencing on the first anniversary of the date of grant. As of September 30, 1997, none of the shares are exercisable.

                              ACCESS HEALTH, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                                       SEPTEMBER 30,   MARCH 31,
                                                                                           1997          1998
                                                                                       -------------  -----------
                                                                                         (AUDITED)    (UNAUDITED)
                                                     ASSETS

  Current assets:
    Cash and equivalents.............................................................   $    15,991    $  43,820
    Available-for-sale securities....................................................        41,969       31,936
    Accounts and license fees receivable, net of allowance for doubtful accounts of
      $874 at March 31, 1998, and $768 at September 30, 1997.........................        12,453       14,289
    Deferred income taxes............................................................         5,012        5,012
    Income taxes receivable..........................................................         3,231        3,220
    Prepaid expenses.................................................................         2,122        3,344
    Other current assets.............................................................         1,448        2,104
                                                                                       -------------  -----------
        Total current assets.........................................................        82,226      103,725
  Property and equipment, net........................................................        16,150       16,046
  Purchased intangibles, net of accumulated amortization of $5,163 at March 31, 1998,
    and $4,911 at September 30, 1997.................................................         2,894        2,642
  Deferred income taxes..............................................................         1,042        1,042
  Other assets.......................................................................           342          427
                                                                                       -------------  -----------
                                                                                        $   102,654    $ 123,882
                                                                                       -------------  -----------
                                                                                       -------------  -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
    Accounts payable.................................................................   $     3,634    $   2,979
    Accrued payroll and related expenses.............................................         3,664        4,716
    Accrued integration and restructuring costs......................................         3,109        1,912
    Taxes and other accrued expenses.................................................         4,360        9,877
    Notes payable to related parties.................................................         1,264            0
    Current portion of long-term debt................................................           198          207
    Current portion of capital lease obligation......................................           457          486
    Deferred revenues................................................................         4,954        5,748
                                                                                       -------------  -----------
        Total current liabilities....................................................        21,640       25,925
  Capital lease obligations..........................................................           481          221
  Long-term debt.....................................................................           197           91
  Commitments and contingencies
  Stockholders' equity:
    Preferred stock, $.001 par value--5,000,000 shares authorized, no shares issued
      and outstanding................................................................       --            --
    Common stock, $.001 par value--75,000,000 shares authorized, 18,815,879 shares issued and outstanding at March 31, 1998, and 18,246,159 shares issued and
      outstanding at September 30, 1997..............................................            18           19
    Additional paid-in capital.......................................................        80,806       86,928
    Retained earnings (deficit)......................................................          (488)      10,698
                                                                                       -------------  -----------
        Total stockholders' equity...................................................        80,336       97,645
                                                                                       -------------  -----------
                                                                                        $   102,654    $ 123,882
                                                                                       -------------  -----------
                                                                                       -------------  -----------

                            See accompanying notes.

                              ACCESS HEALTH, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                             MARCH 31,             MARCH 31,
                                                                        --------------------  --------------------
                                                                          1997       1998       1997       1998
                                                                        ---------  ---------  ---------  ---------
Revenues:
  Care management services............................................  $  22,545  $  28,111  $  44,417  $  54,432
  Licensing and support services......................................      2,556      3,105      5,325      5,833
                                                                        ---------  ---------  ---------  ---------
        Total revenues................................................     25,101     31,216     49,742     60,265
Costs and expenses:
  Cost of revenues:
    Care management services..........................................     11,542     15,481     22,582     29,886
    Licensing and support services....................................        901        684      2,029      1,359
  Product and other development.......................................      2,041      1,675      4,397      3,173
  Sales and marketing.................................................      1,908      2,460      4,246      4,659
  General and administrative..........................................      2,191      2,525      4,558      4,823
  Transaction costs...................................................     --         --          6,345     --
  Integration and restructuring costs.................................     --         --          6,961     --
                                                                        ---------  ---------  ---------  ---------
        Total costs and expenses......................................     18,583     22,825     51,118     43,900
                                                                        ---------  ---------  ---------  ---------
Income (loss) from operations.........................................      6,518      8,391     (1,376)    16,365
Other income..........................................................        336        919        715      1,677
                                                                        ---------  ---------  ---------  ---------
Income (loss) before income taxes.....................................      6,854      9,310       (661)    18,042
Provision (credit) for income taxes...................................      1,371      3,538       (132)     6,856
                                                                        ---------  ---------  ---------  ---------
Net income (loss)                                                       $   5,483  $   5,772  $    (529) $  11,186
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Net income (loss) per share
      Basic...........................................................  $    0.31  $    0.31  $   (0.03) $    0.60
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
      Diluted.........................................................  $    0.29  $    0.29  $   (0.03) $    0.56
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Shares used in per share calculations
      Basic...........................................................     17,868     18,689     17,719     18,556
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
      Diluted.........................................................     18,610     20,154     17,719     20,128
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                            See accompanying notes.

                              ACCESS HEALTH, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                        INCREASE IN CASH AND EQUIVALENTS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                SIX MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1997       1998
                                                                                              ---------  ---------
Cash flows from operating activities:
  Net income (loss).........................................................................  $    (529) $  11,186
  Adjustments to reconcile net income to net cash provided by operations:
    Allowance for doubtful accounts.........................................................         22         20
    Depreciation and amortization...........................................................      3,091      3,565
    Deferred stock compensation.............................................................        443     --
    Common stock issued for services rendered...............................................      2,233     --
    Changes in:
      Accounts and license fees receivable..................................................      2,669     (1,856)
      Prepaid expenses and other current assets.............................................        196     (1,867)
      Accounts payable......................................................................       (780)      (655)
      Accrued payroll and related expenses..................................................       (214)     1,052
      Accrued integration and restructuring costs...........................................      5,469     (1,197)
      Taxes and other accrued expenses......................................................     (2,326)     5,517
      Deferred revenues.....................................................................        (13)       794
                                                                                              ---------  ---------
        Net cash provided by operating activities...........................................     10,261     16,559

Cash flows from investing activities:
  Purchase of available-for-sale securities, net............................................      2,396     10,033
  Purchase of property and equipment........................................................     (2,716)    (3,209)
  Notes receivable from AHN.................................................................     (5,000)    --
  Other assets..............................................................................        (50)       (85)
                                                                                              ---------  ---------
        Net cash provided by (used in) by investing activities..............................     (5,370)     6,739
                                                                                              ---------  ---------
Cash flows from financing activities:
  Notes payable to related parties..........................................................       (206)    (1,264)
  Payment of long-term debt and capital leases..............................................       (311)      (328)
  Sale of common stock......................................................................      1,397      6,123
                                                                                              ---------  ---------
        Net cash provided by financing activities...........................................        880      4,531
                                                                                              ---------  ---------
Net increase in cash and equivalents........................................................      5,771     27,829
Cash and equivalents at beginning of period.................................................     26,533     15,991
                                                                                              ---------  ---------
Cash and equivalents at end of period.......................................................  $  32,304  $  43,820
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                            See accompanying notes.

                              ACCESS HEALTH, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

                                  (UNAUDITED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INTERIM FINANCIAL STATEMENTS

    The accompanying consolidated condensed interim financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying consolidated condensed interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the fiscal year ended September 30, 1997.

    In the opinion of management, the unaudited interim financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's consolidated financial position at March 31, 1998, consolidated results of operations for the three month and six month periods ended March 31, 1997 and 1998 and cash flows for the six month periods ended March 31, 1997 and 1998. Results for the periods ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and fair value of the long-lived asset.

    REVENUE RECOGNITION

    Revenues include care management services, which consist of program membership, member communications and teleservicing fees from the Company's Personal Health Advisor/FirstHelp and ASK-A-NURSE contracts with managed care organizations, self-insured employers and hospitals. Revenues also include licensing and support services related to certain of the Company's products including ASK-A-NURSE, FirstHelp, patient education software, Access Care Management System, HealthSelect, and CANCER HELPLINK.

    Program membership fees from Personal Health Advisor/FirstHelp contracts are recognized ratably in accordance with contract terms typically on the basis of per-member fees. Member communications fees are recognized upon the delivery of services. Teleservicing fees are recognized in accordance with contract terms on the basis of per-call fees or fees based on phone counselor staffing.

    License revenues from ASK-A-NURSE, FirstHelp, and CANCER Helplink products are recognized ratably over the term of the contract. HealthSelect and patient education software revenue is recognized upon delivery of the software. Support revenues are comprised of ASK-A-NURSE, CANCER HELPLINK, and Access Care Management System support revenue, LIFE MATCH software support revenue and direct marketing fees. Revenue from support contracts and software maintenance contracts is recognized ratably over the contract term. Direct marketing fees are recognized upon the delivery of services.

                              ACCESS HEALTH, INC.

                                 MARCH 31, 1998

                                  (UNAUDITED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PRODUCT AND OTHER DEVELOPMENT COSTS

    Product and other development costs are expensed as incurred and consist primarily of salaries, supplies and contract services related to the development of the Company's products and services.

    TRANSACTION COSTS AND INTEGRATION AND RESTRUCTURING COSTS

    Transaction costs of $6.3 million reflect charges associated directly with the merger of the Company with Informed Access and CRS and included professional fees of approximately $5.2 million. Also related to the mergers were integration and restructuring costs recorded in the first and fourth quarters of fiscal 1997, which included approximately $6.3 million for severance and related expenses, approximately $400,000 for elimination of redundant technology, approximately $1.2 million for discontinuation of facilities, approximately $900,000 for disposal of assets and approximately $900,000 for relocation and other costs.

NEW ACCOUNTING PRONOUNCEMENTS

    STATEMENT OF ACCOUNTING STANDARDS NO. 128

    During fiscal 1998, Access Health adopted SFAS 128. This statement establishes standards for computing and presenting basic and diluted earnings per share. Under this statement, basic earnings or loss per share is computed by dividing the net earnings or loss by the weighted average number of shares of common stock outstanding. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of common shares outstanding, (2) if not anti-dilutive, the number of shares of convertible preferred stock as if converted upon issuance, and (3) if not anti-dilutive, the effect of outstanding stock options determined utilizing the treasury stock method.

    A reconciliation of the numerator and denominators used in computing per share net income (loss) from continuing operations is as follows:

                                                                             THREE MONTHS ENDED
                                                                                                    SIX MONTHS ENDED
                                                                                 MARCH 31,             MARCH 31,
                                                                            --------------------  --------------------
                                                                              1997       1998       1997       1998
                                                                            ---------  ---------  ---------  ---------
Numerator for basic and diluted net income (loss) per share:
  Net income (loss).......................................................  $   5,483  $   5,772  $    (529) $  11,186
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------
Denominator for basic net income (loss) per share:
  Weighted average common shares outstanding..............................     17,868     18,689     17,719     18,556
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------
Denominator for diluted net income (loss) per share:
  Weighted average common shares outstanding..............................     17,868     18,689     17,719     18,556
  Outstanding stock options...............................................        742      1,465     --          1,572
                                                                            ---------  ---------  ---------  ---------
    Denominator for diluted net income (loss) per share...................     18,610     20,154     17,719     20,128
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------

                              ACCESS HEALTH, INC.

                                 MARCH 31, 1998

                                  (UNAUDITED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Options to purchase approximately 1.1 million shares of Access Health's common stock were outstanding at March 31, 1997, but were not included in the computation of diluted earnings per share because they were anti-dilutive.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 130

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which is required to be adopted for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes are required. Management has determined this change will not significantly affect its financial reporting. The Company expects to adopt Statement No. 130 beginning in the first quarter of fiscal 1999.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 131

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. This statement requires that a public company report financial and descriptive information about its reportable operating segments using the management approach. Management has determined this change will not significantly affect its financial reporting. The Company expects to adopt Statement No. 131 in the first quarter of fiscal 1999.

    STATEMENT OF POSITION 98-1

    In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This statement is effective for fiscal years beginning after December 15, 1998, although earlier application is permitted. In general, SOP 98-1 requires that certain costs to develop software for internal use be capitalized. These requirements are to be applied prospectively from the date of the Company's adoption. The Company historically has not capitalized such costs.

NOTE 2: BUSINESS COMBINATIONS

    During November 1996, the Company consummated business combinations with Informed Access which included the exchange of 5,375,000 shares of Access Health common stock (including 4,778,317 shares issued to Informed Access shareholders and 596,683 shares reserved for future grant to Informed Access option holders) and CRS, which included the exchange of 170,000 shares of Access Health common stock. These business combinations were accounted for as pooling-of-interests and, accordingly, the historical financial statements of the Company have been restated to include the consolidated financial statements of Access Health, Informed Access and CRS for all periods presented.

                              ACCESS HEALTH, INC.

                                 MARCH 31, 1998

                                  (UNAUDITED)

NOTE 2: BUSINESS COMBINATIONS (CONTINUED)
    As of February 17, 1998, the Company announced a definitive agreement to acquire privately held InterQual, Inc. of Marlborough, Massachusetts. Under the terms of the acquisition, 4,290,000 shares of the Company's stock will be exchanged for the outstanding shares of InterQual, Inc. The number of shares issuable is subject to adjustment of up to an additional 500,000 shares to be issued based upon a minimum transaction value of $130 million. It is anticipated that the transaction would be accounted for as a pooling of interests under APB Opinion No. 16 and is expected to close in the third fiscal quarter of this year. The merger transaction is subject to stockholder approval by both companies and customary closing conditions. The Company expects to recognize a one-time charge in the third fiscal quarter of this year for integration and transaction charges of approximately $8 to $9 million.

NOTE 3: NOTES PAYABLE TO RELATED PARTIES

    Notes payable to related parties arising from bonuses are payable to members of management, who are also stockholders of the Company. The final installment due was paid in January 1998.

NOTE 4: LONG-TERM DEBT

    The Company has a term facility agreement (the "Term Agreement") consisting of note payable and capital lease facilities. At March 31, 1998, principal balances under the note payable facility and capital lease facility totaled $298,000 and $523,000, respectively. Principal balances under the Term Agreement are secured by certain of the Company's equipment with an aggregate carrying value of approximately $763,000 at March 31, 1998. Amounts payable under the Term Agreement bear interest at 14.48%, are due at varying dates through September 1999, and require monthly payments of principal and interest totaling approximately $52,000. Payments due under the note payable facility of the Term Agreement for the next twelve months are approximately $542,000.

NOTE 5: INCOME TAXES

    The Company's state net operating loss carryforwards of approximately $6.7 million as of September 30, 1997 expire between 2007 and 2011. The Company also has approximately $161,000 of federal research and development tax credits available, which expire between 2007 and 2011.

    Realization of the Company's net deferred tax assets is dependent upon the Company generating sufficient taxable income in future years in the United States to obtain benefit from the reversal of temporary differences and from tax credit and state net operating loss carryforwards. The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income are reduced.

NOTE 6: COMMITMENTS

    OPERATING LEASES

    The Company leases its offices under the terms of operating leases that expire between September 1998 and December 2012. Annual minimum rental payments for fiscal 1998, 1999, 2000, 2001, 2002 and thereafter are $3,032,000,
$2,920,000, $2,695,000, $2,641,000, $1,597,000 and $17,381,000 respectively.
Rental expenses are recorded on a straight-line basis over the respective lease terms.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders of
  InterQual, Inc.:

    We have audited the accompanying balance sheets of InterQual, Inc. (a Delaware corporation) as of December 31, 1996 and 1997, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of InterQual's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterQual, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

    As discussed in Note 2 of the financial statements, in fiscal year 1997, InterQual, Inc. retroactively changed its method of accounting for certain revenues.

Alexander, Aronson, Finning & Co., P.C.

Westborough, Massachusetts
February 9, 1998 (except with regard
to the change in InterQual, Inc.'s method of accounting for certain revenues, as described in Note 2 of the financial statements, as to which the date is May 15, 1998)

                                INTERQUAL, INC.

                                 BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                                           ------------------------
                                                                               1996
                                                                               (AS                    MARCH 31,
                                                                            RESTATED)                   1998
                                                                            SEE NOTE 2      1997     (UNAUDITED)
                                                                           ------------  ----------  -----------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................................   $  442,596   $1,507,545   $1,665,055
  Accounts receivable, net of allowance for doubtful accounts of
    $110,000, $300,000 and $218,000 at December 31, 1996 and 1997 and
    March 31, 1998 (unaudited), respectively.............................    2,410,825    4,465,864   5,314,137
  Inventory..............................................................       73,340      260,230     513,359
  Prepaid income taxes...................................................      561,356      168,625
                                                                                                         ---
  Prepaid expenses.......................................................      151,684      164,997     278,657
  Merger costs...........................................................       --           --         332,008
  Deferred income taxes..................................................    2,601,942    4,282,950   4,544,288
                                                                           ------------  ----------  -----------
    Total current assets.................................................    6,241,743   10,850,211  12,647,504
                                                                           ------------  ----------  -----------
FIXED ASSETS, at cost:
  Equipment..............................................................      753,572    1,521,369   1,780,849
  Furniture and fixtures.................................................      620,895      685,197     722,147
  Leasehold improvements.................................................      176,439      248,095     244,659
  Vehicles...............................................................      169,776      178,115     178,115
                                                                           ------------  ----------  -----------
                                                                             1,720,682    2,632,776   2,925,770
  Less--accumulated depreciation.........................................      775,645    1,016,329   1,120,000
                                                                           ------------  ----------  -----------
    Net fixed assets.....................................................      945,037    1,616,447   1,805,770
                                                                           ------------  ----------  -----------

OTHER ASSETS:
  Investment, available for sale.........................................      210,077       --          --
  Deposits...............................................................       34,450       34,169      34,169
  Cash surrender value of officers' life insurance.......................      421,928      396,767     169,395
                                                                           ------------  ----------  -----------
    Total other assets...................................................      666,455      430,936     203,564
                                                                           ------------  ----------  -----------
                                                                            $7,853,235   $12,897,594 1$4,656,838
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Note payable to a bank.................................................   $  200,000   $   --       $  --
  Current maturities of long-term debt...................................       63,900       11,240      10,150
  Current maturities of capital lease obligations........................        5,400       12,311      18,129
  Accounts payable.......................................................      258,985      799,414   1,086,293
  Accrued expenses.......................................................      557,129      996,149   1,445,688
  Accrued interest--related parties......................................       74,921       --          --
  Accrued taxes..........................................................       --           10,637      10,637
  Deferred revenues......................................................    6,538,560   10,828,354  11,646,168
                                                                           ------------  ----------  -----------
    Total current liabilities............................................    7,698,895   12,658,105  14,217,065
                                                                           ------------  ----------  -----------
NOTES PAYABLE TO OFFICERS/STOCKHOLDERS...................................      195,819       --          --
                                                                           ------------  ----------  -----------
LONG-TERM DEBT, less current maturities..................................      130,385       19,925      14,360
                                                                           ------------  ----------  -----------
CAPITAL LEASE OBLIGATIONS, less current maturities.......................       31,608       61,306      53,754
                                                                           ------------  ----------  -----------
COMMITMENTS
STOCKHOLDERS' EQUITY:
Common stock, $1 par value, 100,000 shares authorized, 10,000 shares
  issued and outstanding.................................................       10,000       10,000      10,000
Additional paid-in capital...............................................      123,108      123,108     123,108
Retained earnings (deficit)..............................................     (336,580)      25,150     238,551
                                                                           ------------  ----------  -----------
    Total stockholders' equity (deficit).................................     (203,472)     158,258     371,659
                                                                           ------------  ----------  -----------
                                                                            $7,853,235   $12,897,594 1$4,656,838
                                                                           ------------  ----------  -----------
                                                                           ------------  ----------  -----------

        The accompanying notes are an integral part of these statements.

                                INTERQUAL, INC.

                            STATEMENTS OF OPERATIONS

                                                           YEARS ENDED DECEMBER 31,
                                                  ------------------------------------------
                                                      1995
                                                      (AS           1996                             THREE MONTHS
                                                   RESTATED)    (AS RESTATED)                      ENDED MARCH 31,
                                                   SEE NOTE 2    SEE NOTE 2        1997       --------------------------
                                                  ------------  -------------  -------------      1997          1998
                                                                                              ------------  ------------
                                                                                              (UNAUDITED)   (UNAUDITED)
REVENUES:
  Licenses......................................   $4,334,589   $   9,169,385  $  14,422,811  $  3,062,746  $  5,067,421
  Services......................................    2,419,929       1,563,758      1,891,996       400,301       264,328
                                                  ------------  -------------  -------------  ------------  ------------
    Total revenues..............................    6,754,518      10,733,143     16,314,807     3,463,047     5,331,749
                                                  ------------  -------------  -------------  ------------  ------------
COSTS AND EXPENSES:
  Direct costs of revenues......................    3,594,479       3,280,418      4,634,965       946,068     1,258,573
  Sales and marketing expenses..................      946,982       1,940,206      2,777,634       530,885       889,295
  General and administrative expenses...........    2,426,893       3,506,015      4,884,660     1,038,821     1,540,555
  Research and development expenses.............      674,287       1,805,027      3,309,701       661,795     1,243,655
                                                  ------------  -------------  -------------  ------------  ------------
    Total costs and expenses....................    7,642,641      10,531,666     15,606,960     3,177,569     4,932,078
                                                  ------------  -------------  -------------  ------------  ------------
    Income (loss) from operations...............     (888,123)        201,477        707,847       285,478       399,671
                                                  ------------  -------------  -------------  ------------  ------------
OTHER INCOME (EXPENSE):
  Interest expense..............................      (38,182)        (39,090)       (32,661)      (10,807)       (5,057)
  Gain on sale of investment....................       34,500        --             --             --            --
                                                  ------------  -------------  -------------  ------------  ------------
    Other income (expense)......................       (3,682)        (39,090)       (32,661)      (10,807)       (5,057)
                                                  ------------  -------------  -------------  ------------  ------------
    Income (loss) before income tax expense.....     (891,805)        162,387        675,186       274,671       394,614
INCOME TAX EXPENSE (BENEFIT)....................     (396,076)         60,648        313,456       127,517       181,213
                                                  ------------  -------------  -------------  ------------  ------------
    Net income (loss)...........................   $ (495,729)  $     101,739  $     361,730  $    147,154  $    213,401
                                                  ------------  -------------  -------------  ------------  ------------
                                                  ------------  -------------  -------------  ------------  ------------
EARNINGS (LOSS) PER SHARE
    Basic.......................................   $   (49.57)  $       10.17  $       36.17  $      14.72  $      21.34
                                                  ------------  -------------  -------------  ------------  ------------
                                                  ------------  -------------  -------------  ------------  ------------
    Diluted.....................................       (49.57)  $        9.31  $       30.39  $      12.42  $      17.90
                                                  ------------  -------------  -------------  ------------  ------------
                                                  ------------  -------------  -------------  ------------  ------------
SHARES USED IN EARNINGS (LOSS) PER SHARE
  CALCULATIONS
    Basic.......................................       10,000          10,000         10,000        10,000        10,000
                                                  ------------  -------------  -------------  ------------  ------------
                                                  ------------  -------------  -------------  ------------  ------------
    Diluted.....................................       10,000          10,930         11,902        11,850        11,922
                                                  ------------  -------------  -------------  ------------  ------------
                                                  ------------  -------------  -------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                                INTERQUAL, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                    COMMON STOCK
                                         -------------------------------------------------------------------
                                                         CLASS A,
                                                       $1 PAR VOTING                        CLASS B,
                                         -----------------------------------------     $1 PAR NON-VOTING
                                                          NUMBER OF                 ------------------------
                                          NUMBER OF        SHARES                    NUMBER OF                RETAINED
                                           SHARES          ISSUED                     SHARES                  EARNINGS
                                         AUTHORIZED    AND OUTSTANDING    AMOUNT    AUTHORIZED     AMOUNT     (DEFICIT)    TOTAL
                                         -----------  -----------------  ---------  -----------  -----------  ---------  ---------
BALANCE, December 31, 1994 as
  previously reported..................     100,000          10,000      $ 133,108     100,000    $  --       $ 769,034  $ 902,142
  Prior period adjustment (Note 2).....      --              --             --          --           --        (711,624)  (711,624)
                                         -----------         ------      ---------  -----------         ---   ---------  ---------
BALANCE, December 31, 1994 as restated,
  see Note 2...........................     100,000          10,000        133,108     100,000       --          57,410    190,518
  Net loss, as restated, see Note 2....      --              --             --          --           --        (495,729)  (495,729)
                                         -----------         ------      ---------  -----------         ---   ---------  ---------
BALANCE, December 31, 1995.............     100,000          10,000        133,108     100,000       --        (438,319)  (305,211)
  Net income, as restated, see Note
    2..................................      --              --             --          --           --         101,739    101,739
                                         -----------         ------      ---------  -----------         ---   ---------  ---------
BALANCE, December 31, 1996.............     100,000          10,000        133,108     100,000       --        (336,580)  (203,472)
  Net income...........................      --              --             --          --           --         361,730    361,730
                                         -----------         ------      ---------  -----------         ---   ---------  ---------
BALANCE, December 31, 1997.............     100,000          10,000        133,108     100,000       --          25,150    158,258
  Net income (Unaudited)...............      --              --             --          --           --         213,401    213,401
                                         -----------         ------      ---------  -----------         ---   ---------  ---------
BALANCE, March 31, 1998 (Unaudited)....     100,000          10,000      $ 133,108     100,000    $  --       $ 238,551  $ 371,659
                                         -----------         ------      ---------  -----------         ---   ---------  ---------
                                         -----------         ------      ---------  -----------         ---   ---------  ---------

        The accompanying notes are an integral part of these statements.

                                INTERQUAL, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                             1995          1996
                                                             (AS           (AS
                                                          RESTATED)     RESTATED)
                                                          SEE NOTE 2    SEE NOTE 2     1997
                                                         ------------  ------------  ---------  THREE MONTHS ENDED MARCH
                                                                                                          31,
                                                                                                ------------------------
                                                                                                   1997         1998
                                                                                                -----------  -----------
                                                                                                (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................   $ (495,729)   $  101,739   $ 361,730   $ 147,154    $ 213,401
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Depreciation and amortization......................       69,486       150,246     311,898      57,594      103,671
    Increase in accounts receivable....................     (774,156)   (1,213,479)  (2,055,039)    (50,762)   (848,273)
    Increase in inventory..............................      (55,253)      (16,483)   (186,890)   (111,755)    (253,129)
    (Increase) decrease in prepaid income taxes........       55,394      (561,356)    392,731      77,936      168,625
    (Increase) decrease in prepaid expenses............     (105,073)       98,063     (13,313)   (107,152)    (113,660)
    Increase in merger costs...........................       --            --          --          --         (332,008)
    (Increase) decrease in deferred income taxes.......      573,579      (829,739)  (1,681,008)     28,208    (261,338)
    (Increase) decrease in deposits....................      (22,000)       22,000         281     (26,525)      --
    (Increase) decrease in cash surrender value of
      officers' life insurance.........................      (77,652)      (50,644)     25,161        (231)     227,372
    Increase in accounts payable.......................       23,325       111,817     540,429     192,930      286,879
    Increase (decrease) in accrued expenses............      149,243       (18,126)    439,020     298,871      449,539
    Accrued interest--related parties..................        5,745        74,921     (74,921)     --           --
    Increase (decrease) in accrued taxes...............      333,234      (333,234)     10,637      --           --
    Increase (decrease) in deferred revenue............    1,128,180     2,363,238   4,289,794    (105,439)     817,814
    Gain on sale of investment.........................      (34,500)       --          --          --           --
                                                         ------------  ------------  ---------  -----------  -----------
      Net cash provided by (used in) operating
        activities.....................................      773,823      (101,037)  2,360,510     400,909      458,893
                                                         ------------  ------------  ---------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of fixed assets..........................     (320,898)     (712,371)   (938,308)   (157,993)    (292,994)
  Proceeds from sale of investment.....................       37,500        --         210,077     210,077       --
                                                         ------------  ------------  ---------  -----------  -----------
      Net cash provided by (used in) investing
        activities.....................................     (283,398)     (712,371)   (728,231)     52,084     (292,994)
                                                         ------------  ------------  ---------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances on note payable to a bank...................      200,000       200,000      --          --           --
  Repayments on note payable to a bank.................     (200,000)       --        (200,000)   (200,000)      --
  Proceeds from long-term debt.........................      186,000        73,920      --          --           --
  Payments on long-term debt...........................       (9,300)      (56,335)   (163,120)    (16,675)      (6,655)
  Payments on capital lease obligations................       --            (1,522)     (8,391)         95       (1,734)
  Payments on notes payable to officers/stockholders...       --            --        (195,819)     --           --
  Payments on loans against cash surrender value.......      (77,343)       --          --          --           --
                                                         ------------  ------------  ---------  -----------  -----------
      Net cash provided by (used in) financing
        activities.....................................       99,357       216,063    (567,330)   (216,580)      (8,389)
                                                         ------------  ------------  ---------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...      589,782      (597,345)  1,064,949     236,413      157,510
CASH AND CASH EQUIVALENTS, beginning of period.........      450,159     1,039,941     442,596     442,596    1,507,545
                                                         ------------  ------------  ---------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of period...............   $1,039,941    $  442,596   1,507,545   $ 679,009    $1,665,055
                                                         ------------  ------------  ---------  -----------  -----------
                                                         ------------  ------------  ---------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest...........................................   $   20,896    $   22,849   $ 107,582   $  10,807    $   5,057
                                                         ------------  ------------  ---------  -----------  -----------
                                                         ------------  ------------  ---------  -----------  -----------
    Income taxes.......................................   $   22,072    $1,729,100   $1,601,000  $  --        $ 645,800
                                                         ------------  ------------  ---------  -----------  -----------
                                                         ------------  ------------  ---------  -----------  -----------
NON-CASH FINANCING ACTIVITIES--
  Disposition of fully depreciated fixed assets........   $   --        $  227,783   $  60,670   $  --        $  --
                                                         ------------  ------------  ---------  -----------  -----------
                                                         ------------  ------------  ---------  -----------  -----------
  Fixed assets acquired under capital lease
    obligations........................................       --            38,530      45,000      --           --
                                                         ------------  ------------  ---------  -----------  -----------
                                                         ------------  ------------  ---------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                                INTERQUAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997

(1) OPERATIONS

    InterQual, Inc., a Delaware corporation, was formed in 1976. InterQual develops and markets clinical decision support criteria and related Windows-TM-based software products that help manage point-of-care demand for healthcare resources and guide and demonstrate the quality of resource use decisions. InterQual licenses directly to end users and through an alliance partners' program. Licensees include physician groups, managed care plans, insurers, hospitals and public programs located throughout the United States and internationally. For its licensees, InterQual provides implementation, training, and consulting services. InterQual also conducts physician and ancillary healthcare provider credentialing services for managed care.

(2) SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    InterQual licenses its Clinical Decision Support Criteria primarily pursuant to multi-year non-cancellable agreements that provide for payment of equal annual license fees over their terms. These licenses also provide for support services and annual update rights bundled into the license fee. Revenues related to annual criteria licenses are typically received upon commencement of the term, are deferred and recognized ratably over the annual term. Revenues from other services are recognized when the services are delivered.

    In fiscal 1997, InterQual retroactively changed its method of recognizing revenue related to criteria licenses rights from recognition at the beginning of the annual term to recognition ratably over the annual term. The financial statements for all periods presented have been restated to reflect the correction of this error. The effect of the restatement was a decrease to revenue of $2,212,561 and $2,190,329 for the years ended December 31, 1995 and 1996, respectively. The effect of the restatement was a decrease to net income before income tax expense of $2,212,561 and $2,190,329 for the years ended December 31, 1995 and 1996, respectively and a decrease to net income of $1,330,785 and $1,355,777 for the years ended December 31, 1995 and 1996, respectively. The effect of the restatement was a decrease to basic earnings per share of $133.08 and $135.58 for the years ended December 31, 1995 and 1996, respectively and a decrease to diluted earnings per share of $127.61 and $124.04 for the years ended December 31, 1995 and 1996, respectively.

CASH AND CASH EQUIVALENTS

    InterQual's policy is to consider checking accounts, money market accounts, overnight bank investments, and short-term commercial paper, as cash equivalents.

INVESTMENT

    InterQual's investment at December 31, 1996, consisted of common stock of MediQual Systems, Inc. (MediQual) representing less than 5% of MediQual's outstanding stock. This investment was stated at cost which approximates market value. This investment was sold for carrying value during 1997.

                                INTERQUAL, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(2) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FIXED ASSETS AND DEPRECIATION AND AMORTIZATION

    InterQual depreciates its fixed assets using declining balance and straight-line methods over the following estimated useful lives:

                                                                              ESTIMATED USEFUL
ASSET CLASSIFICATION                                                                LIFE
----------------------------------------------------------------------------  ----------------
Equipment...................................................................      5 years
Furniture and fixtures......................................................    5 - 7 years
Leasehold improvements......................................................   Life of lease
Vehicles....................................................................    3 - 5 years

    Included in fixed assets at December 31, 1996 and 1997, are approximately $488,217 and $440,000, respectively, of fully depreciated assets which are still in use.

IMPAIRMENT OF LONG-LIVED ASSETS

    InterQual reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and fair value of the long-lived asset.

STOCK-BASED COMPENSATION PLAN

    InterQual accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Effective in 1995, InterQual adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires that companies which do not choose to account for stock-based compensation as prescribed by the statement, shall disclose the pro forma effects on earnings as if SFAS 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS 123.

STOCK SPLIT

    On April 17, 1996, InterQual effected a 10 for 1 stock split on all InterQual Class A Common Stock. On the same date, InterQual effected a 50 for 1 stock split on all InterQual Class B Common Stock. All references in the accompanying financial statements to the number of common shares have been retroactively restated to reflect the stock split.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially expose InterQual to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. InterQual places its temporary cash investments in highly rated financial institutions. InterQual has not experienced any losses on these investments to date. InterQual has not experienced significant losses related to receivables from individual customers or groups of customers in the health care industry or by geographic area. Due to these factors,

                                INTERQUAL, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(2) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) no additional credit risk beyond amounts provided for collection losses is believed by management to be inherent in InterQual's accounts receivable.

INTERIM FINANCIAL STATEMENTS

    The accompanying interim financial statements have been prepared by InterQual, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying interim financial statements should be read in conjunction with the financial statements and notes thereto for fiscal year ended December 31, 1997.

    In the opinion of management, the unaudited interim financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary to present fairly InterQual's financial position at March 31, 1998, results of operations for the three month ended March 31, 1997 and 1998, and cash flows for the three months ended March 31, 1997 and 1998. Results for the period ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) INCOME TAXES

    The income tax provisions differ from the amount computed by applying the Federal statutory income tax rate to income before taxes. A reconciliation of the statutory Federal income tax rate is as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                              1995       1996       1997
                                                                            ---------  ---------  ---------
Statutory Federal income tax rate.........................................      (34.0%)      34.0%      34.0%
Permanent tax differences.................................................        0.6        7.0        1.8
State income taxes, net of Federal benefit................................       (2.2)      10.7       10.6
Research and development credits..........................................       (8.8)     (14.4)    --
                                                                            ---------  ---------        ---
    Effective tax rate....................................................      (44.4%)      37.3%      46.4%
                                                                            ---------  ---------        ---
                                                                            ---------  ---------        ---

                                INTERQUAL, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(3) INCOME TAXES (CONTINUED)
    Significant components of InterQual's deferred income tax assets and liabilities, as presented at December 31, 1995, 1996, and 1997, are as follows:

                                                                    1995          1996          1997
                                                                ------------  ------------  ------------
Deferred income tax liabilities:
  Depreciation differences....................................  $      2,640  $     44,123  $     95,214
                                                                ------------  ------------  ------------
Deferred income tax assets:
  Accounts receivable allowance...............................        44,930        34,385       108,060
  Accrued vacation............................................         9,220         7,835        10,700
  Deferred revenues...........................................     1,687,949     2,603,845     4,259,404
                                                                ------------  ------------  ------------
    Net deferred income tax asset.............................  $  1,739,459  $  2,601,942  $  4,282,950
                                                                ------------  ------------  ------------
                                                                ------------  ------------  ------------

    Deferred income tax assets primarily result from revenue which is deferred for financial reporting purposes, and recognized in subsequent periods, but must be included in the determination of the current year's taxable income. Accordingly, taxable income is substantially higher than financial reporting pre-tax income. The deferred tax asset will be realized as the deferred revenue is recognized for financial purposes. Accordingly, InterQual does not believe that the realization is subject to substantial uncertainty due to the ability to recognize such revenues in future periods.

(4) NOTE PAYABLE TO A BANK

    In June, 1996, InterQual established a line of credit agreement for $750,000 with a bank, renewable annually. In December, 1997, a new line of credit was established for $2,000,000. Under the agreement, borrowings are due on demand and bear interest at the bank's prime rate (8.5% and 8.25% as of December 31, 1997 and 1996). The note is secured by substantially all assets and requires that certain covenants be met. InterQual met all covenants as of December 31, 1997.

                                INTERQUAL, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(5) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                            1996       1997
                                                                         ----------  ---------
Note payable to a bank, secured by all assets, monthly principal payments of $3,100 plus interest at 8.59% annually, final payment due
  September 2000.......................................................  $  136,400  $  --
Note payable to a finance company, secured by a vehicle, monthly payments of principal and interest of $706, bearing interest at 8.75%
  per annum, final payment due October, 2001...........................      33,060     26,200
Note payable to a finance company, secured by a vehicle, monthly payments of principal and interest of $1,802, bearing interest at 8%
  per annum, final payment due March, 1998.............................      24,825      4,965
                                                                         ----------  ---------
                                                                            194,285     31,165
Less--current portion..................................................      63,900     11,240
                                                                         ----------  ---------
                                                                         $  130,385  $  19,925
                                                                         ----------  ---------
                                                                         ----------  ---------

    Maturities of principal over the next four years are as follows:

1998...............................................................  $  11,240
1999...............................................................      6,889
2000...............................................................      7,515
2001...............................................................      5,521
                                                                     ---------
  Total............................................................  $  31,165
                                                                     ---------
                                                                     ---------

(6) NOTES PAYABLE TO OFFICERS/STOCKHOLDERS

    Notes payable to certain officers and stockholders accrued interest at prime rate (8.25% at December 31, 1996).

    These notes were subordinated to bank borrowings and, accordingly, were classified as noncurrent. At December 31, 1996, accrued interest of $74,921 is included in accrued expenses of which $63,086 and $11,835 are payable to Charles
M. Jacobs and Joanne Lamprey, respectively. These notes were paid in full during 1997.

(7) RETIREMENT PLAN

    InterQual has a 401(k) plan which provides for tax-deferred employee benefits in compliance with section 401(k) of the Internal Revenue Code. The 401(k) plan allows eligible employees to make contributions up to a maximum of 15% of their salary, as defined, a portion of which may be matched by InterQual. In addition, InterQual may make additional contributions at its discretion. InterQual elected to contribute 50% of the employee contribution up to $500 per employee for 1995, 1996 and 1997. The

                                INTERQUAL, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(7) RETIREMENT PLAN (CONTINUED)
expense relating to the 401(k) plan was $15,329, $22,344 and $36,931 for the years ended December 31, 1995, 1996 and 1997, respectively.

(8) LEASE COMMITMENTS

    InterQual rents certain equipment and office space under capital and operating leases expiring at various dates through 2008. Facility rental expense for the years ended December 31, 1995, 1996 and 1997 was approximately $208,000, $340,000 and $297,400, respectively. Equipment operating lease expense was $164,944, $125,047 and $149,555 for 1995, 1996 and 1997, respectively.

    InterQual leases equipment under capital lease agreements. Monthly payments range from $172 to $1,316 of principal and interest. Interest rates range from 12.4% to 27.5% per annum. Total cost of equipment purchased under these leases is $38,530 and $83,530 at December 31, 1996 and 1997, respectively. The depreciation expense was $3,853 and $12,206 at December 31, 1996 and 1997, respectively and accumulated depreciation of $3,853 and $16,059 at December 31, 1996 and 1997, respectively.

    The minimum annual lease commitments under non-cancellable capital and operating leases are as follows:

                                                                                  OPERATING LEASES
                                                                    CAPITAL    -----------------------
YEAR                                                                 LEASES    FACILITIES   EQUIPMENT     TOTAL
-----------------------------------------------------------------  ----------  ----------  -----------  ----------
1998.............................................................  $   30,207  $  337,828   $  41,876   $  409,911
1999.............................................................      28,828  $  334,655   $  23,641   $  387,124
2000.............................................................      28,139  $  347,217   $   2,706   $  378,062
2001.............................................................      26,080  $  359,196   $   2,168   $  387,444
2002.............................................................       9,212  $  350,708   $     310   $  360,230
                                                                   ----------
                                                                      122,466
  Less--amounts representing interest............................      48,849
                                                                   ----------
                                                                       73,617
  Less--current portion..........................................      12,311
                                                                   ----------
                                                                   $   61,306
                                                                   ----------
                                                                   ----------

(9) CASH SURRENDER VALUE OF OFFICERS' LIFE INSURANCE

    InterQual is the beneficiary of various life insurance policies on key officers of InterQual. The aggregate face amount of the policies was approximately $2,800,000 and $2,250,000 at December 31, 1997 and March 31, 1998,
respectively.

(10) NON-QUALIFIED STOCK OPTION PLAN

    During 1994, InterQual adopted a Nonqualified Stock Option Plan (the "Plan") whereby options to purchase up to 2,000 shares of InterQual's Class B Common Stock may be granted to key employees, officers, directors, or independent contractors. Under the terms of the Plan, InterQual has the right to repurchase all or a portion of the shares purchased at the option price should the optionee cease to be affiliated with InterQual.

                                INTERQUAL, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(10) NON-QUALIFIED STOCK OPTION PLAN (CONTINUED)
    A summary of the status of the Plan as of December 31, 1995, 1996, and 1997 and the changes during those periods is as follows:

                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Outstanding at January 1.........................................        360        840      1,880
Granted..........................................................        480      1,220        120
Exercised........................................................         --         --         --
Canceled.........................................................         --       (180)       (78)
                                                                   ---------  ---------  ---------
Outstanding at December 31.......................................        840      1,880      1,922
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Range of exercise prices
  at end of period...............................................  $   31.40- $   31.40- $   31.40-
                                                                       37.50      94.80      94.80
Weighted average exercise price:
  at beginning of period.........................................  $   31.40  $   36.14  $   74.66
  at end of period...............................................      36.14      74.66      75.87
  exercisable at end of period...................................      31.40      36.14      62.76
  options granted................................................      39.69      94.80      94.80
  options canceled...............................................         --      31.40         --
Weighted average remaining end of period
  contractual life (in years)....................................        8.9        9.2        8.2
Weighted average fair value of options
  granted during period..........................................  $    6.36  $   10.44  $   40.81

    The following summary shows, as of December 31, 1997 and for the price ranges indicated, the weighted average exercise price, weighted average exercise price of options exercisable, and the remaining contractual life of options granted under the Plan:

                                                                                SHARES       PRICE
                                                                              -----------  ---------
Weighted average exercise
  price for options outstanding:
    $31.40 - $40.00.........................................................         660   $   37.43
    $94.80..................................................................       1,262   $   94.80

Weighted average exercise
  price for options exercisable:
    $31.40 - $40.00.........................................................         300   $   36.70
    $94.80..................................................................         228   $   94.80

Weighted average remaining
  contractual life (in years):
    $31.40 - $40.00.........................................................         660         7.1
    $94.80..................................................................       1,262         8.8

                                INTERQUAL, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(10) NON-QUALIFIED STOCK OPTION PLAN (CONTINUED)
    The weighted average fair value of each option grant has been estimated as of the date of the grant using the Black-Scholes option pricing model and the following assumptions:

                                                                    1995       1996       1997
                                                                  ---------  ---------  ---------
Dividend rate...................................................          0%         0%         0%
Expected volatility.............................................      0.001%     0.001%      72.2%
Risk free interest rate.........................................        6.0%       6.0%       6.8%
Expected life (in years)........................................        3.0        2.0        2.0

    Using these assumptions, the fair value of the stock options granted in 1995, 1996, and 1997 was estimated to be approximately $3,000, $12,700, and $4,900, respectively, which, under SFAS 123, would be amortized as compensation expense over the vesting period of the options. Had compensation cost been recorded consistent with SFAS 123 utilizing the assumptions detailed above, InterQual's pro forma net income would have been as follows for the years ended December 31, 1995, 1996, and 1997.

                                                             1995         1996        1997
                                                          -----------  ----------  ----------
Net income (loss):
  As reported...........................................  $  (495,729) $  101,739  $  361,730
  Pro forma.............................................  $  (496,367) $   98,900  $  348,757

(11) SUBSEQUENT EVENT (UNAUDITED)

    On February 13, 1998, InterQual entered into an Agreement and Plan of Reorganization ("Merger Agreement") with Access Health, Inc. Subject to the terms and conditions of the Merger Agreement, InterQual will become a wholly owned subsidiary of Access Health, Inc. The Merger Agreement provides, among other things, the mode of effecting the merger and the manner and basis of converting each issued and outstanding share of capital stock of InterQual into shares of common stock of Access Health, Inc. The merger is expected to be accounted for as a pooling of interests pursuant to Accounting Principles Board Opinion No. 16 "Business Combinations".

                                                                         ANNEX A

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                              ACCESS HEALTH, INC.
                          ACCESS ACQUISITION CORP. 98A
                                      AND
                                INTERQUAL, INC.
                            DATED AS OF JUNE 4, 1998

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                 ---------
ARTICLE I--THE MERGER..........................................................................................        A-1

           1.1        The Merger...............................................................................        A-1
           1.2        Effective Time...........................................................................        A-1
           1.3        Effect of the Merger.....................................................................        A-2
           1.4        Certificate of Incorporation; Bylaws.....................................................        A-2
           1.5        Directors and Officers...................................................................        A-2
           1.6        Merger Consideration; Effect on Capital Stock............................................        A-2
           1.7        Dissenting Shares........................................................................        A-3
           1.8        Surrender of Certificates................................................................        A-4
           1.9        No Further Ownership Rights in Company Common Stock......................................        A-5
           1.10       Lost, Stolen or Destroyed Certificates...................................................        A-5
           1.11       Tax and Accounting Consequences..........................................................        A-5
           1.12       Dissenting Shares After Payment of Fair Value............................................        A-5
           1.13       Taking of Necessary Action; Further Action...............................................        A-5
           1.14       Knowledge................................................................................        A-6

ARTICLE II-- REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................        A-6

           2.1        Organization of the Company..............................................................        A-6
           2.2        Company Capital Structure................................................................        A-6
           2.3        Subsidiaries.............................................................................        A-7
           2.4        Authority................................................................................        A-7
           2.5        Company Financial Statements.............................................................        A-7
           2.6        No Undisclosed Liabilities...............................................................        A-8
           2.7        No Changes...............................................................................        A-8
           2.8        Tax and Other Returns and Reports........................................................        A-9
           2.9        Restrictions on Business Activities......................................................       A-10
           2.10       Title to Properties; Absence of Liens and Encumbrances...................................       A-11
           2.11       Intellectual Property....................................................................       A-11
           2.12       Agreements, Contracts and Commitments....................................................       A-12
           2.13       Interested Party Transactions............................................................       A-13
           2.14       Compliance with Laws.....................................................................       A-14
           2.15       Litigation...............................................................................       A-14
           2.16       Insurance................................................................................       A-14
           2.17       Minute Books.............................................................................       A-14
           2.18       Environmental Matters....................................................................       A-14
           2.19       Brokers' and Finders' Fees; Third Party Expenses.........................................       A-15
           2.20       Employee Matters and Benefit Plans.......................................................       A-15
           2.21       Pooling of Interests.....................................................................       A-18
           2.22       Warranties; Indemnities..................................................................       A-18
           2.23       Complete Copies of Materials.............................................................       A-18
           2.24       Representations Complete.................................................................       A-18

ARTICLE III-- REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........................................
                                                                                                                      A-18

           3.1        Organization, Standing and Power.........................................................       A-18
           3.2        Authority................................................................................       A-18
           3.3        Capital Structure........................................................................       A-19

                                                                                                                   PAGE
                                                                                                                 ---------
           3.4        SEC Documents; Parent Financial Statements...............................................       A-20
           3.5        No Material Adverse Change...............................................................       A-20
           3.6        Litigation...............................................................................       A-20
           3.7        Registration Statement...................................................................       A-21
           3.8        Opinion of Financial Advisor.............................................................       A-21
           3.9        Intellectual Property....................................................................       A-21
           3.10       Representations Complete.................................................................       A-21
           3.11       No Undisclosed Liabilities...............................................................       A-21
           3.12       Compliance with Laws.....................................................................       A-22
           3.13       Insurance................................................................................       A-22
           3.14       Form S-3 Eligibility.....................................................................       A-22

ARTICLE IV--CONDUCT PRIOR TO THE EFFECTIVE TIME................................................................       A-22

           4.1        Conduct of Business of the Company.......................................................       A-22
           4.2        No Solicitation..........................................................................       A-24
           4.3        Conduct of Business of Parent............................................................       A-25
           4.4        Exercise of Options......................................................................       A-25

ARTICLE V--ADDITIONAL AGREEMENTS...............................................................................       A-25

           5.1        Parent and Company Stockholder Approval; Registration Statement and Joint Proxy
                      Statement; Other Filings.................................................................       A-25
           5.2        Meeting of Stockholders..................................................................       A-26
           5.3        Registration Rights Agreement............................................................       A-27
           5.4        Access to Information....................................................................       A-27
           5.5        Confidentiality..........................................................................       A-27
           5.6        Expenses.................................................................................       A-27
           5.7        Public Disclosure........................................................................       A-27
           5.8        Consents.................................................................................       A-28
           5.9        FIRPTA Compliance........................................................................       A-28
           5.10       Reasonable Efforts.......................................................................       A-28
           5.11       Notification of Certain Matters..........................................................       A-28
           5.12       Certain Benefit Plans....................................................................       A-28
           5.13       Pooling Accounting.......................................................................       A-28
           5.14       Affiliate Agreements.....................................................................       A-29
           5.15       Additional Documents and Further Assurances..............................................       A-29
           5.16       Employee Agreements......................................................................       A-29
           5.17       Nasdaq National Market Listing...........................................................       A-29
           5.18       Blue Sky Laws............................................................................       A-29
           5.19       Company's Auditors.......................................................................       A-29
           5.20       Board Representation.....................................................................       A-30
           5.21       Interim Financial Statement..............................................................       A-30
           5.22       Transaction Structure....................................................................       A-30
           5.23       Indemnification Continuation.............................................................       A-30
           5.24       Company Benefits.........................................................................       A-31
           5.25       Restatements of Company Financial Statements.............................................       A-31

ARTICLE VI--CONDITIONS TO THE MERGER...........................................................................       A-31

           6.1        Conditions to Obligations of Each Party to Effect the Merger.............................       A-31
           6.2        Additional Conditions to Obligations of the Company......................................       A-32
           6.3        Additional Conditions to the Obligations of Parent and Merger Sub........................       A-33

                                                                                                                   PAGE
                                                                                                                 ---------
ARTICLE VII--SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW................................................       A-34

           7.1        Survival of Representations and Warranties...............................................       A-34
           7.2        Escrow Arrangements......................................................................       A-34

ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER................................................................       A-39

           8.1        Termination..............................................................................       A-39
           8.2        Effect of Termination....................................................................       A-41
           8.3        Termination Fee..........................................................................       A-41
           8.4        Amendment................................................................................       A-42
           8.5        Extension; Waiver........................................................................       A-42
           8.6        Intent to Terminate......................................................................       A-42

ARTICLE IX--GENERAL PROVISIONS.................................................................................       A-42
           9.1        Notices..................................................................................       A-42
           9.2        Interpretation...........................................................................       A-44
           9.3        Counterparts.............................................................................       A-44
           9.4        Entire Agreement; Assignment.............................................................       A-44
           9.5        Severability.............................................................................       A-44
           9.6        Other Remedies...........................................................................       A-44
           9.7        Governing Law............................................................................       A-44
           9.8        Rules of Construction....................................................................       A-45

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of February 13, 1998, as amended and restated on June 4, 1998, by and among Access Health, Inc., a Delaware corporation ("PARENT"), Access Acquisition Corp. 98A, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and InterQual, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

    A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

    B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("COMPANY CAPITAL STOCK") and all outstanding options, warrants or other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive shares of voting Common Stock of Parent ("PARENT COMMON STOCK").

    C. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in Article VII hereof.

    D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than three (3) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME"). The parties currently intend that the Closing Date will occur on or prior to June 30, 1998.

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is InterQual, Inc."

    (b) Unless otherwise determined by Parent, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

    1.6 MERGER CONSIDERATION; EFFECT ON CAPITAL STOCK. The maximum number of shares of Parent Common Stock to be issued in exchange for the acquisition by Parent of all outstanding Company Capital Stock and all unexpired and unexercised options, warrants or other rights to acquire Company Capital Stock shall be the Aggregate Share Number (as defined in Section 1.6(f)(ii)). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger as a result of any cash proceeds received by the Company from the date hereof to the Effective Time pursuant to the exercise of options, warrants or other rights to acquire Company Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

        (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Class A Common Stock and Class B Common Stock of the Company (collectively, the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal:
(1) in the case of Class A Common Stock, the Exchange Ratio (as defined in
Section 1.6(f)(iv) below) or (2) in the case of Class B Common Stock, the product of .99 and the Exchange Ratio, each upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
Section 1.8.

        (b) CANCELLATION OF PARENT-OWNED AND COMPANY-OWNED STOCK. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (d) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

        (e) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of a share of Parent Common Stock on the trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market.

        (f)  DEFINITIONS.

            (i) AGGREGATE COMMON NUMBER. The "AGGREGATE COMMON NUMBER" shall mean the sum of the aggregate number of shares of Company Class A Common Stock and the aggregate number of shares of Company Class B Common Stock multiplied by
0.99 outstanding immediately prior to the Effective Time.

            (ii) AGGREGATE SHARE NUMBER. The "AGGREGATE SHARE NUMBER" shall be 4,290,000 shares of Parent Common Stock, as appropriately adjusted to reflect the effect of any stock split, stock dividend, reorganization, recapitalization or the like with respect to the Parent Common Stock occurring after the date hereof and prior to the Effective Time (a "RECAPITALIZATION OF THE PARENT COMMON STOCK"); provided, however, that if the Market Price of Parent Common Stock is less than $30.3030303 (as appropriately adjusted to reflect a Recapitalization of the Parent Common Stock), the Aggregate Share Number shall be increased by the number of shares of Parent Common Stock equal to the lesser of (A) fifty percent (50%) of the amount obtained from: (1) the quotient of $130,000,000 and the Market Price of Parent Common Stock, less (2) 4,290,000, and (B) 250,000.

            (iii) ESCROW AMOUNT. The "ESCROW AMOUNT" shall be the number of shares of Parent Common Stock obtained by multiplying (x) the Aggregate Share Number by (y) 0.05.

            (iv) EXCHANGE RATIO. The "EXCHANGE RATIO" shall mean the quotient obtained by dividing (x) the Aggregate Share Number by (y) the Aggregate Common Number.

            (v) MARKET PRICE. The "MARKET PRICE OF THE PARENT COMMON STOCK" shall mean the average closing price of a share of Parent Common Stock over the twenty (20) consecutive trading days ending three trading days prior to the Closing Date, as reported on the Nasdaq National Market.

    1.7  DISSENTING SHARES.

    (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

    (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

    (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

    1.8  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. First Chicago Trust Company of New York shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock.

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund (as defined in Article VII herein) on such holder's behalf pursuant to Article VII hereof), plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall also be available for sale by such holders subject to the resale restrictions contained in the Affiliate Agreements described in Section 5.14 herein and applicable federal and state securities law. The proceeds from the sale of such shares shall remain in the Escrow Fund. The shares of Parent Common Stock deposited in the Escrow Fund, and the proceeds from the sale of any shares of Parent Common Stock deposited in the Escrow Fund shall be available to compensate Parent as provided in Article
VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE") and
(ii) qualify for accounting treatment as a pooling of interests.

    1.12 DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE. Dissenting shares, if any, after payments of fair value in respect thereto have been made to dissenting stockholders of the Company pursuant to Delaware Law, shall be canceled.

    1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

    1.14 KNOWLEDGE. Subject to Section 9.2 herein, as used in this Agreement, the term "knowledge" or "aware" shall include all information that a party had actual knowledge of or should reasonably be expected to have known.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company to Parent (the "DISCLOSURE SCHEDULE") that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

    2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

    2.2  COMPANY CAPITAL STRUCTURE.

    (a) The authorized capital stock of the Company consists of 100,000 shares of authorized Class A Common Stock, of which 10,000 shares are issued and outstanding, and 100,000 shares of authorized Class B Common Stock, of which no shares are issued and outstanding as of the date hereof. The Company Capital Stock is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with all applicable federal and state securities laws, and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

    (b) The Company has reserved 10,000 shares of Class B Common Stock for issuance to employees and consultants pursuant to the Company's 1994 Stock Option Plan (the "OPTION PLAN"), of which 1,922 shares are subject to outstanding, unexercised options and 78 shares remain available for future grant. The Company has reserved no shares of Class B Common Stock for issuance upon exercise of outstanding options to purchase shares of Company Common Stock (each a "COMPANY OPTION") granted outside the Option Plan. Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such Company Option, the domicile address of such holder, the number of shares of Common Stock subject to such Company Option, the exercise price of such Company Option and the vesting schedule for such Company Option, including the extent vested to date and whether the exercisability of such Company Option will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. Except as described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Subject to Section 4.4, immediately prior to the Closing, no Company Option will be outstanding.

    2.3 SUBSIDIARIES. Except as set forth on Schedule 2.3, the Company does not have and since 1990 has never had any subsidiaries or affiliated companies and does not otherwise own and since 1990 has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

    2.4 AUTHORITY. Subject only to the requisite approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is a majority of the holders of the Class A Common Stock entitled to vote. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, material contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of Delaware, (ii) compliance with applicable requirements, if any, for pre-merger notification ("HSR APPROVAL") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iv) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

    2.5  COMPANY FINANCIAL STATEMENTS.

        (a) Schedule 2.5(a) sets forth the Company's (i) audited balance sheets as of December 31, 1996 (the "AUDITED BALANCE SHEET") and the related audited statements of operations and cash flows for the December 31, 1996 period then ended (collectively, the "1996 AUDITED COMPANY FINANCIALS") and
    (ii) the Company's unaudited balance sheets as of December 31, 1997 (the "CURRENT BALANCE SHEET") and related statements of operations and cash flows for the December 31, 1997 period then ended (collectively, the "1997 COMPANY FINANCIALS"). The 1996 Audited Company Financials and 1997 Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The 1996 Audited Company Financials and 1997 Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein.

        (b) As soon as practicable but in no event later than February 28, 1998, the Company shall deliver to Parent an audited Current Balance Sheet and related statements of operations and cash flows for the December 31, 1997 period then ended (collectively, the "1997 AUDITED COMPANY FINANCIALS"). Except as set forth on Schedule 2.5(b), the 1997 Audited Company Financials shall be current in all material respects and have been prepared in accordance with GAAP applied on a basis consistent through the periods indicated and consistent with each other. The 1997 Audited Company Financials shall (i) present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein and (ii) not otherwise be required to be adjusted in any material respect for conformity to GAAP.

        (c) Prior to the Closing, the Company shall deliver to Parent an unaudited balance sheet as of February 28, 1998 and the related unaudited statements of operations and cash flows for the February 28, 1998 period then ended (the "UNAUDITED COMPANY FINANCIALS"). The Unaudited Company Financials shall be correct in all material respects and shall have been prepared in accordance with GAAP. The Unaudited Company Financials shall (i) present fairly, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which such adjustments will not be material in amount or significance, and the absence of footnotes and (ii) not otherwise be required to be adjusted in any material respect for conformity to GAAP.

    2.6 NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 2.6, the Company does not have any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other which if known would be required to be reflected in financial statements of the Company in accordance with GAAP, except for such liability, obligation or claim, which (i) has been reflected in the Unaudited Company Financials, or (ii) has arisen in the ordinary course of the Company's business since the date of the Current Balance Sheet, consistent with past practices.

    2.7 NO CHANGES. Except as contemplated or permitted by this Agreement or as set forth in Schedule 2.7, between the date of the Current Balance Sheet and the date of this Agreement, there has not been, occurred or arisen any:

        (a) transaction by the Company except in the ordinary course of business as conducted on the date of the Current Balance Sheet and consistent with past practices;

        (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

        (c) capital expenditure or commitment to make a capital expenditure by the Company, of $25,000 in any individual case or $100,000 in the aggregate;

        (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

        (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

        (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

        (g) revaluation by the Company of any of its assets;

        (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

        (i) increase in the salary or other compensation payable or to become payable to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

        (j) sale, lease, license or other disposition of any of the material assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

        (k) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

        (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

        (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

        (n) to the knowledge of the Company, commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

        (o) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

        (p) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities other than issuance pursuant to exercise of Company Options or repurchase of Company Common Stock at cost in the ordinary course under terms of agreements relating to restricted stock issued by the Company under the Company's stock plans provided such issuances or purchases do not affect the Parent's ability to account for the merger under pooling of interest accounting;

        (q) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

        (r) event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on the Company; or

        (s) negotiation or agreement by the Company or any executive officer or, to the Company's knowledge, employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

    2.8  TAX AND OTHER RETURNS AND REPORTS.

        (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means any and all federal, state, local and foreign taxes, and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b) Tax Returns and Audits. Except as set forth in Schedule 2.8:

            (i) The Company as of the Effective Time will have timely prepared all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns will have been timely and correctly filed.

            (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

           (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax during the five years preceding the Closing Date.

            (iv) The Company knows of no audit or other examination of any Return of the Company that is currently in progress, nor has the Company been notified of any request for such an audit or other examination.

            (v) The Company did not have, as of the Current Balance Sheet date, any material liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise; the Company has received no written notice that any such liability has been asserted; and any such liability which has arisen since the date of the Current Balance Sheet has arisen in the ordinary course of business consistent with past practice.

            (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns filed during the four years preceding the Closing Date.

           (vii) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company relating to or attributable to Taxes (other than for current taxes not yet due and payable).

          (viii) The Company has no knowledge of any basis for the assertion of any material claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

            (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

            (xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

           (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

          (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

    2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, except for those restrictions set forth in the contracts which are disclosed in the Company's schedule, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

    2.10  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

        (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property leased by the Company, as of the date of this Agreement, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. To the knowledge of the Company, all such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, on the part of the Company under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

        (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Unaudited Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.11  INTELLECTUAL PROPERTY.

        (a) The Company owns, possesses or has rights to use all intellectual property rights, including, without limitation, licenses or other rights to use all computer software, software programs, all source and object code, algorithms, architecture, structure, display screens, layouts, development tools, trademarks, trademark applications, trade secrets, service mark applications, trade names, copyrights, copyright applications, compilations, inventions, mask work rights, mask work applications, franchises, drawings, designs, customer lists, proprietary know-how or proprietary processes or formulae, or other rights with respect thereto, and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records (collectively referred to as "INTELLECTUAL PROPERTY"), presently used in and material to the business of the Company as it is now being conducted as of the date of this Agreement including products currently under development (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). The Company Intellectual Property that has been developed by the Company is exclusively owned by the Company (except for material licensed from third parties to the Company for inclusion and incorporation into the Company Intellectual Property) and is free and clear of any liens.
    Schedule 2.11(a) sets forth a complete list of all material patents, registered and unregistered trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

        (b) Schedule 2.11(b) sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company is a party, which results in annual revenues to or payments by the Company in excess of $100,000 and pursuant to which the Company or to the Company's knowledge any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) or any trade secret of the Company, and includes the identity of all parties thereto. No person who has licensed Intellectual Property to the Company, where such Intellectual Property is a material component of any product offered by the Company, has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the

    Company. Except as listed in Schedule 2.11(b)(ii), the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any material license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

        (c) (i) Except as listed in Schedule 2.11(c)(i), no claims with respect to the Company Intellectual Property Rights have been asserted since 1985 or, to the Company's knowledge, are threatened by any person, nor, to the Company's knowledge, are there any valid grounds for any bona fide claims
    (A) to the effect that the manufacture, sale, licensing or use of any of the products of, or providing of any services by, the Company infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right or Intellectual Property of any other party, (B) against the use by the Company of any Intellectual Property used in and material to the Company's business as currently conducted and, to the Company's knowledge, products currently under development, or (C) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The business of the Company as currently conducted and, to the Company's knowledge, including products currently under development by the Company has not and does not infringe on any Intellectual Property of any third party. Except as set forth on Schedule 2.11(c)(ii), to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product or service of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

            (ii) Each employee who is currently employed by the Company and to the Company's knowledge, each employee who has been employed by the Company since January 1, 1993 and who has played a material role in the development of the Company's Intellectual Property (with the exception of those employees listed in Schedule 2.11(c)(iii)) has executed a proprietary information and confidentiality agreement substantially in the Company's standard forms.

        (d) All of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"). All of the Company's material products will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. Except as set forth on Schedule 2.11(d), all of the Company's internal computer systems which are material to the Company's operations (excluding any End User Licenses) and proprietary software products are Year 2000 Compliant. The Company has received an oral assurance from its accounting systems provider that the Company's accounting systems and software are Year 2000 Compliant and the Company is not aware of any reason why the Company's accounting systems and software would not be Year 2000 Compliant.

    2.12  AGREEMENTS, CONTRACTS AND COMMITMENTS.

        (a) Except as set forth in Sections 2.12(a) of the Disclosure Schedule, as of the date hereof the Company is not a party to nor is it bound by:

            (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment under which a firm or other organization provides services to the Company,

            (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

           (iii) any fidelity or surety bond or completion bond,

            (iv) any lease of personal property having a value individually in excess of $50,000 or $100,000 in the aggregate,

            (v) any agreement, contract or commitment containing any covenant limiting in a material way the freedom of the Company to engage in any line of business or to compete with any person,

            (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 or $100,000 in the aggregate,

           (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

          (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

            (ix) any outstanding purchase order or contract for the purchase of materials involving in excess of $50,000 individually or $100,000 in the aggregate,

            (x) any construction contracts,

            (xi) any distribution, joint marketing or development agreement, or

           (xii) any other agreement, contract or commitment that involves $100,000 or more or is not cancelable without penalty within ninety (90) days.

        (b) The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment required to be set forth on Schedule 2.12(a) (collectively a "CONTRACT"), nor is the Company aware of any circumstance which is likely to cause it to or otherwise create a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, except as otherwise disclosed in Section 2.12(b) of the Disclosure Schedule, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing. Following the Effective Time, the Company will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

    2.13 INTERESTED PARTY TRANSACTIONS. Except as set forth on Schedule 2.13, to the Company's knowledge, no officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) a material economic interest in any entity which furnished or sold, or furnishes or sells, a material amount of services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) a material economic interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a material beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11(b); provided, that (x) ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation and no more than ten percent (10%) of the outstanding equity of any other entity shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13 and (y) this provision shall only apply if the terms and conditions applicable to the subject relationship are materially less or more favorable to the Company than the terms and conditions that could be obtained in an arm's-length relationship.

    2.14 COMPLIANCE WITH LAWS. Except as set forth on Schedule 2.14, the Company has complied in all material respects with, is not in material violation of, and since 1990 has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

    2.15 LITIGATION. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in
Schedule 2.15, to the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No governmental entity has since 1990 formally challenged in writing or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

    2.16 INSURANCE. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    2.17 MINUTE BOOKS. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

    2.18  ENVIRONMENTAL MATTERS.

        (a) HAZARDOUS MATERIAL. The Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased. To the Company's knowledge, the Company has not released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"); the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"); the Federal Water Pollution Control Act, as amended ("FWPCA"); the Clean Air Act, as amended ("CAA"), and the regulations promulgated pursuant to said laws, but excluding office equipment and supplies and janitorial supplies properly and safely maintained (a "HAZARDOUS MATERIAL"). To the Company's knowledge, no hazardous materials are present as a result of the actions or omissions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

        (b) HAZARDOUS MATERIALS ACTIVITIES. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) PERMITS. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted, except where the failure to hold such an Environmental Permit would not have a Material Adverse Effect on the financial condition of the Company.

        (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which would be reasonably likely to result in the imposition upon the Company of any environmental liability.

    2.19 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except as set forth on Schedule 2.19, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or financial advisory fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Schedule 2.19 also sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.6) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and no such Third Party Expenses have been paid by the Company.

    2.20  EMPLOYEE MATTERS AND BENEFIT PLANS.

        (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (which definition shall apply only to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

            (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

            (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

           (iii) "COMPANY EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for all forms of deferred compensation of any kind, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may reasonably be expected to have any material liability contingent or otherwise;

            (iv) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

            (v) "EMPLOYEE AGREEMENT" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

            (vi) "IRS" shall mean the Internal Revenue Service;

           (vii) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

          (viii) "PENSION PLAN" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

        (b) SCHEDULE. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

        (c) DOCUMENTS. The Company has made available to Parent, where applicable, (i) correct and complete copies of all documents, if any, embodying each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets required under ERISA or the Code; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination, opinion, notification or advisory letters, as applicable, and the related application, and IRS rulings, closing agreements or compliance statements relating to each Company Employee Plan along with all related material, applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any establishments, increases or decreases in benefits or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

        (d)  EMPLOYEE PLAN COMPLIANCE.  Except as set forth on Schedule 2.20(d),
(i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any Company Employee Plan which may give rise to a material liability; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

        (e) PENSION PLANS. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

        (f) MULTIEMPLOYER PLANS. At no time has the Company contributed to or been obligated to contribute to any Multiemployer Plan.

        (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth in Schedule 2.20(g), no Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

        (h) NO COBRA VIOLATION. Neither the Company nor any Affiliate has, prior to the Effective Time violated in a material way any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar provisions of state law applicable to its employees which violation would result in a material liability for the Company.

        (i)  EFFECT OF TRANSACTION.

            (i) Except as provided in Section 1.6 of this Agreement or as set forth on Schedule 2.20(i)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (ii) No payment or benefit, which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee in connection with the transactions or any transaction entered into by Company prior to the Effective Date contemplated hereby, will be characterized as an "excess parachute payment", within the meaning of
       Section 280G(b)(1) of the Code.

        (j) EMPLOYMENT MATTERS. To the Company's knowledge, the Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any governmental or administrative authority, with respect to unemployment compensation benefits, or social security benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

        (k) LABOR. No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. Except as set forth in
Schedule 2.20(k), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to the Company. Except as set forth in Schedule 2.20(k), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        (l) NO INTERFERENCE OR CONFLICT. To the knowledge of the Company, no stockholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgement, decree or order of any court or administrative agency, that would materially interfere with such person's efforts to promote the interests of the Company or that would materially interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will, to the Company's knowledge, conflict with or result in a breach of the material terms, conditions or provisions of, or constitute a material default under, any contract or agreement under which any of such officer's, directors, employees or consultants is now bound.

    2.21 POOLING OF INTERESTS. To the Company's knowledge, based on consultation with Alexander, Aronson and Finning, its independent accountants, neither the Company nor any of its directors, officers or stockholders has taken any action which would preclude the Parent's ability to account for the Merger as a pooling of interests.

    2.22 WARRANTIES; INDEMNITIES. The Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company except in the ordinary course.

    2.23 COMPLETE COPIES OF MATERIALS. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

    2.24 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule and subject to the qualifications and exceptions expressed therein), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement or furnished in or in connection with documents mailed or delivered to the Parent's stockholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby represent and warrant to the Company that on the date hereof and, except as otherwise specifically referenced by date, as of the Effective Time as though made at the Effective Time that the representations and warranties set forth below shall be true and correct (unless the context requires otherwise, all references to the Parent herein shall be deemed to refer to the Parent and all of its subsidiaries):

    3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of Parent and its subsidiaries taken as a whole (hereinafter referred to as a "MATERIAL ADVERSE EFFECT ON THE PARENT").

    3.2 AUTHORITY. Subject only to the requisite approval of the Merger and this Agreement by Parent's stockholders, Parent and Merger Sub have all requisite corporate power and authority to enter into this

Agreement and to consummate the transactions contemplated hereby. The vote required of Parent's stockholders under the rules of the Nasdaq National Market to duly approve the Merger and this Agreement is that number of shares as would constitute a majority of the total votes cast on the proposal to approve the Merger in person or by proxy at a special meeting of Parent's stockholders duly held under Delaware law. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the approval of this Agreement and the Merger by the Parent's stockholders. The Board of Directors of each of Parent and Merger Sub have unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers). Subject only to the approval of the Merger and this Agreement by Parent's stockholders, the execution and delivery of this Agreement by Parent and Merger Sub do not, and immediately prior to the Effective Time, the consummation of the transactions contemplated hereby will not result in a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or its respective properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Government Entity or any third party (so as not to trigger any Conflict), is required at or prior to the Effective Time by or with respect to Parent or Merger Sub in connection with Parent's and Merger Sub's execution and delivery of this Agreement or its respective consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing and effectiveness of the Registration Statement on Form S-4 (or such other or successor form as shall be appropriate) (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission (the "SEC"), (iii) the Filing of a Form 8-K with the SEC within 15 days after the Closing Date, (iv) the listing of the Parent Common Stock to be issued upon Closing on the Nasdaq National Market, (v) compliance with applicable requirements, if any, for HSR Approval under the HSR Act, (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (vii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 6.3(c).

    3.3  CAPITAL STRUCTURE.

        (a) The authorized stock of Parent consists of 75,000,000 shares of Common Stock, of which 18,643,345 shares were issued and outstanding as of January 31, 1998, and 5,000,000 shares of Preferred Stock, none of which is issued or outstanding as of January 31, 1998. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and not subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound.

        (b) Parent has reserved 900,000 shares of Parent Common Stock for issuance to employees and consultants pursuant to the 1998 Stock Option Plan of which no shares are subject to outstanding, unexercised options and all such shares remain available for future grant. Parent has reserved 3,550,000 shares of Parent Common Stock for issuance to employees and consultants pursuant to the 1989 Incentive Stock Plan, of which as of January 31, 1998, 2,016,861 shares are subject to outstanding, unexercised options and 174,422 shares remain available for future grant. In addition, Parent has reserved 150,000 shares of Parent Common Stock for issuance to directors pursuant to the 1995 Director Option Plan, of which as of January 31, 1998, 45,000 shares are subject to outstanding, unexercised options and 82,500 shares remain available for future grant. Parent has reserved 825,000 shares of Parent Common Stock for issuance to employees pursuant to the 1991 Employee Stock Purchase Plan, of which as of January 31, 1998, 454,346 shares had been issued to employees and 370,654 shares remain available for future issuance. Parent has reserved 1,000,000 shares of Parent Common Stock for issuance upon exercise of outstanding Parent Options granted pursuant to the Supplemental Stock Option Plan of which as of January 31, 1998, 542,904 shares are subject to outstanding, unexercised options and 456,096 shares remain available for future grant. In addition, Parent has reserved 226,016 shares of Common Stock issuable pursuant to outstanding unexercised options held by former optionholders of a subsidiary that was merged into Parent.

        (c) The shares of Parent Common Stock to be issued pursuant to the Merger and to be issued upon the exercise of Options and Warrants of the Company assumed pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable.

    3.4 SEC DOCUMENTS; PARENT FINANCIAL STATEMENTS. Parent has furnished or made available to the Company true and complete copies of all reports, registration statements (except on Form S-8) and definitive proxy statements filed by it (together with any amendments required to be made with respect thereto) with the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT") and under Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") subsequent to December 31, 1996, all in the form so filed (all of the foregoing together with all exhibits and schedules thereto and documents incorporated by reference therein being collectively referred to as the "SEC DOCUMENTS"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act as applicable and the rules and regulations of the SEC promulgated thereunder, and, to the knowledge of Parent, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The SEC Documents constitute all reports, registration statements, proxy statements and other filings required to be made by Parent pursuant to the Securities Act and the Exchange Act subsequent to December 31, 1996. All material contracts and other documents of Parent and its subsidiaries required to be filed as exhibits to the SEC Documents have been filed as required. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "PARENT FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments which will not be material in amount or significance). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

    3.5 NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, Parent has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Parent; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Parent; or (c) any damage to, destruction or loss of any assets of the Parent, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent.

    3.6 LITIGATION. There is no action, suit or proceeding of any nature pending or, to the Parent's knowledge, threatened against the Parent, its properties or to the Parent's knowledge any of its officers or directors, in their respective capacities as such which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. To Parent's knowledge, there is no investigation pending or threatened against Parent, its properties or, to Parent's knowledge, any of its officers and directors by or before any governmental entity. No governmental entity has at any time challenged the legal right of the Parent to manufacture, offer, sell or deliver any of its products or services in the present manner or style thereof.

    3.7 REGISTRATION STATEMENT. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement or the Joint Proxy Statement (as defined below in Section 5.1) shall, at the respective times such documents are filed with the SEC, and, in the case of the Registration Statement, when it becomes effective, and in the case of the Joint Proxy Statement, when it is first mailed to the stockholders of Company and to the stockholders of the Parent and at the time of the Company Stockholders' Meeting and the Parent Stockholders' Meeting (each as defined below in Section 5.2), to Parent's knowledge, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    3.8 OPINION OF FINANCIAL ADVISOR. Parent has received the written opinion of its financial advisor, BancAmerica Robertson Stephens, that the Exchange Ratio is fair to Parent from a financial point of view.

    3.9 INTELLECTUAL PROPERTY. Parent owns, possesses or has rights to use all Intellectual Property presently used in and material to the business of Parent as it is now being conducted as of the date of this Agreement including products currently under development ("PARENT INTELLECTUAL PROPERTY RIGHTS"). The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, will neither cause Parent to be in violation or default under any material license, sublicense or other agreement to which Parent is a party and under which Parent or, to Parent's knowledge, any other person is authorized to use any Parent Intellectual Property Rights (excluding any end-user licenses), nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth on Schedule 3.9, no claims with respect to Parent's Intellectual Property Rights are currently pending or have been asserted since September 30, 1995 or, to Parent's knowledge, are threatened by any person, nor are there any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of, or providing of any services by, Parent infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right or Intellectual Property of any other party, (ii) against the use by Parent of any Intellectual Property used in and material to Parent's business as currently conducted including products currently under development, or (iii) challenging the ownership by Parent, validity or effectiveness of any of Parent Intellectual Property Rights. To Parent's knowledge, the business of Parent as currently conducted including products currently under development by Parent has not and does not infringe on any Intellectual Property of any third party. To Parent's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of the Parent. No Parent Intellectual Property Right or product or service of Parent is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent.

    3.10 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Parent when read in conjunction with the SEC Documents nor any statement made in any certificate furnished by Parent pursuant to this Agreement, to Parent's knowledge, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

    3.11 NO UNDISCLOSED LIABILITIES. Parent does not have any liability, obligation, expense or claim, deficiency, guaranty or endorsement of any type (whether accrued, absolute, contingent, matured unmatured or other) which if known would be required to be reflected in the financial statements of Parent in accordance with GAAP, except for any such liability, obligation or claim which
(i) has been reflected in

Parent's balance sheet at September 30, 1997, or (ii) has arisen in the ordinary course of Parent's business since September 30, 1997, consistent with past practices.

    3.12 COMPLIANCE WITH LAWS. Parent has complied in all material respects with, is not in material violation of, and has not received any notice of violation with respect to, any foreign, federal, state or local statute, law or regulation.

    3.13 INSURANCE. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees (including but not limited to medical doctors, registered nurses and other medical staff), officers and directors of Parent, there is no claim by Parent pending under any of such policies or bonds as to which coverage has been questioned, denied or disrupted by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bond have been paid and Parent is otherwise in material compliance with all such policies and bonds (or all other policies and bonds providing substantial similar insurance coverage.

    3.14 FORM S-3 ELIGIBILITY. Parent is eligible to register the shares of Parent Common Stock on a registration statement on Form S-3 under the Securities Act.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (except as contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Following the date of this Agreement, the Company shall promptly notify Parent of any material event or occurrence or emergency not in the ordinary course of its business, and any event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

        (a) Enter into any material commitment or transaction not in the ordinary course of business;

        (b) Transfer to any person or entity any material rights to the Company Intellectual Property Rights (other than pursuant to end-user licenses in the ordinary course of business);

        (c) Enter into any material agreements (or material amendments thereto) pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company other than in the ordinary course of business consistent with past practices;

        (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or knowingly violate any terms, which would be reasonably likely to create a material liability, in any of the agreements set forth or described in the Disclosure Schedule;

        (e) Commence any litigation;

        (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase except for repurchase of Company Common Stock in the ordinary course of business under the terms of the Company's Stock Option Plan where the aggregate amount of such repurchases do not exceed $50,000, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

        (g) Except as set forth on Schedule 2.2(b) and except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options or Warrants, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

        (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

        (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $25,000 in the case of a single transaction or in excess of $50,000 in the aggregate for any thirty (30) day period.

        (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

        (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

        (l) Grant any severance or termination pay to any director, officer, employee or consultant, except payments made in accordance with the ad hoc severance practice of the Company or pursuant to standard written agreements outstanding on the date hereof (which such agreements are disclosed on Schedule 4.1(l)). Notwithstanding the foregoing, no severance or termination payments made by the Company shall exceed $50,000 in the case of an individual and $100,000 in the aggregate;

        (m) Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer to any person whose aggregate annual base salary would exceed $100,000, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant other than in connection with normal annual bonus and salary adjustments for all non-officers and directors upon consultation with Parent, or increase the salaries or wage rates of its employees, except as consistent with the ordinary course of the Company consistent with past practice (provided that the price per share of any equity participation in the Company shall be agreed in advance by Parent) or consistent with the Projected Financial Summary for the period ending December 31, 1998 dated as of January 14, 1998.

        (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

        (o) Take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of the Company which would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests or any other action that could jeopardize the tax-free reorganization hereunder;

        (p) Pay, discharge or satisfy, in an amount in excess of $25,000, in any one case, or $50,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Unaudited Company Financials or that arose in the ordinary course of business subsequent to December 31, 1997 or unless payment of such claim, liability or obligation is due in accordance with its terms or expenses consistent with the provisions of this Agreement incurred in connection with the transactions contemplated hereby not in excess of $50,000;

        (q) Make or change any material election in respect of Taxes, materially change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, except in the ordinary course of business consistent with past practice; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes at a time later than the Effective Time;

        (r) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement except in the ordinary course of business;

        (s) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

        (t) Waive or commit to waive any rights with a value in excess of $25,000, in any one case, or $100,000, in the aggregate;

        (u) Cancel or materially amend any insurance policy other than in the ordinary course of business;

        (v) Materially alter, or enter into any commitment to materially alter, its ownership interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any ownership interest on the date hereof;

        (w) Accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock except as provided for in existing agreements which have not been amended or modified in anticipation of the transactions contemplated by this Agreement;

        (x) Hire or terminate employees or encourage employees to resign except in the ordinary course of business;

        (y) Take any actions which would be reasonably likely to lead to destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

        (z) Take any actions inconsistent with the human resource and personnel policies of the Company or Parent that would be reasonably likely to violate any labor laws or regulations;

        (aa) Change the Company's accounting methods or practices (including any change in depreciation or amortization policies or rates) except for any changes listed in Schedule 2.5(b);

        (bb) Make a material change in the policies regarding pricing or royalties set or charged by the Company to its customers or licensees or agree to a material change in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company; or

        (cc) Take, or agree in writing or otherwise to take, or have any of the Company's directors, executive officers or employees take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (bb) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    4.2 NO SOLICITATION. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries

(whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets (excluding equity-based compensation for employees and prospective employees, (collectively "EQUITY COMPENSATION")), (b) provide information with respect to it to any person, other than Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries (excluding Equity Compensation), (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries (excluding Equity Compensation), or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries (excluding Equity Compensation) by any person, other than by Parent. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Except as contemplated by this Agreement, disclosure by the Company of the terms hereof (other than the prohibition of this section) shall be deemed to be a violation of this Section 4.2.

    4.3 CONDUCT OF BUSINESS OF PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Parent agrees (except as contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Following the date of this Agreement, Parent shall promptly notify the Company of any materially negative event related to Parent or its business.

    4.4 EXERCISE OF OPTIONS. The Company agrees to use its best efforts to encourage all holders of options to purchase the Company's Class B Common Stock to exercise such options in accordance with their terms prior to the Effective Time. Notwithstanding the foregoing, the Company may not require any holder of options to purchase the Company's Class B Common Stock to exercise such options.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PARENT AND COMPANY STOCKHOLDER APPROVAL; REGISTRATION STATEMENT AND JOINT PROXY STATEMENT; OTHER FILINGS.

        (a) As promptly as practicable but, unless otherwise mutually agreed, in no event later than twenty-four days following execution of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC a Joint Proxy Statement (defined below) or a registration statement on Form S-4 (the "REGISTRATION STATEMENT") registering (i) the offer and sale of the shares of Parent

    Common Stock which shall include therein a proxy statement (the "JOINT PROXY STATEMENT"), relating to the approval of the Merger and which complies as to form with all applicable SEC requirements and (ii) the resale of the shares of Parent Common Stock by certain stockholders of the Company as provided in the Registration Rights Agreement (as defined herein). Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Joint Proxy Statement shall include the recommendation of the Boards of Directors of the Company and Parent in favor of the Merger which shall not be changed unless the Board of Directors of the Company or the Parent, as the case may be, upon advice of its outside legal counsel, shall determine that to include such recommendation or not withdraw such recommendation if previously included would constitute a breach of such Board's fiduciary duty under applicable law.

        (b) The Company shall provide to Parent and its counsel for inclusion in the Joint Proxy Statement, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company, its operations, capitalization, technology, share ownership and other material as Parent or its counsel may reasonably request. Each of Parent and the Company shall use its reasonable best efforts to respond to any comments of the SEC and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall cause the Joint Proxy Statement to be mailed to the Company's stockholders and the Parent shall cause the Joint Proxy Statement to be mailed to the Parent's stockholders, respectively, at the earliest practicable time.

        (c) As promptly as practicable after execution of this Agreement, Parent and the Company shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or blue sky laws relating to the Merger and the transactions contemplated by this Agreement, including, without limitation, under the HSR Act and state takeover laws ("OTHER FILINGS").

        (d) Each party will notify the other parties hereto promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement or for additional information or upon the receipt of comments from any other government agency concerning any Other Filings and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff, or any other applicable government agency, on the other hand, with respect to the Registration Statement or the Joint Proxy Statement or Other Filings, as applicable. Whenever any event occurs which should be set forth in an amendment or supplement to the Joint Proxy Statement and the Registration Statement, or other response in connection with an Other Filing, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or other government agency.

    5.2  MEETING OF STOCKHOLDERS.

        (a) The Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "COMPANY STOCKHOLDERS' MEETING") as soon as is practicable. The Company shall consult with Parent and use its best efforts to hold the Company Stockholders' Meeting on the same day as the Parent Stockholders' Meeting (as defined below). Subject to Sections 4.2 and 5.1, the Company shall use reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger.

        (b) Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law, its Certificate of Incorporation and Bylaws, and the rules of the Nasdaq National Market to convene a meeting of its stockholders (the "PARENT STOCKHOLDERS' MEETING") as soon as is practicable. Parent shall consult with the Company and shall use all reasonable efforts to hold the

    Parent Stockholders' Meeting on the same day as the Company Stockholders' Meeting. Subject to Section 5.1, Parent shall use reasonable efforts to solicit from stockholders of Parent proxies in favor of the issuance of the Parent Common Stock to be issued to stockholders of the Company pursuant to this Agreement.

        (c) The Company and Parent shall also use all reasonable best efforts to hold such meetings on or prior to June 30, 1998.

    5.3 REGISTRATION RIGHTS AGREEMENT. At the Effective Time, Parent shall execute and deliver for execution to each of the stockholders listed on Schedule
5.3 hereof the Registration Rights Agreement in the form attached hereto as EXHIBIT A (the "REGISTRATION RIGHTS AGREEMENT").

    5.4 ACCESS TO INFORMATION. Subject to any applicable contractual confidentiality obligations (which each Party shall use its reasonable best efforts to cause to be waived) each party shall afford the other parties and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the other party may reasonably request, subject, in the case of Parent, to reasonable limits on access to its technical and other non-public information. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.5 CONFIDENTIALITY. Subject to the terms of the Standstill Agreement dated September 30, 1997 between the parties and Section 4.2 hereof, each of the parties hereto hereby agrees to keep the terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation pursuant to Section 5.4, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party without confidentiality restrictions from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers (provided that such party shall have provided the other party with prior notice of such required disclosure and an opportunity to object or take other available action) or (f) which is disclosed in the course of any litigation between any of the parties hereto.

    5.6 EXPENSES. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. In the event the Merger is consummated, all reasonable fees and expenses incurred by the Company in connection with the Merger including, without limitation, all Third Party Expenses incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be assumed by and paid for the Parent to the relevant third parties at closing; provided, however, that any Third Party Expenses in excess of four million dollars ($4,000,000) (the "EXCESS EXPENSES") shall be deducted from the Escrow Fund (as defined herein) without regard to the Escrow Basket (as defined herein).

    5.7 PUBLIC DISCLOSURE. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to Parent, by the rules and regulations of the Nasdaq National Market, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this

Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

    5.8 CONSENTS. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the material Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of and benefits to the Company thereunder.

    5.9 FIRPTA COMPLIANCE. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

    5.10 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that neither the Company nor the Parent shall be required to agree to any divestiture by Parent or the Company, as may be applicable, or any of Parent's or the Company's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    5.11 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement (as modified by the Schedules) to be untrue or inaccurate in any material way at or prior to the Effective Time and (ii) any failure of the Company or Parent or Merger Sub, as the case may be, to comply with or satisfy in any material way any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect any remedies available to the party receiving such notice.

    5.12 CERTAIN BENEFIT PLANS. Subject to compliance with pooling-of-interest accounting treatment of the Merger, Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefits programs substantially comparable to those applicable to employees of Parent on similar terms, as soon as practicable after the Effective Time (provided, however, that the foregoing shall not require any new options granted by Parent to employees of the Company to be Incentive Stock Options).

    5.13 POOLING ACCOUNTING. The Company and Parent shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company and the Parent shall each use its best efforts to cause its respective employees, directors, stockholders and affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of the Company, which reasonably would be expected to (i) interfere with Parent's ability to account for the Merger as a pooling of interests or (ii) jeopardize the tax-free nature of the reorganization hereunder.

    5.14 AFFILIATE AGREEMENTS. Schedule 5.14 sets forth those persons who, in the Company's reasonable judgment, are "affiliates" of the Company within the meaning of Rule 145 (each such person an "AFFILIATE") promulgated under the Securities Act ("RULE 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Each of Parent and the Company shall deliver or cause to be delivered to the other, concurrently with the execution of this Agreement from each of their Affiliates, an executed Affiliate Agreement in the forms attached hereto as EXHIBIT B-1 or EXHIBIT B-2 or EXHIBIT B-3, as applicable, which shall include a covenant that each Affiliate, subject to certain exceptions, shall not sell, transfer or otherwise dispose of Parent Common Stock from the date of this Agreement until Parent has published financial statements containing at least 30 days of combined financial results of Parent and the Company. The Affiliate Agreement shall also contain a covenant requiring certain of the stockholders of the Company or the Parent, as appropriate, who are also executive officers or directors of the Company or the Parent to vote all shares held by such persons in favor of the Agreement and the Merger. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

    5.15 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

    5.16  EMPLOYEE AGREEMENTS.  Simultaneously with the Effective Date, Charles
M. Jacobs, Susan Weagly Jacobs, Josephine A. Lamprey and Henry F. Nelson, Jr. (collectively, the "CONTRACTED EMPLOYEES") shall all have entered into severance, consulting, and/or employment agreements (the "EMPLOYEE AGREEMENTS") with Parent, containing non-competition covenants which shall become effective as of the Effective Time, in substantially the forms attached hereto as EXHIBIT C-1 and EXHIBIT C-2. In addition, simultaneously with the Effective Date, the Company shall use best efforts to ensure that all individuals listed on Schedule
5.16 who are not Contracted Employees will also have entered into Employee Agreements dated as of the Effective Date. Notwithstanding the foregoing, any individual listed on Schedule 5.16 who is not a Contracted Employee who has failed to enter into an Employee Agreement shall have entered into a non-competition agreement dated as of the Effective Date containing substantially the same provisions as the non-competition covenants contained in the Employee Agreements.

    5.17 NASDAQ NATIONAL MARKET LISTING. Parent shall authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.18 BLUE SKY LAWS. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

    5.19 COMPANY'S AUDITORS. The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (ii) the review of any Company audit or review work papers for up to the past three years, including the examination of selected interim financial statements and data, and (iii) the delivery of such representations from the Company's independent accountants as may be reasonably requested by Parent or its accountants in order for Parent's accountants to render the opinion called for by Section 6.3(i) hereof.

    5.20 BOARD REPRESENTATION. Prior to the Effective Time, the Company's Board of Directors will approve Douglas L. Elden as the Company representative (the "COMPANY REPRESENTATIVE") to serve on the Parent's Board of Directors, and will approve a printed list of certain individuals as approved replacements for the Company Representative. Parent agrees to appoint the Company Representative to Parent's Board of Directors as of the Effective Time. In the event Parent implements a classified Board of Directors consisting of staggered terms, the Company Representative shall be appointed to the class which has the longest term subject to Parent's right to request resignation as provided herein. In the event the Company Representative resigns or is removed from Parent's Board of Directors (except as otherwise provided herein) Parent agrees to nominate to fill the vacancy a candidate from the list to be provided by the Company in the order listed thereon (or if there are no individuals willing to serve on the Parent's Board of Directors from such exhibit, a new Company Representative designated by the most recent Company Representative who is reasonably acceptable to Parent), which successor shall serve on Parent's Board of Directors; provided, however, upon Parent's request, the Company Representative shall resign from the Board of Directors upon the earlier of when the Company's stockholders who are parties to the Registration Rights Agreement (the "SELLING STOCKHOLDERS") (i) are provided the opportunity pursuant to a registered public offering to sell two million (2,000,000) shares of Parent Common Stock for at least sixty million dollars ($60,000,000) of aggregate gross proceeds (excluding Selling Expenses); (ii) are otherwise able to sell in any three month period or have already sold in the aggregate two million (2,000,000) shares of Parent Common Stock; or (iii) have sold or otherwise disposed of in the aggregate 80% of their shares of Parent Common Stock.

    5.21 INTERIM FINANCIAL STATEMENT. If the Closing occurs after May 30, 1998, Parent agrees to prepare and publish (in accordance with applicable "pooling of interests" accounting rules) as soon as practicable an interim financial statement with combined financial results of Parent and the Company for the first full month of operations of such companies.

    5.22 TRANSACTION STRUCTURE. Parent and the Company shall each use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

    5.23  INDEMNIFICATION CONTINUATION.

        (a) For purposes of this Section 5.23 (i) "INDEMNIFIED PERSON" means any person who is now, or has been at any time between the date of this Agreement and prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise, or a general partner of any partnership, or a trustee of any trust and (ii) "PROCEEDING" means any claim, action, suit, proceeding or investigation.

        (b) From and after the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation, to provide indemnification to the same extent and under similar conditions and procedures as offered to officers and directors of Parent, to each Indemnified Person in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time.

        (c) The rights of each Indemnified Person hereunder shall be in addition to any other rights such Indemnified Person may have under Delaware Law, the Company's Certificate of Incorporation or Bylaws in effect prior to the Effective Time, any agreement or otherwise. The provisions of this Section
    5.23 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit and may be relied upon each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

        (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties or assets to any person or entity, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.23 proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth in this Section 5.23.

    5.24  COMPANY BENEFITS.

        (a) For a period of one year following the Effective Time, Parent will either (i) cause to remain in effect all Company Employee Plans as in effect on the date of this Agreement; provided, however, that to the extent Parent is unable to assume any Company Employee Plan under comparable terms and conditions existing immediately prior to the Effective Time, Parent may, in its sole discretion, substitute a comparable plan or (ii) make available to eligible employees of the Company employee benefits under plans of Parent that provide benefits that are no less favorable, taken as a whole, to the benefits provided to similarly situated employees of Parent.

        (b) In the event that Parent permits employees of the Company to participate in its employee benefit plans (the "PARENT PLANS"), then for purposes of determining the eligibility, vesting of benefits, or entitlement to benefits (including any severance or vacation plans or arrangements of Parent), the calculation of service credited for employees of the Company under Parent Plans shall be based on service credited pursuant to the comparable plan maintained by Company immediately prior to the Effective Time.

        (c) The provisions of this Section 5.24 are intended to benefit, and may be enforced by the employees covered by such provisions. This Section 5.24 shall be binding upon all successors and assigns of the Company, Parent, Merger Sub, and the Surviving Corporation.

        (d) For a period of not less than one year following the Effective Time, Parent shall maintain the Company's Marlborough, Massachusetts operations in Marlborough, Massachusetts and shall not make relocation from the Marlborough, Massachusetts area a condition of employment for any persons employed by the Company.

    5.25 RESTATEMENT OF COMPANY FINANCIAL STATEMENTS. Parent agrees that the restatement of the Company's license revenue in connection with the SEC review of the Joint Proxy Statement shall not be deemed to be a Material Adverse Change (as defined herein) of the Company.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of each of the Company and Merger Sub, and the stockholders of Parent shall have approved the issuance of the Parent Common Stock to be issued to stockholders of the Company pursuant to this Agreement.

        (b) REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

        (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

        (d) TAX OPINIONS. Parent and the Company shall each have received substantially identical written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and, Ropes & Gray, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) NASDAQ LISTING. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse change in the business, results of operations or financial prospects ("MATERIAL ADVERSE CHANGE") of Parent; and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

        (c) THIRD PARTY CONSENTS. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained the consents, approvals and waivers set forth in Schedule 6.2(c).

        (d) LEGAL OPINION. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, in the form attached hereto as Exhibit D.

        (e) MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change of Parent since the date of the Current Balance Sheet. For purposes of this condition, a decline in the trading price of Parent's Common Stock, whether occurring at any time or from time to time, as reported by Nasdaq or any other automated quotation system or exchange shall not, in and of itself, constitute a Material Adverse Change.

        (f) REGISTRATION RIGHTS AGREEMENT. The Parent shall have delivered an executed copy of the Registration Rights Agreement.

        (g) CHIEF EXECUTIVE OFFICER. Joseph P. Tallman shall be CEO of Parent at time of Closing and shall not have tendered his resignation or announced his intent to resign, nor shall he be Disabled (as such term is defined in his employment agreement).

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Material Adverse Change on the Company; and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer and chief financial officer of the Company;

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied (which performance or compliance shall be subject to the Company's ability to cure as provided in Section 8.1(d) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company;

        (c) THIRD PARTY CONSENTS. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 6.3(c).

        (d) LEGAL OPINION. Parent shall have received a legal opinion from Ropes & Gray, legal counsel to the Company, in substantially the form attached hereto as EXHIBIT E.

        (e) AFFILIATE AGREEMENTS. Each of the parties identified by the Company as being an Affiliate of the Company listed on Schedule 5.14 shall have delivered to Parent an executed Affiliate Agreement which shall be in full force and effect.

        (f) MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change of Company since the date of the Current Balance Sheet.

        (g) EMPLOYEE AGREEMENTS. All Contracted Employees shall have executed and delivered to Parent Employee Agreements in substantially the forms of EXHIBIT C-1 and EXHIBIT C-2 and all of such Employee Agreements shall be in full force and effect. In addition, all individuals listed on Schedule 5.16 who are not Contracted Employees shall either have entered into an Employee Agreement or shall have entered into a non-competition agreement containing substantially the same provisions as the non-competition covenants contained in the Employee Agreements, and such agreement shall be in full force and effect.

        (h) NO DISSENTERS. Holders of more than 5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

        (i) OPINION OF ACCOUNTANTS. Parent shall have received a letter from Arthur Andersen LLP regarding such firm's concurrence with Parent management's conclusions as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if consummated in accordance with this Agreement. In addition, the Company's accountants shall have provided a letter, satisfactory in form and substance to Parent, regarding the appropriateness of pooling of interests accounting for a transaction involving the Company.

        (j) STOCK OPTIONS. Immediately prior to the Effective Time, there shall be no outstanding options, warrants or other rights to acquire Company Common Stock, including but not limited to options to purchase the Company's Class B Common Stock.

                                  ARTICLE VII
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

    7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedule) and all of Parent's and Merger Sub's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the date which is six months following the Effective Time (the "EXPIRATION DATE"), except that Parent's representations and warranties in Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12 and 3.13 or in any instrument delivered pursuant to this Agreement shall terminate upon the Effective Time. Parent's covenants shall survive the Merger except as otherwise provided for.

    7.2  ESCROW ARRANGEMENTS.

        (a) ESCROW FUND. At the Effective Time, the Company's stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any Recapitalization of Parent Common Stock effected by Parent after the Effective
Time) without any act of any stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any stockholder, will be deposited with The First National Bank of Chicago, (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.2(g) below)) as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and at Parent's cost and expense. The portion of the Escrow Amount contributed on behalf of each stockholder of the Company shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6(a). The Escrow Fund shall be available to compensate Parent and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (calculated after deduction for insurance proceeds recovered or recoverable) (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Parent or for which Parent would otherwise be liable (including Losses incurred by the Surviving Corporation) as a result of any inaccuracy or breach of a representation or warranty of the Company or any contained in Article II herein or in any instrument delivered pursuant to this Agreement (each as modified by the Disclosure Schedule), or any failure by the Company to perform or comply with any covenant contained herein. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration. The right of Parent and its subsidiaries (including the Surviving Corporation) after the Effective Time to assert indemnification claims and receive indemnification payments from the Escrow Fund pursuant to this Article VII shall be the sole and exclusive right and remedy exercisable by such parties with respect to any breach in any representation, warranty, or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereby. Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d) below) identifying Losses, the aggregate amount of which exceed $750,000 (the "ESCROW BASKET"), have been delivered to the Escrow Agent as provided in paragraph (e); in such case, Parent may recover from the Escrow Fund the total of its cumulative Losses, including the first $750,000. For the sole purpose of calculating Losses to extent arising as a result of an incident to a breach of representation and warranty of the Company, set forth herein, such representations and warranties shall be read as if all references to "material" and "materiality" and phrases of similar meaning were deleted therefrom. Notwithstanding the foregoing, Parent may receive shares from the Escrow Fund in connection with reimbursement for any Excess Expenses upon delivery to the Escrow Agent of a certificate signed by any officer of Parent, without regard for the Escrow Basket stated above. The procedures for obtaining such reimbursement shall be similar to the procedures set forth in Section 7.2(b)-(k) herein for obtaining indemnification for Losses in that the Parent shall submit a claim upon payment of any Excess Expenses.

        (b)  ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW
PERIODS. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., California time, on the Expiration Date (the "ESCROW PERIOD"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(f) hereof, to satisfy any unsatisfied Losses concerning facts and circumstances existing prior to the termination of such Escrow Period specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period. As soon as all such Losses have been resolved, the Escrow Agent shall deliver to the stockholders of the Company the remaining portion of the Escrow Fund not required to satisfy any other such unresolved Loss. Deliveries of Escrow Amounts to the stockholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

        (c)  PROTECTION OF ESCROW FUND.

            (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

            (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the recordholders thereof. Cash dividends on Parent Common Stock in the Escrow Fund will be distributed to the recordholders thereof as a condition to receiving payment of such dividends, but in the event that Parent Common Stock is delivered from the Escrow Fund to the Parent, the recordholders thereof shall agree to return any dividends received on such stock to the Escrow Fund for distribution to Parent as a condition to receiving payment of such dividends.

           (iii) Each stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

            (iv) No Stockholder may assign or transfer any rights in Parent Common Stock that is held in the Escrow Fund except in connection with a sale of Parent Common Stock in accordance with Section 1.8(c).

        (d)  CLAIMS UPON ESCROW FUND.

            (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and to the extent known a reasonable summary of the facts underlying the claim, and if no objection is received from the Securityholder Agent in accordance with
       Section 7.2(e), the Escrow Agent shall, subject to the provisions of Sections 7.2(a) and 7.2(e), deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

            (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to
       Section 7.2(d)(i) hereof, the shares of Parent Common Stock shall be valued at the market price as reported on the Nasdaq National Market of the Parent Common Stock on the trading day prior to the Closing Date. Parent and the Securityholder Agent shall certify such fair market value in a certificate signed by both Parent and the Securityholder Agent, and shall deliver such certificate to the Escrow Agent.

        (e) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

        (f)  RESOLUTION OF CONFLICTS; ARBITRATION.

            (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

            (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

           (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Palo Alto, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of sixty percent (60%) of the disputed amount plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Securityholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs ("ESCROW CONTEST FEES"), incurred by the other party to the arbitration. If the Parent is the prevailing party, the amounts owed by the Non-Prevailing Party shall be paid solely from the Escrow Fund, unless the arbitrator determines that the Non-Prevailing Party has made an opposition to a claim in bad faith, in which case the arbitrator may direct the Non-Prevailing Party to pay some or all of the Prevailing Party's Escrow Contest Fees from its own funds and not from the Escrow Fund.

        (g)  SECURITYHOLDER AGENT OF THE STOCKHOLDERS; POWER OF ATTORNEY.

            (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Charles Jacobs shall be appointed as agent and attorney-in-fact (the "SECURITYHOLDER AGENT") for each stockholder of the Company (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under Delaware
       Law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the stockholders of the Company.

            (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

        (h) ACTIONS OF THE SECURITYHOLDER AGENT. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

        (i) THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent, as representative for the stockholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented in writing to any such settlement and acknowledged that the claim by Parent is a valid claim against the Escrow Fund, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

        (j)  ESCROW AGENT'S DUTIES.

            (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

            (ii) The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of law, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

           (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

            (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

            (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

            (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

           (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

          (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

        (k) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Parent promises to pay these sums upon demand.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    8.1 TERMINATION. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

        (a) by mutual consent of the Company and Parent;

        (b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific time) on July 3, 1998 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal; or (iv) the approval of the Merger by the Company's stockholders required by Section 5.2(a) or the approval by Parent's stockholders of the issuance of the Parent Common Stock pursuant to this Agreement required by Section 5.2(b) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof;

        (c) by Parent or the Company if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger; in either case, the unavailability of which assets or business would have a Material Adverse Effect on Parent or would reasonably be expected to have a Material Adverse Effect on Parent's ability to realize the benefits expected from the Merger;

        (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within (30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days (but no cure period shall be required for a breach which by its nature cannot be cured);

        (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within (30) days (but no cure period shall be required for a breach which by nature cannot be cured);

        (f) by the Parent if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement;

        (g) by the Company if an event having a Material Adverse Effect on the Parent shall have occurred after the date of this Agreement; or

        (h) by Parent if the Company's Board of Directors shall have failed to recommend or change its recommendation concerning the Merger or shall have disclosed in any manner its intention to change such recommendation.

        (i) by the Company if the Parent's Board of Directors shall have failed to recommend or change it recommendation concerning the Merger or shall have disclosed in any manner its intention to change such recommendations.

        (j) by the Company for such time but only during such time that the average closing price of a share of Parent Common Stock over any twenty (20) consecutive trading days as reported on the Nasdaq National Market is less than $27.14 per share, as appropriately adjusted to reflect a Recapitalization of the Parent Common Stock.

    Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and, except as otherwise provided in Section 8.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any willful breaches of this Agreement prior to its termination as provided in Section 8.3; and provided further that, the provisions of Sections
5.5 and 5.6 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    8.3  TERMINATION FEE.

        (a) The Company shall pay to Parent, a termination fee of $3,900,000, payable in cash by wire transfer or cashier's check (or assets, if sufficient cash is not readily available), in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, Parent is not in material breach of its obligations under this Agreement, and any of the following events has occurred:

            (i) the Company has willfully breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied;

            (ii) the Merger has been submitted to a vote of the Company's stockholders as required hereunder, and the stockholders of the Company shall have failed to approve the Merger by a requisite vote required for such approval; or

           (iii) the Board of Directors of the Company shall have failed to recommend or changed its recommendation concerning the Merger, or shall have disclosed, in any manner, its intention not to recommend or to change such recommendation.

        (b) The Parent shall pay to the Company, a termination fee of $3,900,000, payable in cash by wire transfer or cashier's check in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, the Company is not in material breach of its obligations under this Agreement, and any of the following events has occurred:

            (i) Parent has willfully breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not be satisfied;

            (ii) the Board of Directors of Parent shall have failed to recommend or shall have changed its recommendation concerning the Merger, or shall have disclosed, in any manner, its intention not to recommend or to change its recommendation to stockholders concerning the Merger; or

           (iii) the issuance of the Parent Common Stock pursuant to this Agreement shall have been submitted to a vote of Parent's stockholders and the stockholders of the Parent shall have failed to approve such issuance by the requisite vote required for such approval.

        (c) Any termination payment required under Section 8.3(a) or (b) shall be made by the applicable party within ten (10) days after termination of this Agreement.

        (d) A party's right to a termination fee pursuant to Section 8.3 hereof shall be such party's sole and exclusive remedy, provided such party is both entitled to and elects to terminate its obligations to consummate the Merger pursuant to Section 8.1 on a date prior to the Effective Time (the "TERMINATION DATE"); provided further, if a party is not entitled to a termination fee pursuant to Section 8.3 but is otherwise entitled to terminate pursuant to Section 8.1, such party shall not have any rights or remedies in law or equity against the other party. Notwithstanding the foregoing, if as of the Termination Date (i) Parent is entitled to receive payment of a termination fee pursuant to Section 8.3(a), (ii) the Company is not entitled to exercise the right to terminate its obligations under the Agreement pursuant to Section 8.1(j), and (iii) the Company signs an agreement or otherwise agrees with a third party (including, but not limited to a letter of intent or memorandum of understanding, or term sheet, whether or not such agreement, memorandum or term sheet is binding) within six (6) months of the Termination Date to effect the merger, consolidation, sale of substantially all of the assets of the Company, or transfer or more than 50% of the voting securities of the Company in one or more transactions, to such third party or any affiliate thereof, then the payment called for by this Section 8.3 shall not be deemed to be a liquidated damage, and shall be in addition to any rights or remedies that Parent may otherwise have at law or equity.

    8.4 AMENDMENT. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

    8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    8.6 INTENT TO TERMINATE. At any time when the Company is eligible to exercise its termination right pursuant to Section 8.1(j), Parent may provide the Company with a written request (the "TERMINATION INQUIRY") inquiring as to the Company's intention to terminate the Merger. Upon receipt of such request, the Company shall have three (3) business days to provide Parent with notice regarding its intention to exercise its termination rights pursuant to Section 8.1(j). If the Company declines by written notice to terminate the Merger, or if the Company fails to respond in writing to the Termination Inquiry within three
(3) business days after receipt of the Termination Inquiry, the Company subsequently may exercise its termination right under Section 8.1(j) if and only if the conditions of Section 8.1(j) occur during any twenty (20) consecutive trading days after the date (the "RESPONSE DATE") which is the earlier of the date the Company has responded in writing to the Termination Inquiry or three
(3) days after the date of the Termination Inquiry. However, if the Closing Date will occur less than twenty (20) consecutive trading days after the Response Date, the Company may exercise its termination right under Section 8.1(j) beginning on the day prior to the Closing Date (the "PRE-CLOSING DATE") if the conditions of Section 8.1(j) have been met during the twenty (20) consecutive trading days immediately prior to Pre-Closing Date.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i) if to Parent or Merger Sub, to:
Access Health, Inc.
               310 Interlocken Parkway, Suite A
               Broomfield, Colorado 80021
               Attention: Timothy H. Connor
               Telephone No.: (303) 466-9500
               Facsimile No.: (303) 466-5949

with a copy to:
               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention: Barry E. Taylor, Esq.
               Telephone No.: (650) 493-9300
               Facsimile No.: (650) 493-6811

            (ii) if to the Company, to:
               InterQual, Inc.
               293 Boston Post Road West, Suite 180
               Marlborough, Massachusetts 01752-4615
               Attention: Charles M. Jacobs
               Telephone No.: (508) 481-1181
               Facsimile No.: (508) 481-2393

with a copy to:
               The Elden Law Firm
               150 North Michigan Avenue, Suite 300
               Chicago, Illinois 60601-7567
               Attention: Douglas L. Elden, Esq.
               Telephone No.: (312) 781-3600
               Facsimile No.: (312) 781-3601

and:
               Ropes & Gray
               One International Place
               Boston, Massachusetts 02110-2624
               Attention: Edward A. Benjamin, Esq.
               Telephone No.: (617) 951-7000
               Facsimile No.: (617) 951-7050

           (iii) if to the Securityholder Agent:
               Charles M. Jacobs
              c/o InterQual, Inc.
               293 Boston Post Road West
               Marlborough, Massachusetts 01752-4615
               Telephone No.: (508) 481-1181
               Facsimile No.: (508) 481-2393

            (iv) if to the Escrow Agent:
The First National Bank of Chicago
               One First National Plaza, Suite 0126
               Chicago, Illinois 60670
               Attention: Renee Maron
               Telephone No.: (312) 407-4655
               Facsimile No.: (312) 407-8929

    Unless otherwise specified herein, such notices or other communications shall be deemed effective (a) on the date delivered, if delivered personally,
(b) one business day after being delivered, if delivered by telecopier with confirmation of good transmission, (c) two business days after being sent by a commercial delivery service, or (d) three days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

    9.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, a fact or other matter shall not be deemed to be within the "knowledge" of the Company unless such fact or other matter is within the actual knowledge of the President, Chief Executive Officer, any Vice President or Chief Financial Officer of the Company.

    9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    9.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except with respect to Section 5.24) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights hereunder to their respective affiliates.

    9.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    9.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. The venue for any action shall be the Superior Court in Wilmington, Delaware unless federal jurisdiction applies, in which case venue shall be the federal district court in Wilmington, Delaware.

    9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Agent (as to Article VII only) and have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

INTERQUAL, INC.                                  ACCESS HEALTH, INC.

           /s/ Charles M. Jacobs                            /s/ Timothy H. Connor
           ------------------------------------             ------------------------------------
           Name: Charles M. Jacobs                          Name: Timothy H. Connor
           Title: Chief Executive Officer                   Title: Senior Vice President and
                                                            Chief
                                                                    Financial Officer
By                                               By

SECURITYHOLDER AGENT:                            ACCESS ACQUISITION CORP. 98A
(AS TO THE PROVISIONS OF ARTICLE VII ONLY)

           /s/ Charles M. Jacobs                            /s/ Timothy H. Connor
           ------------------------------------             ------------------------------------
           Name: Charles M. Jacobs                          Name: Timothy H. Connor
                                                            Title: Senior Vice President and
                                                            Chief
                                                                    Financial Officer
By                                               By

                         ***REORGANIZATION AGREEMENT***

                                   EXHIBIT A
                                ---------------

                              ACCESS HEALTH, INC.
                         REGISTRATION RIGHTS AGREEMENT
                                           , 1998
                             ---------------------

                              ACCESS HEALTH, INC.
                         REGISTRATION RIGHTS AGREEMENT

    THIS REGISTRATION RIGHTS AGREEMENT is entered into as of            , 1998,
by and among ACCESS HEALTH, INC., a Delaware corporation (the "Company"), and the persons named in Schedule A hereto (the "Stockholders").

                                    RECITALS

    WHEREAS, the Stockholders acquired shares of Common Stock of the Company pursuant to an Agreement and Plan of Reorganization by and among the Company, Access Acquisition Corp. ("Sub") and InterQual, Inc. ("InterQual") dated February 13, 1998, as amended and restated on June 4, 1998 (the "Merger Agreement") in connection with the merger of Sub with and into InterQual. Pursuant to Section 5.3 of the Merger Agreement, the Company agreed to provide the Stockholders certain registration rights as provided herein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement;

    WHEREAS, as an inducement for InterQual to enter into the Merger Agreement, the Company desires to grant the registration rights to the Stockholders as contained herein;

    NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the Company and the Stockholders agree as follows:

                                   SECTION 1
                              REGISTRATION RIGHTS

    1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

        (a) "SEC" shall mean the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

        (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

        (c) "Expiration Date" shall mean the date the Company has published (in accordance with applicable pooling of interest accounting rules) the combined financial results of the Company and InterQual for a period of at least thirty (30) days of combined operations of the Company and InterQual.

        (d) "Holder" shall mean any Stockholder who is a holder of outstanding Registrable Securities which have not been sold to the public or anyone who holds outstanding Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section
    1.12 hereof.

        (e) "Register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, and compliance with applicable state securities laws of such states in which Holders notify the Company of their intention to offer Registrable Securities.

        (f) "Registrable Securities" shall mean all of the following to the extent the same have not been sold to the public (i) any and all shares of Common Stock of the Company issued pursuant to the Merger Agreement and held by a Holder, (ii) stock issued in respect of stock referred to in (i) above in any reorganization, or (iii) stock issued in respect of the stock referred to in (i) and (ii) as a result of a stock split, stock dividend, recapitalization or combination.

                                     A-A-1

        (g) "Registration Expenses" shall mean all expenses incurred in connection with a registration hereunder, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for the Company, all fees and expenses of complying with securities or blue sky laws, all listing fees, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company), all printing and automated document preparation expenses, all messenger and delivery expenses, and the reasonable fees and disbursements of one counsel, reasonably acceptable to the Company, for the participating Holders, not to exceed $25,000.

        (h) "Registration Opportunity" shall mean a written notice by the Company to the Holders pursuant to Section 1.4 herein that (i) it intends to register any of its securities, for its own account or the account of any of its stockholders, pursuant to an underwritten public offering and (ii) based on the assurances of the managing underwriter, the Holders will be provided the right to sell in such offering that number of shares of Registrable Securities which would result in aggregate gross proceeds (before deduction of Selling Expenses) to the Holders of at least $60 million at a price per share of at least $27.00 (as appropriately adjusted for any Recapitalization of Parent Common Stock).

        (i) "Restricted Period" shall mean the earlier of (i) one year from the Effective Time, (ii) such time as the Company has provided the Holders a Registration Opportunity and the Holders have declined to participate in the offering at not less than $27.00 per share pursuant to such Registration Opportunity, (iii) a sale has occurred pursuant to a Registration Opportunity of at least 2,000,000 shares (less any shares of Registrable Securities previously sold by the Holders), or (iv) such time as the Holders have otherwise sold in the aggregate that number of shares of Registrable Securities equal to the Underwriter's Cutback Threshold (as defined herein).

        (j) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

        (k) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

    1.2  RESTRICTIVE LEGEND.

        (a) Each certificate representing Registrable Securities held by any affiliate listed on Schedule 5.14 of the Merger Agreement shall be stamped or otherwise imprinted with a legend as provided in the Affiliate Agreement as defined in the Merger Agreement.

        (b) The Company agrees to remove promptly stop transfer instructions and the legend provided in Section 1.2(a) above when (i) such proposed sale, transfer, pledge, encumbrance or other disposition is permitted pursuant to Rule 145(d) under the Securities Act; (ii) counsel representing Holder, which counsel is reasonably satisfactory to the Company, shall have advised the Company in a written opinion letter satisfactory to the Company and Company's legal counsel, and upon which the Company and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; (iii) a registration statement under the Securities Act covering the Registrable Securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other dispositions, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act; (iv) an authorized representative of the SEC shall have rendered written advice to Holder (sought by Holder or counsel to Holder, with a copy thereof and all other related communications delivered to the Company) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated; or (v) when the Holder of Registrable Securities is no longer subject to the restrictions in Rule 145 under Rule 145(d)(2) or (3). Notwithstanding the foregoing, the Company shall not be obligated to remove stop transfer instructions and the legend provided in Section 1.2(a) above until such time as a proposed sale, transfer, exchange, pledge, encumbrance or

                                     A-A-2
    other disposition of Registrable Securities by a Holder is permitted pursuant to Section 1 of the Affiliate/Voting Agreement or Affiliate Agreement, as applicable, entered into between such Holder and the Company dated February 13, 1998.

        (c) Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Agreement.

    1.3  REQUESTED REGISTRATION.

        (a) At any time after the Expiration Date, in case the Company shall receive a written request from a Holder or Holders that the Company effect any registration with respect to Registrable Securities if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $25,000,000, the Company shall:

            (i) promptly give written notice of the proposed registration to all other Holders; and

            (ii) as soon as practicable, use its best efforts to register (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under applicable blue sky or other state Securities Laws, and appropriate compliance with federal government requirements), but in no event later than 45 days from receipt of written notice under subsection 1.3(a) hereof, the sale and distribution of the Registrable Securities as specified in such request, together with all or such portion of the (A) Registrable Securities of any other Holder or Holders as are specified in a written request given within ten (10) days after receipt of such written notice from the Company and (B) securities of all other holders of the Company's securities as are specified in a written request given by such holders pursuant to registration rights granted by the Company to such holders; provided that the Company shall not be obligated to file a registration statement pursuant to this Section:

               (A) within one hundred twenty (120) days after the effectiveness of any registration statement relating to a registration effected pursuant to this Section 1.3 or Section 1.4(a);

               (B) in any particular state in which the Company would be required to execute a general consent to service of process in effecting such registration;

               (C) in any registration having an aggregate sales price (before deduction of underwriting discounts and commissions) of less than $25,000,000; or

               (D) after the Company has effected two (2) such registrations pursuant to this Section 1.3(a) and such registrations have been declared or ordered effective; provided, however, that any registration request which is subsequently withdrawn shall not be deemed to be a registration under this subsection (D) if the Holders requesting such registration shall have reimbursed the Company for all Registration Expenses related to such withdrawn registration.

    Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as is practicable after receipt of the request or requests of the Holders. Notwithstanding the foregoing, if at the time of such request the Company determines it desires to register shares for the account of the Company, then the Company can so notify the Holders who shall then have rights to participate in such registration statement as provided in Section 1.4.

        (b) In connection with the registration of Registrable Securities pursuant to Section 1.3 hereof, the Company shall select and engage an underwriter or underwriters reasonably acceptable to the participating Holders, and the Holders agree to distribute the Registrable Securities covered by their request by means of an underwriting, using such underwriter or underwriters; provided, the Holders shall be entitled to select one underwriter, reasonably acceptable to the Company, to serve as a co-

                                     A-A-3
    managing underwriter. The right of any Holder to registration pursuant to
    Section 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. The Company shall (together with all Holders distributing their Registrable Securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.3, if the managing underwriter advises the participating Holders in writing that marketing factors so as to not materially adversely impact the market price of the Company's Common Stock require a limitation of the number of shares to be underwritten (an "Underwriter's Cutback"), the Company shall so advise all participating Holders, and the managing underwriter may limit the number of shares of Registrable Securities that may be included in the registration and underwriting to no less than fifty percent (50%) of the total number of Registrable Securities requested for inclusion in the registration (the "Underwriter's Cutback Limitation"); provided, the Underwriter's Cutback Limitation shall only apply until such time as the Holders have collectively sold in the aggregate two million (2,000,000) shares of Registrable Securities pursuant Sections 1.3, 1.4 or 1.5 hereunder or otherwise pursuant to Rule 145 or Rule 144 under the Securities Act (the "Underwriter's Cutback Threshold"). Upon such time as Holders have collectively sold in the aggregate such number of shares of Registrable Securities equal to the Underwriter's Cutback Threshold and the managing underwriter advises the Holders of the need for an Underwriter's Cutback, the Company shall so advise all participating Holders, and the number of Registrable Securities and other securities of the Company that may be included in the registration and underwriting shall be allocated among all participating Holders and other holders of the Company's securities thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities of the Company held by such Holders and other holders of the Company's securities which have been requested to included in such registration and underwriting. If any Holder disapproves of the terms of the underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. If, by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters) the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation as set forth above. Any Registrable Securities which are excluded from the underwriting by reason of the underwriter's marketing limitation or withdrawn from such underwriting shall be withdrawn from such registration and shall remain subject to the lockup agreement in Section 1.11.

        (c) Notwithstanding anything to the contrary in Section 1.3, if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company and its stockholders for such registration statement to be filed within such period (a "Deferral Right"), then the Company may defer the filing of a registration statement filed pursuant to Section 1.3 hereof for a period of not more than sixty
    (60) days; provided that (A) the Company may not exercise such Deferral Right more than once during any one hundred and twenty (120) day period, and
    (B) until the elapse of the Restricted Period, the Company may only exercise the Deferral Right based upon (x) the good faith judgment of the Board of Directors pursuant to their fiduciary obligations as a result of an action initiated by a party other than the Company (and not including an acquisition, merger or other business combination pursuant to which the Company will acquire or otherwise be the surviving entity in a combination or reorganization with another company (not including companies which are controlled by the Company as of the date of this Agreement) or negotiations or discussions with respect thereto), or (y) the advice of counsel that the exercise of such Deferral Right is necessary in order to enable the Company to amend the registration statement to comply with the existing rules and regulations promulgated under the Securities Act. In the event that during the Restricted Period the exercise of the Deferral Right is necessary to amend the registration statement to comply with existing rules and regulations under the Securities Act, the Company shall use reasonable efforts

                                     A-A-4
    to promptly make such amendment; provided, that during such Restricted Period the Company shall file such necessary amendment to the registration statement no later than fifteen (15) days from the date the Holders are provided notice of the need to exercise such Deferral Right. In the event the Holders elect to be included in an underwritten public offering pursuant to a Registration Opportunity but are unable due to market conditions to sell in the aggregate that number of shares of Registrable Securities equal to the Underwriter's Cutback Threshold (including in the calculation of such Threshold all prior sales of Registrable Securities by all Holders), the limitations provided in subsection 1.3(c)(B) shall continue to apply to the Company's Deferral Right.

    1.4  PIGGYBACK REGISTRATION.

        (a) If at any time or from time to time, the Company shall determine to register any of its securities, for its own account or the account of any of its stockholders, other than a registration relating solely to employee benefit plans, a registration statement related to the offering of convertible debt securities of the Company, a registration relating solely to a Securities Act Rule 145 transaction, or a registration on any form (other than Form S-1, S-2 or S-3, or their successor forms) which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

            (i) give to each Holder written notice thereof as soon as practicable prior to filing the registration statement; and

            (ii) include in such registration and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within ten (10) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in Subsection (b) below.

        (b) If the registration is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Subsection 1.4(a)(i). In such event the right of any Holder to registration pursuant to Section 1.4 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.4, if the managing underwriter determines that an Underwriter's Cutback is necessary, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting on behalf of the Holders. In such event, the Company shall so advise all participating Holders, and the managing underwriter may limit the number of shares of Registrable Securities that may be included in the registration and underwriting to no less than the Underwriter's Cutback Limitation; provided, the Underwriter's Cutback Limitation shall only apply until such time as the Holders have collectively sold in the aggregate that number of shares of Registrable Securities equal to the Underwriter's Cutback Threshold. Upon such time as Holders have collectively sold in the aggregate such number of shares of Registrable Securities equal to the Underwriter's Cutback Threshold and the managing underwriter advises the Holders of the need for an Underwriter's Cutback, the Company shall so advise all participating Holders, and the number of Registrable Securities and other securities of the Company (which are either proposed to be sold for its own account or the account of a third party), that may be included in the registration and underwriting shall be allocated among all participating Holders, other holders of the Company's securities and the Company thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and securities of the Company which have been requested to be included (or, in the Company's case, are proposed to be included) in such registration and underwriting under this
    Section 1.4. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the managing underwriter. If, by the withdrawal of such Registrable Securities a greater number of Registrable

                                     A-A-5

    Securities held by other Holders may be included in such registration (up to the limit imposed by the underwriters) the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the limitation as set forth above. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration and shall remain subject to the lockup agreement in
    Section 1.11.

    1.5  SHELF REGISTRATION UNDER RULE 415.

        (a) Pursuant to its obligations under the Merger Agreement, the Company has agreed (i) to prepare and file with the SEC a registration statement on Form S-4 registering (x) the issuance of the Parent Common Stock issued in the Merger and (y) the resale of Parent Common Stock held by those holders listed on Schedule B herein (the "Shelf Holders") under Rule 415 of the Securities Act, and (ii) to prepare and file with the SEC a registration statement on Form S-3 registering the resale of Parent Common Stock held by the Shelf Holders under Rule 415 of the Securities Act following the Closing (the resale component of such registration statement on Form S-4 is referred to herein as the "Shelf Registration Statement," and at such time as the registration statement on Form S-3 referred to in this Section 1.5(a) is declared effective by the SEC, such Form S-3 shall be referred to herein as the "Shelf Registration Statement"). The Shelf Registration Statement shall register the resale of up to one million (1,000,000) shares of Parent Common Stock held by the Shelf Holders. The Company shall use its best efforts to have the registration statement on Form S-4 referred to in this Section 1.5(a) declared effective by the SEC as soon as practicable in connection with the Closing of the Merger. The Company also shall use its best efforts to have the registration statement on Form S-3 referred to in this Section 1.5(a) filed and declared effective by the SEC as soon as practicable following the Closing of the Merger. Until such time as the registration statement on Form S-3 referred to in this Section 1.5(a) is declared effective by the SEC, the Shelf Holders shall be entitled to rely on the registration statement on Form S-4 for the resale of shares of Parent Common Stock pursuant to the terms of this Agreement. At and from such time as the registration statement on Form S-3 referred to in this Section 1.5(a) is declared effective by the SEC, the Shelf Holders agree that they will not use the registration statement on Form S-4 referred to in this Section 1.5(a) for the resale of Parent Common Stock and will only use the registration statement on Form S-3 referred to in this Section 1.5(a) for the resale of Parent Common Stock pursuant to the terms of this Agreement.

        (b) The Shelf Holders agree that the Shelf Registration Statement may be used by any of the Shelf Holders for the resale of Parent Common Stock on no more than two occasions and on each occasion, the Shelf Holders must resell at least two hundred fifty thousand (250,000) shares of Parent Common Stock. Upon the occasion of a total of two transactions by any Shelf Holder in which Parent Common Stock is sold pursuant to the Shelf Registration Statement, the right of all Shelf Holders to resell shares of Parent Common Stock under the Shelf Registration Statement shall terminate, unless such right has otherwise previously terminated as provided herein. In the event the Shelf Holders use the registration statement on Form S-4 referred to in
    Section 1.5(a) hereof (i) in one transaction, the Shelf Holders shall only be entitled to use the Shelf Registration Statement for one additional transaction, either on Form S-4 or on Form S-3, respectively, as referred to in Section 1.5(a), and (ii) in two transactions, the Shelf Holders shall not be entitled to use the registration statement on Form S-3 referred to in
    Section 1.5(a) hereof, and, if it has not already done so, the Company shall not be obligated to have such registration statement on Form S-3 declared effective or otherwise keep such registration statement effective, as applicable. The Shelf Holders also agree to provide the Company with five
    (5) days prior written notice of any resale by them of Parent Common Stock pursuant to the Shelf Registration Statement.

                                     A-A-6

        (c) The Company shall keep the Shelf Registration Statement effective pursuant to Rule 415, and, subject to Section 1.5(b) above, the Shelf Holders will have the right to use the Shelf Registration Statement, at all times until the earlier of (i) the date the Shelf Holders have sold in the aggregate at least one million shares (1,000,000) of Parent Common Stock pursuant to the Shelf Registration Statement, (ii) the date the Shelf Holders have sold in the aggregate, under this Agreement and under any other sale permitted by the Securities Act, the lesser of two million shares (2,000,000) of Parent Common Stock or that number of shares of Parent Common Stock which has resulted in the Shelf Holders receiving in the aggregate (before deduction of commissions and other Selling Expenses) at least sixty million dollars ($60,000,000) of consideration, or (iii) one year from the Effective Time as defined in the Merger Agreement.

        (d) Except as otherwise provided in Subsection 1.5(b), the Shelf Holders' right to use the Shelf Registration Statement to effect the resale of Parent Common Stock shall be suspended on a date specified in writing by the managing underwriter in connection with any underwritten public offering of the Company's Common Stock made pursuant to Sections 1.3 or 1.4 of this Agreement, and shall resume on the date the Shelf Holders are no longer subject to any lockup provisions pursuant to such underwriting so long as the Shelf Holders are still entitled to use the Shelf Registration Statement pursuant to Section 1.5(c) above.

        (e) The Shelf Holders agree not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (except as may be specifically required by court order) any shares of Parent Common Stock under the Shelf Registration Statement, or to make any offer or agreement relating thereto, at any time from the date of this Agreement until after the Expiration Date.

        (f) The Company may by written notice (a "Shelf Blackout Right") require that the Shelf Holders immediately cease sales of shares (for a period not to exceed sixty (60) days) pursuant to the Shelf Registration Statement at any time that (i) the Company becomes engaged in business activity or negotiation which is not disclosed in the Shelf Registration Statement (or the prospectus included therein) which the Company reasonably believes must be disclosed therein under applicable law and which the Company desires to keep confidential for business purposes, (ii) the Company determines that a particular disclosure so determined to be required to be disclosed therein would be premature or would adversely affect the Company or its business or prospects, or (iii) the Shelf Registration Statement can no longer be used under the existing rules and regulations promulgated under the Securities Act. The Company shall not be required to disclose to the Holders which of the reasons specified in clauses (i), (ii) or (iii) above are the basis for requiring a suspension of sales hereunder. Notwithstanding the foregoing, until the elapse of the Restricted Period, the Company may only exercise the Shelf Blackout Right based upon (x) the good faith judgment of the Board of Directors pursuant to their fiduciary obligations as a result of an action initiated by a party other than the Company (and not including an acquisition, merger or other business combination pursuant to which the Company will acquire or otherwise be the surviving entity in a combination or reorganization with another company (not including companies which are controlled by the Company as of the date of this Agreement) or negotiations or discussions with respect thereto), or (y) the advice of counsel that the exercise of such Shelf Blackout Right is necessary in order to enable the Company to amend the registration statement to comply with the existing rules and regulations promulgated under the Securities Act. In the event that during the Restricted Period the exercise of the Shelf Blackout Right is necessary to amend the registration statement to comply with existing rules and regulations under the Securities Act, the Company shall use reasonable efforts to promptly make such amendment; provided, that during such Restricted Period the Company shall file such necessary amendment to the registration statement no later than fifteen (15) days from the date the Holders are provided notice of the need to exercise such Shelf Blackout Right. In the event the Holders elect to be included in an underwritten public offering pursuant to a Registration Opportunity but are unable due to market conditions to sell in the aggregate that number of shares of Registrable Securities equal to the

                                     A-A-7

    Underwriter's Cutback Threshold (including in the calculation of such Threshold all prior sales of Registrable Securities by all Holders), the foregoing limitations on the Company's ability to exercise a Shelf Blackout Right shall continue to apply to the Company's Shelf Blackout Right.

    1.6 EXPENSES OF REGISTRATION. The Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 1.3, 1.4 and 1.5 shall be borne by the Company. All Selling Expenses incurred in connection with Sections 1.3, 1.4 and 1.5 shall be borne by the Holders of the securities so registered PRO RATA on the basis of the number of their shares so registered.

    1.7 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

        (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective until the distribution is completed, but not longer than ninety (90) days after the effective date thereof (excluding any days in which the Company requires the Holders to cease sales of shares as provided below); provided, however, that the Company may by written notice (a "Blackout Right") require that the Holders immediately cease sales of shares (for a period not to exceed sixty (60) days) pursuant to such Registration Statement at any time that (i) the Company becomes engaged in business activity or negotiation which is not disclosed in the Registration Statement (or the prospectus included therein) which the Company reasonably believes must be disclosed therein under applicable law and which the Company desires to keep confidential for business purposes, (ii) the Company determines that a particular disclosure so determined to be required to be disclosed therein would be premature or would adversely affect the Company or its business or prospects, or (iii) the registration statement can no longer be used under the existing rules and regulations promulgated under the Securities Act. The Company shall not be required to disclose to the Holders which of the reasons specified in clauses (i), (ii) or (iii) above are the basis for requiring a suspension of sales hereunder. Notwithstanding the foregoing, until the elapse of the Restricted Period, the Company may only exercise the Blackout Right based upon (x) the good faith judgment of the Board of Directors pursuant to their fiduciary obligations as a result of an action initiated by a party other than the Company (and not including an acquisition, merger or other business combination pursuant to which the Company will acquire or otherwise be the surviving entity in a combination or reorganization with another company (not including companies which are controlled by the Company as of the date of this Agreement) or negotiations or discussions with respect thereto), or (y) the advice of counsel that the exercise of such Blackout Right is necessary in order to enable the Company to amend the registration statement to comply with the existing rules and regulations promulgated under the Securities Act. In the event that during the Restricted Period the exercise of the Blackout Right is necessary to amend the registration statement to comply with existing rules and regulations under the Securities Act, the Company shall use reasonable efforts to promptly make such amendment; provided, that the Company shall during such Restricted Period file such necessary amendment to the registration statement no later than fifteen (15) days from the date the Holders are provided notice of the need to exercise such Blackout Right. In the event the Holders elect to be included in an underwritten public offering pursuant to a Registration Opportunity but are unable due to market conditions to sell in the aggregate that number of shares of Registrable Securities equal to the Underwriter's Cutback Threshold (including in the calculation of such Threshold all prior sales of Registrable Securities by all Holders), the foregoing limitations on the Company's ability to exercise a Blackout Right shall continue to apply to the Company's Blackout Right.

        (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                                     A-A-8

        (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

        (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, PROVIDED, HOWEVER, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

        (e) Enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

        (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

        (g) Furnish, at the request of any Holder registering Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given in the opinion of issuer's counsel addressed to each of the underwriters and the participating Holders, and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

    1.8 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.3, 1.4 or
1.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of Registrable Securities.

    1.9 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

    1.10 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 1.3, 1.4 or 1.5:

        (a) BY THE COMPANY. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

            (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                                     A-A-9

            (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which made, not misleading, or

           (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

       and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished, expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

        (b) BY SELLING HOLDERS. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter (as defined in the Securities Act) and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such underwriter or other Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such underwriter or other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder, which consent shall not be unreasonably withheld; and PROVIDED FURTHER, that the total amounts payable in indemnity by a Holder under this subsection 1.10(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

        (c) NOTICE. Promptly, but in no event later than thirty (30) days, after receipt by an indemnified party under Section 1.10 of notice of the commencement of any action (including, without limitation, any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying

                                     A-A-10
party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding, and PROVIDED FURTHER, that the indemnifying party shall not be required to pay for more than one separate counsel for all indemnified parties. The failure to deliver written notice to the indemnifying party within thirty (30) days of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under Section 1.10.

        (d) CONTRIBUTION. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to Section
1.10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that Section 1.10 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under Section 1.10; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or parties on the one hand or the indemnified party on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission; PROVIDED, HOWEVER, that in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such holder from all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 1.10 shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

        (e)  SURVIVAL.  The obligations of the Company and Holders under Section
1.10 shall survive the completion of any offering of Registrable Securities in a registration statement.

    1.11 "MARKET STAND-OFF" AGREEMENT. Each Holder who gives notice to the Company of such Holder's desire to participate in any registration under Section
1.3 or 1.4 hereof hereby agrees that it shall not, to the extent requested by the Company or the managing underwriter, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees, affiliates or partners of the Holder who agree to be similarly bound) for the period from the filing of the registration statement until up to ninety (90) days following the date of the final prospectus in connection with the registration statement; provided, however, that such agreement shall not be applicable to Registrable Securities sold pursuant to such registration statement.

    In the case of an underwritten offering under Section 1.3 hereof, the Company shall refrain, without the consent of the managing underwriter, for a period from fifteen (15) days before the effective date of the registration sale until ninety (90) days after such effective date, from directly or indirectly selling, offering to sell (excluding any shares offered for sale pursuant to a Form S-4), granting any option for the

                                     A-A-11
sale of, or otherwise disposing of any common equity or securities convertible into common equity other than pursuant to Company employee equity plans.

    In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 1.11 and to impose stop transfer instructions with respect to the Registrable Securities of such Holders until the end of such period. The provisions of this Section 1.11 shall be binding upon any transferee of any Registrable Securities.

    1.12 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Holders under Sections 1.3 and 1.4 may be assigned to any constituent partner of a Holder, where such Holder is a partnership, or to any parent or subsidiary corporation or any officer, director or principal stockholder thereof, where such Holder is a corporation, provided that (i) such transfer may otherwise be effected in accordance with the applicable securities laws, and (ii) the Company is given written notice of such assignment prior to such assignment.

    1.13 TERMINATION OF RIGHTS. Except as otherwise provided, the rights granted pursuant to this Agreement (a) shall terminate as to any Holder when the aggregate number of Registrable Securities which such Holder holds (together with other Holders whose sales may be aggregated) could all be sold in a public sale in compliance with Rule 144 under the Securities Act using the 1% volume limitation contained in Rule 144(e)(1)(i), and (b) shall not be exercisable by any Holder if at the time of the request for or notice of registration under
Section 1.3 and 1.4 such Holder could sell (together with other Holders whose sales may be aggregated) in a three (3) month period all Registrable Securities then held by such Holder in compliance with Rule 144 using the Company's average weekly trading volume calculation at such time; provided, a Holder's rights under Section 1.4 shall not be suspended until such time as the Holder is able to sell (together with other Holders whose sales may be aggregated) in a three
(3) month period all Registrable Securities then held by such Holder in compliance with Rule 144 but based on a calculation of the Company's average weekly trading volume equal to fifty percent (50%) of the Company's actual average weekly trading volume.

    1.14 RULE 144 REPORTING. With a view to make available the benefits of Rule 144 the Company agrees to:

        (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

        (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

        (c) furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and provide a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of Rule 144.

                                   SECTION 2
                                 MISCELLANEOUS

    2.1 WAIVERS AND AMENDMENTS. The rights and obligations of the Company and the rights and obligations of a Holder under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended, only with the written consent of the Company and the holders of at least 50% of the number of outstanding number of shares of Registrable Securities.

    2.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as such laws are applied to contracts made and to be fully performed entirely within that

                                     A-A-12
state between residents of that state. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the superior court in Wilmington, Delaware (or, if there is exclusive federal jurisdiction, the United States District Court for Wilmington) and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

    2.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

    2.4 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

    2.5 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class, postage prepaid, addressed (a) if to a Holder, at such Holder's address set forth in Schedule A hereto, or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, at its principal executive offices (Attention: Chief Financial Officer) or at such other address as the Company shall have furnished to the Holders in writing. Notices shall be effective upon mailing.

    2.6 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    2.7 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

    2.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

                                     A-A-13

    The foregoing Registration Rights Agreement is hereby executed as of the date first above written.

                                          "COMPANY"

                                          ACCESS HEALTH, INC.
                                          a Delaware corporation

                                          By:
                                          --------------------------------------

                                                    Joseph P. Tallman
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                          STOCKHOLDER

                                          --------------------------------------

                                                       (Print Name)

                                          --------------------------------------

                                                 (Signature of Holder or
                                                  Authorized Signatory)

                                          --------------------------------------

                                                 (Print Name and Title of
                                           Authorized Signatory if Applicable)

                                     A-A-14

                                   SCHEDULE A
            STOCKHOLDERS PARTY TO THE REGISTRATION RIGHTS AGREEMENT

Charles M. Jacobs

The Charles M. Jacobs 1998 Family Trust

Susan Weagly Jacobs

The Susan Weagly Jacobs 1998 Family Trust

Josephine A. Lamprey

The Josephine A. Lamprey 1998 Educational Trust

Randolph W. Seed, M.D.

The Randolph W. Seed M.D. 1998 Family Trust

                                     A-A-15

                                   SCHEDULE B
                  STOCKHOLDERS WITH SHELF REGISTRATION RIGHTS

Charles M. Jacobs

The Charles M. Jacobs 1998 Family Trust

Susan Weagly Jacobs

The Susan Weagly Jacobs 1998 Family Trust

Josephine A. Lamprey

The Josephine A. Lamprey 1998 Educational Trust

Randolph W. Seed, M.D.

The Randolph W. Seed M.D. 1998 Family Trust

                                     A-A-16

                                  EXHIBIT B-1
                           AFFILIATE/VOTING AGREEMENT

    THIS AFFILIATE/VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of February 13, 1998, by and among Access Health, Inc., a Delaware corporation ("PARENT"), InterQual, Inc., a Delaware corporation (the "COMPANY"), and the undersigned stockholder who may be deemed an affiliate ("AFFILIATE") of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

        A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") which contemplates that the Company and a wholly-owned subsidiary of Parent ("MERGER SUB") will enter into an Agreement of Merger, which Agreements (collectively, the "MERGER AGREEMENTS") provide for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent.

        B. Affiliate is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding Company capital stock as is indicated on the final page of this Agreement, which shares shall be exchanged for shares of Common Stock of Parent as a result of the Merger (for purposes of this Agreement "SHARES" means shares of Company capital stock and the shares of Common Stock of Parent issued in exchange therefor as a result of the Merger).

        C. Affiliate understands that, since the Merger will be accounted for using the "pooling of interests" method and Affiliate may be deemed to be an "affiliate" of the Company (within the meaning of Securities and Exchange Commission ("SEC") Rule 145), the Shares may only be disposed of in conformity with the limitations described herein. Affiliate has been informed that the treatment of the Merger as a pooling of interests for accounting purposes, and as a tax-free reorganization under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), is dependent upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth herein. Affiliate further understands that the representations, warranties and agreements set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

    NOW THEREFORE, the parties agree as follows:

    1.  AGREEMENT TO RETAIN SHARES.

        (a) TRANSFER AND ENCUMBRANCE. Affiliate agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (except as may be specifically required by court order) the Shares, any shares of Common Stock of Parent, or any New Shares (as defined in Section 1(b) below) or to make any offer or agreement relating thereto, at any time from the date of this Agreement until the Expiration Date. As used herein, the term "EXPIRATION DATE" shall mean the date Parent shall have published (in accordance with applicable "pooling of interests" accounting rules) the combined financial results of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company.

        (b) NEW SHARES. Affiliate agrees that any shares of capital stock of the Company and/or Parent that Affiliate purchases or with respect to which Affiliate otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    2. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by

                                    A-B-1-1
written consent of the stockholders of the Company with respect to any of the following, Affiliate shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreements and the Merger and any matter that could reasonably be expected to facilitate the Merger (including without limitation the conversion, if reasonably necessary, of any shares of Preferred Stock of the Company into Common Stock of the Company immediately prior to or at the effective time of the Merger, consistent with the provisions of the Company's Certificate of Incorporation and with the requirements necessary to account for the Merger as a "pooling-of-interests"); and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Parent and its affiliates and against any liquidation or winding up of the Company (each of the foregoing is hereinafter referred to as an "OPPOSING PROPOSAL"). Affiliate agrees not to take any actions contrary to Affiliate's obligations under this Agreement.

    3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Affiliate agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "PROXY"), which shall be irrevocable to the extent permitted by
Section 212(e) of the General Corporation Law of the State of Delaware, with respect to the total number of shares of capital stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange
Act) by Affiliate set forth therein.

    4. TAX TREATMENT: RULE 145. Affiliate understands and agrees that it is intended that the Merger qualify as a "reorganization" under Section 368 of the Code. Affiliate further understands and agrees that Affiliate may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 ("RULE 145") promulgated by the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT"), although nothing contained herein should be construed as an admission of such fact.

    5. RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS. Affiliate understands that the representations, warranties and covenants of Affiliate set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

    6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF AFFILIATE. Affiliate represents, warrants and covenants as follows:

        (a) Affiliate has full power and authority to execute this Agreement and the Proxy, to make the representations, warranties and covenants herein contained and to perform Affiliate's obligations hereunder.

        (b) Set forth below the signatures below is the number of shares of Company capital stock and Parent Common Stock owned by Affiliate, including all Company capital stock and Parent Common Stock as to which Affiliate has sole or shared voting or investment power and all rights, options and warrants to acquire Company capital stock and Parent Common Stock owned or held by Affiliate.

        (c) Except as may be specifically required by court order, Affiliate will not sell, transfer, exchange, pledge or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of Parent Common Stock that Affiliate owns or may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of Parent are sometimes collectively referred to as "RESTRICTED SECURITIES"), or any option, right or other interest with respect to any Restricted Securities, unless: (i) such transaction is permitted pursuant to Rule 145(d) under the Securities Act;
(ii) counsel representing Affiliate, which counsel is reasonably satisfactory to Parent, shall have advised Parent in a written opinion letter satisfactory to Parent and Parent's legal counsel, and upon which Parent and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; (iii) a registration statement under the Securities Act covering the Parent Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other dispositions, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act; or (iv) an authorized representative of the SEC shall have rendered

                                    A-B-1-2
written advice to Affiliate (sought by Affiliate or counsel to Affiliate, with a copy thereof and all other related communications delivered to Parent) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated.

        (e) Affiliate will not, and will not permit any entity under Affiliate's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreements; (ii) initiate a stockholders' vote or action by consent of the Company stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal.

    7.  RULES 144 AND 145; POOLING.

        (a) From and after the Effective Time of the Merger and for so long as is necessary in order to permit Affiliate to sell the Parent Common Stock held by Affiliate pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act referred to in paragraph (c)(l) of Rule 144 under the Securities Act (or, if applicable, Parent will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit Affiliate to sell the Parent Common Stock held by it pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.

        (b) Parent agrees that Affiliate may make use of any "de minimis" exceptions to the pooling of interest requirements.

    8. LIMITED RESALES. Affiliate understands that, in addition to the restrictions imposed under Section 6 of this Agreement, the provisions of Rule 145 currently limit Affiliate's public resales of Restricted Securities, in the manner set forth in subsections (a), (b) and (c) below:

        (a) Unless and until the restriction "Cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Restricted Securities may only be made by Affiliate in compliance with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only: (i) while Parent meets the public information requirements of Rule 144(c); (ii) in broker's transactions or in transactions with a market maker; and (iii) where the aggregate number of Restricted Securities sold at any time together with all sales of restricted Parent Common Stock sold for Affiliate's account during the preceding three-month period does not exceed the greater of (A) one percent (1%) of the Parent Common Stock outstanding or (B) the average weekly volume of trading in Parent Common Stock on all national securities exchanges, as reported through the automated quotation system of a registered securities association, during the four (4) calendar weeks preceding the date of receipt of the order to execute the sale.

        (b) Affiliate may make unrestricted sales of Restricted Securities pursuant to Rule 145(d)(2) if: (i) Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least one (1) year after the Effective Time of the Merger; (ii) Affiliate is not an affiliate of Parent; and (iii) Parent meets the public information requirements of Rule 144(c).

        (c) Affiliate may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(3) if Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least two (2) years and is not, and has not been for at least three (3) months, an affiliate of Parent.

        (d) Parent acknowledges that the provisions of Section 6(c) of this Agreement will be satisfied as to any sale by the undersigned of the Restricted Securities pursuant to Rule 145(d), by a broker's letter and

                                    A-B-1-3
a letter from the undersigned with respect to that sale stating that each of the above-described requirements of Rule 145(d)(1) has been met or is inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) (as such Rules may be in effect at such time); provided, however, that Parent has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d).

    9. LEGENDS. Affiliate also understands and agrees that stop transfer instructions will be given to Parent's transfer agent with respect to certificates evidencing the Restricted Securities and that there will be placed on the certificate evidencing the Restricted Securities legends stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN AFFILIATE/ VOTING AGREEMENT DATED AS OF FEBRUARY 13, 1998 AMONG ACCESS HEALTH, INC., INTERQUAL, INC. AND THE STOCKHOLDER, A COPY OF WHICH AFFILIATE/ VOTING AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE PRINCIPAL OFFICES OF ACCESS HEALTH, INC."

After the Expiration Date, Parent agrees to remove the above legend, and replace such legend with the following legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.".

Parent agrees to remove promptly such stop transfer instructions and legend upon full compliance with this Agreement by the undersigned, including, without limitation, a sale or transfer of Parent Common Stock permitted under Section 6(c) above.

    10. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Reorganization Agreement pursuant to Article VIII of the Reorganization Agreement.

    11. PARTNERSHIP DISTRIBUTIONS. Any other provisions of this Agreement notwithstanding, if the undersigned Affiliate is organized as a partnership, the Company and Parent hereby agree that such partnership shall be permitted to make a distribution to its partners of shares of Company capital stock (if made prior to the effectiveness of the Merger) or of shares of Parent capital stock received in the Merger so long as the undersigned Affiliate and its partnership distributees provide assurances, acceptable to Parent and the Company in their reasonable discretion, that such distributions (i) are permissible under Rule 145, (ii) will not prevent the Merger from being treated as a tax-free reorganization for federal income tax purposes, or (iii) will not prevent the Merger from being accounted for as a pooling of interests.

    12.  MISCELLANEOUS.

        (a) COUNTERPARTS. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        (b) BINDING AGREEMENT. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Affiliate and pledgees holding Restricted Securities as collateral.

        (c) WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

                                    A-B-1-4

        (d) GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (e) ATTORNEYS' FEES. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

        (f) EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        (g) THIRD PARTY RELIANCE. Counsel to and accounting firms for the parties shall be entitled to rely upon this Affiliate Agreement.

        (h) INJUNCTIVE RELIEF. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement will result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

                                    A-B-1-5

    IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

PARENT                                        AFFILIATE

By:                                           By:
    ----------------------------------------      ----------------------------------------

Name:                                         Affiliate's Address for Notice:
       -------------------------------------

Title:
      --------------------------------------  -------------------------------------------

                                              -------------------------------------------

                                              -------------------------------------------

COMPANY

By:                                           Shares beneficially owned:
    ----------------------------------------

Name:                                                       shares of Company Common Stock
       -------------------------------------  -------

Title:                                                      shares of Company Common Stock
      --------------------------------------  -------
                                              issuable upon exercise of outstanding
                                                     options

                                                             shares of Parent Common Stock
                                              -------

                [SIGNATURE PAGE FOR AFFILIATE/VOTING AGREEMENT]

                                    A-B-1-6

                                   EXHIBIT A
                               IRREVOCABLE PROXY

    The undersigned stockholder of InterQual, Inc., a Delaware corporation (the "COMPANY") hereby irrevocably (to the full extent permitted by Section 212(e) of the General Corporation Law of the State of Delaware) appoints the directors on the Board of Directors of Access Health, Inc., a Delaware corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of the Company beneficially owned by the undersigned, which shares are listed on the final page of this Proxy (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement of Merger and Plan of Reorganization, which contemplates that the Company and a wholly-owned subsidiary of Parent ("MERGER SUB") will enter into an Agreement of Merger, which Agreements (the "MERGER AGREEMENTS") provide for the merger (the "MERGER") of Merger Sub with and into the Company, shall be terminated in accordance with its terms or the Merger is effective. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

    This proxy is irrevocable (to the full extent permitted by Section 212(e) of the General Corporation Law of the State of Delaware), is granted pursuant to the Affiliate/Voting Agreement dated as of February 13, 1998 between Parent, the Company and the undersigned stockholder, and is granted in consideration of Parent entering into the Merger Agreements. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreements to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger (including without limitation the conversion, if reasonably necessary, of any shares of Preferred Stock of the Company into Common Stock of the Company immediately prior to or at the effective time of the Merger, consistent with the provisions of the Company's Certificate of Incorporation and with the requirements necessary to account for the Merger as a "pooling-of-interests"), and against any proposal made in opposition to or competition with the consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization of the Company with any party other than Parent and its affiliates and against any liquidation or winding up of the Company.

    The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreements at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreements and any matter that could reasonably be expected to facilitate the Merger (including without limitation the conversion, if reasonably necessary, of any shares of Preferred Stock of the Company into Common Stock of the Company immediately prior to or at the effective time of the Merger, consistent with the provisions of the Company's Certificate of Incorporation and with the requirements necessary to account for the Merger as a "pooling-of-interests"), and against any merger, consolidation, sale of assets, reorganization or recapitalization of the Company with any party other than Parent and its affiliates, and against any liquidation or winding up of the Company, and may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

                                    A-B-1-7

    This proxy is irrevocable to the full extent permitted by Section 212(e) of the General Corporation Law of the State of Delaware.

Dated: February 13, 1998

    Signature of Stockholder: ______________________________________________

    Print Name of Stockholder: _____________________________________________

    Shares beneficially owned:

    ______________ shares of Company Common Stock

    ______________ shares of Company Common Stock issuable upon exercise of outstanding options

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                    A-B-1-8

                                  EXHIBIT B-2
                              AFFILIATE AGREEMENT

    THIS AFFILIATE AGREEMENT (this "AGREEMENT") is made and entered into as of February 13, 1998, by and among Access Health, Inc., a Delaware corporation ("PARENT"), InterQual, Inc., a Delaware corporation (the "COMPANY"), and the undersigned stockholder who may be deemed an affiliate ("AFFILIATE") of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

        A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") which contemplates that the Company and a wholly-owned subsidiary of Parent ("MERGER SUB") will enter into an Agreement of Merger, which Agreements (collectively, the "MERGER AGREEMENTS") provide for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent.

        B. Affiliate is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding Company capital stock as is indicated on the final page of this Agreement, which shares shall be exchanged for shares of Common Stock of Parent as a result of the Merger (for purposes of this Agreement "SHARES" means shares of Company capital stock and the shares of Common Stock of Parent issued in exchange therefor as a result of the Merger).

        C. Affiliate understands that, since the Merger will be accounted for using the "pooling of interests" method and the Affiliate may be deemed to be an "affiliate" of the Company (within the meaning of Securities and Exchange Commission ("SEC") Rule 145), the Shares may only be disposed of in conformity with the limitations described herein. Affiliate has been informed that the treatment of the Merger as a pooling of interests for accounting purposes, and as a tax-free reorganization under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), is dependent upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth herein. Affiliate further understands that the representations, warranties and agreements set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

    NOW THEREFORE, the parties agree as follows:

    1.  AGREEMENT TO RETAIN SHARES.

        (a) TRANSFER AND ENCUMBRANCE. Affiliate agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (except as may be specifically required by court order) the Shares, any shares of Common Stock of Parent, or any New Shares, as defined in Section 1(b) below, or to make any offer or agreement relating thereto, at any time from the date of this Agreement until the Expiration Date. As used herein, the term "EXPIRATION DATE" shall mean the date Parent shall have published (in accordance with applicable "pooling of interests" accounting rules) the combined financial results of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company.

        (b) NEW SHARES. Affiliate agrees that any shares of capital stock of the Company and/or Parent that Affiliate purchases or with respect to which Affiliate otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    2. TAX TREATMENT: RULE 145. Affiliate understands and agrees that it is intended that the Merger qualify as a "reorganization" under Section 368 of the Code. Affiliate further understands and agrees that

                                    A-B-2-1

Affiliate may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 ("RULE 145") promulgated by the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT"), although nothing contained herein should be construed as an admission of such fact.

    3. RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS. Affiliate understands that the representations, warranties and covenants of Affiliate set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

    4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF AFFILIATE. Affiliate represents, warrants and covenants as follows:

        (a) Affiliate has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform Affiliate's obligations hereunder.

        (b) Set forth below the signatures below is the number of shares of Company capital stock, and Parent Common Stock, owned by Affiliate, including all Company capital stock and Parent Common Stock as to which Affiliate has sole or shared voting or investment power and all rights, options and warrants to acquire Company capital stock and Parent Common Stock owned or held by Affiliate.

        (c) Except as may be specifically required by court order, Affiliate will not sell, transfer, exchange, pledge or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of Parent Common Stock that Affiliate owns or may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of Parent are sometimes collectively referred to as "RESTRICTED SECURITIES"), or any option, right or other interest with respect to any Restricted Securities, unless: (i) such transaction is permitted pursuant to Rule 145(d) under the Securities Act;
(ii) counsel representing Affiliate, which counsel is reasonably satisfactory to Parent, shall have advised Parent in a written opinion letter satisfactory to Parent and Parent's legal counsel, and upon which Parent and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; (iii) a registration statement under the Securities Act covering the Parent Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other dispositions, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act; or (iv) an authorized representative of the SEC shall have rendered written advice to Affiliate (sought by Affiliate or counsel to Affiliate, with a copy thereof and all other related communications delivered to Parent) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated.

    5.  RULES 144 AND 145; POOLING.

        (a) From and after the Effective Time of the Merger and for so long as is necessary in order to permit Affiliate to sell the Parent Common Stock held by Affiliate pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act referred to in paragraph (c)(l) of Rule 144 under the Securities Act (or, if applicable, Parent will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit Affiliate to sell the Parent Common Stock held by it pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144.

        (b) Parent agrees that, Affiliate may makes use of any "de minimis" exceptions to the pooling of interest requirements, Affiliate shall be entitled to rely upon such exceptions to the same extent and in the same manner.

                                    A-B-2-2

    6. LIMITED RESALES. Affiliate understands that, in addition to the restrictions imposed under Section 4 of this Agreement, the provisions of Rule 145 currently limit Affiliate's public resales of Restricted Securities, in the manner set forth in subsections (a), (b) and (c) below:

        (a) Unless and until the restriction "Cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Restricted Securities may only be made by Affiliate in compliance with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only: (i) while Parent meets the public information requirements of Rule 144(c); (ii) in broker's transactions or in transactions with a market maker; and (iii) where the aggregate number of Restricted Securities sold at any time together with all sales of restricted Parent Common Stock sold for Affiliate's account during the preceding three-month period does not exceed the greater of (A) one percent (1%) of the Parent Common Stock outstanding or (B) the average weekly volume of trading in Parent Common Stock on all national securities exchanges, as reported through the automated quotation system of a registered securities association, during the four (4) calendar weeks preceding the date of receipt of the order to execute the sale.

        (b) Affiliate may make unrestricted sales of Restricted Securities pursuant to Rule 145(d)(2) if: (i) Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least one (1) year after the Effective Time of the Merger; (ii) Affiliate is not an affiliate of Parent; and (iii) Parent meets the public information requirements of Rule 144(c).

        (c) Affiliate may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(3) if Affiliate has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least two (2) years and is not, and has not been for at least three (3) months, an affiliate of Parent.

        (d) Parent acknowledges that the provisions of Section 4(c) of this Agreement will be satisfied as to any sale by the undersigned of the Restricted Securities pursuant to Rule 145(d), by a broker's letter and a letter from the undersigned with respect to that sale stating that each of the above-described requirements of Rule 145(d)(1) has been met or is inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) (as such Rules may be in effect at such time); provided, however, that Parent has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d).

    7. LEGENDS. Affiliate also understands and agrees that stop transfer instructions will be given to Parent's transfer agent with respect to certificates evidencing the Restricted Securities and that there will be placed on the certificate evidencing the Restricted Securities legends stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN AFFILIATE AGREEMENT DATED AS OF FEBRUARY 13, 1998 AMONG ACCESS HEALTH, INC., INTERQUAL, INC. AND THE STOCKHOLDER, A COPY OF WHICH AFFILIATE AGREEMENT MAY BE INSPECTED BY THE HOLDER OF THIS CERTIFICATE AT THE PRINCIPAL OFFICES OF ACCESS HEALTH, INC."

After the Expiration Date, Parent agrees to remove the above legend, and replace such legend with the following legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

                                    A-B-2-3

Parent agrees to remove promptly such stop transfer instructions and legend upon full compliance with this Agreement by the undersigned, including, without limitation, a sale or transfer or Parent Common Stock permitted under Section 4(c) above.

    8. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect in the event the termination of the Reorganization Agreement pursuant to Article VII of the Reorganization Agreement.

    9. PARTNERSHIP DISTRIBUTIONS. Any other provisions of this Agreement notwithstanding, if the undersigned Affiliate is organized as a partnership, the Company and Parent hereby agree that such partnership shall be permitted to make a distribution to its partners of shares of Company capital stock (if made prior to the effectiveness of the Merger) or of shares of Parent capital stock received in the Merger so long as the undersigned Affiliate and its partnership distributees provide assurances, acceptable to Parent and the Company in their reasonable discretion, that such distributions (i) are permissible under Rule 145, (ii) will not prevent the Merger from being treated as a tax-free reorganization for federal income tax purposes, or (iii) will not prevent the Merger from being accounted for as a pooling of interests.

    10.  MISCELLANEOUS.

        (a) COUNTERPARTS. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        (b) BINDING AGREEMENT. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Affiliate and pledgees holding Restricted Securities as collateral.

        (c) WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

        (d) GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (e) ATTORNEYS' FEES. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

        (f) EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        (g) THIRD PARTY RELIANCE. Counsel to and accounting firms for the parties shall be entitled to rely upon this Affiliate Agreement.

        (h) INJUNCTIVE RELIEF. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement will result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

                                    A-B-2-4

                                     * * *

    IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

PARENT                                        AFFILIATE

By:                                           By:
    ----------------------------------------      ----------------------------------------

Name:                                         Affiliate's Address for Notice:
       -------------------------------------

Title:
      --------------------------------------  -------------------------------------------

                                              -------------------------------------------

                                              -------------------------------------------

COMPANY

By:                                           Shares beneficially owned:
    ----------------------------------------

Name:                                                       shares of Company Common Stock
       -------------------------------------  -------

Title:                                                      shares of Company Common Stock
      --------------------------------------  -------
                                              issuable upon exercise of outstanding
                                                     options

                                                             shares of Parent Common Stock
                                              -------

                    [SIGNATURE PAGE TO AFFILIATE AGREEMENT]

                                    A-B-2-5

                                  EXHIBIT B-3
                           AFFILIATE/VOTING AGREEMENT

    THIS AFFILIATE/VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of February 13, 1998, by and among Access Health, Inc., a Delaware corporation ("PARENT"), InterQual, Inc., a Delaware corporation (the "COMPANY"), and the undersigned person who may be deemed an affiliate ("AFFILIATE") of Parent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

        A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") which contemplates that the Company and a wholly-owned subsidiary of Parent ("MERGER SUB") will enter into an Agreement of Merger, which Agreements (collectively, the "MERGER AGREEMENTS") provide for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent.

        B. Affiliate is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding Parent capital stock as is indicated on the final page of this Agreement (the "SHARES").

        C. Affiliate understands that, since the Merger will be accounted for using the "pooling of interests" method and Affiliate is an "affiliate" of Parent (within the meaning of Securities and Exchange Commission ("SEC") Rule
145), the Shares may only be disposed of in conformity with the limitations described herein. Affiliate has been informed that the treatment of the Merger as a pooling of interests for accounting purposes, and as a tax-free reorganization under applicable provisions of the Internal Revenue Code of 1986, as amended the ("CODE"), is dependent upon the accuracy of certain of the representations and warranties and the compliance with certain of the agreements set forth herein. Affiliate further understands that the representations, warranties and agreements set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

    NOW, THEREFORE, the parties agree as follows:

    1.  AGREEMENT TO RETAIN SHARES.

        (a) TRANSFER AND ENCUMBRANCE. Affiliate agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (except as may be specifically required by court order) the Shares or any New Shares (as defined in Section 1(b) below) or to make any offer or agreement relating thereto, at any time from the date of this Agreement until the Expiration Date. As used herein, the term "EXPIRATION DATE" shall mean the date Parent shall have published (in accordance with applicable "pooling of interests" accounting rules) the combined financial results of Parent and the Company for a period of at least 30 days of combined operations of Parent and the Company.

        (b) NEW SHARES. Affiliate agrees that any shares of capital stock of Parent that Affiliate purchases or with respect to which Affiliate otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    2. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, Affiliate shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreements and the Merger and any matter that could reasonably be expected to facilitate the Merger; and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger (each of the foregoing is hereinafter

                                    A-B-3-1
referred to as an "OPPOSING PROPOSAL"). Affiliate agrees not to take any actions contrary to Affiliate's obligations under this Agreement.

    3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Affiliate agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "PROXY"), which shall be irrevocable to the extent permitted by
Section 212 of the General Corporation Law of the State of Delaware, with respect to the total number of shares of capital stock of Parent beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Affiliate set forth therein.

    4. TAX TREATMENT: RULE 145. Affiliate understands and agrees that it is intended that the Merger qualify as a "reorganization" under Section 368 of the Code. Affiliate further understands and agrees that Affiliate may be deemed to be an "affiliate" of Parent within the meaning of Rule 145 ("RULE 145") promulgated by the SEC under the Securities Act of 1933, as amended (the "SECURITIES ACT"), although nothing contained herein should be construed as an admission of such fact.

    5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF AFFILIATE. Affiliate represents, warrants and covenants as follows:

        (a) Affiliate has full power and authority to execute this Agreement and the Proxy, to make the representations, warranties and covenants herein contained and to perform Affiliate's obligations hereunder.

        (b) Set forth below the signatures below is the number of shares of Parent capital stock owned by Affiliate, including all Parent Common Stock as to which Affiliate has sole or shared voting or investment power and all rights, options and warrants to acquire Parent Common Stock owned or held by Affiliate.

        (c) Affiliate will not, and will not permit any entity under Affiliate's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreements; (ii) initiate a stockholders' vote or action by consent of Parent stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent with respect to an Opposing Proposal.

    6. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect in the event the termination of the Reorganization Agreement pursuant to Article VIII of the Reorganization Agreement.

    7. PARTNERSHIP DISTRIBUTIONS. Any other provisions of this Agreement notwithstanding, if the undersigned Affiliate is organized as a partnership, the Company and Parent hereby agree that such partnership shall be permitted to make a distribution to its partners of shares of Company capital stock (if made prior to the effectiveness of the Merger) or of shares of Parent capital stock received in the Merger so long as the undersigned Affiliate and its partnership distributees provide assurances, acceptable to Parent and the Company in their reasonable discretion, that such distributions (i) are permissible under Rule 145, (ii) will not prevent the Merger from being treated as a tax-free reorganization for federal income tax purposes, or (iii) will not prevent the Merger from being accounted for as a pooling of interests.

    8.  MISCELLANEOUS.

        (a) COUNTERPARTS. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        (b) BINDING AGREEMENT. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors,

                                    A-B-3-2
representatives, heirs, legatees and devisees of Affiliate and pledgees holding Restricted Securities as collateral.

        (c) WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

        (d) GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (e) ATTORNEYS' FEES. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

        (f) EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        (g) THIRD PARTY RELIANCE. Counsel to and accounting firms for the parties shall be entitled to rely upon this Affiliate Agreement.

        (h) INJUNTIVE RELIEF. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement will result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

                                     * * *

                                    A-B-3-3

    IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

PARENT                                        AFFILIATE

By:                                           By:
    ----------------------------------------      ----------------------------------------

Name:                                         Affiliate's Address for Notice:
       -------------------------------------

Title:
      --------------------------------------  -------------------------------------------

                                              -------------------------------------------

                                              -------------------------------------------

COMPANY

By:                                           Shares beneficially owned:
    ----------------------------------------

Name:                                                        shares of Parent Common Stock
       -------------------------------------  -------

Title:                                                       shares of Parent Common Stock
      --------------------------------------  -------
                                              issuable upon exercise of outstanding
                                                     options and warrants

                    [SIGNATURE PAGE TO AFFILIATE AGREEMENT]

                                    A-B-3-4

                                   EXHIBIT A
                               IRREVOCABLE PROXY

    The undersigned stockholder of Access Health, Inc., a Delaware corporation ("PARENT") hereby irrevocably (to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware) appoints the directors on the Board of Directors of Parent, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Parent beneficially owned by the undersigned, which shares are listed on the final page of this Proxy (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement of Merger and Plan of Reorganization, which contemplates that the Company and a wholly-owned subsidiary of Parent ("MERGER SUB") will enter into an Agreement of Merger, which Agreements (collectively, the "MERGER AGREEMENTS") provide for the merger (the "MERGER") of Merger Sub with and into the Company) shall be terminated in accordance with its terms or the Merger is effective. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

    This proxy is irrevocable (to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware), is granted pursuant to the Affiliate/Voting Agreement dated as of February 13, 1998 between Parent, the Company and the undersigned stockholder (the "AFFILIATE AGREEMENT"), and is granted in consideration of Parent entering into the Merger Agreements. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreements to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Parent stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreements and any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or competition with the consummation of the Merger.

    The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreements at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreements and any matter that could reasonably be expected to facilitate the Merger, and may not exercise this proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

                                    A-B-3-5

    This proxy is irrevocable to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware.

Dated: February 13, 1998

    Signature of Stockholder: ______________________________________________

    Print Name of Stockholder: _____________________________________________

    Shares beneficially owned:

    ______________ shares of Parent Common Stock

    ______________ shares of Parent Common Stock issuable upon exercise of outstanding options and warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                    A-B-3-6

                                  EXHIBIT C-1
                              EMPLOYMENT AGREEMENT

    This Employment Agreement ("Agreement") is made and entered into effective
as of            , 1998 by and between             (the "Executive") and Access
Health, Inc., a Delaware corporation (the "Company"). The Company and Executive are sometimes collectively referred to as the "Parties."

    NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive agree as follows:

    1.  DUTIES AND SCOPE OF EMPLOYMENT.

        (a)  POSITION.  The Company agrees to employ the Executive under the
terms of this Agreement in the position of             .

        (b) OBLIGATIONS. During the term of this Agreement, the Executive shall devote Executive's full business efforts and time to the Company. The foregoing, however, shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with Executive's responsibilities to the Company and do not represent business conflicts with the Company's business.

        (c) COMPANY POLICIES. Executive shall comply with all of the Company's written rules and regulations applicable to the executives of the Company and with all of the Company's policies applicable to other similarly situated executives established by the Company's management and Board of Directors (the "Board").

        (d) BASE COMPENSATION. Beginning on the Effective Date (defined herein), the Executive shall be paid a base salary (the "Initial Base
Compensation") of         dollars annually, payable bi-weekly. The Base
Compensation shall be subject to review annually for increases by the Board in its sole discretion in connection with the annual review of salary and benefits for the Company's management. (The term "Base Compensation" as used for purposes of Section 6 shall include the Initial Base Compensation together with any approved increase then in effect.)

    2.  DEFINITIONS.  As used herein, the following definitions shall apply:

        (a) "AFFILIATE" of a person or entity shall mean another person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity specified.

        (b) "CAUSE" shall mean the termination of employment of Executive shall have taken place as a result of (i) Executive's continued failure to substantially perform Executive's principal duties and responsibilities (other than as a result of Disability or death) after thirty (30) days written notice from the Company specifying the nature of Executive's failure and demanding that such failure be remedied; (ii) Executive's material and continuing breach of his obligations to the Company set forth in this Agreement, the Confidentiality Agreement (as defined herein) attached hereto as EXHIBIT B, or any written policy of the Company applicable to all officers after thirty (30) days written notice from the Company specifying the nature of Executive's breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (iii) Executive's being convicted of a felony; or (iv) act or acts of dishonesty undertaken by Executive and intended to result in substantial gain or substantial personal enrichment of Executive at the expense of the Company.

        (c) "CHANGE IN CONTROL" shall mean: (i) a reorganization or merger of the Company with or into any other corporation which will result in the Company's stockholders immediately prior to such transaction holding, as a result of such transaction, less than 50% of the voting power of the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the corporation which will result in the

                                    A-C-1-1

Company's stockholders immediately prior to such sale holding, as a result of such sale, less than 50% of the voting power of the purchasing entity; (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Company being controlled by a single holder; (iv) a change in the majority of the Board not approved by at least two-thirds of the Company's directors in office prior to such change; (v) the adoption of any plan of liquidation providing for the distribution of all or substantially all of its assets; or (vi) any "person," as that term is currently used in Section 3(a)(9) and 13(d) of the Securities Exchange Act, becomes a "beneficial owner," as that term is currently used in Rule 13d-3 promulgated under that Act, of 45% or more of the voting stock of the Company.

        (d) "DISABILITY" shall mean that the Executive, at the time notice is given, has been unable to perform Executive's duties under this Agreement for a period of not less than ninety (90) days consecutively as the result of Executive's incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of Executive's duties hereunder within ninety (90) days of the commencement of leave before the termination of employment under Section 5(b)(i) becomes effective, the notice of termination shall automatically be deemed to have been revoked. This paragraph will be enforced in compliance with the Americans with Disabilities Act.

    3.  EXECUTIVE BENEFITS.

        (a) GENERAL. During the term of Executive's employment under this Agreement, Executive shall be entitled to participate in pension plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid time off (which will accrue for the Executive at a rate of 7.69 hours per pay period beginning on the effective date of this Agreement, or not less than twenty-five (25) days a year) and similar plans or programs made available to executives of the Company, subject in each case to the generally applicable terms and conditions of the plan or program and the decision of the Board of Directors or administrators of such plan.

        (b)  STOCK AWARDS.  The Executive will be granted a stock option to
purchase       shares of the Company's Common Stock, subject to vesting, at an exercise price equal to the closing market price of the Company's Common Stock on the Effective Date (the "Effective Date") specified in the Agreement and Plan of Reorganization dated February 13, 1998 by and among the Company, Access Acquisition Corp. 98A and InterQual, Inc. (the "Merger Agreement"). Executive will be eligible to receive additional stock option grants in the sole discretion of the Company's Board of Directors on the same basis as Company's other executives. In the event of a Change of Control, as defined herein or the Employee Stock Option Plan, with the lowest Change of Control shareholder controlling for the purpose, all such stock options held by Executive to purchase shares of the Company's Common Stock shall become fully exercisable.

        (c) BONUS. The Executive shall be entitled to receive a bonus under the Company Management Incentive Plan of up to 30% of Base Compensation, based on Executive performance payable in a manner determined by the Board of Directors.

        (d) EMPLOYMENT CREDIT. Executive will be fully credited for his years of employment by InterQual as though he had been employed by the Company for all such time for purposes of determining his eligibility for and the extent of benefits available from the Company.

    4. BUSINESS EXPENSES AND TRAVEL. During the term of Executive's employment under this Agreement, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

                                    A-C-1-2

    5.  TERM OF EMPLOYMENT.

        (a) BASIC RULE. The Company agrees to continue Executive's employment, and Executive agrees to remain in the employ of the Company, during the term of this Agreement pursuant to the provisions of this Agreement.

        (b) TERMINATION BY THE COMPANY. The Company may terminate Executive's employment, with thirty (30) days advance notice in writing under any of the circumstances described below:

            (i) TERMINATION WITHOUT CAUSE AND TERMINATION AS A RESULT OF DISABILITY. If the Company terminates Executive's employment during the term of this Agreement without cause or as a result of disability, the provisions of
Section 6(a) shall apply.

            (ii) TERMINATION FOR CAUSE. If the Company terminates Executive's employment for Cause during the term of this Agreement, the provisions of
Section 6(b) shall apply.

            (iii) TERMINATION ON DEATH. If the Company terminates Executive's employment as a result of Executive's death, the relevant provisions of Section 6(c) shall apply.

        (c) VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may terminate Executive's employment voluntarily by giving the Company thirty (30) days advance notice in writing, at which time the provisions of Section 6(b) shall apply.

        (d) WAIVER OF NOTICE. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement in this Section 5.

    6.  BENEFITS UPON TERMINATION OF EMPLOYMENT.

        (a) PAYMENTS UPON TERMINATION PURSUANT TO SECTION 5(b)(i). If, during the current term of this Agreement, the Executive's employment is terminated by the Company pursuant to Section 5(b)(i), the Executive shall be entitled to receive the following:

            (i) SEVERANCE PAYMENT. The Company shall continue to pay to the Executive his Base Compensation (the "Severance Payment") for the remainder of the Initial Term (the "Severance Period"), plus any amounts to which Executive is entitled under then-current Company policies; provided, however, that if the termination occurs following a Change of Control, the Severance Payment shall be paid in a lump sum. Such Base Compensation amount shall be determined with reference to the Base Compensation in effect for the month in which the date of employment termination occurs.

            (ii) STOCK OPTIONS. All stock options then held by Executive shall continue to vest through the end of the current term for this Agreement, and shall remain exercisable for one year following the end of the applicable term. Executive acknowledges that incentive stock option treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), will not be available unless such options are exercised within the time prescribed in the Code. Any Stock Option not exercised by the end of such period shall be automatically canceled.

            (iii) METHOD OF PAYMENT. The Severance Payment shall be made in bi-weekly payments during the Severance Period; provided, that if the termination occurs following a Change of Control the severance payment shall be paid in a lump sum within three (3) days after such termination.

            (iv) HEALTH AND WELFARE BENEFITS. The Company shall continue to provide health, dental, life and disability insurance, and welfare benefits for the duration of the Severance Period. Such benefits will be discontinued to the extent that Executive receives similar benefits in connection with new employment. Executive will also be entitled to such payments and benefits as may be provided under applicable benefit plans and programs of the Company.

                                    A-C-1-3

            (v) PAYMENT IN LIEU OF CONTRACT DAMAGES. The Severance Payment shall be in lieu of any further payments to the Executive and any further accrual of benefits except as otherwise provided herein with respect to periods subsequent to the date of the employment termination.

            (vi) DEATH DURING A SEVERANCE PERIOD. In the event Executive dies during a Severance Period, her estate or beneficiaries (as the case may be) shall be paid the benefits set forth in this Section 6(a).

            (vii) TERMINATION DUE TO DISABILITY. In the event Executive is terminated for a Disability, the Company shall also provide to Executive continued coverage, for twenty-four (24) months after the date of termination, under each employee benefit plan of the Company in which she was participating on the date of termination, with no reduction in benefits and no increase in cost to the Executive.

            (viii) NO DUTY TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment contemplated by this Section 6(a) (whether by seeking new employment or in any other manner).

        (b) TERMINATION BY COMPANY FOR CAUSE OR VOLUNTARY TERMINATION. If the Executive's employment is terminated pursuant to Section 5(b)(ii) or voluntarily pursuant to Section 5(c), no compensation or payments will be paid or provided to Executive for the periods following the date when such a termination of employment is effective. Notwithstanding the preceding sentence, Executive's rights under the benefit plans and option agreements of the Company shall be determined under the provisions of those plans and agreements, provided Executive shall have three (3) months from the date of termination of employment in which to exercise any non-qualified stock option and three (3) months from the date of termination of employment to exercise any incentive stock option in each case to the extent such options are exercisable as of the date of termination.

        (c)  TERMINATION ON DEATH.

            (i) TERMINATION DUE TO DEATH. If the Executive's employment is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be promptly entitled to:

                (A) Base Compensation, at his then current rate, through the end of the Initial Term or the Renewal Term, as applicable; provided, however, that if death follows a Change of Control, the amount of the Severance Payment set forth in Section 6(a)(i) above;

                (B) a pro-rata annual incentive award for the year in which his death occurs, payable in a lump sum promptly upon his death;

                (C) acceleration of vesting of options as set forth on Exhibit A attached hereto;

                (D) the continued right to exercise any vested stock option outstanding on the date of his death including those set forth on EXHIBIT A for twelve (12) months after that date;

                (E) the balance of any incentive awards earned (but not yet paid);

                (F) any other amounts earned, accrued or owing to the Executive but not yet paid; and

                (G) other or additional benefits in accordance with applicable plans and programs of the Company.

        (d) CODE SECTION 280G PAYMENTS. Anything in this Agreement to the contrary, if the aggregate of the amounts due the executive under this Agreement and any other plan or program of the Company constitutes a "Parachute Payment," as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), and the amount of the Parachute Payment, reduced by all Federal, state and local taxes applicable thereto, including, the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive, after taxes, if she were paid only three times his Base Amount as defined in Section 280G(b)(3) of the Code less $1.00, then the payments to be made to the

                                    A-C-1-4

Executive under this Agreement which are contingent on a Change in Control shall be reduced to an amount which, when added to the aggregate of all other payments to the Executive which are contingent on a Change in Control, will make the total amount of such payments equal to three times his Base amount less $1.00. The determinations to be made with respect to this paragraph shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of being requested to do so by the Company or the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Executive shall be responsible for payment of any excise tax imposed under Section 4999 of the Code on any Parachute Payment as described in this Section.

    7. PROPRIETARY INFORMATION. The Executive agrees to comply fully with the Company's policies relating to non-disclosure of the Company's trade secrets and proprietary information and processes, as set out in the Confidentiality Agreement set out as EXHIBIT B hereto (the "Confidentiality Agreement").

    8.  SUCCESSORS.

        (a) COMPANY SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement or by operation of law.

        (b) EXECUTIVE'S SUCCESSORS. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    9. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after being mailed by first class mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

    10.  TERM OF AGREEMENT.  The term of this Agreement shall be for an initial
term of   years from the Effective Date (the "Initial Term") and may be renewed
for successive   terms with the consent of both parties (each a "Renewal Term").

    11.  NONCOMPETITION.

        (a) During the term of this Agreement and for two (2) years after the termination of this Agreement, (the "NON-COMPETITION PERIOD"), Employee shall not directly or indirectly (other than on behalf of the Company), without the prior written consent of the Company, engage anywhere in the Restricted Territory (as defined herein) in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in (except for ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business (other than the Company) that engages or participates in a Competing

                                    A-C-1-5

Business Purpose (as defined herein). The term "COMPETING BUSINESS PURPOSE" shall mean (i) any business providing symptom based triage and/or assessment that results in provider selection, patient channeling and/or patient advice, as well as condition and/or disease management services delivered via an inbound or outbound telephone call center system to sponsored members of health benefit plans provided by risk bearing insurance companies, provider groups, network managers, self-insured organizations, government organizations and/or employers or (ii) any business offering healthcare utilization review or healthcare utilization review services or any business offering outsource services for primary source verification of healthcare provider professional credentials or related software. The term "RESTRICTED TERRITORY" shall mean each and every country, province, state, city or other political subdivision of the world in which the Company is currently engaged or during the term of this Agreement engages in business or otherwise sells or distributes its products or is currently in discussion with potential partners or customers.

        (b) During the Non-Competition Period, Employee shall not, (i) directly or indirectly, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging any employee or consultant of the Company to terminate his or her employment with the Company, respectively, or (ii) interfere in any manner with the contractual or other employment relationship between the Company and its respective employees and consultants, if the actions referred to in subsections (i) or (ii) would be adverse to the Company's interest.

        (c) The covenants contained in paragraphs (a) and (b) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in paragraphs (a) and (b). If, in any judicial proceeding, a court of competent jurisdiction refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

        (d) Executive's obligations under Sections 7, 11 and 12 shall remain in effect if Executive's employment with the Company is terminated.

    12.  MISCELLANEOUS PROVISIONS.

        (a) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and an officer or a director of the Company authorized by the Board of Directors. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (b) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes and replaces any and all previous agreements between the Executive regarding compensation or terms of employment. This Agreement shall supersede the provisions regarding acceleration of vesting provided in any stock option agreements.

        (c) GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement and any dispute or controversy arising out of, related to, or in connection with this Agreement, or the interpretation, validity, construction, enforcement, performance or termination thereof, shall be governed by the laws of the State of Colorado without reference to rules of conflicts of law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in Denver County, Colorado as the exclusive forum for the adjudication for any dispute, action or proceeding arising from or relating to this Agreement.

                                    A-C-1-6

        (d) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        (e) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (e) shall be void.

        (f) LIMITATION OF REMEDIES. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

        (g) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

        (h) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        (i) REPRESENTATION BY COUNSEL. Executive represents that Executive has had the opportunity to seek independent legal counsel in connection with entering into the Agreement.

        (j) ATTORNEY'S FEES. In any action or arbitration brought under this Agreement, the prevailing party shall be entitled to its attorneys' fees and costs.

        (k) INJUNCTIVE RELIEF. Each of the parties acknowledge that the noncompetition covenants and restrictions contained in this Agreement (i) are necessary, fundamental, and required for the protection of the Company and to preserve for the Company the benefits of the Merger Agreement; (ii) relate to matters which are of a special, unique, and extraordinary character that giving each of such covenants or other provisions a special, unique, and extraordinary value; and (iii) will result in irreparable harm and damages to the Company which cannot be adequately compensated by a monetary award if breached. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

    IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ACCESS HEALTH, INC.
By: ____________________________________    ____________________________________

    Joseph P. Tallman
   Chief Executive Officer

                                    A-C-1-7

                                  EXHIBIT C-2
                      SEPARATION AND CONSULTING AGREEMENT

    This Separation and Transition Agreement (the "Agreement") is made effective
as of            , 1998 (the "Effective Date") by and between InterQual, Inc., a
Delaware corporation (the "Company"), and             ("Consultant").

                                    RECITALS

    The Company and Consultant have mutually agreed to terminate the employment relationship between them upon consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Reorganization dated February 13, 1998 by and among the Access Health, Inc. ("Parent"), Access Acquisition Corp. 98A and InterQual, Inc. (the "Merger Agreement").

    In connection with such termination of employment, and to assure an orderly transition, the parties desire to enter into an agreement with respect to the Consultant's separation from the Company and his continued provision of services to the Company.

    NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the Company and Consultant (collectively referred to as the "Parties") agree as follows:

    1. TERMINATION OF EMPLOYMENT. Consultant's employment with the Company terminated upon the effectiveness of the Merger Agreement.

    2.  SEPARATION CONSIDERATION.

        (a) The Company agrees to pay to Consultant, in consideration of the mutual promises and agreements described herein and Consultant's resignation as an officer and director of the Company as of the Effective Date, and in lieu of
any other monies payable, a lump sum of $      , upon the closing of the Merger.
The Company shall make this payment by check within three days of the Closing Date. The Consultant will not participate in any bonus plan or any other employee compensation program other than as provided in paragraph (b) below.

        (b) The benefits received by Consultant as an employee of Company immediately prior to the Effective Date will be paid by the Company through COBRA for a period that is the shorter of two (2) years after the Effective Date or until Consultant finds employment which provides health benefits, whichever comes first. Consultant's coverage through COBRA will include currently elected coverage in the areas of medical, dental and vision.

    3. TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Consultant under the terms of this Agreement. Consultant agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Consultant further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Consultant's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees.

    4.  DUTIES AND SCOPE OF CONSULTING SERVICES.

        (a) POSITION. As of the Effective Date, the Company shall engage the Consultant under the terms of this Agreement in the position of consultant.

        (b) CONSULTING OBLIGATIONS. During the term of this Agreement, the Consultant shall provide advice to the Parent and the Company as reasonably requested by the board of directors or executive officers of Parent and consistent with the duties Consultant performed while employed at the Company. The Consultant shall report only to the Parent's Board of Directors and Parent's senior management.

                                    A-C-2-1

        (c) COMPANY POLICIES. Consultant shall comply with all of the Company's written rules and regulations applicable to consultants of the Company and with all of the Company's reasonable policies applicable to other consultants (collectively "Company Policies") established by the Company's management and board of directors (the "Board").

        (d) COMPENSATION. Beginning on the Effective Date (defined herein), the Consultant shall be paid a consulting fee (the "Consulting Fee") of $ annually, payable bi-weekly.

    5.  DEFINITIONS.  As used herein, the following definitions shall apply:

        (a) "AFFILIATE" of a person or entity shall mean another person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity specified.

        (b) "CAUSE" shall mean the termination of consulting services of Consultant shall have taken place as a result of (i) Consultant's continued failure to substantially perform Consultant's principal duties and responsibilities (other than as a result of Disability or death) after thirty
(30) days written notice from the Company specifying the nature of Consultant's failure and demanding that such failure be remedied; (ii) Consultant's material and continuing breach of his obligations to the Company set forth in this Agreement, the Confidentiality Agreement (as defined herein) attached hereto as EXHIBIT A, or any Company Policies applicable to all consultants after thirty
(30) days written notice from the Company specifying the nature of Consultant's breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (iii) Consultant's being convicted of a felony; or (iv) act or acts of dishonesty undertaken by Consultant and intended to result in substantial gain or substantial personal enrichment of Consultant at the expense of the Company; PROVIDED, HOWEVER that after a Change of Control (as defined herein) Consultant shall be entitled to due process (including a hearing) in the event the Company seeks to terminate Consultant for Cause.

        (c) "CHANGE IN CONTROL" shall mean: (i) a reorganization or merger of the Parent with or into any other corporation which will result in the Parent's stockholders immediately prior to such transaction holding, as a result of such transaction, less than 50% of the voting power of the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the corporation which will result in the Parent's stockholders immediately prior to such sale holding, as a result of such sale, less than 50% of the voting power of the purchasing entity; (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Parent being controlled by a single holder; (iv) a change in the majority of the board of directors of Parent not approved by at least two-thirds of the Parent's directors in office prior to such change; (v) the adoption of any plan of liquidation providing for the distribution of all or substantially all of its assets; or (vi) any "person," as that term is currently used in Section 3(a)(9) and 13(d) of the Securities Exchange Act, becomes a "beneficial owner," as that term is currently used in Rule 13d-3 promulgated under that Act, of 45% or more of the voting stock of the Parent.

        (d) "DISABILITY" shall mean that the Consultant, at the time notice is given, has been unable to perform Consultant's duties under this Agreement for a period of not less than ninety (90) days consecutively as the result of Consultant's incapacity due to physical or mental illness. In the event that the Consultant resumes the performance of substantially all of Consultant's duties hereunder within ninety (90) days of the commencement of leave before the termination of employment under Section 7(b)(i) becomes effective, the notice of termination shall automatically be deemed to have been revoked. This paragraph will be enforced in compliance with the Americans with Disabilities Act.

    6. BUSINESS EXPENSES AND TRAVEL. During the term of this Agreement, Consultant shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Consultant for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

                                    A-C-2-2

    7.  TERM OF CONSULTING SERVICES.

        (a) BASIC RULE. The Company agrees to retain Consultant's services, and Consultant agrees to remain as an independent consultant of the Company, during the term of this Agreement pursuant to the provisions of this Agreement.

        (b) TERMINATION BY THE COMPANY. The Company may terminate Consultant's services, with thirty (30) days advance notice in writing under any of the circumstances described below:

            (i) TERMINATION WITHOUT CAUSE AND TERMINATION AS A RESULT OF DISABILITY. If the Company terminates Consultant's services during the term of this Agreement without cause or as a result of disability, the provisions of
Section 8(a) shall apply.

            (ii) TERMINATION FOR CAUSE. If the Company terminates Consultant's services for Cause during the term of this Agreement, the provisions of Section 8(b) shall apply.

            (iii) TERMINATION ON DEATH. If the Company terminates Consultant's services as a result of Consultant's death, the relevant provisions of Section 8(c) shall apply.

        (c) VOLUNTARY TERMINATION BY THE CONSULTANT. The Consultant may terminate his services voluntarily by giving the Company thirty (30) days advance notice in writing, at which time the provisions of Section 8(b) shall apply.

        (d) WAIVER OF NOTICE. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement in this Section 7.

    8.  BENEFITS UPON TERMINATION OF CONSULTING SERVICES.

        (a) PAYMENTS UPON TERMINATION PURSUANT TO SECTION 7(b)(i). If the Consultant's services are terminated by the Company pursuant to Section 7(b)(i), the Consultant shall be entitled to receive the following:

            (i) SEVERANCE PAYMENT. The Company shall continue to pay to the Consultant his Consulting Fee (the "Severance Payment") for the remainder of the current term (the "Severance Period"); provided, however, that if the termination occurs following a Change of Control the Severance Payment shall be paid in a lump sum. Such Consulting Fee amount shall be determined with reference to the Consulting Fee in effect on the date termination of this Agreement occurs.

            (ii) METHOD OF PAYMENT. The Severance Payment shall be made in bi-weekly payments during the Severance Period; provided, that if the termination occurs following a Change of Control the Severance Payment shall be paid in a lump sum within three (3) days after such termination.

            (iii) HEALTH AND WELFARE BENEFITS. The Company shall continue to provide COBRA payments for the duration of the Severance Period. Such benefits will be discontinued to the extent that Consultant receives similar benefits in connection with new employment.

            (iv) PAYMENT IN LIEU OF CONTRACT DAMAGES. The Severance Payment shall be in lieu of any further payments to the Consultant and any further accrual of benefits except as otherwise provided herein with respect to periods subsequent to the date of the termination.

            (v) DEATH DURING A SEVERANCE PERIOD. In the event Consultant dies during a Severance Period, his estate or beneficiaries (as the case may be) shall be paid the benefits set forth in this Section 8(a).

            (vi) NO DUTY TO MITIGATE. The Consultant shall not be required to mitigate the amount of any payment contemplated by this Section 8(a) (whether by seeking new employment or in any other manner).

                                    A-C-2-3

        (b) TERMINATION BY COMPANY FOR CAUSE OR VOLUNTARY TERMINATION. If the Consultant's consultancy is terminated pursuant to Section 7(b)(ii) or voluntarily pursuant to Section 7(c), no compensation or payments will be paid or provided to Consultant for the periods following the date when such a termination of employment is effective. Notwithstanding the preceding sentence, Consultant's rights under the benefit plans and option agreements of the Company shall be determined under the provisions of those plans and agreements, provided Consultant shall have three (3) months from the date of termination of the consulting relationship in which to exercise any non-qualified stock option and three (3) months from the date of termination of the consulting relationship to exercise any incentive stock option in each case to the extent such options are exercisable as of the date of termination.

        (c) TERMINATION DUE TO DEATH. If the Consultant's consultancy is terminated due to his death, his estate or his beneficiaries (as the case may be) shall be promptly entitled to the Consulting Fee, at his then current rate, through the end of the Initial Term or the Renewal Term, as applicable; provided, however, that if death follows a Change of Control, the amount of the Severance Payment set forth in Section 8(a)(i) above.

        (d) CODE SECTION 280G PAYMENTS. Anything in this Agreement to the contrary, if the aggregate of the amounts due the Consultant under this Agreement and any other plan or program of the Company constitutes a "Parachute Payment," as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), and the amount of the Parachute Payment, reduced by all Federal, state and local taxes applicable thereto, including, the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Consultant would receive, after taxes, if she were paid only three times his Base Amount as defined in Section 280G(b)(3) of the Code less $1.00, then the payments to be made to the Consultant under this Agreement which are contingent on a Change in Control shall be reduced to an amount which, when added to the aggregate of all other payments to the Consultant which are contingent on a Change in Control, will make the total amount of such payments equal to three times his Base amount less $1.00. The determinations to be made with respect to this paragraph shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Consultant within fifteen (15) business days of being requested to do so by the Company or the Consultant. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Consultant shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Consultant shall be responsible for payment of any excise tax imposed under Section 4999 of the Code on any Parachute Payment as described in this Section.

    9. PROPRIETARY INFORMATION. The Consultant agrees to comply fully with the Company's policies relating to non-disclosure of the Company's trade secrets and proprietary information and processes, as set out in the Confidentiality Agreement set out as EXHIBIT A hereto (the "Confidentiality Agreement").

    10.  SUCCESSORS.

        (a) COMPANY SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement or by operation of law.

        (b) CONSULTANT'S SUCCESSORS. This Agreement and all rights of the Consultant hereunder shall inure to the benefit of, and be enforceable by, Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                                    A-C-2-4

    11. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after being mailed by first class mail, return receipt requested and postage prepaid. In the case of the Consultant, mailed notices shall be addressed to Consultant at the home address which Consultant most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

    12.  TERM OF AGREEMENT.  The term of this Agreement shall be for an initial
term of     from the Effective Date (the "Initial Term"). The term of this
Agreement shall be renewed for successive terms with the consent of both parties (each a "Renewal Term").

    13.  NONCOMPETITION.

        (a) During the term of this Agreement and for two (2) years after the termination of this Agreement, (the "NON-COMPETITION PERIOD"), Consultant shall not directly or indirectly (other than on behalf of the Company), without the prior written consent of the Company, engage anywhere in the Restricted Territory (as defined herein) in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in (except for ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business (other than the Company) that engages or participates in a Competing Business Purpose (as defined herein). The term "COMPETING BUSINESS PURPOSE" shall mean (i) any business providing symptom based triage and/or assessment that results in provider selection, patient channeling and/or patient advice, as well as condition and/or disease management services delivered via an inbound or outbound telephone call center system to sponsored members of health benefit plans provided by risk bearing insurance companies, provider groups, network managers, self-insured organizations, government organizations and/or employers or (ii) any business offering healthcare utilization review or healthcare utilization review services or any business offering outsource services for primary source verification of healthcare provider professional credentials or related software. The term "RESTRICTED TERRITORY" shall mean each and every country, province, state, city or other political subdivision of the world in which the Company is currently engaged or during the term of this Agreement engages in business or otherwise sells or distributes its products or is currently in discussion with potential partners or customers.

        (b) During the Non-Competition Period, Consultant shall not, (i) directly or indirectly, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging any employee or consultant of the Company to terminate his or her employment with the Company, respectively, or (ii) interfere in any manner with the contractual or other employment relationship between the Company and its respective employees and consultants, if the actions referred to in subsections
(i) or (ii) would be adverse to the Company's interest.

        (c) The covenants contained in paragraphs (a) and (b) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in paragraphs (a) and (b). If, in any judicial proceeding, a court of competent jurisdiction refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

                                    A-C-2-5

        (d) Consultant's obligations under Sections 9, 13 and 14 of this Agreement shall remain in effect if Consultant's services with the Company is terminated.

    14.  MISCELLANEOUS PROVISIONS.

        (a) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Consultant and an officer or a director of the Company authorized by the Board of Directors. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (b) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes and replaces any and all previous agreements between the Consultant regarding compensation or terms of the consulting relationship.

        (c) GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement and any dispute or controversy arising out of, related to, or in connection with this Agreement, or the interpretation, validity, construction, enforcement, performance or termination thereof, shall be governed by the laws of the State of Colorado without reference to rules of conflicts of law.

        (d) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        (e) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (e) shall be void.

        (f) LIMITATION OF REMEDIES. If the Consultant's association with the Company terminates for any reason, the Consultant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or the Indemnification Agreement described in subsection (l) below.

        (g) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will not be subject to withholding. Consultant shall be wholly responsible for any applicable employment tax in addition to consultant's obligation of Section 3 herein.

        (h) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        (i) REPRESENTATION BY COUNSEL. Consultant represents that Consultant has had the opportunity to seek independent legal counsel in connection with entering into the Agreement.

        (j) ATTORNEY'S FEES. In any action or arbitration brought under this Agreement, the prevailing party shall be entitled to its attorneys' fees and costs.

        (k) INJUNCTIVE RELIEF. Each of the parties acknowledge that the noncompetition covenants and restrictions contained in this Agreement (i) are necessary, fundamental, and required for the protection of the Company and to preserve for the Company the benefits of the Merger Agreement; (ii) relate to matters which are of a special, unique, and extraordinary character that giving each of such covenants or other provisions a special, unique, and extraordinary value; and (iii) will result in irreparable harm and damages to the Company which cannot be adequately compensated by a monetary award if breached. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary

                                    A-C-2-6
injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

        (l) INDEMNIFICATION AGREEMENT. The Consultant and Parent will enter into an Indemnification Agreement, the form of which is attached hereto as Exhibit B.

    IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ACCESS HEALTH, INC.

By: ____________________________________    ____________________________________
   Joseph P. Tallman                              Consultant
   Chief Executive Officer

                                    A-C-2-7

                                   EXHIBIT D

           FORM OF OPINION OF WILSON SONSINI GOODRICH & ROSATI, P.C.

                                                                          , 1998

InterQual, Inc.
293 Boston Post Road West
Marlborough, MA 01752-4615

Ladies and Gentlemen:

    We have acted as counsel to Access Health, Inc., a Delaware corporation ("Parent"), in connection with the merger (the "Merger") of Access Acquisition Corp. 98A, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Parent, with and into InterQual, Inc., a Delaware corporation (the "Company"), pursuant to the Amended and Restated Agreement and Plan of Reorganization among Parent, Merger Sub and the Company dated as of June 4, 1998 (the "Merger Agreement"). This opinion is furnished to you pursuant to Section 6.2(d) of the Merger Agreement. Unless otherwise defined herein, the capitalized terms used in this opinion have the meaning given to them in the Merger Agreement.

    We have acted as counsel for Parent and Merger Sub in connection with the negotiation of the Merger Agreement and the Registration Rights Agreement dated as of the Closing Date (the "Registration Rights Agreement") (the Merger Agreement and the Registration Rights Agreement are collectively referred to herein as the "Agreements") and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings which we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents by any party other than Parent and Merger Sub where due execution and delivery are a prerequisite to the effectiveness thereof.

    As used in this opinion, the expression "to our knowledge" or "known to us" with reference to matters of fact means that, after an examination of documents made available to us by Parent and Merger Sub, and after inquiries of officers of Parent and Merger Sub, but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for Parent and Merger Sub solely in connection with the Agreements and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of Parent and Merger Sub or the rendering of the opinion set forth below.

    For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate action, to execute and deliver the Merger Agreement and we assume that the representations and warranties made by you in the Merger Agreement and pursuant thereto are true and correct.

                                     A-D-1

    The opinions hereinafter expressed are subject to the following qualifications:

        A. We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

        B. We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal or state laws affecting the rights of creditors generally;

        C. We express no opinion as to compliance or non-compliance with the anti-fraud provisions of state and federal laws, rules and regulations concerning the issuance of securities;

        D. We express no opinion as to the enforceability of any of the agreements attached as exhibits to the Merger Agreement other than the Registration Rights Agreement (subject to the qualifications set forth herein);

        E. We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to laws of any jurisdiction other than the laws of the United States of America and the laws of the States of California and Delaware.

    Based upon and subject to the foregoing, and as except as set forth in the Merger Agreement, we are of the opinion that:

        1. Parent and Merger Sub have all requisite corporate power and authority to enter into the Agreements and to consummate the transactions contemplated thereby. The vote required of Parent's stockholders under the rules of the Nasdaq National Market to duly approve the Merger and the Merger Agreement is that number of shares as would constitute a majority of the total votes cast on the proposal to approve the Merger in person or by proxy at a special meeting of Parent's stockholders duly held under Delaware Law. The execution and delivery of the Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The Board of Directors and stockholders of each of Parent and Merger Sub have approved the Merger, the Merger Agreement and the Registration Rights Agreement. The Agreements have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

        2. The issuance of the shares (the "Shares") of Parent Common Stock to be issued and delivered to the stockholders of Company in exchange for shares of Company Common Stock, will, when issued in accordance with the terms of the Merger Agreement, be validly issued, fully paid and nonassessable and free of liens, encumbrances or preemptive or similar rights contained in the Certificate of Incorporation or Bylaws of Parent; provided, however, that the Shares may be subject to restriction on transfer under state and/or federal securities laws.

        4. To our knowledge, immediately prior to the Effective Time of the Merger, the authorized stock of Parent consisted of 75,000,000 shares of
    Common Stock, of which       shares were issued and outstanding as of
               , 1998, and 5,000,000 shares of Preferred Stock, none of which is issued or outstanding. To our knowledge, immediately prior to the Effective Time of the Merger, the authorized capital stock of the Merger Sub consisted of 1,000 shares of Common Stock, all of which was issued and outstanding and held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, fully paid and nonassessable and were not subject to preemptive rights created by statute or the Certificate of Incorporation or Bylaws of Parent.

        3. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into the Agreements, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Agreements, the performance by Parent and Merger Sub of their obligations thereunder and the consummation of the transactions contemplated thereby

                                     A-D-2
    have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and have been approved by the Board of Directors of Parent and Merger Sub and the sole stockholder of Merger Sub. No other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the Agreements by Parent and Merger Sub or the performance of Parent's and Merger Sub's obligations thereunder or the consummation of the transactions contemplated thereby. The Agreements have been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

        4. To our knowledge, there is no action, suit, or proceeding pending or threatened against Parent or Merger Sub which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Merger Agreement.

    This opinion is solely for your benefit and is not to be made available to or relied upon by any other person without our express prior written consent.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation
                                          /s/ WILSON SONSINI GOODRICH & ROSATI

                                     A-D-3

                                   EXHIBIT E

                        FORM OF OPINION OF ROPES & GRAY

                                                                          , 1998

Access Health, Inc.
310 Interlocken Parkway, Suite A
Broomfield, CO 80024

Ladies and Gentlemen:

    This opinion is furnished to you pursuant to Section 6.3(d) of the Amended and Restated Agreement and Plan of Reorganization dated as of June 4, 1998 (the "Agreement") by and among Access Health, Inc., a Delaware corporation (the "Buyer"), Access Acquisition Corp. 98A, a Delaware corporation and a wholly owned subsidiary of the Buyer ("Merger Sub") and InterQual, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

    We have represented the Company in the negotiation, execution and delivery of the Agreement and in such capacity we are familiar with the proceedings taken by the Company in connection therewith.

    In rendering the opinions expressed below, we have examined and relied upon such applicable charter documents, by-laws, and corporate resolutions and such other documents, instruments, certificates and corporate records as we considered necessary for purposes of this opinion. In addition, we have relied as to matters of fact upon the representations and warranties in the Agreement and representations made in certificates of officers of the Company delivered at the Closing. Any statements in the opinion qualified by the words "to our knowledge" or any words of similar effect indicate that the statements are made based on the actual knowledge of the lawyers of this firm who have devoted substantive attention to the transactions contemplated by the Agreement.

    We have also made such examination of law as we have deemed necessary for purposes of this opinion. In all such examinations we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

    We are members of the Bar of Massachusetts and do not purport to be experts in, or generally familiar with, or qualified to give legal opinions based upon, the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

    Based upon and subject to the foregoing, we are of the opinion that:

        1. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation and is in good standing in each state in the United States from which it derived more than 10% of its annual revenues in 1997. The Company has the requisite power and authority to own or lease its property and assets and to conduct its business as it is currently being conducted.

        2. Immediately prior to the Effective Time of the Merger: (a) the authorized capital stock of the Company consisted of: 100,000 shares of authorized Class A Common Stock, of which 10,000 shares were issued and outstanding; 100,000 shares of authorized Class B Common Stock, of which 1,922 shares were issued and outstanding; and (b) all of such issued and outstanding shares had been duly authorized, validly issued, fully paid and non-assessable and were not subject to preemptive rights

                                     A-E-1
    created by statute, the certificate of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

        3. The Company has all requisite corporate power and authority to enter into the Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement, the performance of the Company of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and have been approved by the Board of Directors and the stockholders of the Company. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of the Agreement by the Company or the performance of the Company's obligations thereunder or the consummation of the transactions contemplated thereby. The Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

        4. To our knowledge, except as described in the Company Disclosure Schedules delivered pursuant to the Agreement or as provided for in the Company's Certificate of Incorporation immediately prior to the Effective Time of the Merger: (a) there were no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, delivery, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company; and (b) there were no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

        5. To our knowledge, except as set forth on Schedule 2.3 of the Company Disclosure Schedules delivered pursuant to the Agreement, the Company does not have and since 1990 has never had any subsidiaries or companies controlled by the Company and does not otherwise own and since 1990 has never otherwise owned any shares of capital stock or any interest in, or controlled, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

        6. To our knowledge, except as set forth on the Company's Disclosure Schedules, there is no action, suit, investigation or proceeding pending or threatened against the Company or the Company's properties or assets before any court, arbitrator or administrative or governmental authority or agency which (i) challenges or seeks to prohibit, restrain or enjoin the transactions contemplated by the Agreement or places in question the validity or enforceability of the Agreement or (ii) could reasonably be expected to have a material adverse effect upon the business, operations, properties or condition (financial or otherwise) of the Company.

        7. No consent, approval, authorization or order of any state or federal governmental agency or body not obtained by or in effect on the Closing Date is required for the execution and delivery by the Company of the Agreement, or for the consummation by the Company of the transactions contemplated thereby.

        8. The execution and delivery by the Company of the Agreement does not, and the performance by the Company of the transactions contemplated thereby will not (i) violate the terms of, or conflict with, the Certificate of Incorporation, by-laws and other governing documents of the Company, as currently in effect, (ii) violate any provision of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court applicable to the Company, or (iii) to our knowledge and except as set forth in

                                     A-E-2
    the Disclosure Schedules, conflict with, result in the breach of, constitute a default (with or without notice of lapse of time, or both) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its material assets are subject (or result in the imposition of any security interest, lien or encumbrance upon any of its properties or assets).

    Our opinion in paragraph 7 above that the Agreement is enforceable against the Company in accordance with its terms is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity regardless of whether applied in a proceeding in equity or at law.

    The foregoing opinions are solely for the benefit of you and your counsel and may not be relied upon by any other person.

                                          Very truly yours,

                                          Ropes & Gray

                                     A-E-3

                                                                         ANNEX B

           [LETTERHEAD]

                                  JUNE 1, 1998

PERSONAL & CONFIDENTIAL

Board of Directors
Access Health, Inc.
335 Interlocken Parkway
Broomfield, CO 80021

Members of the Board:

    You have asked our opinion with respect to the fairness to Access Health, Inc. ("Access"), from a financial point of view and as of the date hereof, of the Exchange Ratio provided in the Agreement and Plan of Reorganization dated February 13, 1998 (including anticipated changes in the terms to be reflected in a subsequent amendment, the "Agreement") among Access, Access Acquisition Corp. 98A and InterQual, Inc. ("InterQual"). Under the terms of the Agreement, Access Acquisition Corp. 98A and InterQual will merge and the combined entity will become a wholly-owned subsidiary of Access (the "Transaction") and the holders of the InterQual Class A Shares will receive 360.42 shares, subject to certain adjustments more fully described in the Agreement (the "Exchange Ratio"), of common stock of Access ("Access Common Stock") in exchange for each InterQual Class A Share and holders of InterQual Class B Shares will receive the product of 0.99 and the Exchange Ratio (approximately 356.82) shares of Access Common Stock in exchange for each InterQual Class B Share. The Exchange Ratio is subject to the following adjustments: in general, if the average of the closing prices of Access Common Stock during the twenty days ending the third day before the Merger ("Access Common Stock Price") is less than 30.304, then the number of shares of Access Common Stock issuable will be increased by a number which is the lesser of 250,000 shares or 50% of the difference between (i) the amount of shares that would result in the value of the consideration equaling $130 million (based on the Access Common Stock Price) minus (ii) 4,290,000 shares.

    The Agreement states that the parties intend, and we have assumed, that the Transaction will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and be accounted for as a "pooling of interests" under United States generally accepted accounting principles ("GAAP"). The terms and conditions of the Transaction are set out more fully in the Agreement.

    For purposes of this opinion we have (i) reviewed certain financial information furnished to us by Access, including certain internal financial analyses and forecasts prepared by the respective managements of Access and InterQual; (ii) reviewed certain publicly available information concerning Access; (iii) held discussions with the managements of each of Access and InterQual concerning the businesses, past and current business operations, financial condition and results of operations and the future prospects of each company, independently and combined; (iv) reviewed the Agreement; (v) reviewed the stock price and trading history of Access Common Stock; (vi) reviewed the contribution by each company to pro forma combined revenue, operating income and net income of the proposed combined company; (vii) reviewed the valuations of publicly traded companies that we deemed comparable to InterQual; (viii) compared the financial terms of the Transaction set forth in the Agreement with other transactions that we deemed

                                  [LETTERHEAD]
relevant; (ix) analyzed the pro forma earnings per share of the combined company; and (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In connection with rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all information reviewed by us in connection with our engagement by Access with respect to the Transaction and have relied upon the assurances of management of each of Access and InterQual that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain any independent evaluation or appraisal of any of the properties, assets or liabilities (contingent or otherwise) of Access or InterQual, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) of each of Access and InterQual which we have reviewed, upon the advice of Access, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of Access and InterQual, respectively, as to the future financial performance of each of Access and InterQual, respectively, and we have further assumed that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the respective managements of each of Access and InterQual. Further, we have assumed that the historical financial statements of each of Access and InterQual reviewed by us have been prepared and fairly presented in accordance with GAAP. We have assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration thereof and that the Transaction will qualify for the tax and accounting treatment described above. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

    While we believe that our review, as described herein, is an adequate basis for the opinion that we express, this opinion is necessarily based upon the market, economic and other conditions as in effect on, and the information made available to us as of, the date hereof. You should understand that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise you or any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion.

    We have provided certain investment banking services to Access from time to time. In addition, we maintain a market in shares of Access Common Stock and may, from time to time, trade in the securities of Access for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or a short position in such securities. We are acting as financial advisor to Access in connection with the Transaction and may provide financial advisory and financing services to Access with respect to other transactions in the future. We will receive fees in connection with the rendering of this opinion and rendering advisory services in connection with the Transaction, and Access has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion or such services.


    Our opinion is rendered at the request of and for the use of the Board of Directors of Access. Our opinion is not intended to be and does not constitute a recommendation to any shareholder of Access as to how such shareholder should vote on the Transaction. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to Access. We do not express any opinion regarding the current or future value of the shares of Access Common Stock to be issued pursuant to the Transaction, nor do we express any opinion regarding the fairness of the Transaction to InterQual or to holders of InterQual Common Stock. Our opinion may be included in a proxy or registration statement of Access distributed in connection with the Transaction, provided that this opinion is reproduced therein in full and any description of, or reference to, this opinion therein is in a form and substance acceptable to us. Except as provided in the previous sentence, this opinion shall not be reproduced, summarized, described or referred to, or furnished to any party, without our prior written consent.


    Based upon and subject to the foregoing considerations, it is our opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair to Access from a financial point of view.

                                         Very truly yours,

                                         BANCAMERICA ROBERTSON STEPHENS

                                         /s/ William S. Wisialowski
                                          --------------------------------------

                                         Authorized Signatory

                                                                         ANNEX C

                                  [LETTERHEAD]

May 29, 1998

Board of Directors
InterQual, Inc.
293 Boston Post Road West
Marlborough, MA 01752-4615

Dear Sirs and Madams,

    You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to InterQual, Inc. ("InterQual" or the "Company") of the consideration to be paid (the "Consideration") in the proposed merger (the "Merger") with a subsidiary of Access Health, Inc. ("Access Health") pursuant to an Agreement and Plan of Reorganization dated February 13, 1998 by and among Access Health, Access Acquisition Corp. 98A and InterQual (including anticipated changes in the terms to be reflected in a subsequent amendment, the "Agreement"). The Agreement provides, among other things, that each outstanding share of InterQual Class A common stock will be converted into the right to receive 360.420 shares, subject to adjustment (the "Exchange Ratio"), of Access Health common stock, and each outstanding share of InterQual Class B common stock will be converted into the right to receive the product of 0.99 and the Exchange Ratio (approximately 356.816) shares of Access Health common stock. The Exchange Ratio is subject to the following adjustments: in general, if the average of the closing prices of Access Health Common Stock during the twenty days ending the third day before the Merger ("Access Health Stock Value") is less than $30.304, then the number of shares of Access Health common stock issuable will be increased by a number which is the lesser of (A) 250,000 shares or (B) fifty percent (50%) of the amount of shares that would result from (i) the quotient of $130,000,000 and the Access Health Stock Value, less (ii) 4,290,000 shares.

    It is our understanding that Access Health intends to account for the Merger as a pooling of interests for financial reporting purposes and as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    Volpe Brown Whelan & Company, LLC ("VBW&Co."), as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, VBW&Co. and its affiliates may actively trade the equity securities of Access Health for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. VBW&Co. has been retained by InterQual to act as its financial advisor in negotiations with Access Health and, upon conclusion of successful negotiations with Access Health, to opine as to the fairness, from a financial point of view, of the Consideration. VBW&Co. will receive a fee of $250,000 for rendering its Opinion, no portion of which is conditioned upon the Opinion being favorable. The $250,000 fee will be credited against an additional fee to be paid to VBW&Co. upon the closing of the Merger.

    For the purposes of formulating the Opinion, we have, among other things:

        (i) reviewed the Agreement and Plan of Reorganization dated as of February 13, 1998 by and among Access Health, Access Acquisition Corp. 98A and InterQual, including anticipated changes in the terms to be reflected in a subsequent amendment;

        (ii) reviewed the affiliate/voting agreement dated February 13, 1998 by and among Access Health, InterQual and a stockholder of InterQual who may be determined to be an affiliate;

       (iii) reviewed the form of registration rights agreement to be completed at closing between Access Health and the stockholders of InterQual;

        (iv) reviewed the form of employment agreements between Access Health and certain InterQual employees;

        (v) reviewed the form of separation and consulting agreements between Access Health and Charles M. Jacobs and Access Health and Randolph W. Seed, M.D.;

        (vi) interviewed management of InterQual and Access Health concerning the business prospects, financial outlook and operating plans of each company individually and combined;

       (vii) reviewed certain historical and projected InterQual and Access Health financial statements and other relevant financial and operating data of InterQual and Access Health prepared by the respective management teams;

      (viii) considered the potential valuation which public market investors might accord InterQual in the context of an initial public offering of its securities;

        (ix) reviewed the valuation of selected publicly-traded companies we deemed comparable and relevant to InterQual;

        (x) reviewed, to the extent publicly-available, the financial terms of selected merger and acquisition transactions that we deemed comparable and relevant to the Merger;

        (xi) reviewed the relevant contribution each of InterQual and Access Health is making to the combined company in terms of financial results and compared the results of this analysis with the pro forma ownership of the combined company;

       (xii) performed a discounted cash flow analysis of InterQual as a stand-alone entity based upon the financial projections of InterQual management;

      (xiii) performed a pro forma financial impact analysis of the combined entity, based upon financial projections provided by InterQual and financial projections provided by Access Health and reviewed by InterQual; and

       (xiv) performed other such studies, analyses and inquiries and considered other such information as we deemed relevant.

    VBW&Co. relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, tax, operating and other information provided to VBW&Co. by InterQual and Access Health and has relied upon the assurances of InterQual and Access Health that all such information provided by them, respectively, is complete and accurate in all material respects and that there is no additional material information known to any of them that would make any of the information made available to VBW&Co. either incomplete or misleading. InterQual has also retained outside legal, accounting and tax advisors to advise on matters relating to the Merger. Accordingly, VBW&Co. has relied on their advice and expresses no opinion on such matters.

    With respect to the projected financial data of InterQual and Access Health all of which has been provided by the management of InterQual or Access Health, as well as the combined business plan,

VBW&Co. has relied upon assurances of each company that such data has been prepared in good faith on a reasonable basis reflecting the best currently available estimates and judgments of InterQual and Access Health management as to the future financial performance of each company separately and as a combined company. Our Opinion is based, in large part, on these projected financial data and estimates.

    VBW&Co. is relying upon the information provided to it by InterQual and Access Health for the purposes of rendering the Opinion. VBW&Co. expresses no opinion and has made no investigation with respect to the validity, accuracy or completeness of the information provided to it and does not warrant any projections included in such information. Actual results that InterQual and Access Health might achieve in the future as stand-alone entities or as a combined company may vary materially from those used in VBW&Co.'s analysis.

    VBW&Co. has assumed that the Merger will be consummated in accordance with the terms of the Agreement.

    VBW&Co. has, furthermore, not made any independent appraisals or valuations of any assets of InterQual or Access Health nor has VBW&Co. been furnished with any such appraisals or valuations. VBW&Co. has performed no investigations relating to the representations and warranties made by InterQual or Access Health with respect to their intellectual property and status of any litigation pending or threatened against any company. While VBW&Co. believes that its review, as described herein, is an adequate basis for the Opinion it has expressed, the Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion, and any change in such conditions would require a re-evaluation of the Opinion.

    The Opinion addresses only the financial fairness of the Consideration and does not address the relative value ascribed, pursuant to the terms of the Agreement, as between the shares of InterQual Class A common stock and the shares of InterQual Class B common stock, relative merits of the Merger and any alternatives to the Merger, InterQual's decision to proceed with or the effect of the Merger, or any other aspect of the Merger.

    The preparation of a fairness opinion involves various judgments as to appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, we believe our analyses and the factors utilized in such analyses must be considered as a whole and that considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Opinion. In our analyses, we made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond InterQual's or Access Health's control and are not susceptible to accurate prediction. No opinion is expressed herein as to the future trading price or range of prices of any securities of Access Health issued prior to or in conjunction with the Merger. Furthermore, the Opinion does not constitute a recommendation on whether to vote in favor of the Merger. The Opinion and related materials have been prepared for the use and benefit of the Board of Directors of InterQual and is rendered to the Board of Directors in connection with its consideration of the Merger.

    Based upon and subject to the foregoing limitations and restrictions and after considering such other matters as we deem relevant, it is our opinion that, as of the date hereof, the Consideration in the Merger is fair, from a financial point of view, to the stockholders of InterQual.

Very truly yours,

VOLPE BROWN WHELAN & COMPANY, LLC

By: /s/ ROBERT WHELAN
   --------------------------------------------

Date: May 29, 1998
     --------------------------------------------

                                                                         ANNEX D

                        DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

    262    APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of a merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market systems security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (OR DEPOSITORY RECEIPTS IN RESPECT THEREOF) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

                                      [ALTERNATE PAGES FOR PROSPECTUS]

P_R_O_S_P_E_C_T_U_S

                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                             ---------------------


    This Prospectus relates to the public offering, which is not being underwritten, from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders") of up to 1,000,000 shares of Common Stock, par value $0.001 per share (the "Shares"), of Access Health, Inc. ("Access Health" or the "Company"), held by certain Selling Stockholders. See "Selling Stockholders." The Company will receive no part of the proceeds of such sales. All of the shares were originally issued by the Company to the Selling Stockholders as consideration for the acquisition of InterQual, Inc. on June 30, 1998. The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders.


    The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. It is anticipated, however, that the Shares may be offered by the Selling Stockholders from time to time in one or more transactions on the Nasdaq National Market, in privately negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Plan of Distribution."


    The Company's Common Stock is listed on the Nasdaq National Market under the symbol "ACCS." On June 8, 1998 the last sale price of the Company's Common Stock was $25.3125 per share.


    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 2 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is       -  , 1998

                                   [ALTERNATE PAGES FOR PROSPECTUS]

                                  THE COMPANY

    Access Health is a leading provider of care management products and services to the health care industry. Access Health provides its services primarily through four telephonic care centers, which are staffed by registered nurses and other health care professionals. Access Health's clients include health maintenance organizations ("HMOs"), preferred provider organizations ("PPOs"), indemnity insurers, integrated delivery systems, government agencies, self-insured employers and physician groups. Access Health's objective is to measurably improve the delivery of health care through integrated programs that help individuals effectively manage their health needs. Its products and services are designed to help reform an inefficient health care system in ways that benefit health care payors, providers and individuals.

    Access Health was founded in 1987 and until 1993 primarily provided consumer health care information products and services designed to help hospitals and other health care providers market their services. Beginning in 1993, Access Health changed its focus to developing, marketing and delivering personal health management products and services to health plans and payors, which were primarily designed as a value added member benefit to help attract and retain members. At the same time, Access Health altered its business model to price its products and services predominantly on a recurring per-member per-month fee basis rather than on a non-recurring basis. Access Health enjoyed significant growth of its personal health management business through mid-1996, at which point customer demand for care management products which provided demonstrable cost savings began to intensify. At the time, health care service providers were experiencing increased price competition and rising medical costs, resulting in unprecedented high medical loss ratios and lower profitability. In November 1996, Access Health merged with Informed Access Systems, Inc. ("Informed Access"), a developer of leading-edge clinical assessment tools and care management programs. With this merger, Access Health significantly expanded its suite of care management products. Also in November 1996, Access Health acquired Clinical Reference Systems, Ltd. ("CRS"), which develops health information and patient education software programs. Access Health's care management business has grown dramatically; the number of enrolled members has increased to approximately 25 million in February 1998 from over 14 million at the end of fiscal 1996. In June 1998, Access Health acquired InterQual, Inc. which develops and markets clinical decision support information which assist health care payors and providers in making and evaluating level of care and clinical appropriateness decisions.

    Access Health was incorporated in California in October 1987 as Referral Systems Group, Inc., adopted the name Access Health Marketing, Inc. in July 1990, reincorporated in Delaware in January 1992 and changed its name to Access Health, Inc. in March 1995. Access Health maintains its principal executive offices at 335 Interlocken Drive, Broomfield, Colorado 80021, and its telephone number is (303) 466-9500.

                                  RISK FACTORS

    UNCERTAINTY RELATED TO OBTAINING, EXPANDING AND RETAINING CONTRACTS MAY IMPACT RESULTS OF OPERATIONS. The Company's ability to increase revenues and profitability is largely dependent on the Company's ability to secure additional care management contracts and to retain and expand existing contracts. The Company could be adversely affected by the termination or non-renewal of any of the Company's contracts, or by renegotiation of the terms of contracts, particularly if the affected contracts cover a large number of members or represent a significant portion of the Company's care management revenue. For example, in fiscal 1997, the Company renegotiated various older care management contracts, typically upon renewal, to bring price terms based on minimum membership and utilization rates previously negotiated in line with actual membership and utilization rates. Such rationalizations resulted in a decrease of revenue by approximately $7.0 million in fiscal 1997. During the first half of fiscal 1998 contract rationalizations decreased revenue by approximately $2.7 million and for the balance of the year the Company expects

                                   [ALTERNATE PAGES FOR PROSPECTUS]

contract rationalizations to reduce revenue under such contracts by approximately $3.2 million. Any factors adversely affecting the market for the care management product or the licensing and support services products, including factors outside of the Company's control, such as adverse publicity or government regulatory action, could have a material adverse effect on the Company.

    DEPENDENCE ON PRINCIPAL CUSTOMERS. Significant portions of the Company's revenues are generated by a limited number of customers. The Company's care management contracts range from approximately 800 members to 3.0 million members per contract. In fiscal 1997, the five largest single care management enrollments totaled 3.0 million, 2.4 million, 1.9 million, 1.5 million and 1.5 million members. In fiscal 1997, the Company's three largest customers accounted for approximately 8.0%, 7.8%, and 6.9% of the Company's total revenues and the Company's top five customers, in the aggregate, accounted for approximately 33.4% of the Company's total revenues. After an initial term of approximately one to four years, contracts generally can be terminated upon 60 to 360 days notice to the Company. Three of the Company's five largest contracts are up for renewal in the second half of fiscal year 1998. The Company's contracts could be subject to early termination by its customers if the Company were not in compliance with any applicable government regulation. The termination, non-renewal or renegotiation of any such agreements could have a material adverse effect on the Company's operating results. See "Government Regulation."

    UNCERTAINTY OF FUTURE OPERATING RESULTS. The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. There can be no assurance that the Company's revenues and profitability will increase during fiscal 1998 and beyond. The Company's revenues may be materially adversely affected by the termination or non-renewal of the Company's contracts or by the renegotiation of the terms of such contracts. The Company may incur significantly increased sales, marketing, and promotional expenses during fiscal 1998, and may devote additional resources to the further development of care management, disease management or other new products. To the extent that the Company incurs increased expenses, the Company's operating results will be adversely affected unless revenues and operating margins increase sufficiently to offset such expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    COMPETITION. The market for the Company's products and services is highly competitive. There are a number of competitors that offer products or services that compete with some or all of those offered by the Company. Existing and potential clients may also evaluate the Company's products or services against internally developed programs. Increased competition could result in pricing pressure and margin erosion. In its existing business and as the Company offers new products or services, or enters new markets, it may face increased competition from competitors, some of which may have substantially greater financial, marketing and technical resources than the Company. In particular, several small competitors have recently been acquired or are expected to be acquired by companies with substantially greater financial, marketing and technical resources than the Company, and this could lead to increased competition. There can be no assurance that the Company will continue to compete successfully.

    CHANGING HEALTH CARE MARKET AND NEW PRODUCT DEVELOPMENT. The health care industry has undergone significant changes in recent years, and changes are expected to continue. Containing health care costs has become a national priority. As a result, the health care industry has become increasingly dominated by managed health care plans, causing cost containment pressure to rise. To address these changes, the Company shifted its business focus in 1993 to payors from providers and developed its personal health management services. There is no assurance that the Company's existing products and services will achieve continued success or that its new products and services will succeed. There also can be no assurance that continued industry change will not adversely affect the Company's ability to compete.

                                   [ALTERNATE PAGES FOR PROSPECTUS]

Continued change may cause the Company to incur significant product development and marketing expenses. The Company's future success will depend on the Company's ability to adapt to the changing needs of the health care industry.

    CARE CENTER OPERATIONS. The Company maintains member service and data centers ("care centers") in Rancho Cordova, California; Chicago, Illinois; Broomfield, Colorado; and Phoenix, Arizona. The Company's operations depend on the adequate functioning of the computer and telephone systems in its call centers. Although the Company has taken precautions to provide for power, computer, and telephone systems redundancy, there can be no assurance that a fire or other disaster affecting the centers or an equipment failure would not disable the Company's systems for a significant period of time. Any significant damage to the Company's facilities or an equipment failure could have a material adverse effect on the Company's results of operations.

    The successful operation of the Company's care centers is based on a networked information system. The information system provides care center nurses and health care counselors with access to care management applications and a database of information including member information, plan rules, physician information and clinical algorithms and guidelines. The Company is in the process of developing a new information system which combines certain aspects of the different systems developed by Access Health and Informed Access. Failure to successfully develop and implement this new information system could delay revenues or increase operating costs and could have a material adverse effect on the Company. The ability to continue to develop, implement and support the Company's information systems is dependent on its ability to employ and retain experienced technical personnel. If the Company is unable to hire and retain required personnel or is required to pay compensation at significantly higher levels to attract and retain technical personnel it could have a material adverse effect on the Company's financial results.

    LIMITATIONS ON PROTECTION OF PROPRIETARY RIGHTS. The Company regards its software, clinical algorithms and nursing assessment tools, clinical operational expertise and marketing and program operation materials as proprietary and takes action to protect its intellectual property with patents, copyrights, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Despite the Company's precautions, it may be possible for unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that competitors, some of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to market its products and services either in the United States or in international markets. The Company could incur substantial costs defending itself in suits against the Company or its proprietary rights or in bringing suits against those parties to enforce the Company's proprietary rights. The Company has been issued patents on its clinical algorithms in the United States and has filed for patent protection in some foreign countries. There is no assurance that such patents will not be challenged or invalidated. Existing copyright laws afford only limited practical protection. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States, which could be a factor depending upon into which countries outside the United States the Company expands.

    MANAGEMENT OF GROWTH. The Company has experienced rapid growth in recent years. Continued rapid growth may place a significant strain on the Company's management, telecommunications systems, operational infrastructure, working capital and financial and management control systems. The difficulties of managing growth may be increased by the necessity of coordinating geographically separated organizations. In order for the Company to manage its client base successfully, management will be required to anticipate the changing demands of their growing operations and to adopt systems and procedures accordingly. Failure to effectively implement or maintain such systems and procedures could adversely

                                   [ALTERNATE PAGES FOR PROSPECTUS]

affect the Company's business, results of operation and financial condition. Further, there can be no assurance that the Company's current information systems, telecommunications systems and operational infrastructure will be adequate for its future needs, or that the Company will be successful in implementing new systems. Failure to upgrade its information systems, telecommunications systems and operational infrastructure or unexpected difficulties encountered with these systems during expansion could adversely affect the Company's business, financial condition and results of operations.

    ACQUISITION-RELATED RISKS. The Company has grown in part through mergers and acquisitions. The Company has entered into an agreement to acquire InterQual, Inc. and intends to evaluate acquisitions of other product lines and businesses as part of its business strategy. The process of integrating an acquired company's business into the Company's operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of the Company's business. Moreover, there can be no assurance that the anticipated benefits of an acquisition will be realized. Future acquisitions by the Company could result in potentially dilutive issuance of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's operating results and financial condition. In addition, acquisitions involve numerous risks, including difficulties in managing diverse geographic operations, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, the addition of unanticipated administrative and other expense, and the potential loss of key employees of the acquired company. The inability of the Company's management to respond to changing business conditions effectively, including the changes associated with its acquired businesses and product lines, could have a material adverse effect on the Company's results of operations.

    KEY EMPLOYEES AND MANAGEMENT OF CHANGE. The Company's success depends on a limited number of key management employees, most of whom are subject to post-employment non-competition restrictions. The loss of the services of one or more of these employees could have a material adverse effect on the Company. The Company believes that its continued success also will depend in large part on its ability to attract and retain highly skilled management, nursing, technical, marketing, and sales personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel as necessary.

    Furthermore, the Company's ability to manage change and growth successfully will require the Company to continue to improve its management expertise as well as its financial systems and controls.

    VOLATILITY OF STOCK PRICE. The market for the Company's stock is highly volatile. The trading price of the Company's common stock is subject to wide fluctuations in response to a variety of factors including the signing or loss of a major contract, changes in market analyst estimates and recommendations for the Company's common stock, fluctuations in operating results, the failure of operating results to meet market analyst's estimates, changes in government regulation and general conditions in the health care industry and the economy, any of which could cause the price of the Company's common stock to fluctuate, perhaps substantially. In addition, in recent years stock prices have experienced significant fluctuations, which have particularly affected the market price for the securities of health care companies and which often have been unrelated to the operating performance of these companies.

    GOVERNMENT REGULATION. The health care industry is subject to extensive and evolving government regulation at both the Federal and state levels relating to many aspects of the Company's and its clients' businesses in use of the Company's programs, including the provision of health care services, teleservicing, and health care referral programs. These statutes and regulations in many cases predate the development of telephone-based health care information and other interstate transmission and communication of medical information and services. The literal language of certain of these statutes and regulations

                                   [ALTERNATE PAGES FOR PROSPECTUS]

governing the provision of health care services, including the practice of nursing and the practice of medicine, could be construed by regulatory authorities to apply to certain of the Company's activities, including without limitation teleservicing activities which use California, Illinois, Arizona, and Colorado registered nurses to provide out-of-state care management services such as nursing assessments and information regarding appropriate sources of care and treatment time frames. These statutes and regulations could also apply to certain activities of the Company's health service customers when operating the Company's programs. The Company understands that state regulators in some states have informed some entities that they are adopting such a construction. The Company has taken steps to comply with such regulatory interpretation, but there can be no assurance that such steps will be sufficient to protect the Company from the effects of any such regulatory action. In addition, the literal language of the statutes and regulations governing health maintenance organizations and other plans that provide or arrange for the provision of health care services for a prepaid or periodic charge could be construed by regulatory authorities to apply to certain activities of the Company that are provided on a per-member, per-month basis. The Company has not been made, nor is it aware that any other company providing out-of-state teleservicing has ever been made, the subject of such requirements by a regulatory authority. However, if regulators seek to enforce any of the foregoing statutory and regulatory requirements, the Company, its employees and/or its clients could be required to obtain additional licenses or registrations, to modify or curtail the operation of the Company's programs, to modify the method of payment for the Company's programs, or to pay fines or incur other penalties.

    The payment of remuneration to induce the referral of health care business has been a subject of increasing governmental and regulatory focus in recent years. Section 1128B(b) of the Social Security Act (sometimes referred to as the "Federal anti-kickback statute") provides criminal penalties for individuals or entities that knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items or services for which payment may be made under the Medicare and Medicaid programs and certain other government-funded programs. The Social Security Act provides authority to the Office of the Inspector General through civil proceedings to exclude an individual or entity from participation in the Medicare and state health programs if it is determined any such party has violated Section 1128B(b) of the Social Security Act. Regulations have been promulgated specifying certain payment practices, which will not be subject to criminal prosecution or civil exclusion. These regulations, commonly referred to as the "safe harbor" regulations, do not expand the scope of the Federal anti-kickback statute, and the fact that a business arrangement does not fit within a safe harbor does not mean the business arrangement violates the Federal anti-kickback statute. The Company's programs do not meet the requirements of the safe harbor for referral services. A number of states in which the Company operates have anti-kickback statutes similar to the Federal statute as well as statutory and regulatory requirements governing referral agencies and regulating franchising and business opportunity ventures. In addition, the Federal government and a number of states have enacted statutes which contain outright prohibitions on referrals for specified services which are made by referring providers who have an ownership interest in, or compensation arrangement with, the entity to which the referral is made. If the Company or the use of its products and services were to be found in violation of such statutes, the Company or its clients could be required to modify or curtail the operation of the Company's programs, or to pay fines or incur other penalties, and the Company's clients could be excluded from participation in the Medicare and Medicaid programs and could be precluded from charging fees and obtaining reimbursement for specified services.

    There can be no assurance that the Company or the use of its products and services will not be subject to review or challenge by government regulators under any of the foregoing statutes and regulations that apply to health care services and products. In addition, additional laws and regulations could be enacted in the future that would regulate the Company or the use of its products and services. Any government investigative or enforcement actions with respect to the Company or the use of its products or services

                                   [ALTERNATE PAGES FOR PROSPECTUS]

could generate adverse publicity irrespective of the final outcome, and could have a material adverse effect on the Company.

    RISK MANAGEMENT. In recent years, participants in the health care industry, including physicians, nurses and other health care professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. Due to the nature of its business, the Company could become involved in litigation regarding the telephone information given by its registered nurses or those of its licensees with the risk of adverse publicity, significant defense costs and substantial damage awards. The Company has established policies and procedures that limit the information provided by its registered nurses to that contained in its clinical algorithms and protocols and in other approved reference sources. In connection with its teleservices operations, the Company has a quality assurance program that includes real-time audits of calls and post call reviews to monitor compliance with established policies and procedures. Generally, clients review and approve the Company's clinical algorithms, protocols and guidelines prior to program implementation and do not modify them without medical approval. To date, the Company has not been the subject of any claim involving either its clinical assessment systems, the operation of its teleservicing centers or the operation by hospital or other clients of on-site call centers. However, there can be no assurance that claims will not be brought against the Company. Even if such claims ultimately prove to be without merit, defending against them can be time consuming and expensive, and any adverse publicity associated with such claims could have a material adverse effect on the Company. Further, there can be no assurance that the Company has appropriate or sufficient coverage under the existing insurance plans or that they will be able to obtain appropriate or sufficient amounts of insurance in the future to address the foregoing risks on terms that are commercially reasonable.

    IMPACT OF THE YEAR 2000 ON COMPUTER SYSTEMS. The architectural design on the Company's computer systems and infrastructure have taken into account the effect of integrating existing date data with date data from the Year 2000 and beyond. As a result, the Company believes it will address and resolve any possible issue associated with the integration of Year 2000 date data in a timely fashion and will not materially affect future financial results or cause reported financial information to be inaccurate.* Nevertheless, unforeseen internal problems or unanticipated events including the inability of third party vendors to integrate Year 2000 date data could occur causing a material adverse effect on the Company's business, results of operations and financial condition.

                                   [ALTERNATE PAGES FOR PROSPECTUS]

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

    The following table sets forth as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder beneficially owns as of June 30, 1998, the number of shares of Common Stock beneficially owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the Common Stock offered hereby.


    The Company has agreed to initially register up to 1,000,000 Shares for resale by the Selling Stockholders. The Shares being offered by the Selling Stockholders were acquired from the Company in connection with the issuance of shares as consideration for the acquisition of InterQual, Inc. on June 30, 1998. For a discussion of information related to relationships between the Selling Stockholders and the Company, see "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger" and "--Stock Ownership Following the Merger." Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.



                                                                                             SHARES OF COMMON STOCK
                                                                    SHARES                     BENEFICIALLY OWNED
                                                                 BENEFICIALLY      SHARES       AFTER OFFERING(1)
                                                                OWNED PRIOR TO      BEING    -----------------------
                     SELLING STOCKHOLDER                          OFFERING(1)      OFFERED     NUMBER      PERCENT
-------------------------------------------------------------  -----------------  ---------  ----------  -----------
Charles Jacobs(2)............................................       2,015,468       519,230   1,496,238        6.43%
Susan Weagly Jacobs(3).......................................         785,715       202,418     583,297        2.51
Josephine A. Lamprey(4)......................................         864,215       222,641     641,574        2.76
Randolph W. Seed, M.D.(5)....................................         216,252        55,711     160,541        0.69


------------------------


(1) Beneficial ownership is determined in accordance with the rules of Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table above has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage beneficial ownership is based on 23,283,742 shares of Common Stock outstanding as of May 15, 1998 (after giving effect to the issuance of 4,290,000 shares of Common Stock as consideration for the acquisition of InterQual Inc. on June 30, 1998).



(2) Includes (i) 198,951 shares of Common Stock owned by Randolph W. Seed which, pursuant to a Pledge Agreement, effective on January 1, 1997, between Randolph Seed, M.D. and Charles M. Jacobs (the "Pledge Agreement"), and the amendment thereto, was pledged to Mr. Jacobs, together with the stock's voting and other rights, until such time as Mr. Jacobs' loan to Dr. Seed is repaid in full and (ii) 14,056 shares of Common Stock owned by a trust as to which Mr. Jacobs shares voting power.

                                   [ALTERNATE PAGES FOR PROSPECTUS]


(3) Includes 27,391 shares of Common Stock owned by a trust as to which Mr. Jacobs shares voting power.



(4) Includes 17,300 shares of Common Stock owned by a trust as to which Ms. Lamprey shares voting power.



(5) Represents shares pledged pursuant to the Pledge Agreement and 17,300 shares of Common Stock owned by a trust as to which Mr. Seed shares voting power.


                              PLAN OF DISTRIBUTION

    Access Health will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Access Health Common Stock offered hereby. Any or all of the shares of Access Health Common Stock may be sold from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

    The shares of Access Health Common Stock offered hereby may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. The shares offered by the Selling Stockholders may be sold from time to time on one or more exchanges or in the over-the-counter market, or otherwise at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may sell their shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Without limiting the generality of the foregoing, the shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rules 144 or 145 may be sold under such rules rather than pursuant to this Prospectus.

    The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Access Health Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Access Health Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Access Health Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by an agreement between the Selling Stockholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Access Health Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

                                   [ALTERNATE PAGES FOR PROSPECTUS]

    At the time a particular offer of Access Health Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Access Health Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Access Health Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or Access Health and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Access Health Common Stock.

    Under applicable rules and regulations under the Exchange Act, in connection with any distribution of the Access Health Common Stock, the Selling Stockholders may not, directly or indirectly, bid for, purchase or attempt to induce any other person to bid for or purchase the Access Health Common Stock during a period beginning one day prior to the determination of the offering price in connection with such distribution and ending when the distribution is completed.

    In order to comply with certain states' securities laws, if applicable, the Access Health Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

    Access Health has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of Access Health for the year ended September 30, 1997, included in this Prospectus of Access Health have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

                                   [ALTERNATE PAGES FOR PROSPECTUS]

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                                          [ALTERNATE PAGES FOR PROSPECTUS]

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
The Company....................................           2
Risk Factors...................................           2
Use of Proceeds................................           8
Selling Stockholders...........................           8
Plan of Distribution...........................           9
Legal Matters..................................          10
Experts........................................          10
Available Information..........................          10
Index to Financial Statements..................         F-1


                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                              P R O S P E C T U S

                             ---------------------

                                      -  , 1998

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of the Registrant's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant and its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit, or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

    The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe this conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    The Merger Agreement provides that commencing with the effectiveness of the Merger, Access Health shall or shall cause InterQual to provide indemnification, to the same extent and under similar conditions and procedures as offered to officers and director of Access Health, to each current officer or director of InterQual (or any person who shall become an officer or director between the date of the Merger Agreement and prior to the Effective Time) and each person who served at the request of InterQual as an officer or director of another entity. The indemnity obligations of Access Health will survive the consummation of the Merger for a period of six years and any additional time period beyond six years as necessary to resolve a claim for indemnification made during the initial six year period. In the event Access Health merges with another entity or transfers all or a substantial portion of its properties or assets to any other person or entity, such successor or assignee must assume such indemnification obligations of Access Health.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

   EXHIBIT                                                  DESCRIPTION
--------------  ----------------------------------------------------------------------------------------------------
     2.1 (I)    Agreement and Plan of Reorganization by and among the Registrant, Access Acquisition Corp. and
                  Informed Access Systems, Inc. dated as of September 3, 1996

     2.2 (K)    Agreement and Plan of Reorganization by and among the Registrant, CRS and Access Colorado, Inc.
                  dated as of September 5, 1996

   EXHIBIT                                                  DESCRIPTION
--------------  ----------------------------------------------------------------------------------------------------
     2.3        Amended and Restated Agreement and Plan of Reorganization by and among the Registrant, Access
                  Acquisition Corp. 98A and InterQual, Inc. dated June 4, 1998 (filed herewith as Annex A)

     3.1 (K)    Amended and Restated Certificate of Incorporation

     3.2 (K)    Amended and Restated Bylaws

     3.3 (O)    Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred
                  Stock of Access Health, Inc., filed on March 13, 1997

     4.1 (K)    Specimen Stock Certificate

     4.2 (K)    Shareholder's Representation Statement and Registration Rights Agreement dated as of November 25,
                  1996 between Registrant and various investors

     4.3 (K)    Registration Rights Agreement dated November 18, 1996

     4.4 (O)    Form of Preferred Shares Rights Agreement, dated as of March 12, 1997 between the Company and the
                  First National Bank of Boston, including exhibits

     5.1        Opinion of Wilson Sonsini Goodrich & Rosati (regarding legality of securities being registered)

     8.1        Opinion of Wilson Sonsini Goodrich & Rosati (regarding tax matters)

     8.2        Opinion of Ropes & Gray (regarding tax matters)

    10.1 (L)    Registrant's 1989 Incentive Stock Plan (as amended)

    10.2 (G)    Registrant's 1991 Employee Stock Purchase Plan (as amended)

    10.3 (A)    Lease dated April 10, 1991 for Registrant's office equipment at 11020 White Rock Road, Rancho
                  Cordova, California and 104 Wilmot Road, Deerfield, Illinois

    10.4 (B)    Lease dated June 15, 1992 for Registrant's facilities at 11020 White Rock Road, Rancho Cordova,
                  California

    10.5 (B)    Form of Note and Security Agreement for Registrant's office equipment at 11020 White Rock Road,
                  Rancho Cordova, California

    10.6 (B)    Lease dated February 19, 1992 for Registrant's office equipment at 11020 White Rock Road, Rancho
                  Cordova, California and 104 Wilmot Road, Deerfield, Illinois

    10.7 (A)    Sale and Installation Agreement dated November 16, 1990 between Registrant and Aspect
                  Telecommunications Corporation

    10.8 (B)    Lease dated May 5, 1992 for Registrant's office equipment at 11020 White Rock Road, Rancho Cordova,
                  California and 104 Wilmot Road, Deerfield, Illinois

    10.9 (K)    Form of Director and Officer Indemnification Agreement

    10.10(C)    Equipment Financing Agreement for Registrant's office and computer equipment at 11020 White Rock
                  Road, Rancho Cordova, California and 3060 Salt Creek Lane, Arlington Heights, Illinois

    10.11(E)    First Amendment to Lease dated August 6, 1993 for Registrant's facility at 11020 White Rock Road,
                  Rancho Cordova, California

    10.12(E)    Lease dated August 13, 1993 for Registrant's facility at 3060 Salt Creek Lane, Arlington Heights,
                  Illinois

   EXHIBIT                                                  DESCRIPTION
--------------  ----------------------------------------------------------------------------------------------------
    10.13(E)    Lease dated November 1, 1993 for Registrant's facility at 2510 W. Dunlap Drive, Phoenix, Arizona

    10.14(D)    Instruments Defining the Rights of Security Holders--Warrants for the Purchase of Common Stock

    10.15(D)    Instruments Defining the Rights of Security Holders--Registration Rights

    10.16(D)    Common Stock Purchase Option Agreement

    10.17(G)    Registrant's 1995 Director Option Plan

    10.18(J)    Registrant's 1996 Supplemental Stock Plan

    10.19(F)    Employment Agreement with Jeremy J. Nobel, M.D.

    10.20(H)+   Amended and Restated Agreement of Limited Partnership of AHN

    10.21(H)+   Admission Agreement dated April 15, 1996

    10.22(H)+   Partnership Interest Option Agreement dated April 15, 1996

    10.23(H)    Line of Credit Note dated May 7, 1996

    10.24(K)    Employment Agreement with Thomas E. Gardner dated December 1, 1996

    10.25(L)    Employment Agreement with Joseph P. Tallman dated November 18, 1996

    10.26(M)    AHN Partners, L.P., 8% Convertible Subordinated Debenture due 2001

    10.27(M)    Form of Change of Control/Severance Agreement for all named Executive Officers

    10.28(N)    Amendment to Employment Agreement dated April 30, 1997 between Registrant and Kenneth B. Plumlee

    10.29(N)    Amendment to Stock Option Agreement dated April 30, 1997 between Registrant and Kenneth B. Plumlee

    10.30(N)    Separation Agreement and Mutual Release dated April 30, 1997 between Registrant and Thomas E.
                  Gardner

    10.31(P)    Employment Agreement dated December 1, 1996 between Registrant and Kenneth B. Plumlee

    10.32(P)    Severance Agreement dated July 1, 1997 between Registrant and Kipp Johnson

    10.33(P)    Consulting Agreement dated July 1, 1997 between Registrant and John V. Crisan

    10.34(P)    Employment Agreement dated November 18, 1996 between Registrant Timothy H. Connor

    10.35(P)    Lease Agreement dated March 3, 1997 for Registrant's facility at 329 and 335 Interlocken Parkway,
                  Broomfield, Colorado

    10.36(P)    Second Amended and Restated Agreement of Limited Partnership of AHN Partners, L.P., dated November
                  1, 1997

    10.37(Q)    Registrant's 1998 Stock Option Plan

    23.1        Consent of Ernst & Young LLP, Independent Auditors

    23.2        Consent of Arthur Andersen LLP, Independent Public Accountants

    23.3        Consent from Alexander, Aronson & Finning & Co., P.C.

    23.4        Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1)

   EXHIBIT                                                  DESCRIPTION
--------------  ----------------------------------------------------------------------------------------------------
    23.5        Consent of Ropes & Gray

    23.6        Consent of BancAmerica Robertson Stephens

    23.7        Consent of Volpe Brown Whelan & Company, LLC

    23.8        Consent of Douglas L. Elden

    24.1*       Power of Attorney

    99.1*       Form of Access Health, Inc. Proxy Card

    99.2        Form of InterQual, Inc. Written Consent


------------------------

(A) Incorporated by reference to Registrant's Form S-1 Registration Statement No. 33-44604.

(B) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1992.

(C) Incorporated by reference to Registrant's Form 10-Q for the quarter ended March 31, 1993.

(D) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1993.

(E) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1993.

(F) Incorporated by reference to Registrant's Form 10-K/A for the year ended September 30, 1995.

(G) Incorporated by reference to Registrant's Form 10-Q for the quarter ended December 31, 1995.

(H) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1996.

(I) Incorporated by reference to Registrant's Registration Statement on Form S-4 (No. 333-13931).

(J) Incorporated by reference to Registrant's Registration Statement on Form S-8 (No. 333-18163).

(K) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1996.

(L) Incorporated by reference to Registrant's Form 10-Q for the quarter ended December 31, 1996.

(M) Incorporated by reference to Registrant's Form 10-Q for the quarter ended March 31, 1997.

(N) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1997.

(O) Incorporated by reference to Registrant's Registration Statement on Form 8-A filed on March 13, 1997 (No. 000-19758).

(P) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1997.

(Q) Incorporated by reference to Registrant's Form 10-Q for the quarter ended March 31, 1998.

+   Confidential treatment granted for portions of document.


*   Previously filed.


ITEM 22. UNDERTAKINGS

    (1) The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b)

       (Section230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Broomfield, State of Colorado, on the tenth day of June, 1998.



                                ACCESS HEALTH, INC.

                                By:            /s/ TIMOTHY H. CONNOR
                                     -----------------------------------------
                                                 Timothy H. Connor
                                             SENIOR VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER
                                           (PRINCIPAL FINANCIAL OFFICER)



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
              *                   Executive Officer and
------------------------------    Director (Principal          June 10, 1998
      Joseph P. Tallman           executive officer)

                                Senior Vice President and
    /s/ TIMOTHY H. CONNOR         Chief Financial Officer
------------------------------    (Principal financial         June 10, 1998
      Timothy H. Connor           officer)

              *
------------------------------  Executive Vice President       June 10, 1998
      Richard C. Miller           and Director

              *
------------------------------  Director                       June 10, 1998
     John R. Durant, M.D.

              *
------------------------------  Director                       June 10, 1998
      Kinney L. Johnson

              *
------------------------------  Director                       June 10, 1998
     Frank G. Washington

  * By:      /s/ TIMOTHY H.
            CONNOR
------------------------------
      Timothy H. Connor,
       Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                                          SEQUENTIALLY
   EXHIBIT                                           DESCRIPTION                                          NUMBERED PAGE
--------------  --------------------------------------------------------------------------------------  -----------------
     2.1 (I)    Agreement and Plan of Reorganization by and among the Registrant, Access Acquisition
                  Corp. and Informed Access Systems, Inc. dated as of September 3, 1996...............

     2.2 (K)    Agreement and Plan of Reorganization by and among the Registrant, CRS and Access
                  Colorado, Inc. dated as of September 5, 1996........................................

     2.3        Amended and Restated Agreement and Plan of Reorganization by and among the Registrant,
                  Access Acquisition Corp. 98A and InterQual, Inc. dated June 4, 1998 (filed herewith as Annex A).........................................................................

     3.1 (K)    Amended and Restated Certificate of Incorporation.....................................

     3.2 (K)    Amended and Restated Bylaws...........................................................

     3.3 (O)    Certificate of Designation of Rights, Preferences and Privileges of Series A
                  Participating Preferred Stock of Access Health, Inc., filed on March 13, 1997.......

     4.1 (K)    Specimen Stock Certificate............................................................

     4.2 (K)    Shareholder's Representation Statement and Registration Rights Agreement dated as of
                  November 25, 1996 between Registrant and various investors..........................

     4.3 (K)    Registration Rights Agreement dated November 18, 1996.................................

     4.4 (O)    Form of Preferred Shares Rights Agreement, dated as of March 12, 1997 between the
                  Company and the First National Bank of Boston, including exhibits...................

     5.1        Opinion of Wilson Sonsini Goodrich & Rosati (regarding legality of securities being registered).........................................................................

     8.1        Opinion of Wilson Sonsini Goodrich & Rosati (regarding tax matters)...................

     8.2        Opinion of Ropes & Gray (regarding tax matters).......................................

    10.1 (L)    Registrant's 1989 Incentive Stock Plan (as amended)...................................

    10.2 (G)    Registrant's 1991 Employee Stock Purchase Plan (as amended)...........................

    10.3 (A)    Lease dated April 10, 1991 for Registrant's office equipment at 11020 White Rock Road,
                  Rancho Cordova, California and 104 Wilmot Road, Deerfield, Illinois.................

    10.4 (B)    Lease dated June 15, 1992 for Registrant's facilities at 11020 White Rock Road, Rancho
                  Cordova, California.................................................................

    10.5 (B)    Form of Note and Security Agreement for Registrant's office equipment at 11020 White
                  Rock Road, Rancho Cordova, California...............................................

    10.6 (B)    Lease dated February 19, 1992 for Registrant's office equipment at 11020 White Rock
                  Road, Rancho Cordova, California and 104 Wilmot Road, Deerfield, Illinois...........

    10.7 (A)    Sale and Installation Agreement dated November 16, 1990 between Registrant and Aspect
                  Telecommunications Corporation......................................................

                                                                                                          SEQUENTIALLY
   EXHIBIT                                           DESCRIPTION                                          NUMBERED PAGE
--------------  --------------------------------------------------------------------------------------  -----------------
    10.8 (B)    Lease dated May 5, 1992 for Registrant's office equipment at 11020 White Rock Road,
                  Rancho Cordova, California and 104 Wilmot Road, Deerfield, Illinois.................

    10.9 (K)    Form of Director and Officer Indemnification Agreement................................

    10.10(C)    Equipment Financing Agreement for Registrant's office and computer equipment at 11020
                  White Rock Road, Rancho Cordova, California and 3060 Salt Creek Lane, Arlington
                  Heights, Illinois...................................................................

    10.11(E)    First Amendment to Lease dated August 6, 1993 for Registrant's facility at 11020 White
                  Rock Road, Rancho Cordova, California...............................................

    10.12(E)    Lease dated August 13, 1993 for Registrant's facility at 3060 Salt Creek Lane,
                  Arlington Heights, Illinois.........................................................

    10.13(E)    Lease dated November 1, 1993 for Registrant's facility at 2510 W. Dunlap Drive,
                  Phoenix, Arizona....................................................................

    10.14(D)    Instruments Defining the Rights of Security Holders--Warrants for the Purchase of
                  Common Stock........................................................................

    10.15(D)    Instruments Defining the Rights of Security Holders--Registration Rights..............

    10.16(D)    Common Stock Purchase Option Agreement................................................

    10.17(G)    Registrant's 1995 Director Option Plan................................................

    10.18(J)    Registrant's 1996 Supplemental Stock Plan.............................................

    10.19(F)    Employment Agreement with Jeremy J. Nobel, M.D........................................

    10.20(H)+   Amended and Restated Agreement of Limited Partnership of AHN..........................

    10.21(H)+   Admission Agreement dated April 15, 1996..............................................

    10.22(H)+   Partnership Interest Option Agreement dated April 15, 1996............................

    10.23(H)    Line of Credit Note dated May 7, 1996.................................................

    10.24(K)    Employment Agreement with Thomas E. Gardner dated December 1, 1996....................

    10.25(L)    Employment Agreement with Joseph P. Tallman dated November 18, 1996...................

    10.26(M)    AHN Partners, L.P., 8% Convertible Subordinated Debenture due 2001....................

    10.27(M)    Form of Change of Control/Severance Agreement for all named Executive Officers........

    10.28(N)    Amendment to Employment Agreement dated April 30, 1997 between Registrant and Kenneth
                  B. Plumlee..........................................................................

    10.29(N)    Amendment to Stock Option Agreement dated April 30, 1997 between Registrant and
                  Kenneth B. Plumlee..................................................................

    10.30(N)    Separation Agreement and Mutual Release dated April 30, 1997 between Registrant and
                  Thomas E. Gardner...................................................................

    10.31(P)    Employment Agreement dated December 1, 1996 between Registrant and Kenneth B.
                  Plumlee.............................................................................

    10.32(P)    Severance Agreement dated July 1, 1997 between Registrant and Kipp Johnson............

                                                                                                          SEQUENTIALLY
   EXHIBIT                                           DESCRIPTION                                          NUMBERED PAGE
--------------  --------------------------------------------------------------------------------------  -----------------
    10.33(P)    Consulting Agreement dated July 1, 1997 between Registrant and John V. Crisan.........

    10.34(P)    Employment Agreement dated November 18, 1996 between Registrant Timothy H. Connor.....

    10.35(P)    Lease Agreement dated March 3, 1997 for Registrant's facility at 329 and 335
                  Interlocken Parkway, Broomfield, Colorado...........................................

    10.36(P)    Second Amended and Restated Agreement of Limited Partnership of AHN Partners, L.P.,
                  dated November 1, 1997..............................................................

    10.37(Q)    Registrant's 1998 Stock Option Plan...................................................

    23.1        Consent of Ernst & Young LLP, Independent Auditors....................................

    23.2        Consent of Arthur Andersen LLP, Independent Public Accountants........................

    23.3        Consent from Alexander, Aronson & Finning & Co., P.C..................................

    23.4        Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1).............

    23.5        Consent of Ropes & Gray...............................................................

    23.6        Consent of BancAmerica Robertson Stephens.............................................

    23.7        Consent of Volpe Brown Whelan & Company, LLC..........................................

    23.8        Consent of Douglas L. Elden...........................................................

    24.1*       Power of Attorney.....................................................................

    99.1*       Form of Access Health, Inc. Proxy Card................................................

    99.2        Form of InterQual, Inc. Written Consent...............................................


------------------------

(A) Incorporated by reference to Registrant's Form S-1 Registration Statement No. 33-44604.

(B) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1992.

(C) Incorporated by reference to Registrant's Form 10-Q for the quarter ended March 31, 1993.

(D) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1993.

(E) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1993.

(F) Incorporated by reference to Registrant's Form 10-K/A for the year ended September 30, 1995.

(G) Incorporated by reference to Registrant's Form 10-Q for the quarter ended December 31, 1995.

(H) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1996.

(I) Incorporated by reference to Registrant's Registration Statement on Form S-4 (No. 333-13931).

(J) Incorporated by reference to Registrant's Registration Statement on Form S-8 (No. 333-18163).

(K) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1996.

(L) Incorporated by reference to Registrant's Form 10-Q for the quarter ended December 31, 1996.

(M) Incorporated by reference to Registrant's Form 10-Q for the quarter ended March 31, 1997.

(N) Incorporated by reference to Registrant's Form 10-Q for the quarter ended June 30, 1997.

(O) Incorporated by reference to Registrant's Registration Statement on Form 8-A filed on March 13, 1997 (No. 000-19758).

(P) Incorporated by reference to Registrant's Form 10-K for the year ended September 30, 1997.

(Q) Incorporated by reference to Registrant's Form 10-Q for the quarter ended March 31, 1998.

+   Confidential treatment granted for portions of document.


*   Previosuly filed